Exhibit 4

================================================================================

                    SECURITIZED ASSET BACKED RECEIVABLES LLC,



                                   Depositor,



                         SAXON MORTGAGE SERVICES, INC.,


                                    Servicer,



                               MORTGAGERAMP INC.,


                            Loan Performance Advisor,



                           FREMONT INVESTMENT & LOAN,



                               Responsible Party,



                                       and



                     WELLS FARGO BANK, NATIONAL ASSOCIATION,



                                     Trustee




                         -------------------------------
                         POOLING AND SERVICING AGREEMENT

                             Dated as of May 1, 2005
                         -------------------------------



             SECURITIZED ASSET BACKED RECEIVABLES LLC TRUST 2005-FR2



                       MORTGAGE PASS-THROUGH CERTIFICATES,
                                 SERIES 2005-FR2

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                                TABLE OF CONTENTS

                                                                            Page



                                    ARTICLE I

                                   DEFINITIONS



                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                         REPRESENTATIONS AND WARRANTIES

Section 2.01  Conveyance of Mortgage Loans.................................
Section 2.02  Acceptance by the Trustee of the Mortgage Loans..............
Section 2.03  Representations, Warranties and Covenants of the
               Responsible Party and the Servicer; Remedies for
               Breaches of Representations and Warranties with Respect
               to the Mortgage Loans.......................................
Section 2.04  [Reserved]...................................................
Section 2.05  Execution and Delivery of Certificates.......................
Section 2.06  REMIC Matters................................................
Section 2.07  Representations and Warranties of the Depositor..............


                                   ARTICLE III

                          ADMINISTRATION AND SERVICING
                                OF MORTGAGE LOANS

Section 3.01  Servicer to Service Mortgage Loans...........................
Section 3.02  Subservicing Agreements between the Servicer and
               Subservicers................................................
Section 3.03  Successor Subservicers.......................................
Section 3.04  Liability of the Servicer....................................
Section 3.05  No Contractual Relationship between Subservicers and the
               Trustee.....................................................
Section 3.06  Assumption or Termination of Subservicing Agreements by
               Trustee.....................................................
Section 3.07  Collection of Certain Mortgage Loan Payments.................
Section 3.08  Subservicing Accounts........................................
Section 3.09  Collection of Taxes, Assessments and Similar Items;
               Escrow Accounts.............................................
Section 3.10  Collection Account...........................................
Section 3.11  Withdrawals from the Collection Account......................
Section 3.12  Investment of Funds in the Collection Account, Escrow
               Accounts and the Distribution Account.......................
Section 3.13  Maintenance of Hazard Insurance and Errors and Omissions
               and Fidelity Coverage.......................................
Section 3.14  Enforcement of Due-On-Sale Clauses; Assumption Agreements....
Section 3.15  Realization upon Defaulted Mortgage Loans....................
Section 3.16  Release of Mortgage Files....................................
Section 3.17  Title, Conservation and Disposition of REO Property..........
Section 3.18  Notification of Adjustments..................................
Section 3.19  Access to Certain Documentation and Information Regarding
               the Mortgage Loans..........................................
Section 3.20  Documents, Records and Funds in Possession of the
               Servicer to Be Held for the Trustee.........................
Section 3.21  Servicing Compensation.......................................
Section 3.22  Annual Statement as to Compliance............................
Section 3.23  Annual Independent Public Accountants' Servicing
               Statement; Financial Statements.............................
Section 3.24  Trustee to Act as Servicer...................................
Section 3.25  Compensating Interest........................................
Section 3.26  Credit Reporting; Gramm-Leach-Bliley Act.....................
Section 3.27  Transfer of Servicing of Mortgage Loans......................


                                   ARTICLE IV

                                DISTRIBUTIONS AND
                            ADVANCES BY THE SERVICER

Section 4.01  Advances.....................................................
Section 4.02  Priorities of Distribution...................................
Section 4.03  Monthly Statements to Certificateholders.....................
Section 4.04  Certain Matters Relating to the Determination of LIBOR.......
Section 4.05  Allocation of Applied Realized Loss Amounts..................


                                    ARTICLE V

                                THE CERTIFICATES

Section 5.01  The Certificates.............................................
Section 5.02  Certificate Register; Registration of Transfer and
               Exchange of Certificates....................................
Section 5.03  Mutilated, Destroyed, Lost or Stolen Certificates............
Section 5.04  Persons Deemed Owners........................................
Section 5.05  Access to List of Certificateholders' Names and Addresses....
Section 5.06  Maintenance of Office or Agency..............................


                                   ARTICLE VI

          THE DEPOSITOR, THE SERVICER AND THE LOAN PERFORMANCE ADVISOR

Section 6.01 Respective Liabilities of the Depositor and the Servicer......
Section 6.02 Merger or Consolidation of the Depositor or the Servicer......
Section 6.03 Limitation on Liability of the Depositor, the Servicer
               and Others..................................................
Section 6.04  Limitation on Resignation of the Servicer....................
Section 6.05  Additional Indemnification by the Servicer; Third Party
               Claims......................................................
Section 6.06  Duties of the Loan Performance Advisor.......................


                                   ARTICLE VII

                                     DEFAULT

Section 7.01  Events of Default............................................
Section 7.02  Trustee to Act; Appointment of Successor.....................
Section 7.03  Notification to Certificateholders...........................


                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

Section 8.01  Duties of the Trustee........................................
Section 8.02  Certain Matters Affecting the Trustee........................
Section 8.03  Trustee Not Liable for Certificates or Mortgage Loans........
Section 8.04  Trustee May Own Certificates.................................
Section 8.05  Trustee's Fees and Expenses..................................
Section 8.06  Eligibility Requirements for the Trustee.....................
Section 8.07  Resignation and Removal of the Trustee.......................
Section 8.08  Successor Trustee............................................
Section 8.09  Merger or Consolidation of the Trustee.......................
Section 8.10  Appointment of Co-Trustee or Separate Trustee................
Section 8.11  Tax Matters..................................................
Section 8.12  Periodic Filings.............................................
Section 8.13  Tax Classification of the Excess Reserve Fund Account and
               the Cap Agreements..........................................


                                   ARTICLE IX

                                   TERMINATION

Section 9.01  Termination upon Liquidation or Purchase of the Mortgage
               Loans.......................................................
Section 9.02  Final Distribution on the Certificates.......................
Section 9.03  Additional Termination Requirements..........................


                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

Section 10.01 Amendment....................................................
Section 10.02 Recordation of Agreement; Counterparts.......................
Section 10.03 Governing Law................................................
Section 10.04 Intention of Parties.........................................
Section 10.05 Notices......................................................
Section 10.06 Severability of Provisions...................................
Section 10.07 Assignment...................................................
Section 10.08 Limitation on Rights of Certificateholders...................
Section 10.09 Inspection and Audit Rights..................................
Section 10.10 Certificates Nonassessable and Fully Paid....................
Section 10.11 Assignment; Sales; Advances Facilities.......................
Section 10.12 Rule of Construction.........................................
Section 10.13 Waiver of Jury Trial.........................................

SCHEDULES

Schedule I   Mortgage Loan Schedule

Schedule II  Representations and Warranties of the Servicer

Schedule III Representations and Warranties of the Responsible Party as to the
             Fremont Mortgage Loans

Schedule IV  Representations and Warranties as to the Responsible Party

EXHIBITS

Exhibit A   Form of Class A, Class M and Class B Certificates

Exhibit B   Form of Class P Certificate

Exhibit C   Form of Class R Certificate

Exhibit D   Form of Class X Certificate

Exhibit E   Form of Initial Certification of Trustee

Exhibit F   Form of Document Certification and Exception Report of Trustee

Exhibit G   Form of Residual Transfer Affidavit

Exhibit H   Form of Transferor Certificate

Exhibit I   Form of Rule 144A Letter

Exhibit J   Form of Request for Release

Exhibit K   Form of Contents for Each Mortgage File

Exhibit L   Form of Certification to be provided with Form 10-K

Exhibit M   Form of Trustee's Certification to be provided to Depositor

Exhibit N   Form of Servicer's Certification to be provided to Depositor

Exhibit O   Form of Servicer's Report

Exhibit P   Countrywide Assignment Agreement

Exhibit Q   Countrywide Servicing Agreement

Exhibit R   Decision One Purchase Agreement

Exhibit S   First Franklin Purchase Agreement

Exhibit T   Fremont Assignment Agreement

Exhibit U   Fremont Interim Servicing Agreement

            THIS POOLING AND SERVICING AGREEMENT, dated as of May 1, 2005, among SECURITIZED ASSET BACKED RECEIVABLES LLC, a Delaware limited liability company, as depositor (the "Depositor"), SAXON MORTGAGE SERVICES, INC., a Texas corporation, as servicer (the "Servicer"), MORTGAGE RAMP INC., as loan performance advisor (the "Loan Performance Advisor"), FREMONT INVESTMENT & LOAN, California state-chartered industrial bank, as responsible party (the "Responsible Party"), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the "Trustee"),


                              W I T N E S S E T H:
                              - - - - - - - - - -

            In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                              PRELIMINARY STATEMENT

            The Trustee shall elect that two segregated asset pools within the Trust Fund be treated for federal income tax purposes as comprising two REMICs (each, a "REMIC" or, in the alternative, the Lower Tier REMIC and the Upper Tier REMIC, respectively). Each Class of Certificates (other than the Class P and Class R Certificates), other than the right of each Class of LIBOR Certificates to receive Basis Risk Carry Forward Amounts and the right of the Class X Certificates to receive payments from the Cap Agreements, represents ownership of a regular interest in the Upper Tier REMIC for purposes of the REMIC Provisions. The Class R Certificate represents ownership of the sole class of residual interest in each of the Lower Tier REMIC and the Upper Tier REMIC for purposes of the REMIC Provisions. The Startup Day for each REMIC described herein is the Closing Date. The latest possible maturity date for each Certificate is the latest date referenced in Section 2.06. The Upper Tier REMIC shall hold as assets the several classes of uncertificated Lower Tier REMIC Regular Interests, set out below. Each such Lower Tier REMIC Regular Interest is hereby designated as a regular interest in the Lower Tier REMIC. The Class LT-A-1A, Class LT-A-1B, Class LT-A-2A, Class LT-A-2B, Class LT-A-2C, Class LT-M-1, Class LT-M-2, Class LT-M-3, Class LT-B-1, Class LT-B-2, Class LT-B-3 and Class LT-B-4 Interests are hereby designated the LT Accretion Directed Classes (the "LT Accretion Directed Classes"). The Class P Certificates represent beneficial ownership of the Prepayment Charges, each Class of LIBOR Certificates represents beneficial ownership of a regular interest in the Upper Tier REMIC and the right to receive Basis Risk Carry Forward Amounts and the Class X Certificates represent beneficial ownership of a regular interest in the Upper Tier REMIC, the Excess Reserve Fund Account and the Cap Agreements, which portions of the Trust Fund shall be treated as a grantor trust.

                                                                   Corresponding
                     Lower Tier                                     Upper Tier
Lower Tier REMIC        REMIC             Initial Lower Tier       REMIC Regular
Class Designation   Interest Rate       REMIC Principal Amount       Interest
-----------------   -------------   ----------------------------   -------------
Class LT-A-1A           (1)         1/4 Corresponding Upper Tier         A-1A
                                    REMIC Regular Interest
                                    initial Class Principal
                                    Balance
Class LT-A-1B           (1)         1/4 Corresponding Upper Tier         A-1B
                                    REMIC Regular Interest
                                    initial Class Principal
                                    Balance
Class LT-A-2A           (1)         1/4 Corresponding Upper Tier         A-2A
                                    REMIC Regular Interest
                                    initial Class Principal
                                    Balance
Class LT-A-2B           (1)         1/4 Corresponding Upper Tier         A-2B
                                    REMIC Regular Interest
                                    initial Class Principal
                                    Balance
Class LT-A-2C           (1)         1/4 Corresponding Upper Tier         A-2C
                                    REMIC Regular Interest
                                    initial Class Principal
                                    Balance
Class LT-M-1            (1)         1/4 Corresponding Upper Tier          M-1
                                    REMIC Regular Interest
                                    initial Class Principal
                                    Balance
Class LT-M-2            (1)         1/4 Corresponding Upper Tier          M-2
                                    REMIC Regular Interest
                                    initial Class Principal
                                    Balance
Class LT-M-3            (1)         1/4 Corresponding Upper Tier          M-3
                                    REMIC Regular Interest
                                    initial Class Principal
                                    Balance
Class LT-B-1            (1)         1/4 Corresponding Upper Tier          B-1
                                    REMIC Regular Interest
                                    initial Class Principal
                                    Balance
Class LT-B-2            (1)         1/4 Corresponding Upper Tier          B-2
                                    REMIC Regular Interest
                                    initial Class Principal
                                    Balance
Class LT-B-3            (1)         1/4 Corresponding Upper Tier          B-3
                                    REMIC Regular Interest
                                    initial Class Principal
                                    Balance
Class LT-B-4            (1)         1/4 Corresponding Upper Tier          B-4
                                    REMIC Regular Interest
                                    initial Class Principal
                                    Balance
Class LT-Accrual        (1)         1/4 Pool Stated Principal             N/A
                                    Balance plus 1/4 Subordinated
                                    Amount
Class LT-               (1)         0.01% initial Group                   N/A
Group I(SUB)                        Subordinate Amount of the
                                    Group I Mortgage Loans
Class LT-               (2)         0.01% initial aggregate               N/A
Group I                             Stated Principal Balance of
                                    the Group I Mortgage Loans
Class LT-               (1)         0.01% initial Group                   N/A
Group II(SUB)                       Subordinate Amount of the
                                    Group II Mortgage Loans
Class LT-               (3)         0.01% initial aggregate               N/A
Group II                            Stated Principal Balance of
                                    the Group II Mortgage Loans
Class LT-XX             (1)         1/2 initial aggregate Stated          N/A
                                    Principal Balance of the
                                    Mortgage Loans, less
                                    aggregate Initial Lower-Tier
                                    REMIC Principal Amounts of
                                    Class LT-Group I(SUB),
                                    Class LT-Group I,
                                    Class LT-Group II(SUB) and
                                    Class LT-Group II Interests
Class LT-R              (4)                                    (4)        N/A

------------------------------

(1) The interest rate with respect to any Distribution Date for these interests is a per annum variable rate equal to the Lower-Tier REMIC WAC Cap.
(2) The interest rate with respect to any Distribution Date for the Class LT-Group I Interest is a per annum variable rate (expressed as a percentage rounded to eight decimal places) equal to the Group I Loan Cap.
(3) The interest rate with respect to any Distribution Date for the Class LT-Group II Interest is a per annum variable rate (expressed as a percentage rounded to eight decimal places) equal to the Group II Loan Cap.
(4) The Class LT-R Interest is the sole class of residual interest in the Lower Tier REMIC and it does not have a principal amount or an interest rate.

            The Lower Tier REMIC shall hold as assets all of the assets included in the Trust Fund other than Prepayment Charges, the Cap Agreements, the Excess Reserve Fund Account, and the Lower Tier REMIC Regular Interests.

            On each Distribution Date, 25% of the increase in the Subordinated Amount will be payable as a reduction of the Lower-Tier REMIC Principal Amount of the LT Accretion Directed Classes (each such Class will be reduced by an amount equal to 25% of any increase in the Subordinated Amount that is attributable to a reduction in the Class Certificate Balance of its Corresponding Class) and will be accrued and added to the Lower-Tier REMIC Principal Amount of the Class LT-Accrual Interest. On each Distribution Date, the increase in the Lower-Tier REMIC Principal Amount of the Class LT-Accrual Interest may not exceed interest accruals for such Distribution Date for the Class LT-Accrual Interest. All payments of scheduled principal and prepayments of principal generated by the Mortgage Loans and all Subsequent Recoveries allocable to principal shall be allocated (i) 25% to the Class LT-Accrual Interest, (ii) 25% to the LT Accretion Directed Classes (such principal payments and Subsequent Recoveries shall be allocated among such LT Accretion Directed Classes in an amount equal to 25% of the principal amounts allocated to their respective Corresponding Classes), until paid in full and (iii) 50% to Class LT-Group I(SUB) Interest, Class LT-Group I Interest, Class LT-Group II(SUB) Interest, Class LT-Group II Interest and Class LT-XX Interest (and further allocated among these Lower-Tier REMIC Regular Interests in the manner described in the next sentence). As among the Class LT-Group I(SUB) Interest, Class LT-Group I Interest, Class LT-Group II(SUB) Interest, Class LT-Group II Interest and Class LT-XX Interest, all payments of scheduled principal and prepayments of principal generated by the Mortgage Loans and Subsequent Recoveries referred to in clause (iii) of the previous sentence shall be allocated (i) first, to the Class LT-Group I(SUB) Interest, and Class LT-Group II(SUB) Interest, each from the related Loan Group, so that their respective Lower-Tier REMIC Principal Amount (computed to at least eight decimal places) is equal to 0.01% of the related Group Subordinate Amount (except that if any such amount is a larger number than in the preceding distribution period, the least amount of principal shall be distributed to the Class LT-Group I(SUB) Interest and Class LT-Group II(SUB) Interest, as applicable, such that the Lower Tier REMIC Subordinated Balance Ratio is maintained); (ii) second, to the Class LT-Group I Interest and the Class LT-Group II Interest 0.01% of the principal collected in respect of the related Loan Group; and (iii) third, any remaining amounts of principal shall be distributed to the Class LT-XX Interest. Notwithstanding the above, principal payments allocated to the Class X Interest that result in the reduction in the Subordinated Amount shall be allocated (i) 50% to the Class LT-Accrual Interest (until paid in full) and (ii) 50% to the Class LT-Group I(SUB) Interest, the Class LT-Group II(SUB) Interest, the Class LT-Group I Interest, the Class LT-Group II Interest and the Class LT-XX Interest (and allocated among these Lower-Tier REMIC Regular Interests in a manner similar to that described in the immediately preceding sentence).

            Reductions to Lower-Tier REMIC Principal Amounts as a result of Realized Losses and increases in Lower-Tier REMIC Principal Amounts as a result of Subsequent Recoveries shall be applied so that after all distributions have been made on each Distribution Date (i) the Lower Tier REMIC Principal Amount of each LT Accretion Directed Class is equal to 25% of the Class Certificate Balance of its Corresponding Class, (ii) the Class LT-Accrual Interest is equal to 25% of the aggregate Stated Principal Balance of the Mortgage Loans plus 25% of the Subordinated Amount, (iii) the Class LT-Group I(SUB) Interest is equal to 0.01% of the Group Subordinate Amount of the Group I Mortgage Loans, (iv) the Class LT-Group II(SUB) Interest is equal to 0.01% of the Group Subordinate Amount of the Group II Mortgage Loans, (v) the Class LT-Group I Interest is equal to 0.01% of the aggregate Stated Principal Balance of the Group I Mortgage Loans, (vi) the Class LT-Group II Interest is equal to 0.01% of the aggregate Stated Principal Balance of the Group II Mortgage Loans and (vii) the remainder shall be applied to the Class LT-XX Interest.

            The Upper Tier REMIC shall issue the following classes of Upper Tier REMIC Regular Interests and each such interest, other than the Class UT-R Interest, is hereby designated as a regular interest in the Upper Tier REMIC.

                                            Initial Upper
                                             Tier REMIC
                     Upper Tier REMIC     Principal Amount
                     Interest Rate and    and Corresponding   Corresponding
Upper Tier REMIC    Corresponding Class   Class Certificate     Class of
Class Designation    Pass-Through Rate         Balance        Certificates
-----------------   -------------------   -----------------   -------------

Class A-1A                 (1)                 $480,732,000   Class A-1A(9)
Class A-1B                 (2)                 $120,183,000   Class A-1B(9)
Class A-2A                 (3)                 $140,054,000   Class A-2A(9)
Class A-2B                 (4)                  $55,243,000   Class A-2B(9)
Class A-2C                 (5)                  $46,517,000   Class A-2C(9)
Class M-1                  (6)                  $92,428,000   Class M-1(9)
Class M-2                  (6)                  $59,263,000   Class M-2(9)
Class M-3                  (6)                  $17,399,000   Class M-3(9)
Class B-1                  (6)                  $16,311,000   Class B-1(9)
Class B-2                  (6)                  $13,592,000   Class B-2(9)
Class B-3                  (6)                  $11,961,000   Class B-3(9)
Class B-4                  (6)                  $11,418,000   Class B-4(9)
Class X                    (7)                  $22,292,023    Class X(7)
Class UT-R                 (8)                           $0      Class R

(1) The Class A-1A Interest will bear interest during each Interest Accrual Period at a per annum rate equal to (a) on or prior to the Optional Termination Date, the lesser of (i) LIBOR plus 0.325% and (ii) the Group I Loan Cap or (b) after the Optional Termination Date, the lesser of (i) LIBOR plus 0.650% and (ii) the Group I Loan Cap.

(2) The Class A-1B Interest will bear interest during each Interest Accrual Period at a per annum rate equal to (a) on or prior to the Optional Termination Date, the lesser of (i) LIBOR plus 0.385% and (ii) the Group I Loan Cap or (b) after the Optional Termination Date, the lesser of (i) LIBOR plus 0.770% and (ii) the Group I Loan Cap.

(3) The Class A-2A Interest will bear interest during each Interest Accrual Period at a per annum rate equal to (a) on or prior to the Optional Termination Date, the lesser of (i) LIBOR plus 0.090% and (ii) the Group II Loan Cap or (b) after the Optional Termination Date, the lesser of (i) LIBOR plus 0.180% and (ii) the Group II Loan Cap.

(4) The Class A-2B Interest will bear interest during each Interest Accrual Period at a per annum rate equal to (a) on or prior to the Optional Termination Date, the lesser of (i) LIBOR plus 0.230% and (ii) the Group II Loan Cap or (b) after the Optional Termination Date, the lesser of (i) LIBOR plus 0.460% and (ii) the Group II Loan Cap.

(5) The Class A-2C Interest will bear interest during each Interest Accrual Period at a per annum rate equal to (a) on or prior to the Optional Termination Date, the lesser of (i) LIBOR plus 0.330% and (ii) the Group II Loan Cap or (b) after the Optional Termination Date, the lesser of (i) LIBOR plus 0.660% and (ii) the Group II Loan Cap.

(6) The Class M-1, Class M-2, Class M-3, Class B-1, Class B-2, Class B-3 and Class B-4 Interests will bear interest during each Interest Accrual Period at a per annum rate equal to (a) on or prior to the Optional Termination Date, the lesser of (i) LIBOR plus 0.440%, 0.650%, 0.700%, 1.200%, 1.300%,
      1.700% and 3.250%, respectively, and (ii) the Pool Cap or (b) after the Optional Termination Date, the lesser of (i) LIBOR plus 0.660%, 0.975%, 1.050%, 1.800%, 1.950%, 2.550% and 4.875%, respectively, and (ii) the Pool
      Cap.

(7) The Class X Interest has an initial principal balance of $22,292,023 but it will not accrue interest on such balance but will accrue interest on a notional principal balance. As of any Distribution Date, the Class X Interest shall have a notional principal balance equal to the aggregate of the principal balances of the Lower Tier REMIC Regular Interests as of the first day of the related Interest Accrual Period. With respect to any Interest Accrual Period, the Class X Interest shall bear interest at a rate equal to the excess, if any, of the Lower-Tier REMIC WAC Cap over the product of (i) 2 and (ii) the weighted average Lower Tier REMIC Interest Rate of the Lower Tier REMIC Regular Interests (other than Class LT-Group I(SUB), Class LT-Group I, Class LT-Group II(SUB), Class LT-Group II and Class LT-XX Interests), where the Lower Tier REMIC Interest Rate on the Class LT-Accrual Interest is subject to a cap equal to zero and each LT Accretion Directed Class is subject to a cap equal to the Pass-Through Rate on its Corresponding Class. With respect to any Distribution Date, interest that so accrues on the notional principal balance of the Class X Interest shall be deferred in an amount equal to any increase in the Subordinated Amount on such Distribution Date. Such deferred interest shall not itself bear interest. The Class X Certificates will represent beneficial ownership of the Class X Interest, the Cap Agreements, and amounts in the Excess Reserve Fund Account, subject to the obligation to make payments from the Excess Reserve Fund Account in respect of Basis Risk Carry Forward Amounts. For federal income tax purposes, the Trustee will treat a Class X Certificateholder's obligation to make payments from the Excess Reserve Fund Account as payments made pursuant to an interest rate cap contract written by the Class X Certificateholders in favor of each Class of LIBOR Certificates. Such rights of the Class X Certificateholders and LIBOR Certificateholders shall be treated as held in a portion of the Trust Fund that is treated as a grantor trust under subpart E, Part I of subchapter J of the Code.

(8) The Class UT-R Interest is the sole class of residual interest in the Upper Tier REMIC. The Class UT-R Interest does not have an interest rate.

(9) Each of these Certificates will represent not only the ownership of the Corresponding Class of Upper Tier REMIC Regular Interest but also the right to receive payments from the Excess Reserve Fund Account in respect of any Basis Risk Carry Forward Amounts. For federal income tax purposes, the Trustee will treat a Certificateholder's right to receive payments from the Excess Reserve Fund Account as payments made pursuant to an interest rate cap contract written by the Class X Certificateholders.

            The minimum denomination for each Class of Certificates, other than the Class P, Class R and the Class X Certificates, will be $25,000 with integral multiples of $1 in excess thereof except that one Certificate in each Class may be issued in a different amount. The minimum denomination for each of the Class P and Class X Certificates will be a 1% Percentage Interest in such Class, and the minimum denomination for the Class R Certificates shall be 100% Percentage Interest in such Class.

            Set forth below are designations of Classes of Certificates to the categories used herein:

Book-Entry Certificates...... All Classes of Certificates other than the
                              Physical Certificates.

Class A Certificates......... Class A-1A, Class A-1B, Class A-2A, Class A-2B and
                              Class A-2C Certificates.

Class B Certificates......... Class B-1, Class B-2, Class B-3 and Class B-4
                              Certificates.

Class M Certificates......... Class M-1, Class M-2 and Class M-3 Certificates.

Delay Certificates........... None.

ERISA-Restricted
  Certificates............... Class B-4, Class R, Class P and Class X
                              Certificates; any certificate with a rating below the lowest applicable permitted rating under the Underwriters' Exemption.

LIBOR Certificates........... Class A and Subordinated Certificates.

Non-Delay Certificates....... Class A, Class X and Subordinated Certificates.

Offered Certificates......... All Classes of Certificates other than the Private
                              Certificates.

Physical Certificates........ Class P, Class X and Class R Certificates.

Private Certificates......... Class A-1A, Class A-1B, Class B-4, Class P, Class
                              X and Class R Certificates.

Rating Agencies.............. Moody's, Fitch and Standard & Poor's.

Regular Certificates......... All Classes of Certificates other than the Class P and Class R Certificates.

Residual Certificates........ Class R Certificates.

Subordinated Certificates.... Class M-1, Class M-2, Class M-3, Class B-1, Class
                              B-2, Class B-3 and Class B-4 Certificates.


                                   ARTICLE I

                                   DEFINITIONS

            Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices set forth in Section 3.01(a) of this Agreement.

            Account: Any of the Collection Account, the Distribution Account, any Escrow Account or the Excess Reserve Fund Account. Each Account shall be an Eligible Account.

            Accrued Certificate Interest Distribution Amount: With respect to any Distribution Date for each Class of LIBOR Certificates, the amount of interest accrued during the related Interest Accrual Period at the applicable Pass-Through Rate on the related Class Certificate Balance immediately prior to such Distribution Date, as reduced by such Class's share of Net Prepayment Interest Shortfalls and Relief Act Interest Shortfalls for such Distribution Date allocated to such Class pursuant to Section 4.02.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan.

            Adjusted Net Mortgage Rate: As to each Mortgage Loan and at any time, the per annum rate equal to the Mortgage Rate less the Expense Fee Rate.

            Adjustment Date: As to any Mortgage Loan, the first Due Date on which the related Mortgage Rate adjusts as set forth in the related Mortgage Note and each Due Date thereafter on which the Mortgage Rate adjusts as set forth in the related Mortgage Note.

            Advance: Any P&I Advance or Servicing Advance.

            Advance Facility: A financing or other facility as described in
Section 10.11.

            Advancing Person: The Person to whom the Servicer's rights under this Agreement to be reimbursed for any P&I Advances or Servicing Advances have been assigned pursuant to Section 10.11.

            Affiliate: With respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For the purposes of this definition, "control" means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agreement: This Pooling and Servicing Agreement and all amendments or supplements hereto.

            Amount Held for Future Distribution: As to the Certificates on any Distribution Date, the aggregate amount held in the Collection Account at the close of business on the related Determination Date on account of (i) Principal Prepayments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and Subsequent Recoveries on the Mortgage Loans received after the end of the related Prepayment Period and (ii) all Scheduled Payments on the Mortgage Loans due after the end of the related Due Period.

            Applied Realized Loss Amount: With respect to any Distribution Date, the amount, if any, by which the aggregate Class Certificate Balance of the LIBOR Certificates after distributions of principal on such Distribution Date exceeds the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date.

            Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

            Assigned Agreements: The Decision One Purchase Agreement, the First Franklin Purchase Agreement and the Servicing Agreements.

            Assignment Agreements: The Fremont Assignment Agreement or the Countrywide Assignment Agreement, as applicable.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form (other than the assignee's name and recording information not yet returned from the recording office), reflecting the sale of the Mortgage to the Trustee.

            Available Funds: With respect to any Distribution Date and the Mortgage Loans to the extent received by the Trustee (x) the sum of (i) all scheduled installments of interest (net of the related Expense Fees) and principal due on the Due Date on such Mortgage Loans in the related Due Period and received by the Servicer on or prior to the related Determination Date, together with any P&I Advances in respect thereof; (ii) all Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and Subsequent Recoveries received by the Servicer during the related Prepayment Period (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed Advances, if any); (iii) all partial or full prepayments on the Mortgage Loans received by the Servicer during the related Prepayment Period together with all Compensating Interest paid by the Servicer in connection therewith (excluding any Prepayment Charges); (iv) all Substitution Adjustment Amounts with respect to the substitutions of Mortgage Loans that occur on or prior to the related Determination Date; (v) all amounts received with respect to such Distribution Date as the Repurchase Price in respect of a Mortgage Loan repurchased by the Responsible Party on or prior to the related Determination Date; and (vi) the proceeds with respect to the termination of the Trust Fund pursuant to clause (a) of Section 9.01; reduced by
(y) amounts in reimbursement for Advances previously made with respect to the Mortgage Loans and other amounts as to which the Servicer, the Depositor or the Trustee are entitled to be paid or reimbursed pursuant to this Agreement.

            Balloon Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or Scheduled Payments of principal (not including the payment due on its stated maturity date) that are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by the stated maturity date of the Mortgage Loan.

            Basic Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the Principal Remittance Amount for such Distribution Date over (ii) the Excess Subordinated Amount, if any, for such Distribution Date.

            Basis Risk Carry Forward Amount: With respect to each Class of LIBOR Certificates, as of any Distribution Date, the sum of (A) if on such Distribution Date the Pass-Through Rate for any Class of LIBOR Certificates is based upon a Group Loan Cap or the Pool Cap, as applicable, the excess of (i) the amount of interest such Class of Certificates would otherwise be entitled to receive on such Distribution Date had such rate been calculated as the sum of LIBOR and the applicable Pass-Through Margin on such Class of Certificates for such Distribution Date, over (ii) the amount of interest payable on such Class of Certificates at, with respect to the Class A-1A and Class A-1B Certificates, the Group I Loan Cap, with respect to the Class A-2A, Class A-2B and Class A-2C Certificates, the Group II Loan Cap, and with respect to each other Class of LIBOR Certificates, the Pool Cap, as applicable, for such Distribution Date and
(B) the portion of any such excess described in clause (A) for such Class of Certificates from all previous Distribution Dates not previously paid, together with interest thereon at a rate equal to the sum of LIBOR and the applicable Pass-Through Margin for such Class of Certificates for such Distribution Date.

            Basis Risk Payment: For any Distribution Date, an amount equal to the lesser of (i) the aggregate of the Basis Risk Carry Forward Amounts for such Distribution Date and (ii) the Class X Distributable Amount (prior to any reduction for Basis Risk Payments).

            Best's: Best's Key Rating Guide, as the same shall be amended from time to time.

            Book-Entry Certificates: As specified in the Preliminary Statement.

            Business Day: Any day other than (i) Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in (a) the State of New York, California, New Jersey or Delaware, (b) the State in which the Servicer's servicing operations are located, or (c) any State in which the Trustee's Corporate Trust Office is located, are authorized or obligated by law or executive order to be closed.

            Cap Agreements: The Class A-2 Cap Agreement, the Class M Cap Agreement, the Class B Cap Agreement and the Class X Cap Agreement.

            Cap Provider: Barclays Bank PLC, a bank authorized and regulated by the United Kingdom's Financial Services Authority and a member of the London Stock Exchange, and its successors in interest.

            Certificate: Any one of the Certificates executed by the Trustee in substantially the forms attached hereto as exhibits.

            Certificate Balance: With respect to any Class of Certificates, other than the Class X, Class P or Class R Certificates, at any date, the maximum dollar amount of principal to which the Holder thereof is then entitled hereunder, such amount being equal to the Denomination thereof minus all distributions of principal previously made with respect thereto and in the case of any Certificates, reduced by any Applied Realized Loss Amounts allocated to such Class of Certificates pursuant to Section 4.05; provided, however, that immediately following the Distribution Date on which a Subsequent Recovery is distributed, the Class Certificate Balances of any Class or Classes of Certificates that have been previously reduced by Applied Realized Loss Amounts will be increased, in order of seniority, by the amount of the Subsequent Recovery distributed on such Distribution Date (up to the amount of Applied Realized Loss Amounts allocated to such Class or Classes). The Class P, Class X and Class R Certificates have no Certificate Balance.

            Certificate Owner: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Book-Entry Certificate.

            Certificate Register: The register maintained pursuant to Section 5.02.

            Certificateholder or Holder: The person in whose name a Certificate is registered in the Certificate Register, except that, solely for the purpose of giving any consent pursuant to this Agreement, any Certificate registered in the name of the Depositor or any affiliate of the Depositor shall be deemed not to be Outstanding and the Percentage Interest evidenced thereby shall not be taken into account in determining whether the requisite amount of Percentage Interests necessary to effect such consent has been obtained; provided, however, that if any such Person (including the Depositor) owns 100% of the Percentage Interests evidenced by a Class of Certificates, such Certificates shall be deemed to be Outstanding for purposes of any provision hereof that requires the consent of the Holders of Certificates of a particular Class as a condition to the taking of any action hereunder. The Trustee is entitled to rely conclusively on a certification of the Depositor or any affiliate of the Depositor in determining which Certificates are registered in the name of an affiliate of the Depositor.

            Certification: As defined in Section 8.12(b).

            Class: All Certificates bearing the same class designation as set forth in the Preliminary Statement.

            Class A Certificate Group: The Group I Class A Certificates or the Group II Class A Certificates, as applicable.

            Class A Certificates: As specified in the Preliminary Statement.

            Class A Principal Allocation Percentage: With respect to any Distribution Date, the percentage equivalent of a fraction, determined as follows: (A) with respect to the Group I Class A Certificates, a fraction, the numerator of which is (x) the portion of the Principal Remittance Amount for such Distribution Date that is attributable to the principal received or advanced on the Group I Mortgage Loans and the denominator of which is (y) the Principal Remittance Amount for such Distribution Date; and (B) with respect to the Group II Class A Certificates, a fraction, the numerator of which is (x) the portion of the Principal Remittance Amount for such Distribution Date that is attributable to the principal received or advanced on the Group II Mortgage Loans and the denominator of which is (y) the Principal Remittance Amount for such Distribution Date.

            Class A Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the aggregate Class Certificate Balances of the Class A Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 55.00% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $5,436,965.

            Class A-1A Certificates: All Certificates bearing the class designation of "Class A-1A".

            Class A-1B Certificates: All Certificates bearing the class designation of "Class A-1B".

            Class A-2 Cap Agreement: The interest rate cap agreement, dated May 31, 2005, between the Cap Provider and the Trustee, relating to the Class A-2A, Class A-2B and Class A-2C Certificates.

            Class A-2A Certificates: All Certificates bearing the class designation of "Class A-2A".

            Class A-2B Certificates: All Certificates bearing the class designation of "Class A-2B".

            Class A-2C Certificates: All Certificates bearing the class designation of "Class A-2C".

            Class B Cap Agreement: The interest rate cap agreement, dated May 31, 2005, between the Cap Provider and the Trustee, relating to the Class B Certificates.

            Class B Certificates: As specified in the Preliminary Statement.

            Class B-1 Certificates: All Certificates bearing the class designation of "Class B-1".

            Class B-1 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date) and (E) the Class Certificate Balance of the Class B-1 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(A) 89.10% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $5,436,965.

            Class B-2 Certificates: All Certificates bearing the class designation of "Class B-2".

            Class B-2 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount for such Distribution Date), and (F) the Class Certificate Balance of the Class B-2 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 91.60% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $5,436,965.

            Class B-3 Certificates: All Certificates bearing the class designation of "Class B-3".

            Class B-3 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount for such Distribution Date), (F) the Class Certificate Balance of the Class B-2 Certificates (after taking into account the distribution of the Class B-2 Principal Distribution Amount for such Distribution Date) and (G) the Class Certificate Balance of the Class B-3 Certificates immediately prior to such Distribution Date over (ii) the lesser of
(A) 93.80% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $5,436,965.

            Class B-4 Certificates: All Certificates bearing the class designation of "Class B-4".

            Class B-4 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution Amount for such Distribution Date), (E) the Class Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount for such Distribution Date), (F) the Class Certificate Balance of the Class B-2 Certificates (after taking into account the distribution of the Class B-2 Principal Distribution Amount for such Distribution Date), (G) the Class Certificate Balance of the Class B-3 Certificates (after taking into account the distribution of the Class B-3 Principal Distribution Amount for such Distribution Date) and (H) the Class Certificate Balance of the Class B-4 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 95.90% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $5,436,965.

            Class Certificate Balance: With respect to any Class and as to any date of determination, the aggregate of the Certificate Balances of all Certificates of such Class as of such date.

            Class LT-R Interest: The sole class of "residual interest" in the Lower Tier REMIC evidenced by the Class R Certificates.

            Class M Cap Agreement: The interest rate cap agreement, dated May 31, 2005, between the Cap Provider and the Trustee, relating to the Class M Certificates.

            Class M Certificates: As specified in the Preliminary Statement.

            Class M-1 Certificates: All Certificates bearing the class designation of "Class M-1".

            Class M-1 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), and (B) the Class Certificate Balance of the Class M-1 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 72.00% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $5,436,965.

            Class M-2 Certificates: All Certificates bearing the class designation of "Class M-2".

            Class M-2 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date) and (C) the Class Certificate Balance of the Class M-2 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 82.90% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $5,436,965.

            Class M-3 Certificates: All Certificates bearing the class designation of "Class M-3".

            Class M-3 Principal Distribution Amount: With respect to any Distribution Date, the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount for such Distribution
Date), (B) the Class Certificate Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount for such Distribution Date), (C) the Class Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount for such Distribution Date) and (D) the Class Certificate Balance of the Class M-3 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 86.10% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over $5,436,965.

            Class P Certificates: All Certificates bearing the class designation of "Class P".

            Class R Certificates: All Certificates bearing the class designation of "Class R".

            Class UT-R Interest: The sole class of "residual interest" in the Upper Tier REMIC evidenced by the Class R Certificate.

            Class X Cap Agreement: The interest rate cap agreement, dated May 31, 2005, between the Cap Provider and the Trustee, relating to the Class X Certificates.

            Class X Certificates: All Certificates bearing the class designation of "Class X".

            Class X Distributable Amount: On any Distribution Date, the sum of
(i) as a distribution in respect of interest, the amount of interest that has accrued on the Class X Interest (as set forth in the Preliminary Statement) and not applied as an Extra Principal Distribution Amount on such Distribution Date, plus any such accrued interest remaining undistributed from prior Distribution Dates, plus (without duplication) (ii) as a distribution in respect of principal, any portion of the principal balance of the Class X Interest which is distributable as a Subordination Reduction Amount, minus (iii) any amounts paid as a Basis Risk Payment.

            Class X Interest: The Upper Tier REMIC Regular Interest represented by the Class X Certificates as specified and described in the Preliminary Statement and the related footnote thereto.

            Closing Date: May 31, 2005.

            Code: The Internal Revenue Code of 1986, including any successor or amendatory provisions.

            Collection Account: As defined in Section 3.10(a).

            Combined Loan-to-Value Ratio or CLTV: As of any date and as to any Second-Lien Mortgage Loan, the ratio (expressed as a percentage) of the (a) sum of (i) the outstanding principal balance of the Second-Lien Mortgage Loan and
(ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second-Lien Mortgage Loan and which are secured by the same Mortgaged Property to (b) (i) in the case of a purchase, the lesser of (A) the sale price of the Mortgaged Property and
(B) its appraised value at the time of sale, or (ii) in the case of a refinancing or modification, the appraised value of the Mortgaged property at the time of the refinancing or modification.

            Compensating Interest: For any Distribution Date, the lesser of (a) the amount, if any, by which the Prepayment Interest Shortfall, if any, for such Distribution Date, with respect to voluntary Principal Prepayments in Full (excluding any payments made upon liquidation of any Mortgage Loan) exceeds all Prepayment Interest Excesses for such Distribution Date, and (b) the amount of the Servicing Fee payable to the Servicer for such Distribution Date.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Corporate Trust Office: The designated office of the Trustee at which at any particular time its corporate trust business with respect to this Agreement is administered, which office at the date of the execution of this Agreement is located (i) for purposes of Certificate transfers, at Wells Fargo Center, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479,
Attention: Corporate Trust Services - SABR 2005-FR2 and (ii) for all other purposes, at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention:
Client Manager-SABR 2005-FR2, facsimile no. (410) 715-2380, and which is the address to which notices to and correspondence with the Trustee should be directed.

            Corresponding Class: The class of interests in either REMIC created under this Agreement that corresponds to the Class of interests in the other such REMIC or to a Class of Certificates in the manner set out below:

           Corresponding        Corresponding              ~
           Lower Tier REMIC    Upper Tier REMIC   Corresponding Class
           Class Designation   Regular Interest     of Certificates

           Class LT-A-1A          Class A-1A          Class A-1A
           Class LT-A-1B          Class A-1B          Class A-1B
           Class LT-A-2A          Class A-2A          Class A-2A
           Class LT-A-2B          Class A-2B          Class A-2B
           Class LT-A-2C          Class A-2C          Class A-2C
           Class LT-M-1           Class M-1            Class M-1
           Class LT-M-2           Class M-2            Class M-2
           Class LT-M-3           Class M-3            Class M-3
           Class LT-B-1           Class B-1            Class B-1
           Class LT-B-2           Class B-2            Class B-2
           Class LT-B-3           Class B-3            Class B-3
           Class LT-B-4           Class B-4            Class B-4
           N/A                     Class X              Class X


            Corresponding Upper Tier REMIC Regular Interest: As defined in the Preliminary Statement.

            Countrywide: Countrywide Home Loans, Inc., a New York corporation, and its successors in interest.

            Countrywide Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among the Purchaser, the Depositor and Countrywide, relating to the Countrywide Interim Serviced Loans, a copy of which is attached hereto as Exhibit P.

            Countrywide Interim Serviced Loan: Each Mortgage Loan with respect to which the Mortgage Loan Schedule indicates is Countrywide interim serviced.

            Countrywide Servicing Agreement: The Servicing Rights Purchase and Servicing Agreement, dated as of April 1, 2004, by and between Countrywide and the Purchaser, a copy of which is attached hereto as Exhibit Q.

            Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

            Cumulative Loss Percentage: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the aggregate amount of Realized Losses incurred from the Cut-off Date to the last day of the calendar month preceding the month in which such Distribution Date occurs and the denominator of which is the Cut-off Date Pool Principal Balance of the Mortgage Loans.

            Cumulative Loss Trigger Event: If, with respect to any Distribution Date, the quotient (expressed as a percentage) of (x) the aggregate amount of Realized Losses incurred since the Cut-off Date through the last day of the related Due Period, divided by (y) the Cut-off Date Pool Principal Balance, exceeds the applicable Cumulative Loss Percentages set forth below with respect to such Distribution Date:

Distribution Date Occurring In   Cumulative Loss Percentage
------------------------------   ------------------------------------------

June 2007 through May 2008       1.500% for the first month, plus an
                                 additional 1/12th of 1.750% for each month thereafter (e.g., 2.375% in December 2007)

June 2008 through May 2009       3.250% for the first month, plus an
                                 additional 1/12th of 2.000% for each month thereafter (e.g., 4.250% in December 2008)

June 2009 through May 2010       5.250% for the first month, plus an
                                 additional 1/12th of 1.500% for each month thereafter (e.g., 6.000% in December 2009)

June 2010 through May 2011       6.750% for the first month, plus an
                                 additional 1/12th of 0.750% for each month thereafter (e.g., 7.125% in December 2010)

June 2011 and thereafter         7.500%


            Custodial File: With respect to each Mortgage Loan, the file retained by the Trustee consisting of items (a) - (h) as listed on Exhibit K hereto.

            Cut-off Date: May 1, 2005.

            Cut-off Date Pool Principal Balance: The aggregate Stated Principal Balances of all Mortgage Loans as of the Cut-off Date.

            Cut-off Date Principal Balance: As to any Mortgage Loan, the Stated Principal Balance thereof as of the close of business on the Cut-off Date.

            Data Tape Information: With respect to each Mortgage Loan, the following information as of the Cut-off Date provided by the Responsible Party to the Purchaser pursuant to the Purchase Agreement and the Fremont Interim Servicing Agreement: (1) the Responsible Party's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgagor is self-employed; (5) as to each Mortgage Loan, the Stated Principal Balance as of the Cut-off Date; (6) the Index; (7) a code indicating whether the Mortgaged Property is owner-occupied; (8) the number and type of residential units constituting the Mortgaged Property; (9) the original stated months to maturity; (10) the original amortization months to maturity; (11) the stated maturity date; (12) the amount of the Scheduled Payment as of the Cut-off Date; (13) the first date on which the Scheduled Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (14) the "paid through date" based on payments received from the related Mortgagor; (15) the original principal amount of the Mortgage Loan; (16) with respect to each Adjustable Rate Mortgage Loan, the Minimum Mortgage Rate;
(17) with respect to each Adjustable Rate Mortgage Loan, the Maximum Mortgage Rate; (18) with respect to each Adjustable Rate Mortgage Loan, the initial Periodic Mortgage Rate Cap; (19) with respect to each Adjustable Rate Mortgage Loan, the subsequent Periodic Mortgage Rate Cap; (20) with respect to each Adjustable Rate Mortgage Loan, the first payment Adjustment Date immediately following the Cut-off Date; (21) with respect to each Adjustable Rate Mortgage Loan, the first Interest Rate Adjustment Date immediately following the Cut-off Date; (22) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin;
(23) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Rate adjustment period; (24) the type of Mortgage Loan (i.e., Fixed Rate or Adjustable Rate Mortgage Loan); (25) lien position (i.e., First-Lien or Second-Lien Mortgage Loan); (26) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (27) a code indicating the documentation style (i.e., full, asset verification, income verification and no documentation); (28) the credit risk score (FICO score);
(29) the loan credit grade classification (as described in the underwriting guidelines); (30) the Mortgage Rate at origination; (31) the Mortgage Rate as of the Cut-off Date; (32) the value of the Mortgaged Property; (33) a code indicating the term and amount of Prepayment Charges applicable to such Mortgage Loan (including any prepayment penalty term), if any; (34) with respect to each First-Lien Mortgage Loan, the Loan-to-Value Ratio at origination, and with respect to each Second-Lien Mortgage Loan, the Combined Loan-to-Value Ratio at origination; (35) a code indicating the documentation style, as required by Standard & Poor's criteria; (36) asset verification (Y/N); (37) the date of origination; (38) a code indicating whether the Mortgage Loan is a Balloon Loan;
(39) the Due Date for the first Scheduled Payment; (40) the original Scheduled Payment due; (41) the debt-to-income ratio with respect to the Mortgage Loan;
(42) the Mortgage Rate calculation method (i.e., 30/360, simple interest, other); (43) a code indicating whether the Mortgage Loan is Home Loan; (44) appraisal verification (Y/N); (45) type of appraisal verification, if any; (46) with respect to Second-Lien Mortgage Loans, the outstanding principal balance of the superior lien at origination; (47) the name of the original seller of the Mortgage Loan to the Purchaser; and (48) Countrywide interim serviced (Y/N). With respect to the Mortgage Loans in the aggregate, the Data Tape Information shall set forth the following information, as of the Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

            Debt Service Reduction: With respect to any Mortgage Loan, a reduction by a court of competent jurisdiction in a proceeding under the United States Bankruptcy Code in the Scheduled Payment for such Mortgage Loan which became final and non-appealable, except such a reduction resulting from a Deficient Valuation or any reduction that results in a permanent forgiveness of principal.

            Decision One Purchase Agreement: The Mortgage Loan Purchase Agreement, dated as of March 1, 2004, as amended by Amendment No. 1, dated as of July 30, 2004, each between the Purchaser and Decision One Mortgage Company, LLC, a copy of which is attached hereto as Exhibit R.

            Deficient Valuation: With respect to any Mortgage Loan, a valuation of the related Mortgaged Property by a court of competent jurisdiction in an amount less than the then outstanding principal balance of the Mortgage Loan, which valuation results from a proceeding initiated under the United States Bankruptcy Code.

            Definitive Certificates: Any Certificate evidenced by a Physical Certificate and any Certificate issued in lieu of a Book-Entry Certificate pursuant to Section 5.02(e).

            Delay Certificates: As specified in the Preliminary Statement.

            Deleted Mortgage Loan: As defined in Section 2.03.

            Delinquency Trigger Event: With respect to any Distribution Date, the circumstances in which the quotient (expressed as a percentage) of (x) the rolling three month average of the Stated Principal Balances of 60+ Day Delinquent Mortgage Loans, divided by (y) the aggregate Stated Principal Balance of the Mortgage Loans, as of the last day of the related Due Period, equals or exceeds 35.15% of the prior period's Senior Enhancement Percentage.

            Denomination: With respect to each Certificate, the amount set forth on the face thereof as the "Initial Certificate Balance of this Certificate" or the Percentage Interest appearing on the face thereof.

            Depositor: Securitized Asset Backed Receivables LLC, a Delaware limited liability company, and its successors in interest.

            Depository: The initial Depository shall be The Depository Trust Company, the nominee of which is CEDE & Co., as the registered Holder of the Book-Entry Certificates. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(a)(5) of the Uniform Commercial Code of the State of New York.

            Depository Institution: Any depository institution or trust company, including the Trustee, that (a) is incorporated under the laws of the United States of America or any State thereof, (b) is subject to supervision and examination by federal or state banking authorities and (c) has outstanding unsecured commercial paper or other short-term unsecured debt obligations that are rated P-1 by Moody's, F1+ by Fitch and A-1 by Standard & Poor's.

            Depository Participant: A broker, dealer, bank or other financial institution or other Person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

            Determination Date: With respect to each Remittance Date, the 15th day (or if such day is not a Business Day, the immediately preceding Business
Day) in the calendar month in which such Remittance Date occurs.

            Disqualified Non-U.S. Person: With respect to a Class R Certificate, any Non-U.S. Person or agent thereof other than (i) a Non-U.S. Person that holds the Class R or Class LR Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Trustee with an effective IRS Form W-8ECI or (ii) a Non-U.S. Person that has delivered to both the transferor and the Trustee an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class R Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R Certificate will not be disregarded for federal income tax purposes.

            Distribution Account: The separate Eligible Account created and maintained by the Trustee pursuant to Section 3.07(d) in the name of the Trustee for the benefit of the Certificateholders and designated "Wells Fargo Bank, National Association in trust for registered holders of Securitized Asset Backed Receivables LLC Trust 2005-FR2 Mortgage Pass-Through Certificates, Series 2005-FR2". Funds in the Distribution Account shall be held in trust for the Certificateholders for the uses and purposes set forth in this Agreement.

            Distribution Account Deposit Date: As to any Distribution Date, 12:00 noon New York City time on the third Business Day immediately preceding such Distribution Date.

            Distribution Date: The 25th day of each calendar month after the initial issuance of the Certificates, or if such day is not a Business Day, the next succeeding Business Day, commencing in June 2005.

            Document Certification and Exception Report: The report attached to Exhibit F hereto.

            Due Date: The day of the month on which the Scheduled Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Due Period: With respect to any Distribution Date, the period commencing on the second day of the calendar month preceding the month in which such Distribution Date occurs and ending on the first day of the calendar month in which such Distribution Date occurs.

            Eligible Account: Either (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated "A-1" by Standard & Poor's, "P-1" by Moody's and "F1+" by Fitch (or a comparable rating if another Rating Agency is specified by the Depositor by written notice to the Servicer) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity or (iv) any other account acceptable to each Rating Agency. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee.

            ERISA: The Employee Retirement Income Security Act of 1974, as amended.

            ERISA-Qualifying Underwriting: A best efforts or firm commitment underwriting or private placement that meets the requirements of Prohibited Transaction Exemption ("PTE") 2002-41, 67 Fed. Reg. 54487 (2002) (or any successor thereto), or any substantially similar administrative exemption granted by the U.S. Department of Labor.

            ERISA-Restricted Certificate: As specified in the Preliminary Statement.

            Escrow Account: The Eligible Account or Accounts established and maintained pursuant to Section 3.09(b).

            Escrow Payments: As defined in Section 3.09(b).

            Event of Default: As defined in Section 7.01.

            Excess Reserve Fund Account: The separate Eligible Account created and maintained by the Trustee pursuant to Sections 3.07(b) and 3.07(c) in the name of the Trustee for the benefit of the Regular Certificateholders and designated "Wells Fargo Bank, National Association in trust for registered holders of Securitized Asset Backed Receivables LLC Trust 2005-FR2, Mortgage Pass-Through Certificates, Series 2005-FR2". Funds in the Excess Reserve Fund Account shall be held in trust for the Regular Certificateholders for the uses and purposes set forth in this Agreement. Amounts on deposit in the Excess Reserve Fund Account shall not be invested.

            Excess Subordinated Amount: With respect to any Distribution Date, the excess, if any, of (a) the Subordinated Amount on such Distribution Date over (b) the Specified Subordinated Amount for such Distribution Date.

            Exchange Act: As defined in Section 8.12(a).

            Expense Fee Rate: As to each Mortgage Loan, a per annum rate equal to the sum of the Servicing Fee Rate, the Trustee Fee Rate and the Loan Performance Advisor Fee Rate.

            Expense Fees: As to each Mortgage Loan, the sum of the Servicing Fee, the Trustee Fee and the Loan Performance Advisor Fee.

            Extra Principal Distribution Amount: As of any Distribution Date, the lesser of (x) the related Total Monthly Excess Spread for such Distribution Date and (y) the related Subordination Deficiency for such Distribution Date.

            Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

            Final Recovery Determination: With respect to any defaulted Mortgage Loan or any REO Property (other than a Mortgage Loan or REO Property purchased by the Responsible Party as contemplated by this Agreement), a determination made by the Servicer that all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and other payments or recoveries which the Servicer, in its reasonable good faith judgment, expects to be finally recoverable in respect thereof have been so recovered. The Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination made thereby.

            Final Scheduled Distribution Date: The Final Scheduled Distribution Date for each Class of Certificates is the Distribution Date occurring in March 2035.

            First Franklin Purchase Agreement: The Mortgage Loan Purchase Agreement, dated as of March 1, 2004, as amended by Amendment No. 1, dated as of August 30, 2004, each between the Purchaser and First Franklin Financial Corporation, a copy of which is attached hereto as Exhibit S.

            First-Lien Mortgage Loan: A Mortgage Loan secured by a first-lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc., or any successor thereto. If Fitch is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 10.05(c) the address for notices to Fitch shall be Fitch, Inc., One State Street Plaza, New York, New York 10004, Attention: MBS Monitoring - Securitized Asset Backed Receivables LLC Trust 2005-FR2, or such other address as Fitch may hereafter furnish to the Depositor and the Servicer.

            Fixed Rate Mortgage Loan: A fixed rate Mortgage Loan.

            Freddie Mac: The Federal Home Loan Mortgage Corporation, a corporate instrumentality of the United States created and existing under Title III of the Emergency Home Finance Act of 1970, as amended, or any successor thereto.

            Fremont Assignment Agreement: The Assignment and Recognition Agreement, dated as of the Closing Date, among the Purchaser, the Depositor and the Responsible Party relating to the Fremont Mortgage Loans, a copy of which is attached hereto as Exhibit T.

            Fremont Interim Servicing Agreement: The Interim Servicing Agreement, dated as of November 1, 2004, by and between the Responsible Party and the Purchaser, a copy of which is attached hereto as Exhibit U.

            Fremont Mortgage Loan: Each Mortgage Loan purchased by the Purchaser from the Responsible Party for which the Responsible Party is listed as the original loan seller on the Mortgage Loan Schedule.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note to be added to the applicable Index to determine the Mortgage Rate.

            Group I Class A Certificates: The Class A-1A Certificates and the Class A-1B Certificates, collectively.

            Group I Loan Cap: With respect to the Group I Mortgage Loans as of any Distribution Date, the product of (i) the weighted average of the Adjusted Net Mortgage Rates then in effect on the beginning of the related Due Period on the Group I Mortgage Loans and (ii) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the Interest Accrual Period related to such Distribution Date.

            Group I Mortgage Loans: The Mortgage Loans identified on the Mortgage Loan Schedule as Group I Mortgage Loans.

            Group I Sequential Trigger Event: With respect to any Distribution Date exists if (i) for any Distribution Date prior to June 2007, the aggregate amount of Realized Losses incurred since the Cut-off Date through the last day of the related Due Period divided by the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date exceeds 1.50%, or (ii) for any Distribution Date in or after June 2007, a Trigger Event exists.

            Group II Class A Certificates: The Class A-2A Certificates, the Class A-2B Certificates and the Class A-2C Certificates, collectively.

            Group II Loan Cap: With respect to the Group II Mortgage Loans as of any Distribution Date, the product of (i) the weighted average of the Adjusted Net Mortgage Rates then in effect on the beginning of the related Due Period on the Group II Mortgage Loans and (ii) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the Interest Accrual Period related to such Distribution Date.

            Group II Mortgage Loans: The Mortgage Loans identified on the Mortgage Loan Schedule as Group II Mortgage Loans.

            Group Loan Cap: The Group I Loan Cap or the Group II Loan Cap, as applicable.

            Group Subordinate Amount: For any Distribution Date and (i) for the Group I Mortgage Loans, the excess of the aggregate Stated Principal Balance of the Group I Mortgage Loans as of the beginning of the related Due Period over the aggregate Class Certificate Balance of the Class A-1A and Class A-1B Certificates immediately prior to the current Distribution Date and (ii) for the Group II Mortgage Loans, the excess of the aggregate Stated Principal Balance of the Group II Mortgage Loans as of the beginning of the related Due Period over the aggregate Class Certificate Balance of the Class A-2A, Class A-2B and Class A-2C Certificates immediately prior to such Distribution Date.

            High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory," or similar loan under any other applicable federal, state or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary.

            Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary.

            Indenture Trustee: The trustee for the NIM Securities.

            Index: As to each Adjustable Rate Mortgage Loan, the index from time to time in effect for the adjustment of the Mortgage Rate set forth as such on the related Mortgage Note.

            Initial Certification: As defined in Section 2.02.

            Insurance Policy: With respect to any Mortgage Loan included in the Trust Fund, any insurance policy, including all riders and endorsements thereto in effect, including any replacement policy or policies for any Insurance Policies.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Accrual Period: With respect to each Class of Non-Delay Certificates and the Corresponding Class of Lower Tier REMIC Regular Interests and any Distribution Date, the period commencing on the Distribution Date occurring in the month preceding the month in which the current Distribution Date occurs and ending on the day immediately preceding the current Distribution Date (or, in the case of the first Distribution Date, the period from and including the Closing Date to but excluding such first Distribution Date). For purposes of computing interest accruals on each Class of Non-Delay Certificates, each Interest Accrual Period has the actual number of days in such month and each year is assumed to have 360 days.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Rate is adjusted.

            Interest Rate Cap Payment: (a) With respect to the Class A-2A, Class A-2B and Class A-2C Certificates, for the first 38 Distribution Dates, the amount, if any, equal to the product of (i) the excess, if any, of the lesser of
(A) the one-month LIBOR rate as of the related reset date under the Class A-2 Cap Agreement and (B) the applicable cap ceiling rate set forth on Schedule A to such Cap Agreement for such Distribution Date, over the applicable cap strike rate set forth on Schedule A to such Cap Agreement for such Distribution Date, calculated on an "actual/360" basis, (ii) the applicable Class A-2 cap notional amount set forth on Schedule A to such Cap Agreement for such Distribution Date, and (iii) the multiplier set forth on Schedule A to such Cap Agreement; (b) with respect to the Class M Certificates, for the first 27 Distribution Dates, the amount, if any, equal to the product of (i) the excess, if any, of the lesser of
(A) the one-month LIBOR rate as of the related reset date under the Class M Cap Agreement and (B) the applicable cap ceiling rate set forth on Schedule A to such Cap Agreement for such Distribution Date, over the applicable cap strike rate set forth on Schedule A to such Cap Agreement for such Distribution Date, calculated on an "actual/360" basis, (ii) the applicable Class M cap notional amount set forth on Schedule A to such Cap Agreement for such Distribution Date, and (iii) the multiplier set forth on Schedule A to such Cap Agreement; (c) with respect to the Class B Certificates, for the first 27 Distribution Dates, the amount, if any, equal to the product of (i) the excess, if any, of the lesser of
(A) the one-month LIBOR rate as of the related reset date under the Class B Cap Agreement and (B) the applicable cap ceiling rate set forth on Schedule A to such Cap Agreement for such Distribution Date, over the applicable cap strike rate set forth on Schedule A to such Cap Agreement for such Distribution Date, calculated on an "actual/360" basis, (ii) the applicable Class B cap notional amount set forth on Schedule A to such Cap Agreement for such Distribution Date, and (iii) the multiplier set forth on Schedule A to such Cap Agreement; and (d) with respect to the Class X Certificates, for the first 24 Distribution Dates, the amount, if any, equal to the product of (i) the excess, if any, of the lesser of (A) the one-month LIBOR rate as of the related reset date under the Class X Cap Agreement and (B) the applicable cap ceiling rate set forth on Schedule A to such Cap Agreement for such Distribution Date, over the applicable cap strike rate set forth on Schedule A to such Cap Agreement for such Distribution Date, calculated on an "actual/360" basis, (ii) the applicable Class X cap notional amount set forth on Schedule A to such Cap Agreement for such Distribution Date, and (iii) the multiplier set forth on Schedule A to such Cap Agreement.

            Interest Remittance Amount: With respect to any Distribution Date and the Mortgage Loans in a Loan Group, that portion of Available Funds attributable to interest relating to Mortgage Loans in that Loan Group.

            Investment Account: As defined in Section 3.12(a).

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the investor pursuant to the MERS Procedures Manual.

            IRS: The Internal Revenue Service.

            Late Collections: With respect to any Mortgage Loan and any Due Period, all amounts received after the Determination Date immediately following such Due Period, whether as late payments of Scheduled Payments or as Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, Subsequent Recoveries or otherwise, which represent late payments or collections of principal and/or interest due (without regard to any acceleration of payments under the related Mortgage and Mortgage Note) but delinquent for such Due Period and not previously recovered.

            LIBOR: With respect to any Interest Accrual Period for the LIBOR Certificates, the rate determined by the Trustee on the related LIBOR Determination Date on the basis of the offered rate for one-month U.S. dollar deposits as such rate appears on Telerate Page 3750 as of 11:00 a.m. (London time) on such date; provided, that if such rate does not appear on Telerate Page 3750, the rate for such date will be determined on the basis of the rates at which one-month U.S. dollar deposits are offered by the Reference Banks at approximately 11:00 a.m. (London time) on such date to prime banks in the London interbank market. In such event, the Trustee shall request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations (rounded upwards if necessary to the nearest whole multiple of 1/16%). If fewer than two quotations are provided as requested, the rate for that date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Trustee (after consultation with the Depositor), at approximately 11:00 a.m. (New York City time) on such date for one-month U.S. dollar loans to leading European banks.

            LIBOR Certificates: As specified in the Preliminary Statement.

            LIBOR Determination Date: With respect to any Interest Accrual Period for the LIBOR Certificates, the second London Business Day preceding the commencement of such Interest Accrual Period.

            Liquidated Mortgage Loan: With respect to any Distribution Date, a defaulted Mortgage Loan (including any REO Property) which was liquidated in the calendar month preceding the month of such Distribution Date and as to which the Servicer has certified to the Trustee that it has received all amounts it expects to receive in connection with the liquidation of such Mortgage Loan including the final disposition of an REO Property.

            Liquidation Proceeds: Cash received in connection with the liquidation of a Liquidated Mortgage Loan, whether through a trustee's sale, foreclosure sale or otherwise.

            Loan Group: The Group I Mortgage Loans or the Group II Mortgage Loans, as applicable.

            Loan Performance Advisor: MortgageRamp Inc., a Delaware corporation, and its successors in interest, and if a successor loan performance advisor is appointed hereunder, such successor.

            Loan Performance Advisor Agreement: The Loan Performance Advisor Agreement, dated as of February 1, 2005, by and between the Purchaser and the Loan Performance Advisor.

            Loan Performance Advisor Fee: As to any Distribution Date, an amount equal to the product of (a) one-twelfth of the Loan Performance Advisor Fee Rate and (b) the aggregate Stated Principal Balance of the Mortgage Loans as of the preceding Distribution Date or, in the case of the first Distribution Date, the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date; provided, however that the Loan Performance Advisor Fee for any Distribution Date shall not be lower than $1,500.

            Loan Performance Advisor Fee Rate: With respect to each Mortgage Loan, either (a) 0.015% per annum or (b) if the Loan Performance Advisor Fee is the amount calculated pursuant to the proviso in the definition of "Loan Performance Advisor Fee", a per annum rate determined by dividing such fee by the average of the aggregate Stated Principal Balance of the Mortgage Loans as of the preceding Distribution Date.

            Loan-to-Value Ratio or LTV: As of any date and as to any First-Lien Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal balance of the First-Lien Mortgage Loan to (a) in the case of a purchase, the lesser of (i) the sale price of the Mortgaged Property and (ii) its appraised value at the time of sale or (b) in the case of a refinancing or modification, the appraised value of the Mortgaged Property at the time of the refinancing or modification.

            London Business Day: Any day on which dealings in deposits of United States dollars are transacted in the London interbank market.

            Lower Tier REMIC Interest Rate: As described in the Preliminary Statement.

            Lower Tier REMIC Regular Interest: Each of the Class LT-A-1A, Class LT-A-1B, Class LT-A-2A, Class LT-A-2B, Class LT-A-2C, Class LT-M-1, Class LT-M-2, Class LT-M-3, Class LT-B-1, Class LT-B-2, Class LT-B-3, Class LT-B-4, Class LT-Group I (SUB), Class LT-Group I, Class LT-Group II (SUB), Class LT-Group II, Class LT-XX and Class LT-Accrual Interests as described in the Preliminary Statement.

            Lower Tier REMIC: As described in the Preliminary Statement.

            Lower-Tier REMIC Principal Amount: The principal balance of each Lower Tier REMIC Regular Interest, determined as set forth in the Preliminary Statement. The Lower-Tier REMIC Principal Amount shall be computed to at least eight (8) decimal places.

            Lower Tier REMIC Subordinated Balance Ratio: The ratio between the Lower Tier REMIC Principal Amounts of the Class LT-Group I(SUB) Interest and Class LT-Group II(SUB) Interest, equal to the ratio between the Group Subordinate Amount of the Group I Mortgage Loans and the Group Subordinate Amount of the Group II Mortgage Loans, respectively.

            Lower-Tier REMIC WAC Cap: With respect to the Mortgage Loans as of any Distribution Date, the product of (i) the weighted average of the Adjusted Net Mortgage Rates then in effect on the beginning of the related Due Period on the Mortgage Loans and (ii) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the Interest Accrual Period related to such Distribution Date.

            Majority Class X Certificateholder: The Holder or Holders of a majority of the Percentage Interests in the Class X Certificates.

            Maximum Mortgage Rate: With respect to each Adjustable Rate Mortgage Loan, a rate that (i) is set forth on the Data Tape Information and in the related Mortgage Note and (ii) is the maximum interest rate to which the Mortgage Rate on such Adjustable Rate Mortgage Loan may be increased during the lifetime of such Adjustable Rate Mortgage Loan.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors in interest.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Responsible Party has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Responsible Party, in accordance with the MERS Procedure Manual and (b) the Responsible Party has designated or will designate the Purchaser as the Investor on the MERS System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Minimum Mortgage Rate: With respect to each Adjustable Rate Mortgage Loan, a rate that (i) is set forth on the Data Tape Information and in the related Mortgage Note and (ii) is the minimum interest rate to which the Mortgage Rate on such Adjustable Rate Mortgage Loan may be decreased during the lifetime of such Adjustable Rate Mortgage Loan.

            Monthly Statement: The statement delivered to the Certificateholders pursuant to Section 4.03.

            Moody's: Moody's Investors Service, Inc. If Moody's is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 10.05(c) the address for notices to Moody's shall be Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007, Attention: Residential Mortgage Pass-Through Group, or such other address as Moody's may hereafter furnish to the Depositor and the Servicer.

            Mortgage: The mortgage, deed of trust or other instrument identified on the Mortgage Loan Schedule as securing a Mortgage Note.

            Mortgage File: The items pertaining to a particular Mortgage Loan contained in either the Servicing File or Custodial File.

            Mortgage Loan: An individual Mortgage Loan that is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes, without limitation, the Mortgage File, the Scheduled Payments, Principal Prepayments, Liquidation Proceeds, Subsequent Recoveries, Condemnation Proceeds, Insurance Proceeds, REO Disposition proceeds, Prepayment Charges, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased Mortgage Loans.

            Mortgage Loan Schedule: A schedule of Mortgage Loans prepared by the Depositor and annexed hereto as Schedule I, such schedule setting forth, for each Loan Group, the Data Tape Information with respect to each Mortgage Loan.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor under a Mortgage Loan.

            Mortgage Rate: The annual rate of interest borne on a Mortgage Note, which shall be adjusted from time to time in the case of an Adjustable Rate Mortgage Loan.

            Mortgage Rate Caps: With respect to an Adjustable Rate Mortgage Loan, the Periodic Mortgage Rate Cap, the Maximum Mortgage Rate, and the Minimum Mortgage Rate for such Mortgage Loan.

            Mortgaged Property: With respect to each Mortgage Loan, the real property (or leasehold estate, if applicable) identified on the Mortgage Loan Schedule as securing repayment of the debt evidenced by the related Mortgage Note.

            Mortgagor: The obligor(s) on a Mortgage Note.

            Net Monthly Excess Cash Flow: For any Distribution Date, the amount remaining for distribution pursuant to subsection 4.02(a)(iii) (before giving effect to distributions pursuant to such subsection).

            Net Prepayment Interest Shortfall: For any Distribution Date, the amount by which the sum of the Prepayment Interest Shortfalls for such Distribution Date exceeds the sum of (i) all Prepayment Interest Excesses for such Distribution Date and (ii) Compensating Interest payments made with respect to such Distribution Date.

            NIM Issuer: The entity established as the issuer of the NIM Securities.

            NIM Securities: Any debt securities secured or otherwise backed by some or all of the Class X and Class P Certificates that are rated by any Rating Agency.

            NIM Trustee: The trustee for the NIM Securities.

            Non-Delay Certificates: As specified in the Preliminary Statement.

            Non-Permitted Transferee: A Person other than a Permitted
Transferee.

            Nonrecoverable P&I Advance: Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the Servicer, will not or, in the case of a proposed P&I Advance, would not be ultimately recoverable from related Late Collections on such Mortgage Loan or REO Property as provided herein.

            Nonrecoverable Servicing Advance: Any Servicing Advances previously made or proposed to be made in respect of a Mortgage Loan or REO Property, which, in accordance with Accepted Servicing Practices, will not or, in the case of a proposed Servicing Advance, would not be ultimately recoverable from related Late Collections.

            Non-U.S. Person: A person that is not a U.S. Person.

            Notice of Final Distribution: The notice to be provided pursuant to
Section 9.02 to the effect that final distribution on any of the Certificates shall be made only upon presentation and surrender thereof.

            Offered Certificates: As specified in the Preliminary Statement.

            Officer's Certificate: A certificate signed by an officer of the Servicer with responsibility for the servicing of the Mortgage Loans and listed on a list delivered to the Trustee pursuant to this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be in-house counsel for the Servicer or any Subservicer, reasonably acceptable to the Trustee; provided, that any Opinion of Counsel relating to (a) qualification of either the Lower Tier REMIC or the Upper Tier REMIC or (b) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Servicer of the Mortgage Loans or in an affiliate of the Servicer and (iii) is not connected with the Servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            Optional Termination Date: The Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans, as of the last day of the related Due Period, is equal to 10% or less of the Cut-off Date Pool Principal Balance.

            Original Sale Date: November 17, 2004, November 29, 2004 or December 14, 2004, as applicable.

            Originator: Fremont Investment & Loan, a California state-chartered industrial bank, and its successors in interest.

            OTS: Office of Thrift Supervision, and any successor thereto.

            Outstanding: With respect to the Certificates as of any date of determination, all Certificates theretofore executed and authenticated under this Agreement except:

            (i) Certificates theretofore canceled by the Trustee or delivered to the Trustee for cancellation; and

            (ii) Certificates in exchange for which or in lieu of which other Certificates have been executed and delivered by the Trustee pursuant to this Agreement.

            Outstanding Mortgage Loan: As of any Due Date, a Mortgage Loan with a Stated Principal Balance greater than zero which was not the subject of a Principal Prepayment in Full prior to such Due Date and which did not become a Liquidated Mortgage Loan prior to such Due Date.

            Ownership Interest: As to any Residual Certificate, any ownership interest in such Certificate including any interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial.

            P&I Advance: As to any Mortgage Loan or REO Property, any advance made by the Servicer in respect of any Remittance Date representing the aggregate of all payments of principal and interest, net of the Servicing Fee, that were due during the related Due Period on the Mortgage Loans and that were delinquent on the related Determination Date, plus certain amounts representing assumed payments not covered by any current net income on the Mortgaged Properties acquired by foreclosure or deed in lieu of foreclosure as determined pursuant to Section 4.01.

            Pass-Through Margin: With respect to each Class of Regular Certificates, the following percentages: Class A-1A Certificates, 0.325%; Class A-1B Certificates, 0.385%; Class A-2A Certificates, 0.090%; Class A-2B Certificates, 0.230%; Class A-2C Certificates, 0.330%; Class M-1 Certificates, 0.440%; Class M-2 Certificates, 0.650%; Class M-3 Certificates, 0.700%; Class B-1 Certificates, 1.200%; Class B-2 Certificates, 1.300%; Class B-3 Certificates, 1.700%; and Class B-4 Certificates, 3.250%. On the first Distribution Date after the Optional Termination Date, the Pass-Through Margins shall increase to: Class A-1A Certificates, 0.650%; Class A-1B Certificates, 0.770%; Class A-2A Certificates, 0.180%; Class A-2B Certificates, 0.460%; Class A-2C Certificates, 0.660%; Class M-1 Certificates, 0.660%; Class M-2 Certificates, 0.975%; Class M-3 Certificates, 1.050%; Class B-1 Certificates, 1.800%; Class B-2 Certificates, 1.950%; Class B-3 Certificates, 2.550%; and Class B-4 Certificates, 4.875%.

            Pass-Through Rate: For each Class of Certificates, each Class of Upper Tier REMIC Regular Interest and each Class of Lower Tier REMIC Regular Interest, the per annum rate set forth or calculated in the manner described in the Preliminary Statement.

            Percentage Interest: As to any Certificate, the percentage interest evidenced thereby in distributions required to be made on the related Class, such percentage interest being set forth on the face thereof or equal to the percentage obtained by dividing the Denomination of such Certificate by the aggregate of the Denominations of all Certificates of the same Class.

            Periodic Mortgage Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the periodic limit on each Mortgage Rate adjustment as set forth in the related Mortgage Note.

            Permitted Investments: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued by the Servicer, the Trustee or any of their respective
Affiliates:

            (i) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

            (ii) demand and time deposits in, certificates of deposit of, or bankers' acceptances (which shall each have an original maturity of not more than 90 days and, in the case of bankers' acceptances, shall in no event have an original maturity of more than 365 days or a remaining maturity of more than 30 days) denominated in United States dollars and issued by, any Depository Institution and rated F1+ by Fitch, A-1+ by S&P and P-1 by Moody's;

            (iii) repurchase obligations with respect to any security described in clause (i) above entered into with a Depository Institution (acting as principal);

            (iv) securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any state thereof and that are rated by S&P and Moody's (in each case, to the extent they are designated as Rating Agencies in the Preliminary Statement), and by each other Rating Agency that rates such securities, in its highest long-term unsecured rating categories at the time of such investment or contractual commitment providing for such investment;

            (v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 30 days after the date of acquisition thereof) that is rated by S&P and Moody's (in each case, to the extent they are designated as Rating Agencies in the Preliminary Statement), and by each other Agency that rates such securities, in its highest short-term unsecured debt rating available at the time of such investment;

            (vi) units of money market funds, including money market funds managed or advised by the Depositor or the Trustee or an Affiliate thereof, that have been rated "Aaa" by Moody's, "AAA" by Standard & Poor's and, if rated by Fitch, at least "AAA" by Fitch; and

            (vii) if previously confirmed in writing to the Trustee, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to each of the Rating Agencies as a permitted investment of funds backing "Aaa" or "AAA" rated securities;

provided, however, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

            Permitted Transferee: Any Person other than (i) the United States, any State or political subdivision thereof, or any agency or instrumentality of any of the foregoing, (ii) a foreign government, international organization or any agency or instrumentality of either of the foregoing, (iii) an organization (except certain farmers' cooperatives described in Section 521 of the Code) which is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to any Residual Certificate, (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, (v) a Person that is a Disqualified Non-U.S. Person or a U.S. Person with respect to whom income from a Residual Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other U.S. Person, (vi) an "electing large partnership" within the meaning of Section 775 of the Code and (vii) any other Person so designated by the Depositor based upon an Opinion of Counsel that the Transfer of an Ownership Interest in a Residual Certificate to such Person may cause either the Lower Tier REMIC or the Upper Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms "United States", "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions. A corporation will not be treated as an instrumentality of the United States or of any State or political subdivision thereof for these purposes if all of its activities are subject to tax and, with the exception of Freddie Mac, a majority of its board of directors is not selected by such government unit.

            Person: Any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

            Physical Certificates: As specified in the Preliminary Statement.

            Pool Cap: With respect to the Mortgage Loans as of any Distribution Date, the product of (i) the weighted average of (x) the Adjusted Net Mortgage Rates for the Group I Mortgage Loans and (y) the Adjusted Net Mortgage Rates for the Group II Mortgage Loans then in effect on the beginning of the related Due Period, in each case weighted on the basis of the related Group Subordinate Amount, and (ii) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the Interest Accrual Period related to such Distribution Date. For federal income tax purposes, the economic equivalent of the Pool Cap shall be expressed as the weighted average of the Lower Tier REMIC Interest Rate on (a) the Class LT-Group I(SUB), subject to a cap and floor equal to the Lower Tier REMIC Interest Rate of the Class LT-Group I Interest and
(b) the Class LT-Group II(SUB), subject to a cap and floor equal to the Lower Tier REMIC Interest Rate of the Class LT-Group II Interest, weighted on the basis of the respective Lower Tier REMIC Principal Amounts of the Class LT-Group I(SUB) and Class LT-Group II(SUB), respectively.

            Pool Stated Principal Balance: As to any Distribution Date, the aggregate of the Stated Principal Balances of the Mortgage Loans for such Distribution Date that were Outstanding Mortgage Loans on the Due Date in the related Due Period.

            Prepayment Charge: Any prepayment premium, penalty or charge collected by the Servicer with respect to a Mortgage Loan from a Mortgagor in connection with any Principal Prepayment pursuant to the terms of the related Mortgage Note.

            Prepayment Interest Excess: With respect to any Distribution Date, any interest collected by the Servicer with respect to any Mortgage Loan serviced by the Servicer as to which a Principal Prepayment occurs from the 1st day of the month through the 15th day of the month in which such Distribution Date occurs and that represents interest that accrues from the 1st day of such month to the date of such Principal Prepayment.

            Prepayment Interest Shortfall: With respect to any Distribution Date, the sum of, for each Mortgage Loan that was, during the portion of the related Prepayment Period from the first day of such Prepayment Period through the last day of the month preceding the month in which such Distribution Date occurs, the subject of a Principal Prepayment which is not accompanied by an amount equal to one month of interest that would have been due on such Mortgage Loan on the Due Date that occurs during such Prepayment Period and which was applied by the Servicer to reduce the outstanding principal balance of such Mortgage Loan on a date preceding such Due Date, an amount equal to the product of (a) the Mortgage Rate net of the Servicing Fee Rate for such Mortgage Loan,
(b) the amount of the Principal Prepayment for such Mortgage Loan, (c) 1/360 and
(d) the number of days commencing on the date on which such Principal Prepayment was applied and ending on the last day of the calendar month in which the related Prepayment Period begins.

            Prepayment Period: With respect to any Distribution Date and any Principal Prepayments (including all unscheduled receipts of principal on the Mortgage Loans), the period from and including the 16th day of the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, from the Cut-off Date) to and including the 15th day of the month in which such Distribution Date occurs.

            Principal Distribution Amount: For any Distribution Date, the sum of
(i) the Basic Principal Distribution Amount for such Distribution Date and (ii) the Extra Principal Distribution Amount for such Distribution Date.

            Principal Prepayment: Any full or partial payment or other recovery of principal on a Mortgage Loan (including upon liquidation of a Mortgage Loan) which is received in advance of its scheduled Due Date, excluding any Prepayment Charge thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Principal Prepayment in Full: Any Principal Prepayment made by a Mortgagor of the entire principal balance of a Mortgage Loan.

            Principal Remittance Amount: With respect to any Distribution Date, the amount equal to the sum of the following amounts (without duplication) with respect to the related Due Period: (i) each scheduled payment of principal on a Mortgage Loan due during such Due Period and received by the Servicer on or prior to the related Determination Date or advanced by the Servicer for the related Remittance Date, (ii) all Principal Prepayments received during the related Prepayment Period; (iii) all net Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds on the Mortgage Loans allocable to principal, and all Subsequent Recoveries, actually collected by the Servicer during the related Prepayment Period; (iv) the portion of the Repurchase Price allocable to principal with respect to each Mortgage Loan repurchased by the Responsible Party that was repurchased on or prior to the related Determination Date; and
(v) all Substitution Adjustment Amounts allocable to principal with respect to the substitutions of Mortgage Loans that occur on or prior to the related Determination Date; (vi) the allocable portion of the proceeds received with respect to the termination of the Trust Fund pursuant to clause (a) of Section
9.01 (to the extent such proceeds relate to principal).

            Private Certificates: As specified in the Preliminary Statement.

            Prospectus Supplement: The Prospectus Supplement, dated May 26, 2005, relating to the Offered Certificates.

            PTCE 95-60: As defined in Section 5.02(b).

            PUD: A planned unit development.

            Purchase Agreement: The Mortgage Loan Purchase Agreement, dated as of November 1, 2004, by and between the Responsible Party and the Purchaser.

            Purchaser: Barclays Bank PLC, a public limited company registered in England and Wales under company number 1026167, and its successors in interest.

            Rating Agency: Each of the Rating Agencies specified in the Preliminary Statement. If such organization or a successor is no longer in existence, "Rating Agency" shall be such nationally recognized statistical rating organization, or other comparable Person, as is designated by the Depositor, notice of which designation shall be given to the Trustee. References herein to a given rating or rating category of a Rating Agency shall mean such rating category without giving effect to any modifiers. For purposes of Section 10.05(c), the addresses for notices to each Rating Agency shall be the address specified therefor in the definition corresponding to the name of such Rating Agency, or such other address as either such Rating Agency may hereafter furnish to the Depositor and the Servicer.

            Realized Losses: With respect to any date of determination and any Liquidated Mortgage Loan, the amount, if any, by which (a) the unpaid principal balance of such Liquidated Mortgage Loan together with accrued and unpaid interest thereon exceeds (b) the Liquidation Proceeds with respect thereto net of the expenses incurred by the Servicer in connection with the liquidation of such Liquidated Mortgage Loan and net of the amount of unreimbursed Servicing Advances with respect to such Liquidated Mortgage Loan.

            Record Date: With respect to any Distribution Date, the close of business on the Business Day immediately preceding such Distribution Date; provided, however, that, for any Certificate issued in definitive form, the Record Date shall be the close of business on the last Business Day of the month preceding the month in which such applicable Distribution Date occurs.

            Reference Bank: As defined in Section 4.04.

            Regular Certificates: As specified in the Preliminary Statement.

            Relief Act Interest Shortfall: With respect to any Distribution Date and any Mortgage Loan, any reduction in the amount of interest collectible on such Mortgage Loan for the most recently ended Due Period as a result of the application of the Servicemembers Civil Relief Act or any similar state statutes.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations promulgated thereunder, as the foregoing may be in effect from time to time as well as provisions of applicable state laws.

            Remittance Date: With respect to any Distribution Date, the 21st day of the month in which such Distribution Date occurs, or, if the 21st is a Saturday, the immediately preceding Business Day, or, if the 21st is a Sunday or holiday, the immediately succeeding Business Day.

            REO Disposition: The final sale by the Servicer of any REO Property.

            REO Imputed Interest: As to any REO Property, for any period, an amount equivalent to interest (at the Mortgage Rate net of the Servicing Fee Rate that would have been applicable to the related Mortgage Loan had it been outstanding) on the unpaid principal balance of the Mortgage Loan as of the date of acquisition thereof (as such balance is reduced pursuant to Section 3.17 by any income from the REO Property treated as a recovery of principal).

            REO Mortgage Loan: A Mortgage Loan where title to the related Mortgaged Property has been obtained by the Servicer in the name of the Trustee on behalf of the Certificateholders.

            REO Property: A Mortgaged Property acquired by the Trust Fund through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan.

            Repurchase Price: With respect to any Mortgage Loan, an amount equal to the sum of (i) the unpaid principal balance of such Mortgage Loan as of the date of repurchase, (ii) interest on such unpaid principal balance of such Mortgage Loan at the Mortgage Rate from the last date through which interest has been paid to the date of repurchase, (iii) all unreimbursed Servicing Advances and (iv) all expenses incurred by the Trustee arising out of the Trustee's enforcement of the Responsible Party's repurchase obligation hereunder.

            Request for Release: The Request for Release submitted by the Servicer to the Trustee, substantially in the form of Exhibit J.

            Residual Certificates: As specified in the Preliminary Statement.

            Responsible Officer: When used with respect to the Trustee, any vice president, any assistant vice president, any assistant secretary, any assistant treasurer, any associate, or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers who at such time shall be officers to whom, with respect to a particular matter, such matter is referred because of such officer's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement.

            Responsible Party: Fremont Investment & Loan, a California state-chartered industrial bank, and its successors in interest.

            Rule 144A Letter: As defined in Section 5.02(b).

            Scheduled Payment: The scheduled monthly payment on a Mortgage Loan due on any Due Date allocable to principal and/or interest on such Mortgage Loan which, unless otherwise specified herein, shall give effect to any related Debt Service Reduction and any Deficient Valuation that affects the amount of the monthly payment due on such Mortgage Loan.

            Second-Lien Mortgage Loan: A Mortgage Loan secured by a second-lien Mortgage on the related Mortgaged Property.

            Securities Act: The Securities Act of 1933, as amended.

            Senior Enhancement Percentage: With respect to any Distribution Date, the percentage obtained by dividing (x) the sum of (i) the aggregate Class Certificate Balance of the Subordinated Certificates and (ii) the Subordinated Amount (in each case after taking into account the distributions of the Principal Distribution Amount for such Distribution Date) by (y) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date.

            Senior Specified Enhancement Percentage: As of any date of determination, 45.00%.

            Servicer: On and after the Servicing Transfer Date, Saxon Mortgage Services, Inc., a Texas corporation, and its successors in interest, and if a successor servicer is appointed hereunder, such successor.

            Servicer Remittance Report: As defined in Section 4.03(d).

            Servicer Termination Trigger Event: With respect to any Distribution Date, a Servicer Termination Trigger Event occurs if the Cumulative Loss Percentage exceeds the applicable percentage set forth below with respect to such Distribution Date:


        Distribution Date Occurring In   Loss Percentage
        ------------------------------   -------------------------------
        July 2005 through May 2010       8.50% of the Cut-off Date Pool
        ~                                Principal Balance

        June 2010 through May 2015       10.82% of the Cut-off Date Pool
        ~                                Principal Balance


            Servicing Advances: The reasonable "out-of-pocket" costs and expenses (including legal fees) incurred by the Servicer in the performance of its servicing obligations in connection with a default, delinquency or other unanticipated event, including, but not limited to, the cost of (i) the preservation, restoration, inspection and protection of a Mortgaged Property,
(ii) any enforcement or judicial proceedings, including foreclosures and litigation, in respect of a particular Mortgage Loan, (iii) the management (including reasonable fees in connection therewith) and liquidation of any REO Property and (iv) the performance of its obligations under Sections 3.01, 3.09,
3.13 and 3.15. The Servicing Advances shall also include any reasonable "out-of-pocket" costs and expenses (including legal fees) incurred by the Servicer in connection with executing and recording instruments of satisfaction, deeds of reconveyance or Assignments of Mortgage in connection with any satisfaction or foreclosure in respect of any Mortgage Loan to the extent not recovered from the Mortgagor or otherwise payable under this Agreement. The Servicer shall not be required to make any Nonrecoverable Servicing Advances.

            Servicing Agreement: The Countrywide Servicing Agreement or the Fremont Interim Servicing Agreement, as applicable.

            Servicing Fee: With respect to each Mortgage Loan and for any calendar month, an amount equal to one month's interest (or in the event of any payment of interest which accompanies a Principal Prepayment in Full made by the Mortgagor during such calendar month, interest for the number of days covered by such payment of interest) at the Servicing Fee Rate on the applicable Stated Principal Balance of such Mortgage Loan as of the first day of such calendar month. Such fee shall be payable monthly, and shall be prorated for any portion of a month during which the Mortgage Loan is serviced by the Servicer under this Agreement. The Servicing Fee is payable solely from the interest portion (including recoveries with respect to interest from Liquidation Proceeds, Subsequent Recoveries, Insurance Proceeds, Condemnation Proceeds and proceeds received with respect to REO Properties) of such Scheduled Payment collected by the Servicer, or as otherwise provided under Section 3.11.

            Servicing Fee Rate: With respect to each Mortgage Loan, 0.50% per annum.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Servicer consisting of originals or copies of all documents in the Mortgage File which are not delivered to the Trustee in the Custodial File and copies of the Mortgage Loan Documents set forth in Exhibit K hereto.

            Servicing Officer: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name and facsimile signature appear on a list of servicing officers furnished to the Trustee by the Servicer on the Closing Date pursuant to this Agreement, as such list may from time to time be amended.

            Servicing Transfer Date: With respect to each Mortgage Loan, July 1, 2005.

            Similar Law: As defined in Section 5.02(b).

            60+ Day Delinquent Mortgage Loan: Each Mortgage Loan with respect to which any portion of a Scheduled Payment is, as of the last day of the prior Due Period, two months or more past due (without giving effect to any grace period), each Mortgage Loan in foreclosure, each Mortgage Loan related to REO Property and each Mortgage Loan where the related Mortgagor has filed for bankruptcy.

            Specified Subordinated Amount: Prior to the Stepdown Date, an amount equal to 2.05% of the Cut-off Date Pool Principal Balance. On and after the Stepdown Date, an amount equal to 4.10% of the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date, subject, until the Class Certificate Balance of each Class of LIBOR Certificates has been reduced to zero, to a minimum amount equal to 0.50% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date; provided, however, that if, on any Distribution Date, a Trigger Event exists, the Specified Subordinated Amount shall not be reduced to the applicable percentage of the then current aggregate Stated Principal Balance of the Mortgage Loans until the Distribution Date on which a Trigger Event no longer exists. When the Class Certificate Balance of each Class of LIBOR Certificates has been reduced to zero, the Specified Subordinated Amount will thereafter equal zero.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. If Standard & Poor's is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 10.05(c) the address for notices to Standard & Poor's shall be Standard & Poor's, 55 Water Street, New York, New York 10041, Attention: Residential Mortgage Surveillance Group - Securitized Asset Backed Receivables LLC Trust 2005-FR2, or such other address as Standard & Poor's may hereafter furnish to the Depositor and the Servicer.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Startup Day: The Closing Date.

            Stated Principal Balance: As to each Mortgage Loan and as of any date of determination, (i) the principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date (whether or not received), minus (ii) all amounts previously remitted to the Trustee with respect to the related Mortgage Loan representing payments or recoveries of principal including advances in respect of scheduled payments of principal. For purposes of any Distribution Date, the Stated Principal Balance of any Mortgage Loan will give effect to any scheduled payments of principal received by the Servicer on or prior to the related Determination Date or advanced by the Servicer for the related Remittance Date and any unscheduled principal payments and other unscheduled principal collections received during the related Prepayment Period, and the Stated Principal Balance of any Mortgage Loan that has prepaid in full or has been liquidated during the related Prepayment Period shall be zero.

            Stepdown Date: The later to occur of (i) the earlier to occur of (a) the Distribution Date in June 2008 and (b) the Distribution Date following the Distribution Date on which the aggregate Class Certificate Balances of the Class A Certificates have been reduced to zero and (ii) the first Distribution Date on which the Senior Enhancement Percentage (calculated for this purpose only after taking into account payments of principal on the Mortgage Loans applied to reduce the Stated Principal Balance of the Mortgage Loans for the applicable Distribution Date but prior to any applications of Principal Distribution Amount to the Certificates on such Distribution Date) is greater than or equal to the Senior Specified Enhancement Percentage.

            Subordinated Amount: As of any Distribution Date, the excess, if any, of (a) the aggregate Stated Principal Balance of the Mortgage Loans for such Distribution Date over (b) the aggregate of the Class Certificate Balances of the LIBOR Certificates as of such Distribution Date (after giving effect to the payment of the Principal Remittance Amount on such Certificates on such Distribution Date).

            Subordinated Certificates: As specified in the Preliminary
Statement.

            Subordination Deficiency: With respect to any Distribution Date, the excess, if any, of (a) the Specified Subordinated Amount applicable to such Distribution Date over (b) the Subordinated Amount applicable to such Distribution Date.

            Subordination Reduction Amount: With respect to any Distribution Date, an amount equal to the lesser of (a) the Excess Subordinated Amount and
(b) the Net Monthly Excess Cash Flow.

            Subsequent Recovery: With respect to any Mortgage Loan or related Mortgaged Property that became a Liquidated Mortgage Loan or was otherwise disposed of, all amounts received in respect of such Liquidated Mortgage Loan after an Applied Realized Loss Amount related to such Mortgage Loan or Mortgaged Property is allocated to reduce the Class Certificate Balance of any Class of Subordinated Certificates. Any Subsequent Recovery that is received during a Prepayment Period will be included as part of the Principal Remittance Amount for the related Distribution Date.

            Subservicer: As defined in Section 3.02(a).

            Subservicing Account: As defined in Section 3.08.

            Subservicing Agreements: As defined in Section 3.02(a).

            Substitute Mortgage Loan: A Mortgage Loan substituted by the Responsible Party for a Deleted Mortgage Loan which must, on the date of such substitution, as confirmed in a Request for Release, substantially in the form of Exhibit J, (i) have a Stated Principal Balance, after deduction of all Scheduled Payments due in the month of substitution, not in excess of the Stated Principal Balance of the Deleted Mortgage Loan; (ii) be accruing interest at a rate not lower than and not more than 1% higher than that of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than (and not more than one year less than) that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan; and (v) comply with each representation and warranty set forth in Section 2.03.

            Substitution Adjustment Amount: As defined in Section 2.03.

            Tax Matters Person: The Holder of the Class R Certificates designated as "tax matters person" of the Lower Tier REMIC and the Upper Tier REMIC, respectively, in the manner provided under Treasury Regulations Section 1.860F-4(d) and Treasury Regulations Section 301.6231(a)(7)-1.

            Tax Service Contract: As defined in Section 3.09(a).

            Telerate Page 3750: The display page currently so designated on the Bridge Telerate Service (or such other page as may replace that page on that service for displaying comparable rates or prices).

            Termination Price: As defined in Section 9.01.

            Total Monthly Excess Spread: As to any Distribution Date, an amount equal to the excess, if any, of (i) the interest on the Mortgage Loans (other than Prepayment Interest Excesses) received by the Servicer on or prior to the related Determination Date or advanced by the Servicer for the related Remittance Date (net of Expense Fees) over (ii) the sum of the amounts payable to the Certificates pursuant to Section 4.02(a)(i) on such Distribution Date.

            Transfer: Any direct or indirect transfer or sale of any Ownership Interest in a Residual Certificate.

            Transfer Affidavit: As defined in Section 5.02(c).

            Transferor Certificate: As defined in Section 5.02(b).

            Trigger Event: Either a Cumulative Loss Trigger Event or a Delinquency Trigger Event.

            Trust: The express trust created hereunder in Section 2.01(c).

            Trust Fund: The corpus of the trust created hereunder consisting of
(i) the Mortgage Loans and all interest and principal with respect thereto received on or after the related Cut-off Date, other than such amounts which were due on the Mortgage Loans on or prior to the related Cut-off Date; (ii) the Collection Account, Excess Reserve Fund Account, the Distribution Account, and all amounts deposited therein pursuant to the applicable provisions of this Agreement; (iii) property that secured a Mortgage Loan and has been acquired by foreclosure, deed-in-lieu of foreclosure or otherwise; (iv) the Cap Agreements;
(v) the Depositor's rights under the Assignment Agreements, including, without limitation, the Depositor's rights under the Assigned Agreements (solely to the extent the Assigned Agreements have been assigned to the Depositor pursuant to the Assignment Agreements); and (vi) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing.

            Trustee: Wells Fargo Bank, National Association, and its successors in interest and, if a successor trustee is appointed hereunder, such successor.

            Trustee Fee: As to any Distribution Date, an amount equal to the product of (a) one-twelfth of the Trustee Fee Rate and (b) the aggregate Stated Principal Balance of the Mortgage Loans as of the preceding Distribution Date.

            Trustee Fee Rate: With respect to each Mortgage Loan, 0.002% per annum.

            Underwriters' Exemption: Any exemption listed under footnote 1 of, and amended by, Prohibited Transaction Exemption 2002-41, 67 Fed. Reg. 54487
(2002), or any successor exemption.

            Underwriting Guidelines: The underwriting guidelines attached to the Purchase Agreement.

            Unpaid Interest Amount: As of any Distribution Date and any Class of Certificates, the sum of (a) the portion of the Accrued Certificate Interest Distribution Amount from Distribution Dates prior to the current Distribution Date remaining unpaid immediately prior to the current Distribution Date and (b) interest on the amount in clause (a) above at the applicable Pass-Through Rate (to the extent permitted by applicable law).

            Unpaid Realized Loss Amount: With respect to any Class of Subordinated Certificates and as to any Distribution Date, is the excess of (i) Applied Realized Loss Amounts with respect to such Class over (ii) the sum of
(a) all distributions in reduction of such Applied Realized Loss Amounts on all previous Distribution Dates, and (b) the amount by which the Class Certificate Balance of such Class has been increased due to the distribution of any Subsequent Recovery on all previous Distribution Dates. Any amounts distributed to a Class of Subordinated Certificates in respect of any Unpaid Realized Loss Amount will not be applied to reduce the Class Certificate Balance of such Class.

            Upper Tier REMIC: As described in the Preliminary Statement.

            Upper Tier REMIC Regular Interest: As described in the Preliminary Statement.

            U.S. Person: (i) A citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for tax purposes) created or organized in the United States or under the laws of the United States or of any State thereof, including, for this purpose, the District of Columbia; (iii) a partnership (or entity treated as a partnership for tax purposes) organized in the United States or under the laws of the United States or of any State thereof, including, for this purpose, the District of Columbia (unless provided otherwise by future Treasury regulations); (iv) an estate whose income is includible in gross income for United States income tax purposes regardless of its source; or (v) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have authority to control substantial decisions of the trust. Notwithstanding the last clause of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. Persons prior to such date, may elect to continue to be U.S. Persons.

            Voting Rights: The portion of the voting rights of all of the Certificates which is allocated to any Certificate. As of any date of determination, (a) 1% of all Voting Rights shall be allocated to the Class X Certificates, if any (such Voting Rights to be allocated among the holders of Certificates of each such Class in accordance with their respective Percentage Interests), (b) 1% of all Voting Rights shall be allocated to the Class P Certificates, if any, and (c) the remaining Voting Rights shall be allocated among Holders of the remaining Classes of Certificates in proportion to the Certificate Balances of their respective Certificates on such date.


                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                         REPRESENTATIONS AND WARRANTIES

            Section 2.01 Conveyance of Mortgage Loans. (a) The Depositor, concurrently with the execution and delivery hereof, hereby sells, transfers, assigns, sets over and otherwise conveys to the Trustee for the benefit of the Certificateholders, without recourse, all the right, title and interest of the Depositor in and to the Trust Fund. On the Closing Date, the Depositor shall pay, without any right of reimbursement from the Trust, to the Cap Provider the "Fixed Amount" (as defined in the related Cap Agreement) due and payable to the Cap Provider pursuant to the terms of each Cap Agreement.

            (b) In connection with the transfer and assignment of each Mortgage Loan, the Depositor has delivered or caused to be delivered to the Trustee for the benefit of the Certificateholders the following documents or instruments with respect to each Mortgage Loan so assigned:

            (i) the original Mortgage Note bearing all intervening endorsements showing a complete chain of endorsement from the originator to the last endorsee, endorsed "Pay to the order of _____________, without recourse" and signed (which may be by facsimile signature) in the name of the last endorsee by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Trustee is so advised in writing by the Responsible Party that state law so allows;

            (ii) the original of any guaranty executed in connection with the Mortgage Note;

            (iii) the original Mortgage with evidence of recording thereon. If, in connection with any Mortgage Loan, the original Mortgage cannot be delivered with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Responsible Party shall deliver or cause to be delivered to the Trustee a photocopy of such Mortgage, together with (A) in the case of a delay caused by the public recording office, an Officer's Certificate of the Responsible Party (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Trustee upon receipt thereof by the Responsible Party; or (B) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (iv) the originals of all assumption, modification, consolidation and extension agreements, if any, with evidence of recording thereon;

            (v) the original Assignment of Mortgage for each Mortgage Loan endorsed in blank (except with respect to MERS Designated Loans);

            (vi) the originals of all intervening assignments of Mortgage (if any) evidencing a complete chain of assignment from the applicable originator to the last endorsee (or, in the case of a MERS Designated Loan, MERS) with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of Mortgage, the Responsible Party shall deliver or cause to be delivered a photocopy of such intervening assignment, together with (A) in the case of a delay caused by the public recording office, an Officer's Certificate of the Responsible Party or a certificate from an escrow company, a title company or a closing attorney stating that such intervening assignment of Mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of Mortgage or a copy of such intervening assignment of Mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of Mortgage will be promptly delivered to the Trustee upon receipt thereof by the Responsible Party; or (B) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (vii) the original mortgagee title insurance policy or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company;

            (viii) the original or, if unavailable, a copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage (if provided); and

            (ix) if any of the above documents has been executed by a person holding a power of attorney, an original or photocopy of such power certified by the Responsible Party to be a true and correct copy of the original.

            To the extent not previously delivered to the Purchaser pursuant to the Purchase Agreement, the Responsible Party shall promptly upon receipt from the respective recording office cause to be delivered to the Trustee the original recorded document described in (iii), (iv) and (vi) above.

            From time to time, the Responsible Party, the Depositor or the Servicer, as applicable, shall forward to the Trustee, additional original documents, additional documents evidencing an assumption, modification, consolidation or extension of a Mortgage Loan, in accordance with the terms of this Agreement upon receipt of such documents. All such mortgage documents held by the Trustee as to each Mortgage Loan shall constitute the "Custodial File".

            To the extent not previously delivered to the Purchaser pursuant to this Agreement, on or prior to the Closing Date, the Responsible Party shall deliver to the Trustee, Assignments of Mortgages, in blank, for each Mortgage Loan. No later than thirty (30) Business Days following the later of the Closing Date and the date of receipt by the Servicer of the complete recording information for a Mortgage, the Servicer shall promptly submit or cause to be submitted for recording, at the expense of the Responsible Party and at no expense to the Trust Fund, the Trustee, the Servicer or the Depositor, in the appropriate public office for real property records, each Assignment of Mortgage referred to in Section 2.01(b)(v). Notwithstanding the foregoing, however, for administrative convenience and facilitation of servicing and to reduce closing costs, the Assignments of Mortgage shall not be required to be completed and submitted for recording with respect to any Mortgage Loan if the Trustee and each Rating Agency have received an Opinion of Counsel, satisfactory in form and substance to the Trustee and each Rating Agency to the effect that the recordation of such Assignments of Mortgage in any specific jurisdiction is not necessary to protect the Trustee's interest in the related Mortgage Note. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned by the Responsible Party, at the expense of the Responsible Party, to "Wells Fargo Bank, National Association, as trustee under the Pooling and Servicing Agreement dated as of May 1, 2005, Securitized Asset Backed Receivables LLC Trust 2005-FR2". In the event that any such Assignment of Mortgage is lost or returned unrecorded because of a defect therein, the Responsible Party shall promptly cause to be delivered a substitute Assignment of Mortgage to cure such defect and thereafter cause each such assignment to be duly recorded at no expense to the Trust Fund.

            In the event that such original or copy of any document submitted for recordation to the appropriate public recording office is not so delivered to the Trustee within 180 days (or such other time period as may be required by any Rating Agency) following the Closing Date, and in the event that the Responsible Party does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Depositor, the related Mortgage Loan shall, upon the request of the Depositor, be repurchased by the Responsible Party at the price and in the manner specified in Section 2.03. The foregoing repurchase obligation shall not apply in the event that the Responsible Party cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided, that the Responsible Party shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of an officer of the Responsible Party, confirming that such document has been accepted for recording.

            Notwithstanding anything to the contrary contained in this Section 2.01, in those instances where the public recording office retains or loses the original Mortgage or assignment after it has been recorded, the obligations of the Responsible Party shall be deemed to have been satisfied upon delivery by the Responsible Party to the Trustee, prior to the Closing Date of a copy of such Mortgage or assignment, as the case may be, certified (such certification to be an original thereof) by the public recording office to be a true and complete copy of the recorded original thereof.

            (c) The Depositor does hereby establish, pursuant to the further provisions of this Agreement and the laws of the State of New York, an express trust (the "Trust") to be known, for convenience, as "Securitized Asset Backed Receivables LLC Trust 2005-FR2" and Wells Fargo Bank, National Association is hereby appointed as Trustee in accordance with the provisions of this Agreement. The parties hereto acknowledge and agree that it is the policy and intention of the Trust to acquire only Mortgage Loans meeting the requirements set forth in this Agreement, including without limitation, the representation and warranty set forth in paragraph (aaa) of Schedule III.

            (d) The Trust shall have the capacity, power and authority, and the Trustee on behalf of the Trust is hereby authorized, to accept the sale, transfer, assignment, set over and conveyance by the Depositor to the Trust of all the right, title and interest of the Depositor in and to the Trust Fund (including, without limitation, the Mortgage Loans) pursuant to Section 2.01(a). The Trustee on behalf of the Trust is hereby authorized to enter into the Cap Agreements.

            Section 2.02 Acceptance by the Trustee of the Mortgage Loans. The Trustee, on behalf of the Trust, hereby accepts the Trust Fund and assumes (i) the obligations of the Purchaser under the Countrywide Servicing Agreement from and after the Closing Date and solely insofar as they as they relate to the Mortgage Loans (except obligations set forth in Sections 2.01, 2.02, 9.01 through 9.12, 12.01, 13.11 and 13.12 of the Countrywide Servicing Agreement, which are not being assumed by or on behalf of the Trust) and (ii) the obligations of the Purchaser under the Fremont Interim Servicing Agreement from and after the Closing Date and solely insofar as they as they relate to the Mortgage Loans. The Trustee shall acknowledge, on the Closing Date, receipt by the Trustee, of the documents identified in the Initial Certification in the form annexed hereto as Exhibit E ("Initial Certification"), and declares that it holds and will hold such documents and the other documents delivered to it pursuant to Section 2.01, and that it holds or will hold such other assets as are included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders. The Trustee shall maintain possession of the related Mortgage Notes in the States of Texas, Minnesota, California or Utah, unless otherwise permitted by the Rating Agencies.

            In connection with the Closing Date, the Trustee shall be required to deliver via facsimile (with original to follow the next Business Day) to the Depositor an Initial Certification prior to the Closing Date, or, as the Depositor agrees on the Closing Date, certifying receipt of a Mortgage Note and Assignment of Mortgage for each Mortgage Loan. The Trustee shall not be responsible to verify the validity, sufficiency or genuineness of any document in any Custodial File.

            Within 90 days after the Closing Date, the Trustee shall ascertain that all documents identified in the Document Certification and Exception Report in the form attached hereto as Exhibit F are in its possession, and shall deliver to the Depositor and the Servicer a Document Certification and Exception Report, in the form annexed hereto as Exhibit F, to the effect that, as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or any Mortgage Loan specifically identified in such certification as an exception and not covered by such certification): (i) all documents identified in the Document Certification and Exception Report and required to be reviewed by it are in its possession; (ii) such documents have been reviewed by it and appear regular on their face and relate to such Mortgage Loan; (iii) based on its examination and only as to the foregoing documents, the information set forth in items (1), (2), (3), (15), (22) and (30) of the Data Tape Information respecting such Mortgage Loan is correct; and (iv) each Mortgage Note has been endorsed as provided in Section 2.01 of this Agreement. The Trustee shall not be responsible to verify the validity, sufficiency or genuineness of any document in any Custodial File.

            The Trustee shall retain possession and custody of each Custodial File in accordance with and subject to the terms and conditions set forth herein. The Servicer shall promptly deliver to the Trustee, upon the execution or receipt thereof, the originals of such other documents or instruments constituting the Custodial File as come into the possession of the Servicer from time to time.

            The Responsible Party shall deliver to the Servicer copies of all trailing documents required to be included in the Custodial File at the same time the original or certified copies thereof are delivered to the Trustee, including but not limited to such documents as the title insurance policy and any other Mortgage Loan documents upon return from the public recording office. The documents shall be delivered by the Responsible Party at the Responsible Party's expense to the Servicer.

            Section 2.03 Representations, Warranties and Covenants of the Responsible Party and the Servicer; Remedies for Breaches of Representations and Warranties with Respect to the Mortgage Loans. (a) The Servicer hereby makes the representations and warranties set forth in Schedule II hereto to the Depositor and the Trustee, as of the Closing Date.

            (b) The Responsible Party hereby makes the representations and warranties, set forth in Schedule III and Schedule IV hereto, to the Depositor and the Trustee, as of the Closing Date.

            (c) It is understood and agreed by the Servicer and the Responsible Party that the representations and warranties set forth in this Section 2.03 shall survive the transfer of the Mortgage Loans by the Depositor to the Trustee on the Closing Date, and shall inure to the benefit of the Depositor and the Trustee notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by any of the Responsible Party, the Depositor, the Trustee or the Servicer of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the others.

            (d) Within 30 days of the earlier of either discovery by or notice to the Responsible Party that any Mortgage Loan does not conform to the requirements as determined in the Trustee's review of the related Custodial File or within 60 days of the earlier of either discovery by or notice to the Responsible Party of any breach of a representation or warranty set forth in
Section 2.03(b) that materially and adversely affects the value of any Mortgage Loan or the interest of the Trustee or the Certificateholders therein, the Responsible Party shall use its best efforts to cause to be remedied a material defect in a document constituting part of a Mortgage File or promptly to cure such breach in all material respects and, if such defect or breach cannot be remedied, the Responsible Party shall, at the Depositor's option as specified in writing and provided to the Responsible Party and the Trustee, (i) if such 30- or 60-day period, as applicable, expires prior to the second anniversary of the Closing Date, remove such Mortgage Loan (a "Deleted Mortgage Loan") from the Trust Fund and substitute in its place a Substitute Mortgage Loan, in the manner and subject to the conditions set forth in this Section 2.03; or (ii) repurchase such Mortgage Loan at the Repurchase Price; provided, however, that any such substitution pursuant to clause (i) above shall not be effected prior to the delivery to the Trustee of a Request for Release substantially in the form of Exhibit J, and the delivery of the Mortgage File to the Trustee for any such Substitute Mortgage Loan. Notwithstanding the foregoing, a breach (i) which causes a Mortgage Loan not to constitute a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code or (ii) by the Responsible Party of any of the representations and warranties set forth in clause (zz), (aaa),
(bbb), (ccc), (kkk), (ooo), (ppp), (rrr) or (sss) of Schedule III, in each case, will be deemed automatically to materially and adversely affect the value of such Mortgage Loan and the interests of the Trustee and Certificateholders in such Mortgage Loan. In the event that the Trustee receives notice of a breach by the Responsible Party of any of the representations and warranties set forth in clause (zz), (aaa), (bbb), (ccc), (kkk), (ooo), (ppp), (rrr) or (sss) of
Schedule III, the Trustee shall give notice of such breach to the Responsible Party and request the Responsible Party to repurchase the Mortgage Loan at the Repurchase Price within sixty (60) days of the Responsible Party receipt of such notice. The Responsible Party shall repurchase each such Mortgage Loan within 60 days of the earlier of discovery or receipt of notice with respect to each such Mortgage Loan.

            (e) With respect to any Substitute Mortgage Loan or Loans, the Responsible Party shall deliver to the Trustee for the benefit of the Certificateholders the Mortgage Note, the Mortgage, the related assignment of the Mortgage, and such other documents and agreements as are required by Section 2.01, with the Mortgage Note endorsed and the Mortgage assigned as required by
Section 2.01. No substitution is permitted to be made with respect to any Distribution Date after the end of the related Prepayment Period. Scheduled Payments due with respect to Substitute Mortgage Loans in the Due Period of substitution shall not be part of the Trust Fund and will be retained by the Responsible Party on the next succeeding Distribution Date. For the Due Period of substitution, distributions to Certificateholders will include the Scheduled Payment due on any Deleted Mortgage Loan for such Due Period and thereafter the Responsible Party shall be entitled to retain all amounts received in respect of such Deleted Mortgage Loan.

            (f) The Servicer shall amend the Mortgage Loan Schedule for the benefit of the Certificateholders to reflect the removal of such Deleted Mortgage Loan and the substitution of the Substitute Mortgage Loan or Loans and the Servicer shall deliver the amended Mortgage Loan Schedule to the Trustee. Upon such substitution, the Substitute Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects, and the Responsible Party shall be deemed to have made with respect to such Substitute Mortgage Loan or Loans, as of the date of substitution, the representations and warranties made pursuant to Section 2.03(b) with respect to such Mortgage Loan. Upon any such substitution and the deposit to the Collection Account of the amount required to be deposited therein in connection with such substitution as described in the following paragraph, the Trustee shall release the Mortgage File held for the benefit of the Certificateholders relating to such Deleted Mortgage Loan to the Responsible Party and shall execute and deliver at the Responsible Party's direction such instruments of transfer or assignment prepared by the Responsible Party, in each case without recourse, as shall be necessary to vest title in the Responsible Party, of the Trustee's interest in any Deleted Mortgage Loan substituted for pursuant to this Section 2.03.

            (g) For any month in which the Responsible Party substitutes one or more Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the Servicer will determine the amount (if any) by which the aggregate unpaid principal balance of all such Substitute Mortgage Loans as of the date of substitution is less than the aggregate unpaid principal balance of all such Deleted Mortgage Loans. The amount of such shortage plus an amount equal to the aggregate of any unreimbursed Advances with respect to such Deleted Mortgage Loans (collectively, the "Substitution Adjustment Amount") shall be remitted by the Responsible Party to the Servicer for deposit into the Collection Account on or before the Distribution Account Deposit Date for the Distribution Date in the month succeeding the calendar month during which the related Mortgage Loan became required to be purchased or replaced hereunder.

            (h) In addition to such repurchase or substitution obligation referred to in Section 2.03(d), the Responsible Party shall indemnify the Depositor, any of its Affiliates, the Servicer, the Trustee and the Trust and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses (including, without limitation, any taxes payable by the Trust) resulting from any third party claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach by the Responsible Party of any of its representations and warranties or obligations contained in this Agreement.

            (i) The Servicer shall amend the Mortgage Loan Schedule for the benefit of the Certificateholders to reflect the removal of such Deleted Mortgage Loan and the Servicer shall deliver the amended Mortgage Loan Schedule to the Trustee.

            (j) In the event that a Mortgage Loan shall have been repurchased pursuant to this Agreement, the proceeds from such repurchase shall be deposited by the Servicer in the Collection Account pursuant to Section 3.10 on or before the Distribution Account Deposit Date for the Distribution Date in the month following the month during which the Responsible Party became obligated to repurchase or replace such Mortgage Loan and upon such deposit of the Repurchase Price, and receipt of a Request for Release in the form of Exhibit J hereto, the Trustee shall release the related Custodial File held for the benefit of the Certificateholders to such Person as directed by the Servicer, and the Trustee shall execute and deliver at such Person's direction such instruments of transfer or assignment prepared by such Person, in each case without recourse, as shall be necessary to transfer title from the Trustee. In accordance with
Section 10.05(b), the Trustee shall promptly notify each Rating Agency of a purchase of a Mortgage Loan pursuant to this Section 2.03.

            It is understood and agreed that the obligation of the Responsible Party under this Agreement to cure, repurchase or substitute any Mortgage Loan as to which a breach of a representation and warranty has occurred and is continuing, together with any related indemnification obligations of the Responsible Party set forth in Section 2.03(h), shall constitute the sole remedies against such Person respecting such breach available to Certificateholders, the Depositor and any of its Affiliates, or the Trustee on their behalf.

            The provisions of this Section 2.03 shall survive delivery of the respective Custodial Files to the Trustee for the benefit of the Certificateholders.

            (k) With respect to each Countrywide Interim Serviced Loan, in the event of any breach of any of the representations and warranties made by the original loan seller under the Decision One Purchase Agreement or the First Franklin Purchase Agreement, as applicable, or by the Purchaser set forth in the Countrywide Assignment Agreement, the Trustee, upon receipt of notice of such breach, shall enforce its rights and remedies with respect to such breach under such agreement. If any such breach by the Purchaser is also a breach by the related original loan seller of such Countrywide Interim Serviced Loan (as specified on the Mortgage Loan Schedule) of any of its representations and warranties set forth in the Decision One Purchase Agreement or the First Franklin Purchase Agreement, as applicable, the Trustee shall first proceed against the applicable original loan seller to enforce the rights and remedies it may have against such original loan seller under the Decision One Purchase Agreement or the First Franklin Purchase Agreement, as applicable. If such original loan seller fails to cure, repurchase or substitute for the affected Countrywide Interim Serviced Loan within the time permitted under the Decision One Purchase Agreement or the First Franklin Purchase Agreement, as applicable, the Trustee shall then enforce the obligations of the Purchaser under the Countrywide Assignment Agreement to cure such breach or to repurchase the Countrywide Interim Serviced Loan from the Trust. In the event of a repurchase of any Countrywide Interim Serviced Loan by the Purchaser, the Trustee shall promptly deliver to the Purchaser or its designee the related Mortgage File and shall assign to the Purchaser all of the rights under the Decision One Purchase Agreement or the First Franklin Purchase Agreement, as applicable, solely insofar as such rights relate to the Mortgage Loans.

            Section 2.04 [Reserved].

            Section 2.05 Execution and Delivery of Certificates. The Trustee acknowledges the transfer and assignment to it of the Trust Fund and, concurrently with such transfer and assignment, has executed and delivered to or upon the order of the Depositor, the Certificates in authorized denominations evidencing directly or indirectly the entire ownership of the Trust Fund. The Trustee agrees to hold the Trust Fund and exercise the rights referred to above for the benefit of all present and future Holders of the Certificates.

            Section 2.06 REMIC Matters. The Preliminary Statement sets forth the designations for federal income tax purposes of all interests created hereby. The "Startup Day" for purposes of the REMIC Provisions shall be the Closing Date. The "latest possible maturity date" is the Distribution Date occurring in March 2035, which is the Distribution Date in the month following the month in which the latest Mortgage Loan maturity date occurs.

            Section 2.07 Representations and Warranties of the Depositor. The Depositor hereby represents, warrants and covenants to the Trustee and the Servicer that as of the date of this Agreement or as of such date specifically provided herein:

            (a) The Depositor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;

            (b) The Depositor has the power and authority to convey the Mortgage Loans and to execute, deliver and perform, and to enter into and consummate transactions contemplated by, this Agreement;

            (c) This Agreement has been duly and validly authorized, executed and delivered by the Depositor, all requisite company action having been taken, and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes or will constitute the legal, valid and binding agreement of the Depositor, enforceable against the Depositor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

            (d) No consent, approval, authorization or order of, or registration or filing with, or notice to, any governmental authority or court is required for the execution, delivery and performance of or compliance by the Depositor with this Agreement or the consummation by the Depositor of any of the transactions contemplated hereby, except as have been received or obtained on or prior to the Closing Date;

            (e) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or thereby, or the fulfillment of or compliance with the terms and conditions of this Agreement,
(i) conflicts or will conflict with or results or will result in a breach of, or constitutes or will constitute a default or results or will result in an acceleration under (A) the certificate of formation or limited liability company agreement of the Depositor, or (B) of any term, condition or provision of any material indenture, deed of trust, contract or other agreement or instrument to which the Depositor or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound; (ii) results or will result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Depositor of any court or governmental authority having jurisdiction over the Depositor or its subsidiaries; or (iii) results in the creation or imposition of any lien, charge or encumbrance which would have a material adverse effect upon the Mortgage Loans or any documents or instruments evidencing or securing the Mortgage Loans;

            (f) There are no actions, suits or proceedings before or against or investigations of, the Depositor pending, or to the knowledge of the Depositor, threatened, before any court, administrative agency or other tribunal, and no notice of any such action, which, in the Depositor's reasonable judgment, might materially and adversely affect the performance by the Depositor of its obligations under this Agreement, or the validity or enforceability of this Agreement;

            (g) The Depositor is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency that would materially and adversely affect its performance hereunder; and

            (h) Immediately prior to the transfer and assignment by the Depositor to the Trustee on the Closing Date, the Depositor had good title to, and was the sole owner of each Mortgage Loan, free of any interest of any other Person, and the Depositor has transferred all right, title and interest in each Mortgage Loan to the Trustee. The transfer of the Mortgage Note and the Mortgage as and in the manner contemplated by this Agreement is sufficient either (i) fully to transfer to the Trustee, for the benefit of the Certificateholders, all right, title, and interest of the Depositor thereto as note holder and mortgagee or (ii) to grant to the Trustee, for the benefit of the Certificateholders, the security interest referred to in Section 10.04.

            It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.07 shall survive delivery of the respective Mortgage Files to the Trustee or to a custodian, as the case may be, and shall inure to the benefit of the Trustee.


                                  ARTICLE III

                          ADMINISTRATION AND SERVICING
                                OF MORTGAGE LOANS

            Section 3.01 Servicer to Service Mortgage Loans. (a) For and on behalf of the Certificateholders, the Servicer shall service and administer the Mortgage Loans in accordance with the terms of this Agreement and the respective Mortgage Loans (provided, however that, prior to the Servicing Transfer Date with respect to any Fremont Mortgage Loans or any other Mortgage Loans subject to a Servicing Agreement, the Responsible Party or Countrywide, respectively, will service such Fremont Mortgage Loans or such other Mortgage Loans pursuant to the applicable Servicing Agreement. From and after the Servicing Transfer Date with respect to the Fremont Mortgage Loans or such other Mortgage Loans, the Servicer shall service such Mortgage Loans pursuant to this Agreement), and, to the extent consistent with such terms, in the same manner in which it services and administers similar mortgage loans for its own portfolio, giving due consideration to customary and usual standards of practice of mortgage lenders and loan servicers administering similar mortgage loans but without regard to:

            (i) any relationship that the Servicer, any Subservicer or any Affiliate of the Servicer or any Subservicer may have with the related Mortgagor;

            (ii) the ownership or non-ownership of any Certificate by the Servicer or any Affiliate of the Servicer;

            (iii) the Servicer's obligation to make P&I Advances or Servicing Advances; or

            (iv) the Servicer's or any Subservicer's right to receive compensation for its services hereunder or with respect to any particular transaction.

            To the extent consistent with the foregoing, the Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Mortgage Notes. Subject only to the above-described servicing standards and the terms of this Agreement and of the respective Mortgage Loans, the Servicer shall have full power and authority, acting alone or through Subservicers as provided in Section 3.02, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, the Servicer in its own name or in the name of a Subservicer is hereby authorized and empowered by the Trustee when the Servicer believes it appropriate in its best judgment in accordance with Accepted Servicing Practices, to execute and deliver any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Properties and to institute foreclosure proceedings or obtain a deed-in-lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of the Trustee. The Servicer shall at its own expense be responsible for preparing and recording all lien releases and mortgage satisfactions in accordance with state and local regulations. The Servicer shall service and administer the Mortgage Loans in accordance with applicable state and federal law and shall provide to the Mortgagors any reports required to be provided to them thereby. The Servicer shall also comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any standard hazard insurance policy. Subject to Section 3.16, the Trustee shall execute, at the written request of the Servicer, and furnish to the Servicer and any Subservicer such documents provided to the Trustee as are necessary or appropriate to enable the Servicer or any Subservicer to carry out their servicing and administrative duties hereunder, and the Trustee hereby grants to the Servicer, and this Agreement shall constitute, a power of attorney to carry out such duties including a power of attorney to take title to Mortgaged Properties after foreclosure on behalf of the Trustee. The Trustee shall execute a separate power of attorney, furnished to it by the Servicer, in favor of the Servicer for the purposes described herein to the extent necessary or desirable to enable the Servicer to perform its duties hereunder. The Trustee shall not be liable for the actions of the Servicer or any Subservicers under such powers of attorney.

            (b) Subject to Section 3.09(b), in accordance with the standards of the preceding paragraph, the Servicer shall advance or cause to be advanced funds as necessary for the purpose of effecting the timely payment of taxes and assessments on the Mortgaged Properties, which advances shall be Servicing Advances reimbursable in the first instance from related collections from the Mortgagors pursuant to Section 3.09(b), and further as provided in Section 3.11. Any cost incurred by the Servicer or by Subservicers in effecting the timely payment of taxes and assessments on a Mortgaged Property shall not be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.

            (c) Notwithstanding anything in this Agreement to the contrary, the Servicer may not make any future advances with respect to a Mortgage Loan (except as provided in Section 4.01) and the Servicer shall not (i) permit any modification with respect to any Mortgage Loan that would change the Mortgage Rate, reduce or increase the principal balance (except for reductions resulting from actual payments of principal) or change the final maturity date on such Mortgage Loan (except for a reduction of interest payments resulting from the application of the Servicemembers Civil Relief Act or any similar state statutes) or (ii) permit any modification, waiver or amendment of any term of any Mortgage Loan that would both (A) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or final, temporary or proposed Treasury regulations promulgated thereunder) and (B) cause either the Upper Tier REMIC or the Lower Tier REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on "prohibited transactions" or "contributions after the startup day" under the REMIC Provisions, or (iii) except as provided in
Section 3.07(a), waive any Prepayment Charges.

            (d) The Servicer may delegate its responsibilities under this Agreement; provided, however, that no such delegation shall release the Servicer from the responsibilities or liabilities arising under this Agreement.

            Section 3.02 Subservicing Agreements between the Servicer and Subservicers. (a) The Servicer may enter into subservicing agreements with subservicers (each, a "Subservicer"), for the servicing and administration of the Mortgage Loans ("Subservicing Agreements").

            (b) Each Subservicer shall be (i) authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, (ii) an institution approved as a mortgage loan originator by the Federal Housing Administration or an institution that has deposit accounts insured by the FDIC and (iii) a Freddie Mac or Fannie Mae approved mortgage servicer. Each Subservicing Agreement must impose on the Subservicer requirements conforming to the provisions set forth in Section 3.08 and provide for servicing of the Mortgage Loans consistent with the terms of this Agreement. The Servicer will examine each Subservicing Agreement and will be familiar with the terms thereof. The terms of any Subservicing Agreement will not be inconsistent with any of the provisions of this Agreement. The Servicer and the Subservicers may enter into and make amendments to the Subservicing Agreements or enter into different forms of Subservicing Agreements; provided, however, that any such amendments or different forms shall be consistent with and not violate the provisions of this Agreement, and that no such amendment or different form shall be made or entered into which could be reasonably expected to be materially adverse to the interests of the Trustee, without the consent of the Trustee. Any variation without the consent of the Trustee from the provisions set forth in Section 3.08 relating to insurance or priority requirements of Subservicing Accounts, or credits and charges to the Subservicing Accounts or the timing and amount of remittances by the Subservicers to the Servicer, are conclusively deemed to be inconsistent with this Agreement and therefore prohibited. The Servicer shall deliver to the Trustee and the Depositor copies of all Subservicing Agreements, and any amendments or modifications thereof, promptly upon the Servicer's execution and delivery of such instruments.

            (c) As part of its servicing activities hereunder, the Servicer (except as otherwise provided in the last sentence of this paragraph), for the benefit of the Trustee, shall enforce the obligations of each Subservicer under the related Subservicing Agreement, including, without limitation, any obligation to make advances in respect of delinquent payments as required by a Subservicing Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Subservicing Agreements, and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Servicer, in its good faith business judgment, would require were it the owner of the related Mortgage Loans. The Servicer shall pay the costs of such enforcement at its own expense, and shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement, to the extent, if any, that such recovery exceeds all amounts due in respect of the related Mortgage Loans or (ii) from a specific recovery of costs, expenses or attorneys' fees against the party against whom such enforcement is directed.

            Section 3.03 Successor Subservicers. The Servicer shall be entitled to terminate any Subservicing Agreement and the rights and obligations of any Subservicer pursuant to any Subservicing Agreement in accordance with the terms and conditions of such Subservicing Agreement. In the event of termination of any Subservicer, all servicing obligations of such Subservicer shall be assumed simultaneously by the Servicer without any act or deed on the part of such Subservicer or the Servicer, and the Servicer either shall service directly the related Mortgage Loans or shall enter into a Subservicing Agreement with a successor Subservicer which qualifies under Section 3.02.

            Any Subservicing Agreement shall include the provision that such agreement may be immediately terminated by the Depositor or the Trustee without fee, in accordance with the terms of this Agreement, in the event that the Servicer shall, for any reason, no longer be the Servicer (including termination due to an Event of Default).

            Section 3.04 Liability of the Servicer. Notwithstanding any Subservicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Servicer and a Subservicer or reference to actions taken through a Subservicer or otherwise, the Servicer shall remain obligated and primarily liable to the Trustee for the servicing and administering of the Mortgage Loans in accordance with the provisions of Section
3.01 without diminution of such obligation or liability by virtue of such Subservicing Agreements or arrangements or by virtue of indemnification from the Subservicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Mortgage Loans. The Servicer shall be entitled to enter into any agreement with a Subservicer for indemnification of the Servicer by such Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

            Section 3.05 No Contractual Relationship between Subservicers and the Trustee. Any Subservicing Agreement that may be entered into and any transactions or services relating to the Mortgage Loans involving a Subservicer in its capacity as such shall be deemed to be between the Subservicer and the Servicer alone, and the Trustee (or any successor Servicer) shall not be deemed a party thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Subservicer except as set forth in Section 3.06. The Servicer shall be solely liable for all fees owed by it to any Subservicer, irrespective of whether the Servicer's compensation pursuant to this Agreement is sufficient to pay such fees.

            Section 3.06 Assumption or Termination of Subservicing Agreements by Trustee. In the event the Servicer at any time shall for any reason no longer be the Servicer (including by reason of the occurrence of an Event of Default), the Trustee, or its designee or the successor Servicer if the successor is not the Trustee, shall thereupon assume all of the rights and obligations of the Servicer under each Subservicing Agreement that the Servicer may have entered into, with copies thereof provided to the Trustee or the successor Servicer if the successor is not the Trustee, prior to the Trustee or the successor Servicer if the successor is not the Trustee, assuming such rights and obligations, unless the Trustee elects to terminate any Subservicing Agreement in accordance with its terms as provided in Section 3.03.

            Upon such assumption, the Trustee, its designee or the successor servicer shall be deemed, subject to Section 3.03, to have assumed all of the Servicer's interest therein and to have replaced the Servicer as a party to each Subservicing Agreement to the same extent as if each Subservicing Agreement had been assigned to the assuming party, except that (i) the Servicer shall not thereby be relieved of any liability or obligations under any Subservicing Agreement that arose before it ceased to be the Servicer and (ii) none of the Depositor, the Trustee, their designees or any successor Servicer shall be deemed to have assumed any liability or obligation of the Servicer that arose before it ceased to be the Servicer.

            The Servicer at its expense shall, upon request of the Trustee, its designee or the successor Servicer deliver to the assuming party all documents and records relating to each Subservicing Agreement and the Mortgage Loans then being serviced and an accounting of amounts collected and held by or on behalf of it, and otherwise use its best efforts to effect the orderly and efficient transfer of the Subservicing Agreements to the assuming party.

            Section 3.07 Collection of Certain Mortgage Loan Payments. (a) The Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans, and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any applicable Insurance Policies, follow such collection procedures as it would follow with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Consistent with the foregoing and Accepted Servicing Practices, the Servicer may (i) waive any late payment charge or, if applicable, any penalty interest, or (ii) extend the due dates for the Scheduled Payments due on a Mortgage Note for a period of not greater than 180 days; provided, that any extension pursuant to clause (ii) above shall not affect the amortization schedule of any Mortgage Loan for purposes of any computation hereunder, except as provided below. In the event of any such arrangement pursuant to clause (ii) above, the Servicer shall make timely advances on such Mortgage Loan during such extension pursuant to Section 4.01 and in accordance with the amortization schedule of such Mortgage Loan without modification thereof by reason of such arrangements, subject to Section 4.01(d) pursuant to which the Servicer shall not be required to make any such advances that are Nonrecoverable P&I Advances. Notwithstanding the foregoing, the Servicer may waive, in whole or in part, a Prepayment Charge only under the following circumstances: (i) such waiver relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Servicer, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan or (ii) such Prepayment Charge is not permitted to be collected by applicable law. If a Prepayment Charge is waived other than as permitted by the prior sentence, then the Servicer is required to pay the amount of such waived Prepayment Charge, for the benefit of the Holders of the Class P Certificates, by depositing such amount into the Collection Account from its own funds, without any right of reimbursement therefor, together with and at the time that the amount prepaid on the related Mortgage Loan is required to be deposited into the Collection Account; provided, however, that the Servicer shall not have an obligation to pay the amount of any uncollected Prepayment Charge if the failure to collect such amount is the direct result of inaccurate or incomplete information on the Mortgage Loan Schedule in effect at such time.

            (b) (i) The Trustee shall establish and maintain the Excess Reserve Fund Account, on behalf of the Class X Certificateholders, to receive any Basis Risk Payment and any Interest Rate Cap Payment and to secure their limited recourse obligation to pay to the LIBOR Certificateholders Basis Risk Carry Forward Amounts.

            (ii) On each Distribution Date, the Trustee shall deposit the amount of any Basis Risk Payment and any Interest Rate Cap Payment for such date into the Excess Reserve Fund Account.

            (c) (i) On each Distribution Date on which there exists a Basis Risk Carry Forward Amount on any Class of Certificates, the Trustee shall (1) withdraw from the Distribution Account and deposit in the Excess Reserve Fund Account, as set forth in Section 4.02(a)(iii)(O), the lesser of (x) the Class X Distributable Amount (without regard to the reduction in the definition thereof with respect to the Basis Risk Payment (to the extent remaining after the distributions specified in Sections 4.02(a)(iii)(A)-(Q)) and (y) the aggregate Basis Risk Carry Forward Amounts for such Distribution Date and (2) withdraw from the Excess Reserve Fund Account amounts necessary to pay to such Class or Classes of Certificates the Basis Risk Carry Forward Amount. Such payments shall be allocated to those Classes on a pro rata basis based upon the amount of Basis Risk Carry Forward Amount owed to each such Class and shall be paid in the priority set forth in Sections 4.02(a)(iii)(P)-(Q).

            (ii) The Trustee shall account for the Excess Reserve Fund Account as an asset of a grantor trust under subpart E, Part I of subchapter J of the Code and not as an asset of any REMIC created pursuant to this Agreement. The beneficial owners of the Excess Reserve Fund Account are the Class X Certificateholders. For all federal tax purposes, amounts transferred by the Upper Tier REMIC to the Excess Reserve Fund Account shall be treated as distributions by the Trustee to the Class X Certificateholders.

            (iii) Any Basis Risk Carry Forward Amounts paid by the Trustee to the LIBOR Certificateholders shall be accounted for by the Trustee as amounts paid first to the Holders of the Class X Certificates and then to the respective Class or Classes of LIBOR Certificates. In addition, the Trustee shall account for the LIBOR Certificateholders' rights to receive payments of Basis Risk Carry Forward Amounts as rights in a limited recourse interest rate cap contract written by the Class X Certificateholders in favor of the LIBOR Certificateholders.

            (iv) Notwithstanding any provision contained in this Agreement, the Trustee shall not be required to make any payments from the Excess Reserve Fund Account except as expressly set forth in this Section 3.07(c) and Sections 4.02(a)(iii)(P)-(Q) and (R).

            (d) The Trustee shall establish and maintain the Distribution Account on behalf of the Certificateholders. The Trustee shall, promptly upon receipt, deposit in the Distribution Account and retain therein the following:

            (i) the aggregate amount remitted by the Servicer to the Trustee pursuant to Section 3.11;

            (ii) any amount deposited by the Servicer pursuant to Section 3.12(b) in connection with any losses on Permitted Investments; and

            (iii) any other amounts deposited hereunder which are required to be deposited in the Distribution Account.

            In the event that the Servicer shall remit any amount not required to be remitted, it may at any time direct the Trustee in writing to withdraw such amount from the Distribution Account, any provision herein to the contrary notwithstanding. Such direction may be accomplished by delivering notice to the Trustee which describes the amounts deposited in error in the Distribution Account. All funds deposited in the Distribution Account shall be held by the Trustee in trust for the Certificateholders until disbursed in accordance with this Agreement or withdrawn in accordance with Section 4.02. In no event shall the Trustee incur liability for withdrawals from the Distribution Account at the direction of the Servicer.

            (e) The Trustee may invest the funds in the Distribution Account in one or more Permitted Investments in accordance with Section 3.12. The Trustee may withdraw from the Distribution Account any income or gain earned from the investment of funds deposited therein for its own benefit.

            (f) The Servicer shall give notice to the Trustee, each Rating Agency and the Depositor of any proposed change of the location of the Collection Account not later than 30 days and not more than 45 days prior to any change thereof.

            (g) In order to comply with its duties under the USA Patriot Act of 2001, the Trustee shall comply with the Wells Fargo anti-money laundering compliance program, including, without limitation, any customer identification procedures.

            Section 3.08 Subservicing Accounts. In those cases where a Subservicer is servicing a Mortgage Loan pursuant to a Subservicing Agreement, the Subservicer will be required to establish and maintain one or more segregated accounts (collectively, the "Subservicing Account"). The Subservicing Account shall be an Eligible Account and shall otherwise be acceptable to the Servicer. The Subservicer shall deposit in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Subservicer's receipt thereof, all proceeds of Mortgage Loans received by the Subservicer less its servicing compensation to the extent permitted by the Subservicing Agreement, and shall thereafter deposit such amounts in the Subservicing Account, in no event more than two Business Days after the deposit of such funds into the clearing account. The Subservicer shall thereafter deposit such proceeds in the Collection Account or remit such proceeds to the Servicer for deposit in the Collection Account not later than two Business Days after the deposit of such amounts in the Subservicing Account. For purposes of this Agreement, the Servicer shall be deemed to have received payments on the Mortgage Loans when the Subservicer receives such payments.

            Section 3.09 Collection of Taxes, Assessments and Similar Items; Escrow Accounts. (a) The Servicer shall enforce the obligations under each paid-in-full, life-of-the-loan tax service contract in effect with respect to each Mortgage Loan (each, a "Tax Service Contract"). Each Tax Service Contract shall be assigned to a successor Servicer, at the Servicer's expense in the event that the Servicer is terminated as Servicer of the related Mortgage Loan.

            (b) To the extent that the services described in this paragraph (b) are not otherwise provided pursuant to the Tax Service Contracts described in paragraph (a) hereof, the Servicer undertakes to perform such functions. To the extent the related Mortgage provides for Escrow Payments, the Servicer shall establish and maintain, or cause to be established and maintained, one or more segregated accounts (the "Escrow Accounts"), which shall be Eligible Accounts. The Servicer shall deposit in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Servicer's receipt thereof, all collections from the Mortgagors (or related advances from Subservicers) for the payment of taxes, assessments, hazard insurance premiums and comparable items for the account of the Mortgagors ("Escrow Payments") collected on account of the Mortgage Loans and shall thereafter deposit such Escrow Payments in the Escrow Accounts, in no event more than two Business Days after the deposit of such funds in the clearing account, for the purpose of effecting the payment of any such items as required under the terms of this Agreement. Withdrawals of amounts from an Escrow Account may be made only to (i) effect payment of taxes, assessments, hazard insurance premiums, and comparable items; (ii) reimburse the Servicer (or a Subservicer to the extent provided in the related Subservicing Agreement) out of related collections for any advances made pursuant to Section 3.01 (with respect to taxes and assessments) and
Section 3.13 (with respect to hazard insurance); (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest, if required and as described below, to Mortgagors on balances in the Escrow Account; (v) clear and terminate the Escrow Account at the termination of the Servicer's obligations and responsibilities in respect of the Mortgage Loans under this Agreement; or
(vi) recover amounts deposited in error. As part of its servicing duties, the Servicer or Subservicers shall pay to the Mortgagors interest on funds in Escrow Accounts, to the extent required by law and, to the extent that interest earned on funds in the Escrow Accounts is insufficient, to pay such interest from its or their own funds, without any reimbursement therefor. To the extent that a Mortgage does not provide for Escrow Payments, the Servicer shall determine whether any such payments are made by the Mortgagor in a manner and at a time that avoids the loss of the Mortgaged Property due to a tax sale or the foreclosure of a tax lien. The Servicer assumes full responsibility for the payment of all such bills within such time and shall effect payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments; provided, however, that such advances are deemed to be Servicing Advances.

            Section 3.10 Collection Account. (a) On behalf of the Trustee, the Servicer shall establish and maintain, or cause to be established and maintained, one or more segregated Eligible Accounts (such account or accounts, the "Collection Account"), held in trust for the benefit of the Trustee. On behalf of the Trustee, the Servicer shall deposit or cause to be deposited in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Servicer's receipt thereof, and shall thereafter deposit into the Collection Account, in no event more than two Business Days after the deposit of such funds into the clearing account, as and when received or as otherwise required hereunder, the following payments and collections received or made by it subsequent to the Cut-off Date (other than in respect of principal or interest on the related Mortgage Loans due on or before the Cut-off Date), or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a Due Period subsequent thereto:

            (i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

            (ii) all payments on account of interest (net of the related Servicing Fee) on each Mortgage Loan;

            (iii) all Insurance Proceeds and Condemnation Proceeds to the extent such Insurance Proceeds and Condemnation Proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the related Mortgagor in accordance with the express requirements of law or in accordance with Accepted Servicing Practices, Liquidation Proceeds and Subsequent Recoveries;

            (iv) any amounts required to be deposited pursuant to Section 3.12 in connection with any losses realized on Permitted Investments with respect to funds held in the Collection Account;

            (v) any amounts required to be deposited by the Servicer pursuant to the second paragraph of Section 3.13(a) in respect of any blanket policy deductibles;

            (vi) all proceeds of any Mortgage Loan repurchased or purchased in accordance with this Agreement; and

            (vii) all Prepayment Charges collected by the Servicer.

            The foregoing requirements for deposit in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, NSF fees, reconveyance fees, assumption fees and other similar fees and charges need not be deposited by the Servicer in the Collection Account and shall, upon collection, belong to the Servicer as additional compensation for its servicing activities. In the event the Servicer shall deposit in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

            (b) Funds in the Collection Account may be invested in Permitted Investments in accordance with the provisions set forth in Section 3.12. The Servicer shall give notice to the Trustee and the Depositor of the location of the Collection Account maintained by it when established and prior to any change thereof.

            Section 3.11 Withdrawals from the Collection Account. (a) The Servicer shall, from time to time, make withdrawals from the Collection Account for any of the following purposes or as described in Section 4.01:

            (i) on or prior to each Remittance Date, to remit to the Trustee (A) the Trustee Fee with respect to such Distribution Date and (B) all Available Funds in respect of the related Distribution Date together with all amounts representing Prepayment Charges (payable to the Class P Certificateholders) from the Mortgage Loans received during the related Prepayment Period;

            (ii) to reimburse the Servicer for P&I Advances (or the Purchaser, to the extent the Purchaser was required to make P&I Advances pursuant to the terms of the applicable Assignment Agreement), but only to the extent of amounts received which represent Late Collections (net of the related Servicing Fees) of Scheduled Payments on Mortgage Loans with respect to which such P&I Advances were made by the Servicer in accordance with the provisions of Section 4.01 (or by the Purchaser pursuant to the terms of the applicable Assignment Agreement);

            (iii) to pay the Servicer or any Subservicer (A) any unpaid Servicing Fees or (B) any unreimbursed Servicing Advances with respect to each Mortgage Loan, but only to the extent of any Late Collections or other amounts as may be collected by the Servicer from a Mortgagor, or otherwise received with respect to such Mortgage Loan (or the related REO Property);

            (iv) to pay to the Servicer as servicing compensation (in addition to the Servicing Fee) on each Remittance Date any interest or investment income earned on funds deposited in the Collection Account;

            (v) to pay to the Responsible Party, with respect to each Mortgage Loan that has previously been repurchased or replaced pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase or substitution, as the case may be;

            (vi) to reimburse the Servicer for any P&I Advance or Servicing Advance previously made which the Servicer has determined to be a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance in accordance with the provisions of Section 4.01 and to reimburse the Purchaser for any P&I Advance previously made by it pursuant to an Assignment Agreement which the Purchaser has determined to be a Nonrecourse P&I Advance in accordance with the provisions of Section 4.01;

            (vii) to pay, or to reimburse the Servicer for Servicing Advances in respect of, expenses incurred in connection with any Mortgage Loan pursuant to Section 3.15;

            (viii) to reimburse the Servicer, the Depositor or the Trustee for expenses incurred by or reimbursable to the Servicer, the Depositor or the Trustee, as the case may be, pursuant to Section 6.03, Section 7.02 or
      Section 8.05;

            (ix) to reimburse the Servicer or the Trustee, as the case may be, for expenses reasonably incurred in respect of the breach or defect giving rise to the repurchase obligation of the Responsible Party under this Agreement that were included in the Repurchase Price of the Mortgage Loan, including any expenses arising out of the enforcement of the repurchase obligation, to the extent not otherwise paid pursuant to the terms hereof;

            (x) to withdraw any amounts deposited in the Collection Account in error;

            (xi) to clear and terminate the Collection Account upon termination of this Agreement; and

            (xii) on or prior to each Remittance Date, to remit to the Loan Performance Advisor the Loan Performance Advisor Fee with respect to such Distribution Date.

            (b) The Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Collection Account, to the extent held by or on behalf of it, pursuant to subclauses (a)(ii), (iii), (v), (vi), (vii), (viii) and (ix) above. The Servicer shall provide written notification (as set forth in Section 4.01(d)) to the Depositor, on or prior to the next succeeding Remittance Date, upon making any withdrawals from the Collection Account pursuant to subclause
(a)(vi) above.

            Section 3.12 Investment of Funds in the Collection Account, Escrow Accounts and the Distribution Account. (a) The Servicer may invest the funds in the Collection Account and the Escrow Accounts (to the extent permitted by law and the related Mortgage Loan documents) and the Trustee may invest funds in the Distribution Account and shall invest such funds in the Distribution Account (for purposes of this Section 3.12, each such Account is referred to as an "Investment Account"), in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement; provided, however, that any such Permitted Investment managed by or advised by the Trustee or any of its Affiliates may mature, unless payable on demand, no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement. If no investment instruction is given in a timely manner, the Trustee shall hold the funds in the Distribution Account uninvested. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Servicer or the Trustee, as applicable. The Servicer or the Trustee, as applicable, shall be entitled to sole possession over each such investment, and any certificate or other instrument evidencing any such investment shall be delivered directly to the Servicer or the Trustee or its agent, as applicable, together with any document of transfer necessary to transfer title to such investment to the Servicer or the Trustee or its agent, as applicable. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Servicer or the Trustee, as applicable, may:

            (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

            (y) demand payment of all amounts due thereunder that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in an Investment Account.

            (b) All income and gain realized from the investment of funds deposited in the Collection Account or Escrow Account, as applicable, held by or on behalf of the Servicer, shall be for the benefit of the Servicer and shall be subject to its withdrawal in the manner set forth in Section 3.11. The Servicer shall deposit in the Collection Account or Escrow Account, as applicable, the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such accounts immediately upon realization of such loss.

            (c) All income and gain realized from the investment of funds deposited in the Distribution Account held by the Trustee, shall be for the benefit of the Trustee, and shall be subject to the Trustee's withdrawal in the manner set forth in Section 3.07(e). The Trustee shall deposit in the Distribution Account the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such account immediately upon realization of such loss.

            (d) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment of funds held in the Escrow Account or the Collection Account, or if a default occurs in any other performance required under any Permitted Investment of funds held in the Escrow Account or the Collection Account, the Servicer shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

            Section 3.13 Maintenance of Hazard Insurance and Errors and Omissions and Fidelity Coverage. (a) The Servicer shall cause to be maintained for each Mortgage Loan fire insurance with extended coverage on the related Mortgaged Property in an amount which is at least equal to the least of (i) the outstanding principal balance of such Mortgage Loan, (ii) the amount necessary to fully compensate for any damage or loss to the improvements that are a part of such property on a replacement cost basis and (iii) the maximum insurable value of the improvements which are a part of such Mortgaged Property, in each case in an amount not less than such amount as is necessary to avoid the application of any coinsurance clause contained in the related hazard insurance policy. The Servicer shall also cause to be maintained fire insurance with extended coverage on each REO Property in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements which are a part of such property and (ii) the outstanding principal balance of the related Mortgage Loan at the time it became an REO Property, plus accrued interest at the Mortgage Rate and related Servicing Advances. The Servicer will comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any such hazard policies. Any amounts to be collected by the Servicer under any such policies (other than amounts required to be deposited in the Escrow Account and applied to the restoration or repair of the property subject to the related Mortgage or amounts to be released to the Mortgagor in accordance with the procedures that the Servicer would follow in servicing loans held for its own account, subject to the terms and conditions of the related Mortgage and Mortgage Note) shall be deposited in the Collection Account, subject to withdrawal pursuant to Section 3.11. Any cost incurred by the Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to the Trustee, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. It is understood and agreed that no earthquake or other additional insurance is to be required of any Mortgagor other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the Mortgaged Property or REO Property is at any time in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards and flood insurance has been made available, the Servicer will cause to be maintained a flood insurance policy in respect thereof. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan and (ii) the maximum amount of such insurance available for the related Mortgaged Property under the national flood insurance program (assuming that the area in which such Mortgaged Property is located is participating in such program).

            In the event that the Servicer shall obtain and maintain a blanket policy with an insurer having a general policy rating of A:VI or better in Best's (or such other rating that is comparable to such rating) insuring against hazard losses on all of the Mortgage Loans, it shall conclusively be deemed to have satisfied its obligations as set forth in the first two sentences of this
Section 3.13, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with the first two sentences of this Section 3.13, and there shall have been one or more losses which would have been covered by such policy, deposit to the Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as administrator and servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of itself and the Trustee, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy.

            (b) The Servicer shall keep in force during the term of this Agreement a policy or policies of insurance covering errors and omissions for failure in the performance of the Servicer's obligations under this Agreement, which policy or policies shall be in such form and amount that would meet the requirements of Fannie Mae or Freddie Mac if it were the purchaser of the Mortgage Loans, unless the Servicer has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. The Servicer shall also maintain a fidelity bond in the form and amount that would meet the requirements of Fannie Mae or Freddie Mac, unless the Servicer has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. The Servicer shall provide the Trustee with copies of any such insurance policies and fidelity bond. The Servicer shall be deemed to have complied with this provision if an Affiliate of the Servicer has such errors and omissions and fidelity bond coverage and, by the terms of such insurance policy or fidelity bond, the coverage afforded thereunder extends to the Servicer. Any such errors and omissions policy and fidelity bond shall by its terms not be cancelable without thirty days' prior written notice to the Trustee. The Servicer shall also cause each Subservicer to maintain a policy of insurance covering errors and omissions and a fidelity bond which would meet such requirements.

            Section 3.14 Enforcement of Due-On-Sale Clauses; Assumption Agreements. The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance of any Mortgaged Property by any Mortgagor (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause, if any, applicable thereto; provided, however, that the Servicer shall not be required to take such action if, in its sole business judgment, the Servicer believes it is not in the best interests of the Trust Fund and shall not exercise any such rights if prohibited by law from doing so. If the Servicer reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause or if any of the other conditions set forth in the proviso to the preceding sentence apply, the Servicer will enter into either (i) an assumption and modification agreement from or with the person to whom such property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon or (ii) a substitution agreement as provided in the succeeding sentence. The Servicer is also authorized to enter into a substitution of liability agreement with such person, pursuant to which the original Mortgagor is released from liability and such person is substituted as the Mortgagor and becomes liable under the Mortgage Note, provided, that no such substitution shall be effective unless such person satisfies the underwriting criteria of the Servicer and has a credit risk rating at least equal to that of the original Mortgagor. In connection with any assumption, modification or substitution, the Servicer shall apply such underwriting standards and follow such practices and procedures as shall be normal and usual in its general mortgage servicing activities and as it applies to other mortgage loans owned solely by it. The Servicer shall not take or enter into any assumption and modification agreement, however, unless (to the extent practicable in the circumstances) it shall have received confirmation, in writing, of the continued effectiveness of any applicable hazard insurance policy, or a new policy meeting the requirements of this Section is obtained. Any fee collected by the Servicer in respect of an assumption or substitution of liability agreement will be retained by the Servicer as additional servicing compensation. In connection with any such assumption, no material term of the Mortgage Note (including but not limited to the related Mortgage Rate and the amount of the Scheduled Payment) may be amended or modified, except as otherwise required pursuant to the terms thereof. The Servicer shall notify the Trustee that any such substitution, modification or assumption agreement has been completed by forwarding to the Trustee the executed original of such substitution or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.

            Notwithstanding the foregoing paragraph or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or by the terms of the Mortgage Note or any assumption which the Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 3.14, the term "assumption" is deemed to also include a sale (of the Mortgaged Property) subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

            Section 3.15 Realization upon Defaulted Mortgage Loans. The Servicer shall use its best efforts, consistent with Accepted Servicing Practices, to foreclose upon or otherwise comparably convert (which may include an acquisition of REO Property) the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to
Section 3.07, and which are not released from this Agreement pursuant to any other provision hereof. The Servicer shall use reasonable efforts to realize upon such defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Trustee, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that the Servicer shall not be required to expend its own funds in connection with foreclosure or other conversion, correction of a default on a senior mortgage or restoration of any property unless it shall determine in its sole discretion (i) that such foreclosure, correction or restoration will increase the net Liquidation Proceeds of the related Mortgage Loan to the Trustee, after reimbursement to itself for such expenses and (ii) that such expenses will be recoverable by the Servicer through Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or Subsequent Recoveries from the related Mortgaged Property, as contemplated in Section 3.11. The Servicer shall be responsible for all other costs and expenses incurred by it in any such proceedings; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 3.11.

            The proceeds of any liquidation or REO Disposition, as well as any recovery resulting from a partial collection of Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or Subsequent Recoveries or any income from an REO Property, will be applied in the following order of priority: first, to reimburse the Servicer or any Subservicer for any related unreimbursed Servicing Advances, pursuant to Section 3.11 or 3.17; second, to reimburse the Servicer for any related unreimbursed P&I Advances, pursuant to Section 3.11; third, to accrued and unpaid interest on the Mortgage Loan or REO Imputed Interest, at the Mortgage Rate, to the date of the liquidation or REO Disposition, or to the Due Date prior to the Remittance Date on which such amounts are to be distributed if not in connection with a liquidation or REO Disposition; and fourth, as a recovery of principal of the Mortgage Loan. If the amount of the recovery so allocated to interest is less than a full recovery thereof, that amount will be allocated as follows: first, to unpaid Servicing Fees; and second, as interest at the Mortgage Rate (net of the Servicing Fee Rate). The portion of the recovery so allocated to unpaid Servicing Fees shall be reimbursed to the Servicer or any Subservicer pursuant to Section 3.11 or 3.17. The portions of the recovery so allocated to interest at the Mortgage Rate (net of the Servicing Fee Rate) and to principal of the Mortgage Loan shall be applied as follows: first, to reimburse the Servicer or any Subservicer for any related unreimbursed Servicing Advances in accordance with Section 3.11 or 3.17, and second, to the Trustee in accordance with the provisions of Section 4.02, subject to paragraph
(g) of Section 3.17 with respect to certain excess recoveries from an REO Disposition.

            Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Servicer has received actual notice of, or has actual knowledge of the presence of, hazardous or toxic substances or wastes on the related Mortgaged Property, or if the Trustee otherwise requests, the Servicer shall cause an environmental inspection or review of such Mortgaged Property to be conducted by a qualified inspector. Upon completion of the inspection, the Servicer shall promptly provide the Trustee and the Depositor with a written report of the environmental inspection.

            In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Servicer proceeds with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean-up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse the Servicer, the Servicer shall be entitled to be reimbursed from amounts in the Collection Account pursuant to Section 3.11. In the event the Servicer does not proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed from general collections for all Servicing Advances made with respect to the related Mortgaged Property from the Collection Account pursuant to Section 3.11.

            Section 3.16 Release of Mortgage Files. (a) Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Servicer will, within five (5) Business Days of the payment in full, notify the Trustee by a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to
Section 3.10 have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the Custodial File by submitting a Request for Release, which Request for Release may be in an electronic format in a form acceptable to the Trustee, to the Trustee. Upon receipt of such certification and Request for Release, the Trustee shall promptly release the related Custodial File to the Servicer within two (2) Business Days. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account.

            (b) From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any Insurance Policy relating to the Mortgage Loans, the Trustee shall, upon request of the Servicer and delivery to the Trustee of a Request for Release, which Request for Release may be in an electronic format in a form acceptable to the Trustee, release the related Custodial File to the Servicer, and the Trustee shall, at the direction of the Servicer, execute such documents as shall be necessary to the prosecution of any such proceedings and the Servicer shall retain the Mortgage File in trust for the benefit of the Trustee. Such Request for Release shall obligate the Servicer to return each and every document previously requested from the Custodial File to the Trustee when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Collection Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has delivered to the Trustee a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited into the Collection Account have been so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be released by the Trustee to the Servicer or its designee.

            Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the Servicer copies of any court pleadings, requests for trustee's sale or other documents reasonably necessary to the foreclosure or trustee's sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity, or shall exercise and deliver to the Servicer a power of attorney sufficient to authorize the Servicer to execute such documents on its behalf. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

            Section 3.17 Title, Conservation and Disposition of REO Property.
(a) This Section shall apply only to REO Properties acquired for the account of the Trustee and shall not apply to any REO Property relating to a Mortgage Loan which was purchased or repurchased from the Trustee pursuant to any provision hereof. In the event that title to any such REO Property is acquired, the deed or certificate of sale shall be issued to Wells Fargo Bank, National Association (or, if applicable, the name of the successor Trustee) as Trustee for Securitized Asset Backed Receivables LLC 2005-FR2 Mortgage Pass-Through Certificates, Series 2005-FR2, or to its nominee, for the benefit of the Certificateholders.

            (b) The Servicer shall manage, conserve, protect and operate each REO Property for the Trustee solely for the purpose of its prompt disposition and sale. The Servicer, either itself or through an agent selected by the Servicer, shall manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Servicer shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as the Servicer deems to be in the best interest of the Trustee on behalf of the Certificateholders. The Servicer shall notify the Trustee from time to time as to the status of each REO Property.

            (c) The Servicer shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Servicer determines, and gives an appropriate notice to the Trustee to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a period longer than one year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Servicer shall report monthly to the Trustee as to the progress being made in selling such REO Property.

            (d) The Servicer shall segregate and hold all funds collected and received in connection with the operation of any REO Property separate and apart from its own funds and general assets and shall deposit such funds in the Collection Account.

            (e) The Servicer shall deposit net of reimbursement to the Servicer for any related outstanding Servicing Advances and unpaid Servicing Fees provided in Section 3.11, or cause to be deposited in the Collection Account, in no event later than two Business Days after the deposit of such funds into the clearing account, all revenues received with respect to the related REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of the REO Property.

            (f) The Servicer, upon an REO Disposition, shall be entitled to reimbursement for any related unreimbursed Servicing Advances as well as any unpaid Servicing Fees from proceeds received in connection with the REO Disposition, as further provided in Section 3.11.

            (g) Any net proceeds from an REO Disposition which are in excess of the unpaid principal balance of the related Mortgage Loan plus all unpaid REO Imputed Interest thereon through the date of the REO Disposition shall be retained by the Servicer as additional servicing compensation.

            (h) The Servicer shall use its reasonable best efforts to sell, or cause the Subservicer to sell, in accordance with Accepted Servicing Practices, any REO Property as soon as possible, but in no event later than the conclusion of the third calendar year beginning after the year of its acquisition by the Lower Tier REMIC unless (i) the Servicer applies for an extension of such period from the Internal Revenue Service pursuant to the REMIC Provisions and Code
Section 856(e)(3), in which event such REO Property shall be sold within the applicable extension period, or (ii) the Servicer obtains for the Trustee an Opinion of Counsel, addressed to the Depositor, the Trustee and the Servicer, to the effect that the holding by the Lower Tier REMIC of such REO Property subsequent to such period will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code or cause the Lower Tier REMIC or the Upper Tier REMIC to fail to qualify as a REMIC under the REMIC Provisions or comparable provisions of relevant state laws at any time. The Servicer shall manage, conserve, protect and operate each REO Property for the Trustee solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) or result in the receipt by the Lower Tier REMIC of any "income from non-permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code or any "net income from foreclosure property" which is subject to taxation under Section 860G(a)(1) of the Code. Pursuant to its efforts to sell such REO Property, the Servicer shall either itself or through an agent selected by the Servicer protect and conserve such REO Property in the same manner and to such extent as is customary in the locality where such REO Property is located and may, incident to its conservation and protection of the interests of the Trustee on behalf of the Certificateholders, rent the same, or any part thereof, as the Servicer deems to be in the best interest of the Trustee on behalf of the Certificateholders for the period prior to the sale of such REO Property; provided, however, that any rent received or accrued with respect to such REO Property qualifies as "rents from real property" as defined in Section 856(d) of the Code.

            Section 3.18 Notification of Adjustments. With respect to each Adjustable Rate Mortgage Loan, the Servicer shall adjust the Mortgage Rate on the related Adjustment Date and shall adjust the Scheduled Payment on the related mortgage payment adjustment date, if applicable, in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. In the event that an Index becomes unavailable or otherwise unpublished, the Servicer shall select a comparable alternative index over which it has no direct control and which is readily verifiable. The Servicer shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Rate and Scheduled Payment adjustments. The Servicer shall promptly, upon written request therefor, deliver to the Trustee such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by the Servicer or the receipt of notice from the Trustee that the Servicer has failed to adjust a Mortgage Rate or Scheduled Payment in accordance with the terms of the related Mortgage Note, the Servicer shall deposit in the Collection Account from its own funds the amount of any interest loss caused as such interest loss occurs.

            Section 3.19 Access to Certain Documentation and Information Regarding the Mortgage Loans. In the event the Servicer reasonably believes that compliance with this Section will make the Mortgage Loans legal for investment by federally insured savings and loan associations, the Servicer shall provide, or cause the Subservicer to provide, to the Depositor, the Trustee, the OTS or the FDIC and the examiners and supervisory agents thereof, access to the documentation regarding the Mortgage Loans in its possession required by applicable regulations of the OTS. Such access shall be afforded without charge, but only upon reasonable and prior written request and during normal business hours at the offices of the Servicer or, if applicable, any Subservicer. Nothing in this Section shall derogate from the obligation of any such party to observe any applicable law prohibiting disclosure of information regarding the Mortgagors and the failure of any such party to provide access as provided in this Section as a result of such obligation shall not constitute a breach of this Section.

            Section 3.20 Documents, Records and Funds in Possession of the Servicer to Be Held for the Trustee. Not later than thirty days after each Distribution Date, the Servicer shall forward to the Trustee a statement prepared by the Servicer setting forth the status of the Collection Account as of the close of business on the last day of the calendar month relating to such Distribution Date and showing, for the period covered by such statement, the aggregate amount of deposits into and withdrawals from the Collection Account of each category of deposit specified in Section 3.10(a) and each category of withdrawal specified in Section 3.11. Such statement shall be provided substantially in the form of Exhibit O hereto. Copies of such statement shall be provided by the Trustee to any Certificateholder and to any Person identified to the Trustee as a prospective transferee of a Certificate, upon the request and at the expense of the requesting party, provided such statement is delivered by the Servicer to the Trustee.

            Section 3.21 Servicing Compensation. (a) As compensation for its activities hereunder, the Servicer shall, with respect to each Mortgage Loan, be entitled to retain from deposits to the Collection Account and from Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Subsequent Recoveries and REO Proceeds related to such Mortgage Loan, the Servicing Fee with respect to each Mortgage Loan (less any portion of such amounts retained by any Subservicer). In addition, the Servicer shall be entitled to recover unpaid Servicing Fees out of related Late Collections and as otherwise permitted under
Section 3.11. The right to receive the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Servicer's responsibilities and obligations under this Agreement; provided, however, that the Servicer may pay from the Servicing Fee any amounts due to a Subservicer pursuant to a Subservicing Agreement entered into under Section 3.02.

            (b) Additional servicing compensation in the form of assumption or modification fees, late payment charges, net Prepayment Interest Excesses (to the extent not required to offset Prepayment Interest Shortfalls), NSF fees, reconveyance fees and other similar fees and charges (other than Prepayment Charges) shall be retained by the Servicer only to the extent such fees or charges are received by the Servicer. The Servicer shall also be entitled pursuant to Section 3.11(a)(iv) to withdraw from the Collection Account, as additional servicing compensation, interest or other income earned on deposits therein. The Servicer shall also be entitled as additional servicing compensation, to interest or other income earned on deposits in the Escrow Account (to the extent permitted by law and the related Mortgage Loan documents) in accordance with Section 3.12.

            (c) The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including payment of premiums for any blanket policy insuring against hazard losses pursuant to
Section 3.13, servicing compensation of the Subservicer to the extent not retained by it and the fees and expenses of independent accountants and any agents appointed by the Servicer), and shall not be entitled to reimbursement therefor from the Trust Fund except as specifically provided in Section 3.11.

            Section 3.22 Annual Statement as to Compliance. The Servicer will deliver or cause to be delivered to the Depositor, the Rating Agencies and the Trustee on or before March 15th of each calendar year, commencing in 2006, an Officer's Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement or a similar agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status thereof.

            Section 3.23 Annual Independent Public Accountants' Servicing Statement; Financial Statements. Not later than March 15th of each calendar year commencing in 2006, the Servicer, at its expense, shall cause a nationally recognized firm of independent certified public accountants to furnish to the Depositor, the Servicer, the Rating Agencies and the Trustee a report stating that (i) it has obtained a letter of representation regarding certain matters from the management of the Servicer which includes an assertion that the Servicer has complied with certain minimum residential mortgage loan servicing standards, identified in the Uniform Single Attestation Program for Mortgage Bankers established by the Mortgage Bankers Association of America, with respect to the servicing of residential mortgage loans during the most recently completed calendar year and (ii) on the basis of an examination conducted by such firm in accordance with standards established by the American Institute of Certified Public Accountants, such representation is fairly stated in all material respects, subject to such exceptions and other qualifications that may be appropriate. In rendering its report such firm may rely, as to matters relating to the direct servicing of residential mortgage loans by Subservicers, upon comparable reports of firms of independent certified public accountants rendered on the basis of examinations conducted in accordance with the same standards (rendered within one year of such report) with respect to those Subservicers.

            Section 3.24 Trustee to Act as Servicer. (a) Subject to Section 7.02, in the event that the Servicer shall for any reason no longer be the Servicer hereunder (including by reason of an Event of Default), the Trustee or its successor shall thereupon assume all of the rights and obligations of the Servicer hereunder arising thereafter, except that the Trustee shall not be (i) liable for losses of the predecessor Servicer pursuant to Section 3.10 or any acts or omissions of the predecessor Servicer hereunder, (ii) obligated to effectuate repurchases or substitutions of Mortgage Loans hereunder, including but not limited to repurchases or substitutions pursuant to Section 2.03, (iii) responsible for expenses of the predecessor Servicer pursuant to Section 2.03 or
(iv) deemed to have made any representations and warranties of the Servicer hereunder. Any such assumption shall be subject to Section 7.02.

            (b) Every Subservicing Agreement entered into by the Servicer shall contain a provision giving the successor Servicer the option to terminate such agreement in the event a successor Servicer is appointed.

            (c) If the Servicer shall for any reason no longer be the Servicer (including by reason of any Event of Default), the Trustee (or any other successor Servicer) may, at its option, succeed to any rights and obligations of the Servicer under any Subservicing Agreement in accordance with the terms thereof; provided, that the Trustee (or any other successor Servicer) shall not incur any liability or have any obligations in its capacity as successor Servicer under a Subservicing Agreement arising prior to the date of such succession unless it expressly elects to succeed to the rights and obligations of the Servicer thereunder; and the Servicer shall not thereby be relieved of any liability or obligations under the Subservicing Agreement arising prior to the date of such succession.

            (d) The Servicer shall, upon request of the Trustee, but at the expense of the Servicer, deliver to the assuming party all documents and records relating to each Subservicing Agreement (if any) and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held by it, and otherwise use its best efforts to effect the orderly and efficient transfer of the Subservicing Agreement to the assuming party.

            Section 3.25 Compensating Interest. The Servicer shall remit to the Trustee on each Remittance Date an amount from its own funds equal to the Compensating Interest payable by the Servicer for the related Distribution Date; provided, however, the Servicer is not required to pay Compensating Interest on any Mortgage Loan subject to a Servicing Agreement for the period prior to the applicable Servicing Transfer Date.

            Section 3.26 Credit Reporting; Gramm-Leach-Bliley Act. (a) With respect to each Mortgage Loan, the Servicer agrees to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on the primary borrower of such Mortgage Loan to Equifax, Experian and TransUnion Credit Information Company (three of the credit repositories) on a monthly basis.

            (b) The Servicer shall comply with Title V of the Gramm-Leach-Bliley Act of 1999 and all applicable regulations promulgated thereunder, relating to the Mortgage Loans and the related borrowers and shall provide all required notices thereunder.

            Section 3.27 Transfer of Servicing of Mortgage Loans. The Depositor shall use reasonable efforts to assist the Trustee and the Servicer in enforcing the obligations of Countrywide and the Responsible Party to transfer servicing of the Mortgage Loans to the Servicer on the Servicing Transfer Date pursuant to the applicable Servicing Agreement.


                                   ARTICLE IV

                                DISTRIBUTIONS AND
                            ADVANCES BY THE SERVICER

            Section 4.01 Advances. (a) The amount of P&I Advances to be made by the Servicer for any Remittance Date shall equal, subject to Section 4.01(c), the sum of (i) the aggregate amount of Scheduled Payments (with each interest portion thereof net of the related Servicing Fee), due during the Due Period immediately preceding such Remittance Date in respect of the Mortgage Loans, which Scheduled Payments were not received as of the close of business on the related Determination Date, plus (ii) with respect to each REO Property, which REO Property was acquired during or prior to the related Prepayment Period and as to which such REO Property an REO Disposition did not occur during the related Prepayment Period, an amount equal to the excess, if any, of the Scheduled Payments (with each interest portion thereof net of the related Servicing Fee) that would have been due on the related Due Date in respect of the related Mortgage Loans, over the net income from such REO Property transferred to the Collection Account for distribution on such Remittance Date.

            (b) On each Remittance Date, the Servicer shall remit in immediately available funds to the Trustee an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the Mortgage Loans and REO Properties for the related Remittance Date either (i) from its own funds or (ii) from the Collection Account, to the extent of funds held therein for future distribution (in which case, it will cause to be made an appropriate entry in the records of Collection Account that Amounts Held for Future Distribution have been, as permitted by this Section 4.01, used by the Servicer in discharge of any such P&I Advance) or (iii) in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made by the Servicer with respect to the Mortgage Loans and REO Properties. Any Amounts Held for Future Distribution and so used shall be appropriately reflected in the Servicer's records and replaced by the Servicer by deposit in the Collection Account on or before any future Remittance Date to the extent required.

            (c) The obligation of the Servicer to make such P&I Advances is mandatory, notwithstanding any other provision of this Agreement but subject to
(d) below, and, with respect to any Mortgage Loan or REO Property, shall continue until a Final Recovery Determination in connection therewith or the removal thereof from coverage under this Agreement, except as otherwise provided in this Section.

            (d) Notwithstanding anything herein to the contrary, no P&I Advance or Servicing Advance shall be required to be made hereunder by the Servicer if such P&I Advance or Servicing Advance would, if made, constitute a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance. The determination by the Servicer that it has made a Nonrecoverable P&I Advance or a Nonrecoverable Servicing Advance or that any proposed P&I Advance or Servicing Advance, if made, would constitute a Nonrecoverable P&I Advance or a Nonrecoverable Servicing Advance, respectively, shall be evidenced by an Officer's Certificate of the Servicer delivered to the Trustee.

            (e) Except as otherwise provided herein, the Servicer shall be entitled to reimbursement pursuant to Section 3.11 for Servicing Advances from recoveries from the related Mortgagor or from all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds, Condemnation Proceeds and Subsequent Recoveries) with respect to the related Mortgage Loan.

            Section 4.02 Priorities of Distribution. (a) On each Distribution Date, the Trustee will make the disbursements and transfers from amounts then on deposit in the Distribution Account in the following order of priority and to the extent of the Available Funds remaining:

            (i) to the holders of each Class of LIBOR Certificates in the following order of priority:

                  (A) from the Interest Remittance Amounts for both Loan Groups, to the Class A-1A, Class A-1B, Class A-2A, Class A-2B and Class A-2C Certificates, the related Accrued Certificate Interest Distribution Amount and Unpaid Interest Amounts for such Distribution Date, in each case pursuant to the allocation set forth in clauses (iv) and
            (v) of this Section 4.02(a);

                  (B) from any remaining Interest Remittance Amounts, to the
            Class M-1 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (C) from any remaining Interest Remittance Amounts, to the
            Class M-2 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (D) from any remaining Interest Remittance Amounts, to the
            Class M-3 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (E) from any remaining Interest Remittance Amounts, to the
            Class B-1 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (F) from any remaining Interest Remittance Amounts, to the
            Class B-2 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

                  (G) from any remaining Interest Remittance Amounts, to the
            Class B-3 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date; and

                  (H) from any remaining Interest Remittance Amounts, to the
            Class B-4 Certificates, the Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date;

            (ii) (A) on each Distribution Date (1) before the Stepdown Date or
      (2) with respect to which a Trigger Event is in effect, to the holders of the related Class or Classes of LIBOR Certificates then entitled to distributions of principal as set forth below, from amounts remaining on deposit in the Distribution Account after making distributions pursuant to clause (i) above, an amount equal to the Principal Distribution Amount in the following order of priority:

                  (a) to the Class A-1A, Class A-1B, Class A-2A, Class A-2B and
            Class A-2C Certificates, allocated as described in Section 4.02(c), until the respective Class Certificate Balances thereof are reduced to zero; and

                  (b) sequentially to the Class M-1, Class M-2, Class M-3, Class
            B-1, Class B-2, Class B-3 and Class B-4 Certificates, in that order, until the respective Class Certificate Balances are reduced to zero;

                  (B) on each Distribution Date (1) on and after the Stepdown
            Date and (2) as long as a Trigger Event is not in effect, to the holders of the related Class or Classes of LIBOR Certificates then entitled to distribution of principal, from amounts remaining on deposit in the Distribution Account after making distributions pursuant to clause (i) above, an amount equal to, in the aggregate, the Principal Distribution Amount in the following amounts and order of priority:

                  (a) to the Class A Certificates, the lesser of (x) the
            Principal Distribution Amount and (y) the Class A Principal Distribution Amount, allocated as described in Section 4.02(c), until the respective Class Certificate Balances thereof are reduced to zero;

                  (b) to the Class M-1 Certificates, the lesser of (x) the
            excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above and (y) the Class M-1 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

                  (c) to the Class M-2 Certificates, the lesser of (x) the
            excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above and to the Class M-1 Certificates in clause (ii)(B)(b) above and (y) the Class M-2 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

                  (d) to the Class M-3 Certificates, the lesser of (x) the
            excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above and to the Class M-2 Certificates in clause (ii)(B)(c) above and (y) the Class M-3 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

                  (e) to the Class B-1 Certificates, the lesser of (x) the
            excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above and to the Class M-3 Certificates in clause (ii)(B)(d) above and (y) the Class B-1 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

                  (f) to the Class B-2 Certificates, the lesser of (x) the
            excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above, to the Class M-3 Certificates in clause (ii)(B)(d) above and to the Class B-1 Certificates in clause (ii)(B)(e) above and (y) the Class B-2 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

                  (g) to the Class B-3 Certificates, the lesser of (x) the
            excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above, to the Class M-3 Certificates in clause (ii)(B)(d) above, to the Class B-1 Certificates in clause (ii)(B)(e) above and to the Class B-2 Certificates in clause (ii)(B)(f) above and (y) the Class B-3 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero; and

                  (h) to the Class B-4 Certificates, the lesser of (x) the
            excess of (i) the Principal Distribution Amount over (ii) the amount distributed to the Class A Certificateholders in clause (ii)(B)(a) above, to the Class M-1 Certificates in clause (ii)(B)(b) above, to the Class M-2 Certificates in clause (ii)(B)(c) above, to the Class M-3 Certificates in clause (ii)(B)(d) above, to the Class B-1 Certificates in clause (ii)(B)(e) above, to the Class B-2 Certificates in clause (ii)(B)(f) above and to the Class B-3 Certificates in clause (ii)(B)(g) above and (y) the Class B-4 Principal Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

            (iii) any amount remaining after the distributions in clauses (i) and (ii) above, plus as specifically indicated below, from amounts on deposit in the Excess Reserve Fund Account, shall be distributed in the following order of priority:

                  (A) to the holders of the Class M-1 Certificates, any Unpaid
            Interest Amount for such Class;

                  (B) to the holders of the Class M-1 Certificates, any Unpaid
            Realized Loss Amount for such Class;

                  (C) to the holders of the Class M-2 Certificates, any Unpaid
            Interest Amount for such Class;

                  (D) to the holders of the Class M-2 Certificates, any Unpaid
            Realized Loss Amount for such Class;

                  (E) to the holders of the Class M-3 Certificates, any Unpaid
            Interest Amount for such Class;

                  (F) to the holders of the Class M-3 Certificates, any Unpaid
            Realized Loss Amount for such Class;

                  (G) to the holders of the Class B-1 Certificates, any Unpaid
            Interest Amount for such Class;

                  (H) to the holders of the Class B-1 Certificates, any Unpaid
            Realized Loss Amount for such Class;

                  (I) to the holders of the Class B-2 Certificates, any Unpaid
            Interest Amount for such Class;

                  (J) to the holders of the Class B-2 Certificates, any Unpaid
            Realized Loss Amount for such Class;

                  (K) to the holders of the Class B-3 Certificates, any Unpaid
            Interest Amount for such Class;

                  (L) to the holders of the Class B-3 Certificates, any Unpaid
            Realized Loss Amount for such Class;

                  (M) to the holders of the Class B-4 Certificates, any Unpaid
            Interest Amount for such Class;

                  (N) to the holders of the Class B-4 Certificates, any Unpaid
            Realized Loss Amount for such Class;

                  (O) to the Excess Reserve Fund Account, the amount of any
            Basis Risk Payment for such Distribution Date;

                  (P) concurrently, (i) from any Interest Rate Cap Payments with respect to the Class A-2 Cap Agreement on deposit in the Excess Reserve Fund Account with respect to such Distribution Date, an amount equal to any unpaid Basis Risk Carry Forward Amount with respect to the Class A-2A, Class A-2B and Class A-2C Certificates for such Distribution Date, allocated (a) first, among such Classes of Certificates, pro rata, based upon their respective Class Certificate Balances (only with respect to those Group II Class A Certificates with an outstanding Basis Risk Carry Forward Amount) and (b) second, any remaining amounts to the Class A-2A, Class A-2B and Class A-2C Certificates, pro rata, based on any such Basis Risk Carry Forward Amounts remaining unpaid, to reimburse such Basis Risk Carry Forward Amounts remaining unpaid, (ii) from any Interest Rate Cap Payments with respect to the Class M Cap Agreement on deposit in the Excess Reserve Fund Account with respect to such Distribution Date, an amount equal to any unpaid Basis Risk Carry Forward Amount with respect to the Class M Certificates for such Distribution Date to the Class M Certificates, allocated (a) first, among the Class M-1 Certificates, Class M-2 Certificates and Class M-3 Certificates, pro rata, based upon their respective Class Certificate Balances (only with respect to those Class M Certificates with an outstanding Basis Risk Carry Forward Amount) and (b) second, any remaining amounts to the Class M-1 Certificates, Class M-2 Certificates and Class M-3 Certificates, pro rata, based on any such Basis Risk Carry Forward Amounts remaining unpaid, to reimburse such Basis Risk Carry Forward Amounts remaining unpaid, and (iii) from any Interest Rate Cap Payments with respect to the Class B Cap Agreement on deposit in the Excess Reserve Fund Account with respect to such Distribution Date, an amount equal to any unpaid Basis Risk Carry Forward Amount with respect to the Class B Certificates for such Distribution Date to the Class B Certificates, allocated (a) first, among the Class B-1 Certificates, Class B-2 Certificates, Class B-3 Certificates and Class B-4 Certificates, pro rata, based upon their respective Class Certificate Balances (only with respect to those Class B Certificates with an outstanding Basis Risk Carry Forward Amount) and (b) second, any remaining amounts to the Class B-1 Certificates, Class B-2 Certificates, Class B-3 Certificates and Class B-4 Certificates, pro rata, based on any such Basis Risk Carry Forward Amounts remaining unpaid, to reimburse such Basis Risk Carry Forward Amounts remaining unpaid;

                  (Q) from funds on deposit in the Excess Reserve Fund Account
            (not including any Interest Rate Cap Payments included in such account) with respect to such Distribution Date, an amount equal to any remaining unpaid Basis Risk Carry Forward Amount with respect to any LIBOR Certificate for such Distribution Date to the LIBOR Certificates in the same order and priority in which the Accrued Certificate Interest Distribution Amount is allocated among such Classes of Certificates, except that the Class A Certificates shall be paid (a) first, among the Class A-1A Certificates, Class A-1B Certificates, Class A-2A Certificates, Class A-2B Certificates and Class A-2C Certificates, pro rata, based upon their respective Class Certificate Balances (only with respect to those Class A Certificates with an outstanding Basis Risk Carry Forward Amount) and (b) second, any remaining amounts to the Class A-1A Certificates, Class A-1B Certificates, Class A-2A Certificates, Class A-2B Certificates and Class A-2C Certificates, pro rata, based on any such Basis Risk Carry Forward Amounts remaining unpaid;

                  (R) to the holders of the Class X Certificates, the remainder of the Class X Distributable Amount not distributed pursuant to Sections 4.02(a)(iii)(A)-(Q) and any remaining Interest Rate Cap Payments in the Excess Reserve Fund Account; and

                  (S) to the holders of the Class R Certificates, any remaining amount;

            (iv) solely for purposes of interest allocation calculations, the Interest Remittance Amounts attributable to Group I Mortgage Loans will be allocated:

                  (a) first, concurrently, to the Class A-1A and Class A-1B
            Certificates, pro rata (based on the amounts distributable or payable under Section 4.02(a)(i)(A) to the Class A-1A and Class A-1B Certificates), the Accrued Certificate Interest Distribution Amount and Unpaid Interest Amount for the Class A-1A and Class A-1B Certificates, respectively; and

                  (b) second, concurrently, to the Class A-2A, Class A-2B and
            Class A-2C Certificates, pro rata (based on the amounts distributable or payable under Section 4.02(a)(i)(A) to the Class A-2A, Class A-2B and Class A-2C Certificates), the Accrued Certificate Interest Distribution Amount and Unpaid Interest Amount for the Class A-2A, Class A-2B and Class A-2C Certificates, respectively; and

            (v) solely for purposes of interest allocation calculations, the Interest Remittance Amounts attributable to Group II Mortgage Loans will be allocated:

                  (a) first, concurrently, to the Class A-2A, Class A-2B and
            Class A-2C Certificates, pro rata (based on the amounts distributable or payable under Section 4.02(a)(i)(A) to the Class A-2A, Class A-2B and Class A-2C Certificates), the Accrued Certificate Interest Distribution Amount and Unpaid Interest Amount for the Class A-2A, Class A-2B and Class A-2C Certificates, respectively; and

                  (b) second, concurrently, to the Class A-1A and Class A-1B
            Certificates, pro rata (based on the amounts distributable or payable under Section 4.02(a)(i)(A) to the Class A-1A and Class A-1B Certificates), the Accrued Certificate Interest Distribution Amount and Unpaid Interest Amount for the Class A-1A and Class A-1B Certificates, respectively; and

            If on any Distribution Date, as a result of the foregoing allocation rules, any Class of Class A Certificates does not receive in full the related Accrued Certificate Interest Distribution Amount or the related Unpaid Interest Amounts, if any, then that unpaid amount will be recoverable by the holders of that class, with interest thereon, on future Distribution Dates, as Unpaid Interest Amounts, subject to the priorities described above.

            (b) On each Distribution Date, prior to any distributions on any other Class of Certificates, all amounts representing Prepayment Charges from the Mortgage Loans received during the related Prepayment Period shall be distributed by the Trustee to the holders of the Class P Certificates.

            (c) All principal distributions to the holders of the Class A Certificates on any Distribution Date shall be allocated concurrently between the Group I Class A Certificates, on the one hand, and the Group II Class A Certificates, on the other hand, based on the Class A Principal Allocation Percentage for the Group I Class A Certificates and the Group II Class A Certificates, as applicable, for such Distribution Date; provided, however, that, if the Class Certificate Balances of the Class A Certificates in either Class A Certificate Group are reduced to zero, then the remaining amount of principal distributions distributable to the Class A Certificates on such Distribution Date, and the amount of such principal distributions distributable on all subsequent Distribution Dates, shall be distributed to the holders of the Class A Certificates in the other Class A Certificate Group remaining outstanding, in accordance with the principal distribution allocations described in this Section 4.02(c), until their Class Certificate Balances have been reduced to zero. Any distributions of principal to the Group I Class A Certificates shall be made first from Available Funds relating to the Group I Mortgage Loans, and any distributions of principal to the Group II Class A Certificates shall be made first from Available Funds relating to the Group II Mortgage Loans.

            Any principal allocated to the Group I Class A Certificates shall be distributed pro rata (based on their respective Class Certificate Balances); provided, however, that if a Group I Sequential Trigger Event is in effect, any principal distributions allocated to the Group I Class A Certificates shall be distributed first to the Class A-1A Certificates, until their Class Certificate Balance has been reduced to zero and then to the Class A-1B Certificates, until their Class Certificate Balance has been reduced to zero.

            Any principal allocated to the Group II Class A Certificates shall be distributed first to the Class A-2A Certificates, until their Class Certificate Balance has been reduced to zero, then to the Class A-2B Certificates, until their Class Certificate Balance has been reduced to zero, and then to the Class A-2C Certificates, until their Class Certificate Balance has been reduced to zero; provided, however, that on and after the Distribution Date on which the aggregate Class Certificate Balances of the Subordinated Certificates and principal balance of the Class X Certificates have been reduced to zero, any principal distributions allocated to the Group II Class A Certificates shall be allocated pro rata among the Classes of Group II Class A Certificates, based on their respective Class Certificate Balances, and distributed concurrently to the Class A-2A, Class A-2B and Class A-2C Certificates; provided, further, that if a Class A-2A Turbo Trigger Event is also in effect, principal distributions to the Group II Class A Certificates shall be distributed first to the Class A-2A Certificates, until their Class Certificate Balance has been reduced to zero and then pro rata between the Class A-2B and Class A-2C Certificates, until their respective Class Certificate Balances have been reduced to zero.

            (d) On any Distribution Date, any Relief Act Shortfalls and Net Prepayment Interest Shortfalls for such Distribution Date shall be allocated by the Trustee as a reduction in the following order:

            (1) First, to the amount of interest payable to the Class X Certificates; and

            (2) Second, pro rata, as a reduction of the Accrued Certificate Interest Distribution Amount for the Class A, Class M and Class B Certificates, based on the amount of interest to which such Classes would otherwise be entitled.

            (e) On each Distribution Date, all amounts representing Interest Rate Cap Payments in respect of the Class X Cap Agreement will be distributed by the Trustee to the holders of the Class X Certificates. The Class X Cap Agreement shall not be available to pay Basis Risk Carry Forward Amounts or any other amounts payable to any Class of Certificates other than the Class X Certificates.

            Section 4.03 Monthly Statements to Certificateholders. (a) Not later than each Distribution Date, the Trustee shall make available to each Certificateholder, the Servicer, the Depositor and each Rating Agency a statement, based on information provided by the Servicer, setting forth with respect to the related distribution:

            (i) the amount thereof allocable to principal, separately identifying the aggregate amount of any Principal Prepayments, Liquidation Proceeds and Subsequent Recoveries;

            (ii) the amount thereof allocable to interest, any Unpaid Interest Amounts included in such distribution and any remaining Unpaid Interest Amounts after giving effect to such distribution, any Basis Risk Carry Forward Amount for such Distribution Date and the amount of all Basis Risk Carry Forward Amount covered by withdrawals from the Excess Reserve Fund Account on such Distribution Date;

            (iii) if the distribution to the Holders of such Class of Certificates is less than the full amount that would be distributable to such Holders if there were sufficient funds available therefor, the amount of the shortfall and the allocation thereof as between principal and interest, including any Basis Risk Carry Forward Amount not covered by amounts in the Excess Reserve Fund Account;

            (iv) the Class Certificate Balance of each Class of Certificates after giving effect to the distribution of principal on such Distribution Date;

            (v) the Pool Stated Principal Balance for the following Distribution Date;

            (vi) the amount of the Expense Fees (in the aggregate and separately stated) paid to or retained by the Servicer or Subservicer or the Trustee (with respect to the Subservicers, in the aggregate) with respect to such Distribution Date;

            (vii) the Pass-Through Rate for each such Class of Certificates with respect to such Distribution Date;

            (viii) the amount of P&I Advances included in the distribution on such Distribution Date and the aggregate amount of P&I Advances reported by the Servicer as outstanding as of the close of business on the Determination Date immediately preceding such Distribution Date;

            (ix) the number and aggregate outstanding principal balances of Mortgage Loans (1) as to which the Scheduled Payment is delinquent 31 to 60 days, 61 to 90 days and 91 or more days, (2) that have become REO Property, (3) that are in foreclosure and (4) that are in bankruptcy, in each case as of the close of business on the last Business Day of the immediately preceding month;

            (x) for each of the preceding 12 calendar months, or all calendar months since the related Cut-off Date, whichever is less, the aggregate dollar amount of the Scheduled Payments (A) due on all Outstanding Mortgage Loans on each of the Due Dates in each such month and (B) delinquent 60 days or more on each of the Due Dates in each such month;

            (xi) with respect to Mortgage Loans that became REO Properties during the preceding calendar month, the number and the aggregate Stated Principal Balance of such Mortgage Loans as of the close of business on the Determination Date preceding such Distribution Date and the date of acquisition thereof;

            (xii) the total number and aggregate principal balance of any REO Properties (and market value, upon request) as of the close of business on the Determination Date preceding such Distribution Date;

            (xiii) whether a Trigger Event has occurred and is continuing (including the calculation thereof and the aggregate outstanding balance of all 60+ Day Delinquent Mortgage Loans);

            (xiv) the amount on deposit in the Excess Reserve Fund Account (after giving effect to distributions on such Distribution Date);

            (xv) in the aggregate and for each Class of Certificates, the aggregate amount of Applied Realized Loss Amounts incurred during the preceding calendar month and aggregate Applied Realized Loss Amounts through such Distribution Date;

            (xvi) the amount of any Net Monthly Excess Cash Flow on such Distribution Date and the allocation thereof to the Certificateholders with respect to Applied Realized Loss Amounts and Unpaid Interest Amounts;

            (xvii) the Subordinated Amount and Specified Subordinated Amount;

            (xviii) Prepayment Charges collected by the Servicer;

            (xix) the Interest Rate Cap Payments (stated separately), if any, for such Distribution Date; and

            (xx) the Cumulative Loss Percentage.

            (b) The Trustee's responsibility for providing the above statement to the Certificateholders, each Rating Agency, the Servicer and the Depositor is limited to the availability, timeliness and accuracy of the information derived from the Servicer. The Trustee will provide the above statement via the Trustee's internet website. The Trustee's website will initially be located at https://www.ctslink.com and assistance in using the website can be obtained by calling the Trustee's customer service desk at (301) 815-6600. Parties that are unable to use the above distribution method are entitled to have a paper copy mailed to them via first class mail by calling the customer service desk and indicating such. The Trustee shall have the right to change the manner in which the above statement is distributed in order to make such distribution more convenient and/or more accessible, and the Trustee shall provide timely and adequate notification to the Certificateholders and the parties hereto regarding any such changes. A paper copy of the statement will also be made available upon request.

            (c) Within a reasonable period of time after the end of each calendar year, the Trustee shall cause to be furnished to each Person who at any time during the calendar year was a Certificateholder, a statement containing the information set forth in clauses (a)(i), (a)(ii) and (a)(vi) of this Section
4.03 aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that substantially comparable information shall have previously been provided by the Trustee pursuant to any requirements of the Code as from time to time in effect.

            (d) Not later than two Business Days after the Determination Date, the Servicer shall furnish to the Trustee a monthly remittance advice statement (in a format mutually agreed upon by the Servicer and the Trustee) containing such information as shall be reasonably requested by the Trustee to enable the Trustee to provide the reports required by Section 4.03(a) as to the accompanying remittance and the period ending on the close of business on the last Business Day of the immediately preceding month (the "Servicer Remittance Report").

            The Servicer shall furnish to the Trustee an individual loan accounting report, as of the related Determination Date, to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report (in electronic format) shall be received by the Trustee no later than two Business Days after the related Determination Date, which report shall contain (without limitation) the following:

            (i) with respect to each Scheduled Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any Prepayment Charges, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 3.25);

            (ii) with respect to each Scheduled Payment, the amount of such remittance allocable to interest;

            (iii) the amount of servicing compensation received by the Servicer during the current distribution period;

            (iv) the individual and aggregate Stated Principal Balance of the Mortgage Loans;

            (v) the aggregate of any expenses reimbursed to the Servicer during the current distribution period pursuant to Section 3.11; and

            (vi) the number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 31 to 60 days, (2) 61 to 90 days, (3) 91 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired.

            Section 4.04 Certain Matters Relating to the Determination of LIBOR. LIBOR shall be calculated by the Trustee in accordance with the definition of LIBOR. Until all of the LIBOR Certificates are paid in full, the Trustee will at all times retain at least four Reference Banks for the purpose of determining LIBOR with respect to each LIBOR Determination Date. The Trustee initially shall designate the Reference Banks (after consultation with the Depositor). Each "Reference Bank" shall be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market, shall not control, be controlled by, or be under common control with, the Trustee and shall have an established place of business in London. If any such Reference Bank should be unwilling or unable to act as such or if the Trustee should terminate its appointment as Reference Bank, the Trustee shall promptly appoint or cause to be appointed another Reference Bank (after consultation with the Depositor). The Trustee shall have no liability or responsibility to any Person for (i) the selection of any Reference Bank for purposes of determining LIBOR or (ii) any inability to retain at least four Reference Banks which is caused by circumstances beyond its reasonable control.

            (i) The Pass-Through Rate for each Class of LIBOR Certificates for each Interest Accrual Period shall be determined by the Trustee on each LIBOR Determination Date so long as the LIBOR Certificates are outstanding on the basis of LIBOR and the respective formulae appearing in footnotes corresponding to the LIBOR Certificates in the table relating to the Certificates in the Preliminary Statement. The Trustee shall not have any liability or responsibility to any Person for its inability, following a good-faith reasonable effort, to obtain quotations from the Reference Banks or to determine the arithmetic mean referred to in the definition of LIBOR, all as provided for in this Section 4.04 and the definition of LIBOR. The establishment of LIBOR and each Pass-Through Rate for the LIBOR Certificates by the Trustee shall (in the absence of manifest error) be final, conclusive and binding upon each Holder of a Certificate and the Trustee.

            Section 4.05 Allocation of Applied Realized Loss Amounts. Any Applied Realized Loss Amounts will be allocated by the Trustee to the most junior Class of Subordinated Certificates then outstanding in reduction of the Class Certificate Balance thereof.


                                   ARTICLE V

                                THE CERTIFICATES

            Section 5.01 The Certificates. The Certificates shall be substantially in the forms attached hereto as exhibits. The Certificates shall be issuable in registered form, in the minimum denominations, integral multiples in excess thereof (except that one Certificate in each Class may be issued in a different amount) and aggregate denominations per Class set forth in the Preliminary Statement.

            The Depositor hereby directs the Trustee to register the Class X and Class P Certificates in the name of the Depositor or its designee. On a date as to which the Depositor notifies the Trustee, the Trustee shall transfer the Class X and Class P Certificates in the name of the NIM Trustee, or such other name or names as the Depositor shall request, and to deliver the Class X and Class P Certificates to the NIM Trustee or to such other Person or Persons as the Depositor shall request.

            Subject to Section 9.02 respecting the final distribution on the Certificates, on each Distribution Date the Trustee shall make distributions to each Certificateholder of record on the preceding Record Date either (x) by wire transfer in immediately available funds to the account of such holder at a bank or other entity having appropriate facilities therefor, if such Holder has so notified the Trustee at least five Business Days prior to the related Record Date or (y) by check mailed by first class mail to such Certificateholder at the address of such holder appearing in the Certificate Register.

            The Certificates shall be executed by manual or facsimile signature on behalf of the Trustee by an authorized officer. Certificates bearing the manual or facsimile signatures of individuals who were, at the time such signatures were affixed, authorized to sign on behalf of the Trustee shall bind the Trustee, notwithstanding that such individuals or any of them have ceased to be so authorized prior to the authentication and delivery of any such Certificates or did not hold such offices at the date of such Certificate. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless authenticated by the Trustee by manual signature, and such authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly executed and delivered hereunder. All Certificates shall be dated the date of their authentication. On the Closing Date, the Trustee shall authenticate the Certificates to be issued at the direction of the Depositor, or any affiliate thereof.

            Section 5.02 Certificate Register; Registration of Transfer and Exchange of Certificates. (a) The Trustee shall maintain, or cause to be maintained in accordance with the provisions of Section 5.06, a Certificate Register for the Trust Fund in which, subject to the provisions of subsections
(b) and (c) below and to such reasonable regulations as it may prescribe, the Trustee shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. Upon surrender for registration of transfer of any Certificate, the Trustee shall execute and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same Class and aggregate Percentage Interest.

            At the option of a Certificateholder, Certificates may be exchanged for other Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest upon surrender of the Certificates to be exchanged at the office or agency of the Trustee. Whenever any Certificates are so surrendered for exchange, the Trustee shall execute, authenticate, and deliver the Certificates which the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder thereof or his attorney duly authorized in writing.

            No service charge to the Certificateholders shall be made for any registration of transfer or exchange of Certificates, but payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates may be required.

            All Certificates surrendered for registration of transfer or exchange shall be cancelled and subsequently destroyed by the Trustee in accordance with the Trustee's customary procedures.

            (b) No transfer of a Private Certificate shall be made unless such transfer is made pursuant to an effective registration statement under the Securities Act and any applicable state securities laws or is exempt from the registration requirements under said Act and such state securities laws. In determining whether a transfer is being made pursuant to an effective registration statement, the Trustee shall be entitled to rely solely upon a written notice to such effect from the Depositor. Except with respect to (i) the transfer of the Class X, Class P or Class R Certificates to the Depositor or an Affiliate of the Depositor, (ii) the transfer of the Class X or Class P Certificates to the NIM Issuer or the NIM Trustee, or (iii) a transfer of the Class X or Class P Certificates from the NIM Issuer or the NIM Trustee to the Depositor or an Affiliate of the Depositor, in the event that a transfer of a Private Certificate which is a Physical Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer shall certify to the Trustee in writing the facts surrounding the transfer in substantially the form set forth in Exhibit H (the "Transferor Certificate") and either (i) there shall be delivered to the Trustee a letter in substantially the form of Exhibit I (the "Rule 144A Letter") or (ii) there shall be delivered to the Trustee at the expense of the transferor an Opinion of Counsel that such transfer may be made without registration under the Securities Act. In the event that a transfer of a Private Certificate which is a Book-Entry Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer will be deemed to have made as of the transfer date each of the certifications set forth in the Transferor Certificate in respect of such Certificate and the transferee will be deemed to have made as of the transfer date each of the certifications set forth in the Rule 144A Letter in respect of such Certificate, in each case as if such Certificate were evidenced by a Physical Certificate. As directed by the Depositor, the Trustee shall provide to any Holder of a Private Certificate and any prospective transferee designated by any such Holder, information regarding the related Certificates and the Mortgage Loans and such other information as shall be necessary to satisfy the condition to eligibility set forth in Rule 144A(d)(4) for transfer of any such Certificate without registration thereof under the Securities Act pursuant to the registration exemption provided by Rule 144A. The Depositor and the Servicer shall cooperate with the Trustee in providing the Rule 144A information referenced in the preceding sentence, including providing to the Trustee such information regarding the Certificates, the Mortgage Loans and other matters regarding the Trust Fund as the Depositor shall reasonably determine to meet its obligation under the preceding sentence. Each Holder of a Private Certificate desiring to effect such transfer shall, and does hereby agree to, indemnify the Trustee, the Servicer and the Depositor against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

            Except with respect to (i) the transfer of the Class X, Class P or Class R Certificates to the Depositor or an Affiliate of the Depositor, (ii) the transfer of the Class X or Class P Certificates to the NIM Issuer or the NIM Trustee, or (iii) a transfer of the Class X or Class P Certificates from the NIM Issuer or the NIM Trustee to the Depositor or an Affiliate of the Depositor, no transfer of an ERISA-Restricted Certificate shall be made unless the Trustee shall have received either (i) a representation from the transferee of such Certificate acceptable to and in form and substance satisfactory to the Trustee (in the event such Certificate is a Private Certificate or a Residual Certificate, such requirement is satisfied only by the Trustee's receipt of a representation letter from the transferee substantially in the form of Exhibit
I), to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan subject to Section 4975 of the Code or a plan subject to any Federal, state or local law ("Similar Law") materially similar to the foregoing provisions of ERISA or the Code, nor a person acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such transfer, or (ii) in the case of an ERISA-Restricted Certificate other than a Residual Certificate or a Class P Certificate that has been the subject of an ERISA-Qualifying Underwriting, and the purchaser is an insurance company, a representation that the purchaser is an insurance company that is purchasing such Certificates with funds contained in an "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 ("PTCE 95-60")) and that the purchase and holding of such Certificates are covered under Sections I and III of PTCE 95-60 or (iii) in the case of any such ERISA-Restricted Certificate other than a Residual Certificate or Class P Certificate presented for registration in the name of an employee benefit plan subject to Title I of ERISA, a plan or arrangement subject to Section 4975 of the Code (or comparable provisions of any subsequent enactments), or a plan subject to Similar Law, or a trustee of any such plan or any other person acting on behalf of any such plan or arrangement or using such plan's or arrangement's assets, an Opinion of Counsel satisfactory to the Trustee, which Opinion of Counsel shall not be an expense of the Depositor, the Trustee, the Servicer or the Trust Fund, addressed to the Trustee, to the effect that the purchase or holding of such ERISA-Restricted Certificate will not constitute or result in a non-exempt prohibited transaction within the meaning of ERISA, Section 4975 of the Code or any Similar Law and will not subject the Depositor, the Trustee or the Servicer to any obligation in addition to those expressly undertaken in this Agreement or to any liability. For purposes of the preceding sentence, with respect to an ERISA-Restricted Certificate that is not a Private Certificate or a Residual Certificate, in the event the representation letter referred to in the preceding sentence is not furnished, such representation shall be deemed to have been made to the Trustee by the transferee's (including an initial acquirer's) acceptance of the ERISA-Restricted Certificates. Notwithstanding anything else to the contrary herein, (a) any purported transfer of an ERISA-Restricted Certificate, other than a Class P Certificate or Residual Certificate, to or on behalf of an employee benefit plan subject to ERISA, the Code or Similar Law without the delivery to the Trustee of an Opinion of Counsel satisfactory to the Trustee as described above shall be void and of no effect and (b) any purported transfer of a Class P Certificate or Residual Certificate to a transferee that does not make the representation in clause (i) above shall be void and of no effect.

            None of the Class R or Class P Certificates may be sold to any employee benefit plan subject to Title I of ERISA, any plan subject to Section 4975 of the Code, or any plan subject to any Similar Law or any person investing on behalf or with plan assets of such plan.

            To the extent permitted under applicable law (including, but not limited to, ERISA), the Trustee shall be under no liability to any Person for any registration of transfer of any ERISA-Restricted Certificate that is in fact not permitted by this Section 5.02(b) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the transfer was registered by the Trustee in accordance with the foregoing requirements.

            (c) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

            (i) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee;

            (ii) No Ownership Interest in a Residual Certificate may be registered on the Closing Date or thereafter transferred, and the Trustee shall not register the Transfer of any Residual Certificate unless, in addition to the certificates required to be delivered to the Trustee under subparagraph (b) above, the Trustee shall have been furnished with an affidavit (a "Transfer Affidavit") of the initial owner or the proposed transferee in the form attached hereto as Exhibit G;

            (iii) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest in a Residual Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of a Residual Certificate and (C) not to Transfer its Ownership Interest in a Residual Certificate or to cause the Transfer of an Ownership Interest in a Residual Certificate to any other Person if it has actual knowledge that such Person is a Non-Permitted Transferee;

            (iv) Any attempted or purported Transfer of any Ownership Interest in a Residual Certificate in violation of the provisions of this Section 5.02(c) shall be absolutely null and void and shall vest no rights in the purported Transferee. If any purported transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 5.02(c), then the last preceding Permitted Transferee shall be restored to all rights as Holder thereof retroactive to the date of registration of Transfer of such Residual Certificate. The Trustee shall be under no liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by Section 5.02(b) and this
      Section 5.02(c) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the Transfer was registered after receipt of the related Transfer Affidavit, Transferor Certificate and the Rule 144A Letter. The Trustee shall be entitled but not obligated to recover from any Holder of a Residual Certificate that was in fact a Non-Permitted Transferee at the time it became a Holder or, at such subsequent time as it became a Non-Permitted Transferee, all payments made on such Residual Certificate at and after either such time. Any such payments so recovered by the Trustee shall be paid and delivered by the Trustee to the last preceding Permitted Transferee of such Certificate; and

            (v) The Depositor shall use its best efforts to make available, upon receipt of written request from the Trustee, all information necessary to compute any tax imposed under Section 860E(e) of the Code as a result of a Transfer of an Ownership Interest in a Residual Certificate to any Holder who is a Non-Permitted Transferee.

            The restrictions on Transfers of a Residual Certificate set forth in this Section 5.02(c) shall cease to apply (and the applicable portions of the legend on a Residual Certificate may be deleted) with respect to Transfers occurring after delivery to the Trustee of an Opinion of Counsel, which Opinion of Counsel shall not be an expense of the Trust Fund, the Trustee or the Servicer, to the effect that the elimination of such restrictions will not cause either the Lower Tier REMIC or the Upper Tier REMIC hereunder to fail to qualify as a REMIC at any time that the Certificates are outstanding or result in the imposition of any tax on the Trust Fund, a Certificateholder or another Person. Each Person holding or acquiring any Ownership Interest in a Residual Certificate hereby consents to any amendment of this Agreement which, based on an Opinion of Counsel furnished to the Trustee, is reasonably necessary (a) to ensure that the record ownership of, or any beneficial interest in, a Residual Certificate is not transferred, directly or indirectly, to a Person that is a Non-Permitted Transferee and (b) to provide for a means to compel the Transfer of a Residual Certificate which is held by a Person that is a Non-Permitted Transferee to a Holder that is a Permitted Transferee.

            (d) The preparation and delivery of all certificates and opinions referred to above in this Section 5.02 in connection with transfer shall be at the expense of the parties to such transfers.

            (e) Except as provided below, the Book-Entry Certificates shall at all times remain registered in the name of the Depository or its nominee and at all times: (i) registration of the Certificates may not be transferred by the Trustee except to another Depository; (ii) the Depository shall maintain book-entry records with respect to the Certificate Owners and with respect to ownership and transfers of such Book-Entry Certificates; (iii) ownership and transfers of registration of the Book-Entry Certificates on the books of the Depository shall be governed by applicable rules established by the Depository;
(iv) the Depository may collect its usual and customary fees, charges and expenses from its Depository Participants; (v) the Trustee shall deal with the Depository, Depository Participants and indirect participating firms as representatives of the Certificate Owners of the Book-Entry Certificates for purposes of exercising the rights of holders under this Agreement, and requests and directions for and votes of such representatives shall not be deemed to be inconsistent if they are made with respect to different Certificate Owners; and
(vi) the Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Depository Participants and furnished by the Depository Participants with respect to indirect participating firms and persons shown on the books of such indirect participating firms as direct or indirect Certificate Owners.

            All transfers by Certificate Owners of Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall only transfer Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures.

            If (x) (i) the Depository or the Depositor advises the Trustee in writing that the Depository is no longer willing or able to properly discharge its responsibilities as Depository, and (ii) the Trustee or the Depositor is unable to locate a qualified successor, or (y) the Depositor notifies the Depository of its intent to terminate the book-entry system through the Depository and, upon receipt of notice of such intent from the Depository, the Depository Participants holding beneficial interests in the Book-Entry Certificates agree to initiate such termination, the Trustee shall notify all Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of definitive, fully registered Certificates (the "Definitive Certificates") to Certificate Owners requesting the same. Upon surrender to the Trustee of the related Class of Certificates by the Depository, accompanied by the instructions from the Depository for registration, the Trustee shall issue the Definitive Certificates. None of the Servicer, the Depositor or the Trustee shall be liable for any delay in delivery of such instruction and each may conclusively rely on, and shall be protected in relying on, such instructions. The Depositor shall provide the Trustee with an adequate inventory of Certificates to facilitate the issuance and transfer of Definitive Certificates. Upon the issuance of Definitive Certificates all references herein to obligations imposed upon or to be performed by the Depository shall be deemed to be imposed upon and performed by the Trustee, to the extent applicable with respect to such Definitive Certificates and the Trustee shall recognize the Holders of the Definitive Certificates as Certificateholders hereunder; provided, that the Trustee shall not by virtue of its assumption of such obligations become liable to any party for any act or failure to act of the Depository.

            (f) Each Private Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer and accompanied by IRS Form W-8ECI, W-8BEN, W-8IMY (and all appropriate attachments) or W-9 in form satisfactory to the Trustee, duly executed by the Certificateholder or his attorney duly authorized in writing. Each Certificate presented or surrendered for registration of transfer or exchange shall be canceled and subsequently disposed of by the Trustee in accordance with its customary practice. No service charge shall be made for any registration of transfer or exchange of Private Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Private Certificates.

            Section 5.03 Mutilated, Destroyed, Lost or Stolen Certificates. If
(a) any mutilated Certificate is surrendered to the Trustee, or the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Depositor, the Servicer and the Trustee such security or indemnity as may be required by them to hold each of them harmless, then, in the absence of notice to the Trustee that such Certificate has been acquired by a bona fide purchaser, the Trustee shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like Class, tenor and Percentage Interest. In connection with the issuance of any new Certificate under this Section 5.03, the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith. Any replacement Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            Section 5.04 Persons Deemed Owners. The Servicer, the Trustee, the Depositor and any agent of the Servicer, the Depositor or the Trustee may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and neither the Servicer, the Trustee, the Depositor, nor any agent of the Servicer, the Depositor or the Trustee shall be affected by any notice to the contrary.

            Section 5.05 Access to List of Certificateholders' Names and Addresses. If three or more Certificateholders (a) request such information in writing from the Trustee, (b) state that such Certificateholders desire to communicate with other Certificateholders with respect to their rights under this Agreement or under the Certificates and (c) provide a copy of the communication which such Certificateholders propose to transmit, or if the Depositor or Servicer shall request such information in writing from the Trustee, then the Trustee shall, within ten Business Days after the receipt of such request, provide the Depositor, the Servicer or such Certificateholders at such recipients' expense the most recent list of the Certificateholders of such Trust Fund held by the Trustee, if any. The Depositor and every Certificateholder, by receiving and holding a Certificate, agree that the Trustee shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived.

            Section 5.06 Maintenance of Office or Agency. The Trustee will maintain or cause to be maintained at its expense an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange. The Trustee initially designates its offices located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479. The Trustee shall give prompt written notice to the Certificateholders of any change in such location of any such office or agency.


                                   ARTICLE VI

          THE DEPOSITOR, THE SERVICER AND THE LOAN PERFORMANCE ADVISOR

            Section 6.01 Respective Liabilities of the Depositor and the Servicer. The Depositor and the Servicer shall each be liable in accordance herewith only to the extent of the obligations specifically and respectively imposed upon and undertaken by them herein.

            Section 6.02 Merger or Consolidation of the Depositor or the Servicer. (a) The Depositor and the Servicer will each keep in full effect its existence, rights and franchises as a corporation or federally chartered savings bank, as the case may be, under the laws of the United States or under the laws of one of the states thereof and will each obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its respective duties under this Agreement.

            (b) The Servicer is and shall continue to be an institution which is a Fannie Mae-approved and Freddie Mac-approved seller/servicer, shall maintain a net worth of at least $30,000,000 (as determined in accordance with generally accepted accounting principles) and shall maintain its license to do business or service residential mortgage loans in any jurisdictions in which the Mortgaged Properties are located.

            (c) Any Person into which the Depositor or the Servicer may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Depositor or the Servicer shall be a party, or any person succeeding to the business of the Depositor or the Servicer, shall be the successor of the Depositor or the Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person to the Servicer shall make the covenant set forth in Section 6.02(b).

            Section 6.03 Limitation on Liability of the Depositor, the Servicer and Others. Neither the Depositor, the Servicer, nor any of their respective directors, officers, employees or agents, shall be under any liability to the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Servicer or any such Person against any breach of representations or warranties made by it herein or protect the Depositor, the Servicer or any such Person from any liability which would otherwise be imposed by reasons of willful misfeasance, bad faith or negligence (or gross negligence in the case of the Depositor) in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Depositor, any of its Affiliates, the Servicer and any of their respective directors, officers, employees or agents may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, any of its Affiliates, the Servicer and any of their respective directors, officers, employees or agents shall be indemnified by the Trust Fund and held harmless against any loss, liability or expense incurred in connection with any audit, controversy or judicial proceeding relating to a governmental taxing authority or any legal action relating to this Agreement or the Certificates other than any loss, liability or expense related to any specific Mortgage Loan or Mortgage Loans (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement and any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence (or gross negligence in the case of the Depositor) in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder. Neither the Depositor nor the Servicer shall be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective duties hereunder and which in its opinion may involve it in any expense or liability; provided, however, that the Depositor may in its discretion undertake any such action (or direct the Trustee to undertake such actions pursuant to Section 2.03 for the benefit of the Certificateholders) that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and interests of the Trustee and the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Depositor and the Servicer shall be entitled to be reimbursed therefor out of the Collection Account.

            Section 6.04 Limitation on Resignation of the Servicer. Subject to Sections 7.01 and 10.11, the Servicer shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicer, the Depositor and the Trustee or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer. Any such resignation shall not relieve the Servicer of responsibility for any of the obligations specified in Sections 7.01 and 7.02 as obligations that survive the resignation or termination of the Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Depositor and the Trustee which Opinion of Counsel shall be in form and substance acceptable to the Depositor and the Trustee. No such resignation shall become effective until a successor shall have assumed the Servicer's responsibilities and obligations hereunder.

            Section 6.05 Additional Indemnification by the Servicer; Third Party Claims. The Servicer shall indemnify the Depositor, the Trustee and any Affiliate, director, officer, employee or agent of the Depositor and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain in any way related to any breach by the Servicer, of (i) any of its representations and warranties referred to in Section 2.03(a), (ii) any error in any tax or information return prepared by the Servicer or (iii) the failure of the Servicer to perform its duties and service the Mortgage Loans in strict compliance with the terms of this Agreement. The Servicer immediately shall notify the Depositor and the Trustee if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the prior written consent of the Depositor and the Trustee) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Depositor or the Trustee in respect of such claim. This indemnity shall survive the termination of this Agreement or the earlier resignation or removal of the Servicer.

            Section 6.06 Duties of the Loan Performance Advisor. The Loan Performance Advisor shall perform its obligations under the Loan Performance Advisor Agreement.


                                  ARTICLE VII

                                     DEFAULT

            Section 7.01 Events of Default. "Event of Default", wherever used herein, means any one of the following events:

            (a) any failure by the Servicer to remit to the Trustee any payment required to be made under the terms of this Agreement which continues unremedied for a period of one Business Day after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Depositor or by the Trustee, or to the Servicer, the Depositor and the Trustee by Certificateholders entitled to at least 25% of the Voting Rights in the Certificates; or

            (b) the failure on the part of the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer set forth in this Agreement which continues unremedied for a period of forty-five days (except that (x) such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement and (y) such number of days shall be ten in the case of a failure to observe or perform any of the obligations set forth in Sections 3.22, 3.23 or 8.12) after the earlier of (i) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Depositor or by the Trustee, or to the Servicer, the Depositor and the Trustee by Certificateholders entitled to at least 25% of the Voting Rights in the Certificates and (ii) actual knowledge of such failure by a Servicing Officer of the Servicer; or

            (c) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty consecutive days; or

            (d) the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or

            (e) the Servicer shall admit in writing its inability generally to pay its debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

            (f) any failure of the Servicer to make any P&I Advance on any Remittance Date required to be made from its own funds pursuant to Section 4.01 which continues unremedied for one Business Day immediately following the Remittance Date; or

            (g) a breach of any representation and warranty of the Servicer referred to in Section 2.03(a), which materially and adversely affects the interests of the Certificateholders and which continues unremedied for a period of thirty days after the date upon which written notice of such breach is given to the Servicer by the Trustee or by the Depositor, or to the Servicer, the Trustee and the Depositor by Certificateholders entitled to at least 25% of the Voting Rights in the Certificates; or

            (h) Fitch reduces its primary subprime servicer rating of the Servicer to "RPS2-" or lower, Moody's reduces its primary subprime servicer rating of the Servicer to "SQ3" or lower, or S&P reduces its primary subprime servicer rating of the Servicer to "Average" or lower, and any such downgrade continues unremedied for a period of ninety days; or

            (i) if a Servicer Termination Trigger Event occurs.

            If an Event of Default described in clauses (a) through (i) of this
Section 7.01 shall occur, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee may, or at the direction of a majority of the Voting Rights the Trustee shall, by notice in writing to the Servicer (with a copy to each Rating Agency), terminate all of the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof, other than its rights as a Certificateholder hereunder; provided, however, that the Trustee shall not be required to give written notice to the Servicer of the occurrence of an Event of Default described in clauses (b) through (h) of this Section 7.01 unless and until a Responsible Officer of the Trustee has actual knowledge of the occurrence of such an event; provided further, that the Depositor shall give written notice to the Servicer of the occurrence of an Event of Default described in clause (h) of this Section 7.01 upon obtaining actual knowledge of the occurrence of such an event. In the event that a Responsible Officer of the Trustee has actual knowledge of the occurrence of an event of default described in clause (a) of this Section 7.01, the Trustee shall give written notice to the Servicer of the occurrence of such an event within one Business Day of the first day on which such Responsible Officer obtains actual knowledge of such occurrence. On and after the receipt by the Servicer of such written notice, all authority and power of the Servicer hereunder, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee. Subject to Section 7.02, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. Unless expressly provided in such written notice, no such termination shall affect any obligation of the Servicer to pay amounts owed pursuant to Article VIII. The Servicer agrees to cooperate with the Trustee in effecting the termination of the Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to the Trustee of all cash amounts which shall at the time be credited to the Collection Account, or thereafter be received with respect to the Mortgage Loans.

            Notwithstanding any termination of the activities of the Servicer hereunder, the Servicer shall be entitled to receive from the Trust Fund, prior to transfer of its servicing obligations hereunder, payment of all accrued and unpaid Servicing Fees and reimbursement for all outstanding P&I Advances and Servicing Advances.

            Section 7.02 Trustee to Act; Appointment of Successor. On and after the time the Servicer receives a notice of termination pursuant to Section 3.24 or Section 7.01, the Trustee shall, subject to and to the extent provided in
Section 3.05, be the successor to the Servicer in its capacity as servicer under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof and applicable law including the obligation to make P&I Advances and Servicing Advances, pursuant to Section 3.24 or Section 7.01. It is understood and acknowledged by the parties hereto that there will be a period of transition before the transfer of servicing obligations is fully effective. Notwithstanding the foregoing, the Trustee will have a period (not to exceed 90 days) to complete the transfer of all servicing data and correct or manipulate such servicing data as may be required by the Trustee to correct any errors or insufficiencies in the servicing data or otherwise enable the Trustee to service the Mortgage Loans in accordance with Accepted Servicing Practices. As compensation therefor, the Trustee shall be entitled to all funds relating to the Mortgage Loans that the Servicer would have been entitled to charge to the Collection Account if the Servicer had continued to act hereunder including, if the Servicer was receiving the Servicing Fee, the Servicing Fee and the income on investments or gain related to the Collection Account which the Servicer would be entitled to receive. Notwithstanding the foregoing, if the Trustee has become the successor to the Servicer in accordance with Section 7.01, the Trustee may, if it shall be unwilling to so act, or shall, if it is prohibited by applicable law from making P&I Advances and Servicing Advances pursuant to Section 4.01, if it is otherwise unable to so act or at the written request of Certificateholders entitled to at least a majority of the Voting Rights, appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which does not adversely affect the then current rating of the Certificates by each Rating Agency, as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder. Any successor to the Servicer shall make the covenant set forth in Section 6.02(b). Any successor to the Servicer shall be an institution which is willing to service the Mortgage Loans and which executes and delivers to the Depositor and the Trustee an agreement accepting such delegation and assignment, containing an assumption by such Person of the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer (other than liabilities of the Servicer under Section 6.03 incurred prior to termination of the Servicer under Section 7.01), with like effect as if originally named as a party to this Agreement; provided, that each Rating Agency acknowledges that its rating of the Certificates in effect immediately prior to such assignment and delegation will not be qualified or reduced, as a result of such assignment and delegation. Pending appointment of a successor to the Servicer hereunder, the Trustee, unless the Trustee is prohibited by law from so acting, shall, subject to Section 3.05, act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of the Servicing Fee Rate and amounts paid to the Servicer from investments. The Trustee and such successor Servicer shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Neither the Trustee nor any other successor to the Servicer shall be deemed to be in default hereunder by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof or any failure to perform, or any delay in performing, any duties or responsibilities hereunder, in either case caused by the failure of the Servicer to deliver or provide, or any delay in delivering or providing, any cash, information, documents or records to it.

            In the event that the Servicer is terminated pursuant to Section 7.01, the terminated Servicer shall provide notices to the Mortgagors, transfer the Servicing Files to a successor Servicer and pay all of its own out-of-pocket costs and expenses at its own expense. In addition, in the event that the Servicer is terminated pursuant to Section 7.01, the terminated Servicer shall pay all reasonable out-of-pocket costs and expenses of a servicing transfer incurred by parties other than the terminated Servicer promptly upon presentation of reasonable documentation of such costs. If the Trustee is the terminated Servicer (except in the case where the Trustee in its role as successor Servicer is being terminated pursuant to Section 7.01 by reason of an Event of Default caused solely by the Trustee as the successor Servicer and not by the predecessor Servicer's actions or omissions), such costs shall be paid by the prior terminated Servicer promptly upon presentation of reasonable documentation of such costs. If the terminated Servicer defaults in its obligation to pay such costs and expenses, the same shall be paid by the successor Servicer or the Trustee, in which case the successor Servicer or the Trustee, as applicable, shall be entitled to reimbursement therefor from the Trust Fund.

            Any successor to the Servicer as servicer shall give notice to the Mortgagors of such change of servicer and shall, during the term of its service as servicer, maintain in force the policy or policies that the Servicer is required to maintain pursuant to Section 3.13.

            Section 7.03 Notification to Certificateholders. (a) Upon any termination of or appointment of a successor to the Servicer, the Trustee shall give prompt written notice thereof to Certificateholders and each Rating Agency.

            (b) Within 60 days after the occurrence of any Event of Default, the Trustee shall transmit by mail to all Certificateholders and each Rating Agency notice of each such Event of Default hereunder known to the Trustee, unless such event shall have been cured or waived.


                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

            Section 8.01 Duties of the Trustee. The Trustee, before the occurrence of an Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform such duties and only such duties as are specifically set forth in this Agreement. In case an Event of Default has occurred and remains uncured, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

            The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee that are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they are in the form required by this Agreement. The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order, or other instrument.

            No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct.

            Unless an Event of Default known to the Trustee has occurred and is continuing:

            (a) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of the duties and obligations specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee, and the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement which it believes in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

            (b) the Trustee shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it is finally proven that the Trustee was negligent in ascertaining the pertinent facts; and

            (c) the Trustee shall not be liable with respect to any action taken, suffered, or omitted to be taken by it in good faith in accordance with the direction of the Holders of Certificates evidencing not less than 25% of the Voting Rights of Certificates relating to the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Agreement.

            Section 8.02 Certain Matters Affecting the Trustee. Except as otherwise provided in Section 8.01:

            (a) the Trustee may request and rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee shall have no responsibility to ascertain or confirm the genuineness of any signature of any such party or parties;

            (b) the Trustee may consult with counsel, financial advisers or accountants and the advice of any such counsel, financial advisers or accountants and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

            (c) the Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (d) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by the Holders of Certificates evidencing not less than 25% of the Voting Rights allocated to each Class of Certificates;

            (e) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, accountants or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agents, accountants or attorneys appointed with due care by it hereunder;

            (f) the Trustee shall not be required to risk or expend its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it;

            (g) the Trustee shall not be liable for any loss on any investment of funds pursuant to this Agreement (other than in its corporate capacity as obligor of the investment security and with respect to the investment of funds in the Distribution Account);

            (h) except as otherwise provided in Section 7.01, the Trustee shall not be deemed to have knowledge of an Event of Default until a Responsible Officer of the Trustee shall have received written notice thereof; and

            (i) the Trustee shall be under no obligation to exercise any of the trusts, rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.

            Section 8.03 Trustee Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall be taken as the statements of the Depositor and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Agreement or of the Certificates or of any Mortgage Loan or related document other than with respect to the Trustee's execution and authentication of the Certificates. The Trustee shall not be accountable for the use or application by the Depositor or the Servicer of any funds paid to the Depositor or the Servicer in respect of the Mortgage Loans or deposited in or withdrawn from the Collection Account by the Depositor or the Servicer.

            The Trustee shall have no responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become the successor Servicer).

            The Trustee executes the Certificates not in its individual capacity but solely as Trustee of the Trust Fund created by this Agreement, in the exercise of the powers and authority conferred and vested in it by this Agreement. Each of the undertakings and agreements made on the part of the Trustee on behalf of the Trust Fund in the Certificates is made and intended not as a personal undertaking or agreement by the Trustee but is made and intended for the purpose of binding only the Trust Fund.

            Section 8.04 Trustee May Own Certificates. The Trustee in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights as it would have if it were not the Trustee.

            Section 8.05 Trustee's Fees and Expenses. As compensation for its activities under this Agreement, the Trustee may withdraw from the Distribution Account on each Distribution Date the Trustee Fee for the Distribution Date and any interest or investment income earned on funds deposited in the Distribution Account. The Trustee and any director, officer, employee, or agent of the Trustee shall be indemnified by the Trust Fund and held harmless against any loss, liability, or expense (including reasonable attorney's fees) resulting from any error in any tax or information return prepared by the Servicer or incurred in connection with:

            (a) this Agreement,

            (b) the Certificates, or

            (c) the performance of any of the Trustee's duties under this Agreement,

other than any loss, liability, or expense (i) resulting from any breach of the Servicer's obligations in connection with this Agreement for which the Servicer has performed its obligation to indemnify the Trustee pursuant to Section 6.05,
(ii) resulting from any breach of the Responsible Party's obligations in connection with this Agreement for which the Responsible Party has performed its obligation to indemnify the Trustee pursuant to Section 2.03(h) or (iii) incurred because of willful misconduct, bad faith, or negligence in the performance of any of the Trustee's duties under this Agreement. This indemnity shall survive the termination of this Agreement or the resignation or removal of the Trustee under this Agreement. Without limiting the foregoing, except as otherwise agreed upon in writing by the Depositor and the Trustee, and except for any expense, disbursement, or advance arising from the Trustee's negligence, bad faith, or willful misconduct, the Trust Fund shall pay or reimburse the Trustee for all reasonable expenses, disbursements, and advances incurred or made by the Trustee in accordance with this Agreement with respect to:

            (A) the reasonable compensation, expenses, and disbursements of its counsel not associated with the closing of the issuance of the Certificates, and

            (B) the reasonable compensation, expenses, and disbursements of any accountant, engineer, or appraiser that is not regularly employed by the Trustee, to the extent that the Trustee must engage them to perform services under this Agreement.

            Except as otherwise provided in this Agreement or a separate letter agreement between the Trustee and the Depositor, the Trustee shall not be entitled to payment or reimbursement for any routine ongoing expenses incurred by the Trustee in the ordinary course of its duties as Trustee, Registrar, or paying agent under this Agreement or for any other routine expenses incurred by the Trustee; provided, however, no expense shall be reimbursed hereunder if it would not constitute an "unanticipated expense incurred by the REMIC" within the meaning of the REMIC Provisions.

            Section 8.06 Eligibility Requirements for the Trustee. The Trustee hereunder shall at all times be a corporation or association organized and doing business under the laws of a state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal or state authority and with a credit rating which would not cause any of the Rating Agencies to reduce their respective then current ratings of the Certificates (or having provided such security from time to time as is sufficient to avoid such reduction) as evidenced in writing by each Rating Agency. If such corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 8.06 the combined capital and surplus of such corporation or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with this Section 8.06, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.07. The entity serving as Trustee may have normal banking and trust relationships with the Depositor and its affiliates or the Servicer and its affiliates; provided, however, that such entity cannot be an affiliate of the Depositor or the Servicer other than the Trustee in its role as successor to the Servicer.

            Section 8.07 Resignation and Removal of the Trustee. The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice of resignation to the Depositor, the Servicer and each Rating Agency not less than 60 days before the date specified in such notice, when, subject to Section 8.08, such resignation is to take effect, and acceptance by a successor trustee in accordance with Section 8.08 meeting the qualifications set forth in Section 8.06. If no successor trustee meeting such qualifications shall have been so appointed and have accepted appointment within 30 days after the giving of such notice or resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

            If at any time the Trustee shall cease to be eligible in accordance with Section 8.06 and shall fail to resign after written request thereto by the Depositor, or if at any time the Trustee shall become incapable of acting, or shall be adjudged as bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or a tax is imposed with respect to the Trust Fund by any state in which the Trustee or the Trust Fund is located and the imposition of such tax would be avoided by the appointment of a different trustee, then the Depositor or the Servicer may remove the Trustee and appoint a successor trustee by written instrument, in triplicate, one copy of which shall be delivered to the Trustee, one copy to the Servicer and one copy to the successor trustee.

            The Holders of Certificates entitled to at least a majority of the Voting Rights may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which shall be delivered by the successor Trustee to the Servicer, one complete set to the Trustee so removed and one complete set to the successor so appointed. The successor trustee shall notify each Rating Agency of any removal of the Trustee.

            Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to this Section 8.07 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 8.08.

            Section 8.08 Successor Trustee. Any successor trustee appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor and to its predecessor trustee and the Servicer an instrument accepting such appointment hereunder and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as trustee herein. The Depositor, the Servicer and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee all such rights, powers, duties, and obligations.

            No successor trustee shall accept appointment as provided in this
Section 8.08 unless at the time of its acceptance, the successor trustee is eligible under Section 8.06 and its appointment does not adversely affect the then current rating of the Certificates.

            Upon acceptance of appointment by a successor trustee as provided in this Section 8.08, the Depositor shall mail notice of the succession of such trustee hereunder to all Holders of Certificates. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Depositor.

            Section 8.09 Merger or Consolidation of the Trustee. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to the business of the Trustee, shall be the successor of the Trustee hereunder; provided, that such corporation shall be eligible under Section 8.06 without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            Section 8.10 Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing any Mortgage Note may at the time be located, the Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity and for the benefit of the Certificateholders, such title to the Trust Fund or any part thereof, whichever is applicable, and, subject to the other provisions of this
Section 8.10, such powers, duties, obligations, rights and trusts as the Servicer and the Trustee may consider appropriate. If the Servicer shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, or in the case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 and no notice to Certificateholders of the appointment of any co-trustee or separate trustee shall be required under Section 8.08.

            Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

            (a) To the extent necessary to effectuate the purposes of this
Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee, except for the obligation of the Trustee under this Agreement to advance funds on behalf of the Servicer, shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the applicable Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

            (b) No trustee hereunder shall be held personally liable because of any act or omission of any other trustee hereunder and such appointment shall not, and shall not be deemed to, constitute any such separate trustee or co-trustee as agent of the Trustee;

            (c) The Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee; and

            (d) The Trust Fund, and not the Trustee, shall be liable for the payment of reasonable compensation, reimbursement and indemnification to any such separate trustee or co-trustee.

            Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the separate trustees and co-trustees, when and as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection and indemnity to, the Trustee. Every such instrument shall be filed with the Trustee and a copy thereof given to the Servicer and the Depositor.

            Any separate trustee or co-trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

            Section 8.11 Tax Matters. It is intended that the assets with respect to which any REMIC election pertaining to the Trust Fund is to be made, as set forth in the Preliminary Statement, shall constitute, and that the conduct of matters relating to such assets shall be such as to qualify such assets as, a "real estate mortgage investment conduit" as defined in and in accordance with the REMIC Provisions. In furtherance of such intention, the Trustee covenants and agrees that it shall act as agent (and the Trustee is hereby appointed to act as agent) on behalf of the Lower Tier REMIC and Upper Tier REMIC and that in such capacity it shall:

            (a) prepare and file in a timely manner, a U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return (Form 1066 or any successor form adopted by the Internal Revenue Service) and prepare and file with the Internal Revenue Service and applicable state or local tax authorities income tax or information returns for each taxable year with respect to the Lower Tier REMIC and Upper Tier REMIC containing such information and at the times and in the manner as may be required by the Code or state or local tax laws, regulations, or rules, and furnish to Certificateholders the schedules, statements or information at such times and in such manner as may be required thereby;

            (b) within thirty days of the Closing Date, the Trustee will apply for an employer identification number from the Internal Revenue Service via Form SS-4 or any other acceptable method for all tax entities and shall also furnish to the Internal Revenue Service, on Form 8811 or as otherwise may be required by the Code, the name, title, address, and telephone number of the person that the holders of the Certificates may contact for tax information relating thereto, together with such additional information as may be required by such Form, and update such information at the time or times in the manner required by the Code;

            (c) make an election that each of the Lower Tier REMIC and the Upper Tier REMIC be treated as a REMIC on the federal tax return for its first taxable year (and, if necessary, under applicable state law);

            (d) prepare and forward to the Certificateholders and to the Internal Revenue Service and, if necessary, state tax authorities, all information returns and reports as and when required to be provided to them in accordance with the REMIC Provisions, including the calculation of any original issue discount using the prepayment assumption (as described in the Prospectus Supplement);

            (e) provide information necessary for the computation of tax imposed on the transfer of a Residual Certificate to a Person that is a Non-Permitted Transferee, or an agent (including a broker, nominee or other middleman) of a Non-Permitted Transferee, or a pass-through entity in which a Non-Permitted Transferee is the record holder of an interest (the reasonable cost of computing and furnishing such information may be charged to the Person liable for such tax);

            (f) to the extent that they are under its control, conduct matters relating to such assets at all times that any Certificates are outstanding so as to maintain the status of each of the Upper Tier REMIC and Lower Tier REMIC as a REMIC under the REMIC Provisions;

            (g) not knowingly or intentionally take any action or omit to take any action that would cause the termination of the REMIC status of either the Lower Tier REMIC or the Upper Tier REMIC created hereunder;

            (h) pay, from the sources specified in the last paragraph of this
Section 8.11, the amount of any federal or state tax, including prohibited transaction taxes as described below, imposed on the Lower Tier REMIC and the Upper Tier REMIC created hereunder before its termination when and as the same shall be due and payable (but such obligation shall not prevent the Trustee or any other appropriate Person from contesting any such tax in appropriate proceedings and shall not prevent the Trustee from withholding payment of such tax, if permitted by law, pending the outcome of such proceedings);

            (i) cause federal, state or local income tax or information returns to be signed by the Trustee or such other person as may be required to sign such returns by the Code or state or local laws, regulations or rules; and

            (j) maintain records relating to the Lower Tier REMIC and the Upper Tier REMIC created hereunder, including the income, expenses, assets, and liabilities thereof on a calendar year basis and on the accrual method of accounting and the adjusted basis of the assets determined at such intervals as may be required by the Code, as may be necessary to prepare the foregoing returns, schedules, statements or information.

            The Holder of the largest Percentage Interest of the Class R Certificates shall act as Tax Matters Person for the Lower Tier REMIC and the Upper Tier REMIC, within the meaning of Treasury Regulations Section 1.860F-4(d), and the Trustee is hereby designated as agent of such Certificateholder for such purpose (or if the Trustee is not so permitted, such Holder shall be the Tax Matters Person in accordance with the REMIC Provisions). In such capacity, the Trustee shall, as and when necessary and appropriate, represent the Lower Tier REMIC and the Upper Tier REMIC created hereunder in any administrative or judicial proceedings relating to an examination or audit by any governmental taxing authority, request an administrative adjustment as to any taxable year of the Lower Tier REMIC and the Upper Tier REMIC created hereunder, enter into settlement agreements with any governmental taxing agency, extend any statute of limitations relating to any tax item of the Lower Tier REMIC and the Upper Tier REMIC created hereunder, and otherwise act on behalf of each REMIC in relation to any tax matter or controversy involving it.

            The Trustee shall treat the rights of the Class P Certificateholders to receive Prepayment Charges, the rights of the Class X Certificateholders to receive Interest Rate Cap Payments and amounts in the Excess Reserve Fund Account (subject, other than in the case of the Class X Certificates, to the obligation to pay Basis Risk Carry Forward Amounts) and the rights of the LIBOR Certificateholders to receive Basis Risk Carry Forward Amounts as the beneficial ownership of interests in a grantor trust, and not as an obligation of either the Lower Tier REMIC or Upper Tier REMIC created hereunder, for federal income tax purposes. The Trustee shall file or cause to be filed with the IRS together with Form 1041 or such other form as may be applicable and shall furnish or cause to be furnished, to the Class P Certificateholders, the Class X Certificateholders and the LIBOR Certificateholders, the respective amounts described above that are received, in the time or times and in the manner required by the Code.

            To enable the Trustee to perform its duties under this Agreement, the Depositor shall provide to the Trustee within ten days after the Closing Date all information or data that the Trustee requests in writing and determines to be relevant for tax purposes to the valuations and offering prices of the Certificates, including the price, yield, prepayment assumption, and projected cash flows of the Certificates and the Mortgage Loans. Moreover, the Depositor shall provide information to the Trustee concerning the value to each Class of Certificates of the right to receive Basis Risk Carry Forward Amounts from the Excess Reserve Fund Account. Unless otherwise advised by the Depositor, for federal income tax purposes, the Trustee is hereby directed to assign a value of zero to the right of each Holder allocating the purchase price of an initial Offered Certificateholder between such right and the related Upper Tier Regular Interest. Thereafter, the Depositor shall provide to the Trustee promptly upon written request therefor any additional information or data that the Trustee may, from time to time, reasonably request to enable the Trustee to perform its duties under this Agreement; provided, however, that the Depositor shall not be required to provide any information regarding the Mortgage Loans that the Servicer is required to provide to the Trustee pursuant to this Agreement. The Depositor hereby indemnifies the Trustee for any losses, liabilities, damages, claims, or expenses of the Trustee arising from any errors or miscalculations of the Trustee that result from any failure of the Depositor to provide, pursuant to this paragraph, accurate information or data to the Trustee on a timely basis.

            If any tax is imposed on "prohibited transactions" of either the Lower Tier REMIC or Upper Tier REMIC created hereunder as defined in Section 860F(a)(2) of the Code, on the "net income from foreclosure property" of the Lower Tier REMIC as defined in Section 860G(c) of the Code, on any contribution to either the Lower Tier REMIC or Upper Tier REMIC after the Startup Day pursuant to Section 860G(d) of the Code, or any other tax is imposed, including any minimum tax imposed on either REMIC pursuant to Sections 23153 and 24874 of the California Revenue and Taxation Code, if not paid as otherwise provided for herein, the tax shall be paid by (i) the Trustee if such tax arises out of or results from negligence of the Trustee in the performance of any of its obligations under this Agreement, (ii) the Servicer, in the case of any such minimum tax, and otherwise if such tax arises out of or results from a breach by the Servicer of any of its obligations under this Agreement, or (iii) in all other cases, or if the Trustee or the Servicer fails to honor its obligations under the preceding clause (i) or (ii), any such tax will be paid with amounts otherwise to be distributed to the Certificateholders, as provided in Section 4.02(a).

            Section 8.12 Periodic Filings. (a) The Trustee and the Servicer shall reasonably cooperate with the Depositor in connection with the Trust's satisfying the reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Trustee shall prepare on behalf of the Trust any Forms 8-K and 10-K customary for similar securities as required by the Exchange Act and the Rules and Regulations of the Securities and Exchange Commission thereunder, and the Trustee shall sign and file (via the Securities and Exchange Commission's Electronic Data Gathering and Retrieval System) such Forms on behalf of the Depositor, if an officer of the Depositor signs the Certification (as defined below), or otherwise on behalf of the Trust. In the event the Trustee is signing on behalf of the Depositor pursuant to the preceding sentence, the Depositor hereby grants to the Trustee a limited power of attorney to execute and file each such document on behalf of the Depositor. Such power of attorney shall continue until either the earlier of (i) receipt by the Trustee from the Depositor of written termination of such power of attorney and (ii) the termination of the Trust. Notwithstanding the foregoing, the Trustee shall prepare such Form to be signed by the Depositor and the Depositor shall sign such Form, unless the Securities and Exchange Commission has indicated that it will accept a Certification signed by the Depositor where the related Form 10-K is signed by the Trustee on behalf of the Depositor.

            (b) Each Form 8-K shall be filed by the Trustee within 15 days after each Distribution Date, including a copy of the statement to the Certificateholders for such Distribution Date as an exhibit thereto. On or prior to March 30th of each year commencing in 2006 (or such earlier date as may be required by the Exchange Act and the Rules and Regulations of the Securities and Exchange Commission), the Trustee shall file a Form 10-K, in substance as required by applicable law or applicable Securities and Exchange Commission staff's interpretations. Such Form 10-K shall include as exhibits the Servicer's annual statement of compliance described under Section 3.22 and the accountant's report described under Section 3.23, in each case to the extent they have been timely delivered to the Trustee. If they are not so timely delivered, the Trustee shall file an amended Form 10-K including such documents as exhibits reasonably promptly after they are delivered to the Trustee. The Trustee shall have no liability with respect to any failure to properly prepare or file such periodic reports resulting from or relating to the Trustee's inability or failure to obtain any information not resulting from its own negligence, willful misconduct or bad faith. The Form 10-K shall also include a certification in the form attached hereto as Exhibit L (the "Certification"), which shall, except as described below, be signed by the senior officer of the Depositor in charge of securitization. Notwithstanding the foregoing, if it is determined by the Depositor that the Certification may be executed by multiple persons, the Trustee shall sign the Certification in respect of items 1 through 3 thereof and the Servicer shall cause the senior officer in charge of servicing at the Servicer to sign the Certification in respect of items 3 through 5 thereof and the Trustee may rely on the Certification signed by the Servicer to the same extent as provided in subsection (c) below.

            (c) In the event the Certification is to be signed by an officer of the Depositor, the Trustee shall sign a certification (in the form attached hereto as Exhibit M) for the benefit of the Depositor and its officers, directors and Affiliates in respect of items 1 through 3 thereof of the Certification (provided, however, that the Trustee shall not undertake an analysis of the accountant's report attached as an exhibit to the Form 10-K), and the Servicer shall sign a certification (in the form attached hereto as Exhibit N) for the benefit of the Depositor, the Trustee and their respective officers, directors and Affiliates in respect of items 3 through 5 of the Certification. Each such certification shall be delivered to the Depositor no later than March 10th of each year (or if such day is not a Business Day, the immediately preceding Business Day) and the Depositor shall deliver the Certification to be filed to the Trustee no later than March 20th of each year (or if such day is not a Business Day, the immediately preceding Business Day). In the event that prior to the filing date of the Form 10-K in March of each year, the Trustee or the Servicer has actual knowledge of information material to the Certification, that party shall promptly notify the Depositor and each of the other parties signing the certifications. In addition, (i) the Trustee shall indemnify and hold harmless the Depositor and its officers, directors, employees, agents and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon any breach of the Trustee's obligations under this Section 8.12(c) or the Trustee's negligence, bad faith or willful misconduct in connection therewith, and (ii) the Servicer shall indemnify and hold harmless the Depositor, the Trustee and their respective officers, directors and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon any breach of the Servicer's obligations under this Section 8.12(c) or any material misstatement or omission, negligence, bad faith or willful misconduct of the Servicer in connection therewith. If the indemnification provided for in the preceding sentence is unavailable or insufficient to hold harmless any indemnified party, then (i) the Trustee agrees in connection with a breach of the Trustee's obligations under this Section 8.12(c) or the Trustee's negligence, bad faith or willful misconduct in connection therewith that it shall contribute to the amount paid or payable by the Depositor as a result of the losses, claims, damages or liabilities of the Depositor in such proportion as is appropriate to reflect the relative fault of the Depositor, on the one hand, and the Trustee, on the other, and (ii) the Servicer agrees that it shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities of such indemnified party in such proportion as is appropriate to reflect the relative fault of such indemnified party, on the one hand, and the Servicer, on the other hand, in connection with a breach of the Servicer's obligations under this Section 8.12(c) or any material misstatement or omission, negligence, bad faith or willful misconduct of the Servicer in connection therewith.

            (d) Upon any filing with the Securities and Exchange Commission, the Trustee shall promptly deliver to the Depositor a copy of any such executed report, statement or information.

            (e) Prior to January 30 of the first year in which the Trustee is able to do so under applicable law, the Trustee shall file a Form 15 Suspension Notification with respect to the Trust.

            Section 8.13 Tax Classification of the Excess Reserve Fund Account and the Cap Agreements. For federal income tax purposes, the Trustee shall treat the Excess Reserve Fund Account and the Cap Agreements as beneficially owned by the holders of the Class X Certificates and shall treat such portion of the Trust Fund as a grantor trust, within the meaning of subpart E, Part I of subchapter J of the Code. The Trustee shall treat the rights that each Class of LIBOR Certificates has to receive payments of Basis Risk Carry Forward Amounts from the Excess Reserve Fund Account as rights to receive payments under an interest rate cap contract written by the Class X Certificateholders in favor of each such Class and beneficially owned by each such Class through the grantor trust. Accordingly, each Class of Certificates (excluding the Class X, Class P and Class R Certificates) will be comprised of two components - an Upper Tier REMIC Regular Interest and an interest in an interest rate cap contract, and the Class X Certificates will be comprised of three components - an Upper Tier REMIC Regular Interest, the Cap Agreements and an interest in the Excess Reserve Fund Account, subject to obligation to pay Basis Risk Carry Forward Amounts (other than with respect to the Class X Cap Agreement). The Trustee shall allocate the issue price for a Class of Certificates among the respective components for purposes of determining the issue price of the Upper Tier REMIC Regular Interest component based on information received from the Depositor.


                                   ARTICLE IX

                                   TERMINATION

            Section 9.01 Termination upon Liquidation or Purchase of the Mortgage Loans. Subject to Section 9.03, the obligations and responsibilities of the Depositor, the Servicer and the Trustee created hereby with respect to the Trust Fund shall terminate upon the earlier of (a) if the Class X Certificates are not 100% owned, either directly or indirectly, by the Purchaser or any of its Affiliates, the purchase, on or after the Optional Termination Date, by the Majority Class X Certificateholders in the aggregate of all Mortgage Loans (and REO Properties) at the price (the "Termination Price") equal to the sum of (i) 100% of the unpaid principal balance of each Mortgage Loan (other than in respect of REO Property) plus accrued and unpaid interest thereon at the applicable Mortgage Rate, (ii) the lesser of (x) the appraised value of any REO Property as determined by the higher of two appraisals completed by two independent appraisers selected by the Majority Class X Certificateholder at its expense and (y) the unpaid principal balance of each Mortgage Loan related to any REO Property, in each case plus accrued and unpaid interest thereon at the applicable Mortgage Rate, (iii) all unreimbursed P&I Advances, Servicing Advances and indemnification payments payable to the Servicer and (iv) any unreimbursed indemnification payments payable to the Trustee under this Agreement and (b) the later of (i) the maturity or other liquidation (or any Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and the disposition of all REO Property and (ii) the distribution to Certificateholders of all amounts required to be distributed to them pursuant to this Agreement; provided that in the case of clause (a) above, if the Depositor or any of its Affiliates is a Class X Certificateholder exercising this option, it may only do so with at least one other unaffiliated person that holds at least a 10% Percentage Interest in the Class X Certificates. In no event shall the trusts created hereby continue beyond the expiration of 21 years from the death of the survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James's, living on the date hereof.

            Notwithstanding anything to the contrary contained herein, no such purchase by the Majority Class X Certificateholder shall be permitted unless (i) after distribution of the proceeds thereof to the Certificateholders (other than the Holders of the Class X, Class P and Residual Certificates) pursuant to
Section 9.02, the distribution of the remaining proceeds to the Class X and Class P Certificates is sufficient to pay the outstanding principal amount of and accrued and unpaid interest on the NIM Securities, to the extent the NIM Securities are then outstanding, or (ii) prior to such purchase, the Majority Class X Certificateholder remits to the Trustee an amount that, together with such remaining proceeds, will be sufficient to pay the outstanding principal amount of, and accrued and unpaid interest on, the NIM Securities, to the extent the NIM Securities are then outstanding.

            Section 9.02 Final Distribution on the Certificates. If on any Remittance Date, the Servicer determines that there are no Outstanding Mortgage Loans and no other funds or assets in the Trust Fund other than the funds in the Collection Account, the Servicer shall direct the Trustee promptly to send a Notice of Final Distribution to each Certificateholder. If the Majority Class X Certificateholder elects to exercise its option to purchase the Mortgage Loans pursuant to clause (a) of Section 9.01, at least 20 days prior to the date the Notice of Final Distribution is to be mailed to the affected Certificateholders, the Servicer, upon receipt of notice from the Majority Class X Certificateholder indicating its intent to exercise such purchase option, shall notify the Depositor and the Trustee of (a) the date on which the Majority Class X Certificateholder intends to exercise such purchase option and (b) the Termination Price.

            A Notice of Final Distribution, specifying the Distribution Date on which Certificateholders may surrender their Certificates for payment of the final distribution and cancellation, shall be given promptly by the Trustee by letter to Certificateholders mailed not earlier than the 10th day and not later than the 15th day of the month of such final distribution. Any such Notice of Final Distribution shall specify (a) the Distribution Date upon which final distribution on the Certificates will be made upon presentation and surrender of Certificates at the office therein designated, (b) the amount of such final distribution, (c) the location of the office or agency at which such presentation and surrender must be made and (d) that the Record Date otherwise applicable to such Distribution Date is not applicable, distributions being made only upon presentation and surrender of the Certificates at the office therein specified. The Trustee will give such Notice of Final Distribution to each Rating Agency at the time such Notice of Final Distribution is given to Certificateholders.

            In the event such Notice of Final Distribution is given, the Servicer shall cause all funds in the Collection Account to be remitted to the Trustee for deposit in the Distribution Account on the Business Day prior to the applicable Distribution Date in an amount equal to the final distribution in respect of the Certificates. Upon such final deposit with respect to the Trust Fund and the receipt by the Trustee of a Request for Release therefor, the Trustee shall promptly release to the Majority Class X Certificateholder the Custodial Files for the Mortgage Loans.

            Upon presentation and surrender of the Certificates, the Trustee shall cause to be distributed to the Certificateholders of each Class (after reimbursement of all amounts due to the Servicer, the Depositor and the Trustee hereunder), in each case on the final Distribution Date and in the order set forth in Section 4.02, in proportion to their respective Percentage Interests, with respect to Certificateholders of the same Class, up to an amount equal to
(i) as to each Class of Regular Certificates (except the Class X Certificates), the Certificate Balance thereof plus for each such Class and the Class X Certificates accrued interest thereon in the case of an interest-bearing Certificate and all other amounts to which such Classes are entitled pursuant to
Section 4.02 and (ii) as to the Residual Certificates, the amount, if any, which remains on deposit in the Distribution Account (other than the amounts retained to meet claims) after application pursuant to clause (i) above.

            In the event that any affected Certificateholders shall not surrender Certificates for cancellation within six months after the date specified in the Notice of Final Distribution, the Trustee shall give a second written notice to the remaining Certificateholders to surrender their Certificates for cancellation and receive the final distribution with respect thereto. If within six months after such second notice all the applicable Certificates shall not have been surrendered for cancellation, the Trustee may take appropriate steps, or may appoint an agent to take appropriate steps, to contact the remaining Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds and other assets which remain a part of the Trust Fund. If within one year after the second notice all Certificates shall not have been surrendered for cancellation, the Class R Certificateholders shall be entitled to all unclaimed funds and other assets of the Trust Fund which remain subject hereto.

            Section 9.03 Additional Termination Requirements. In the event the Majority Class X Certificateholder exercises its purchase option with respect to the Mortgage Loans as provided in Section 9.01, the Trust Fund shall be terminated in accordance with the following additional requirements, unless the Trustee has been supplied with an Opinion of Counsel, at the expense of the Majority Class X Certificateholder, to the effect that the failure to comply with the requirements of this Section 9.03 will not (i) result in the imposition of taxes on "prohibited transactions" on either the Lower Tier REMIC or the Upper Tier REMIC as defined in Section 860F of the Code or (ii) cause either the Lower Tier REMIC or the Upper Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding:

            (a) The Trustee shall sell all of the assets of the Trust Fund to the Majority Class X Certificateholder, and, within 90 days of such sale, shall distribute to the Certificateholders the proceeds of such sale in complete liquidation of each of the Lower Tier REMIC and the Upper Tier REMIC; and

            (b) The Trustee shall attach a statement to the final federal income tax return for each of the Lower Tier REMIC and the Upper Tier REMIC stating that pursuant to Treasury Regulations Section 1.860F-1, the first day of the 90-day liquidation period for each such REMIC was the date on which the Trustee sold the assets of the Trust Fund to the Majority Class X Certificateholder.


                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

            Section 10.01 Amendment. This Agreement may be amended from time to time by the Depositor, the Responsible Party, the Servicer and the Trustee, without the consent of any of the Certificateholders (i) to cure any ambiguity or mistake, (ii) to correct any defective provision herein or to supplement any provision herein which may be inconsistent with any other provision herein,
(iii) to add to the duties of the Depositor or the Servicer, (iv) to add any other provisions with respect to matters or questions arising hereunder or (v) to modify, alter, amend, add to or rescind any of the terms or provisions contained in this Agreement; provided, that any action pursuant to clause (iv) or (v) above shall not, as evidenced by an Opinion of Counsel (which Opinion of Counsel shall not be an expense of the Trustee or the Trust Fund), adversely affect in any material respect the interests of any Certificateholder; provided, further, that any such action pursuant to clause (iv) or (v) above shall not be deemed to adversely affect in any material respect the interests of the Certificateholders if the Person requesting the amendment obtains a letter from each Rating Agency stating that the amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates; it being understood and agreed that any such letter in and of itself will not represent a determination as to the materiality of any such amendment and will represent a determination only as to the credit issues affecting any such rating. The Trustee, the Depositor, the Responsible Party and the Servicer also may at any time and from time to time amend this Agreement, but without the consent of the Certificateholders to modify, eliminate or add to any of its provisions to such extent as shall be necessary or helpful to (i) maintain the qualification of the Lower Tier REMIC and the Upper Tier REMIC under the Code, (ii) avoid or minimize the risk of the imposition of any tax on the Lower Tier REMIC or the Upper Tier REMIC pursuant to the Code that would be a claim at any time prior to the final redemption of the Certificates or (iii) comply with any other requirements of the Code; provided, that the Trustee has been provided an Opinion of Counsel, which opinion shall be an expense of the party requesting such opinion but in any case shall not be an expense of the Trustee or the Trust Fund, to the effect that such action is necessary or helpful to, as applicable, (i) maintain such qualification, (ii) avoid or minimize the risk of the imposition of such a tax or (iii) comply with any such requirements of the Code.

            This Agreement may also be amended from time to time by the Depositor, the Servicer, the Responsible Party and the Trustee, but with the consent of the Holders of Certificates evidencing Percentage Interests aggregating not less than 66(2)/3% of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates in a manner other than as described in clause (i), without the consent of the Holders of Certificates of such Class evidencing, as to such Class, Percentage Interests aggregating not less than 66(2)/3% or (iii) reduce the aforesaid percentages of Certificates the Holders of which are required to consent to any such amendment, without the consent of the Holders of all such Certificates then outstanding.

            Notwithstanding any contrary provision of this Agreement, the Trustee shall not consent to any amendment to this Agreement unless (i) it shall have first received an Opinion of Counsel, which opinion shall not be an expense of the Trustee or the Trust Fund, to the effect that such amendment will not cause the imposition of any tax on either the Lower Tier REMIC or the Upper Tier REMIC or the Certificateholders or cause any such REMIC to fail to qualify as a REMIC or the grantor trust to fail to qualify as a grantor trust at any time that any Certificates are outstanding and (ii) the party seeking such amendment shall have provided written notice to the Rating Agencies (with a copy of such notice to the Trustee) of such amendment, stating the provisions of the Agreement to be amended.

            Notwithstanding the foregoing provisions of this Section 10.01, with respect to any amendment that significantly modifies the permitted activities of the Trustee or the Servicer, any Certificate beneficially owned by the Depositor shall be deemed not to be outstanding (and shall not be considered when determining the percentage of Certificateholders consenting or when calculating the total number of Certificates entitled to consent) for purposes of determining if the requisite consents of Certificateholders under this Section
10.01 have been obtained.

            Promptly after the execution of any amendment to this Agreement requiring the consent of Certificateholders, the Trustee shall furnish written notification of the substance or a copy of such amendment to each Certificateholder and each Rating Agency.

            It shall not be necessary for the consent of Certificateholders under this Section 10.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

            Nothing in this Agreement shall require the Trustee to enter into an amendment without receiving an Opinion of Counsel (which Opinion shall not be an expense of the Trustee or the Trust Fund), satisfactory to the Trustee that (i) such amendment is permitted and is not prohibited by this Agreement and that all requirements for amending this Agreement have been complied with and (ii) either
(A) the amendment does not adversely affect in any material respect the interests of any Certificateholder or (B) the conclusion set forth in the immediately preceding clause (A) is not required to be reached pursuant to this
Section 10.01.

            Section 10.02 Recordation of Agreement; Counterparts. This Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer at the direction and expense of the Depositor, but only upon receipt of an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

            For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            Section 10.03 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO AND THE CERTIFICATEHOLDERS SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

            Section 10.04 Intention of Parties. It is the express intent of the parties hereto that the conveyance (i) of the Mortgage Loans by the Depositor and (ii) of the Trust Fund by the Depositor to the Trustee each be, and be construed as, an absolute sale thereof. It is, further, not the intention of the parties that such conveyances be deemed a pledge thereof. However, in the event that, notwithstanding the intent of the parties, such assets are held to be the property of the Depositor, as the case may be, or if for any other reason this Agreement is held or deemed to create a security interest in either such assets, then (i) this Agreement shall be deemed to be a security agreement within the meaning of the Uniform Commercial Code of the State of New York and (ii) the conveyances provided for in this Agreement shall be deemed to be an assignment and a grant by the Depositor to the Trustee, for the benefit of the Certificateholders, of a security interest in all of the assets transferred, whether now owned or hereafter acquired.

            The Depositor, for the benefit of the Certificateholders, shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Trust Fund, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Agreement. The Depositor shall arrange for filing any Uniform Commercial Code continuation statements in connection with any security interest granted or assigned to the Trustee for the benefit of the Certificateholders.

            Section 10.05 Notices. (a) The Trustee shall use its best efforts to promptly provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

            1. Any material change or amendment to this Agreement;

            2. The occurrence of any Event of Default that has not been cured;

            3. The resignation or termination of the Servicer or the Trustee and the appointment of any successor;

            4. The repurchase or substitution of Mortgage Loans pursuant to
Section 2.03; and

            5. The final payment to Certificateholders.

            (b) In addition, the Trustee shall promptly make available on its internet website to each Rating Agency copies of the following:

            1. Each report to Certificateholders described in Section 4.03; and

            2. Any notice of a purchase of a Mortgage Loan pursuant to Section 2.02, 2.03 or 3.11.

            (c) All directions, demands, consents and notices hereunder shall be in writing and shall be deemed to have been duly given when delivered to: (a) in the case of the Depositor, Securitized Asset Backed Receivables LLC, 200 Park Avenue, New York, New York 10166, Attention: General Counsel, Facsimile: (212) 412-7519, or such other address as the Depositor may hereafter furnish to the Servicer and the Trustee; (b) in the case of the Servicer, Saxon Mortgage Services, Inc., 4708 Mercantile Drive, Fort Worth, Texas 76137, Attention: David Dill, Fax: (817) 665-7509, or such other address as may be hereafter furnished to the Depositor, the Loan Performance Advisor and the Trustee; (c) in the case of the Loan Performance Advisor, MortgageRamp Inc., 7000 Central Parkway, Suite 800, Atlanta, Georgia 30328, Attention: Ken Beyer, Facsimile: (770) 394-6068, or such other address as may be hereafter furnished to the Depositor, the Servicer and the Trustee; (d) in the case of the Responsible Party, Fremont Investment & Loan, 2727 East Imperial Highway, Brea, California 92821, Attention: Jeff Crusinberry, Facsimile: (714) 961-5250, or such other address as may be hereafter furnished to the Depositor, the Servicer and the Trustee; (e) in the case of the Trustee to Wells Fargo Bank, National Association, 9062 Old Annapolis Road, Columbia, Maryland 21045 Attention: Client Manager SABR 2005-FR2, Facsimile: (410) 715-2380, with a copy to P.O. Box 98, Columbia, Maryland 21046, Attention: Client Manager SABR 2005-FR2, and a separate copy to Sixth Street and Marquette Ave., Minneapolis, Minnesota 55479-0113, Attention:
Client Manager SABR 2005-FR2, or in each case such other address as the Trustee may hereafter furnish to the Depositor, the Responsible Party or Servicer; and
(f) in the case of each of the Rating Agencies, the address specified therefor in the definition corresponding to the name of such Rating Agency. Notices to Certificateholders shall be deemed given when mailed, first class postage prepaid, to their respective addresses appearing in the Certificate Register.

            Section 10.06 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

            Section 10.07 Assignment. Notwithstanding anything to the contrary contained herein, except as provided in Section 6.02, this Agreement may not be assigned by the Servicer without the prior written consent of the Trustee and Depositor; provided, however, that the Servicer may pledge its interest in any reimbursements for P&I Advances or Servicing Advances hereunder.

            Section 10.08 Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the trust created hereby, nor entitle such Certificateholder's legal representative or heirs to claim an accounting or to take any action or commence any proceeding in any court for a petition or winding up of the trust created hereby, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            No Certificateholder shall have any right to vote (except as provided herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth or contained in the terms of the Certificates be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            No Certificateholder shall have any right by virtue or by availing itself of any provisions of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Holder previously shall have given to the Trustee a written notice of an Event of Default and of the continuance thereof, as herein provided, and unless the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates shall also have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue or by availing itself or themselves of any provisions of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of the Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Agreement, except in the manner herein provided and for the common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 10.08, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            Section 10.09 Inspection and Audit Rights. The Servicer agrees that, on reasonable prior notice, it will permit any representative of the Depositor or the Trustee during the Servicer's normal business hours, to examine all the books of account, records, reports and other papers of the Servicer relating to the Mortgage Loans, to make copies and extracts therefrom, to cause such books to be audited by independent certified public accountants selected by the Depositor or the Trustee and to discuss its affairs, finances and accounts relating to the Mortgage Loans with its officers, employees and independent public accountants (and by this provision the Servicer hereby authorizes said accountants to discuss with such representative such affairs, finances and accounts), all at such reasonable times and as often as may be reasonably requested. Any out-of-pocket expense of the Servicer incident to the exercise by the Depositor or the Trustee of any right under this Section 10.09 shall be borne by the Servicer.

            Section 10.10 Certificates Nonassessable and Fully Paid. It is the intention of the Depositor that Certificateholders shall not be personally liable for obligations of the Trust Fund, that the interests in the Trust Fund represented by the Certificates shall be nonassessable for any reason whatsoever, and that the Certificates, upon due authentication thereof by the Trustee pursuant to this Agreement, are and shall be deemed fully paid.

            Section 10.11 Assignment; Sales; Advances Facilities. The Servicer is hereby authorized to enter into an Advance Facility under which (1) the Servicer sells, assigns or pledges to Advancing Person the Servicer's rights under this Agreement to be reimbursed for any P&I Advances or Servicing Advances and/or (2) an Advancing Person agrees to fund some or all P&I Advances and/or Servicing Advances required to be made by the Servicer pursuant to this Agreement. No consent of the Depositor, the Trustee, the Certificateholders or any other party shall be required before the Servicer may enter into an Advance Facility. The Servicer shall notify each other party to this Agreement prior to or promptly after entering into or terminating any Advance Facility. Notwithstanding the existence of any Advance Facility under which an Advancing Person agrees to fund P&I Advances and/or Servicing Advances on the Servicer's behalf, the Servicer shall remain obligated pursuant to this Agreement to make P&I Advances and Servicing Advances pursuant to and as required by this Agreement, and shall not be relieved of such obligations by virtue of such Advance Facility. If the Servicer enters into an Advance Facility, and for so long as an Advancing Person remains entitled to receive reimbursement for any P&I Advances including Nonrecoverable Advances ("P&I Advance Reimbursement Amounts") and/or Servicing Advances including Nonrecoverable Advances ("Servicing Advance Reimbursement Amounts" and together with P&I Advance Reimbursement Amounts, "Advance Reimbursement Amounts") (in each case to the extent such type of Advance Reimbursement Amount is included in the Advance Facility), as applicable, pursuant to this Agreement, then the Servicer shall identify such Advance Reimbursement Amounts consistent with the reimbursement rights set forth in Section 3.11 and remit such Advance Reimbursement Amounts in accordance with the documentation establishing the Advance Facility to such Advancing Person or to a trustee, agent or custodian (an "Advance Facility Trustee") designated by such Advancing Person. Notwithstanding anything to the contrary herein, in no event shall Advance Reimbursement Amounts be included in the Available Funds or distributed to Certificateholders.

            Advance Reimbursement Amounts shall consist solely of amounts in respect of P&I Advances and/or Servicing Advances made with respect to the Mortgage Loans for which the Servicer would be permitted to reimburse itself in accordance with this Agreement, assuming the Servicer or the Advancing Person had made the related P&I Advance(s) and/or Servicing Advance(s). Notwithstanding the foregoing, except with respect to reimbursement of Nonrecoverable P&I Advances as set forth in this Agreement, no Person shall be entitled to reimbursement from funds held in the Collection Account for future distribution to Certificateholders pursuant to this Agreement. None of the Depositor or the Trustee shall have any duty or liability with respect to the calculation of any Advance Reimbursement Amount, nor shall the Depositor or the Trustee have any responsibility to track or monitor the administration of the Advance Facility or the payment of Advance Reimbursement Amounts to the related Advancing Person or Advance Facility Trustee. The Servicer shall maintain and provide to any successor Servicer and (upon request) the Trustee a detailed accounting on a loan by loan basis as to amounts advanced by, sold, pledged or assigned to, and reimbursed to any Advancing Person. The successor Servicer shall be entitled to rely on any such information provided by the predecessor Servicer, and the successor Servicer shall not be liable for any errors in such information. Any successor Servicer shall reimburse the predecessor Servicer and itself for outstanding P&I Advances and Servicing Advances, respectively, with respect to each Mortgagor Loan on a first in, first out ("FIFO") basis; provided that the successor Servicer has received prior written notice from the predecessor Servicer or the Advancing Person of reimbursement amounts owed to the predecessor Servicer. Liquidation Proceeds with respect to a Mortgage Loan shall be applied to reimburse P&I Advances outstanding with respect to that Mortgage Loan before being applied to reimburse Servicing Advances outstanding with respect to that Mortgage Loan.

            An Advancing Person who receives an assignment or pledge of the rights to be reimbursed for P&I Advances and/or Servicing Advances, and/or whose obligations hereunder are limited to the funding or purchase of P&I Advances and/or Servicing Advances shall not be required to meet the criteria for qualification of a Subservicer set forth in this Agreement.


            Upon the direction and at the expense of the Servicer, the Trustee shall execute such acknowledgments provided by the Servicer recognizing the interests of any Advance Facility Trustee in such Advance Reimbursement Amounts as the Servicer may cause to be made subject to Advance Facilities pursuant to this Section 10.11. The Servicer shall indemnify and hold the Trustee harmless for any claims from any persons arising from the Trustee executing such acknowledgments at the Servicer's direction. The parties hereto agree that the Trustee shall execute such acknowledgement solely at the direction of the Servicer and shall not be required and shall not perform any independent investigation in connection therewith.

            The Servicer shall remain entitled to be reimbursed for all Advances funded by the Servicer to the extent the related rights to be reimbursed therefor have not been sold, assigned or pledged to an Advancing Person.

            The Servicer shall indemnify the Depositor, the Trustee, any successor servicer and the Trust Fund for any loss, liability or damage resulting from any claim by the related Advancing Person.

            Any amendment to this Section 10.11 or to any other provision of this Agreement that may be necessary or appropriate to effect the terms of an Advance Facility as described generally in this Section 10.11, including amendments to add provisions relating to a successor Servicer, may be entered into by the Trustee, the Depositor and the Servicer without the consent of any Certificateholder, notwithstanding anything to the contrary in this Agreement upon receipt by the Trustee of an Opinion of Counsel that such amendment has no material adverse effect on the Certificateholders or written confirmation from the Rating Agencies that such amendment will not adversely affect the ratings on the Certificates. All reasonable costs and expenses (including attorney's fees) of each party hereto of any such amendment shall be borne solely by the Servicer. Prior to entering into an Advance Facility, the Servicer shall notify the Advancing Person in writing that: (a) the P&I Advances and/or Servicing Advances purchased, financed by and/or pledged to the Advancing Person are obligations owed to the Servicer on a non-recourse basis payable only from the cash flows and proceeds received under this Agreement for reimbursement of P&I Advances and/or Servicing Advances only to the extent provided herein, and the Trustee and the Trust are not otherwise obligated or liable to repay any P&I Advances and/or Servicing Advances financed by the Advancing Person and (b) the Trustee shall not have any responsibility to track or monitor the administration of the Advance Facility between the Servicer and the Advancing Person.

            Section 10.12 Rule of Construction. Article and section headings are for the convenience of the reader and shall not be considered in interpreting this Pooling and Servicing Agreement or the intent of the parties hereto.

            Section 10.13 Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE
LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.


                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the Depositor, the Trustee, the Responsible Party, the Servicer and the Loan Performance Advisor have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                       SECURITIZED ASSET BACKED RECEIVABLES LLC


                                       By: /s/ Paul Menefee
                                          --------------------------------------
                                          Name: Paul Menefee
                                          Title: Director

                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          solely as Trustee and not in its
                                          individual capacity

                                       By: /s/ Peter J. Masterman
                                          --------------------------------------
                                          Name: Peter J. Masterman
                                          Title: Vice President

                                       FREMONT INVESTMENT & LOAN


                                       By: /s/ Jeff Crusinberry
                                          --------------------------------------
                                          Name: Jeff Crusinberry
                                          Title: SVP

                                       SAXON MORTGAGE SERVICES, INC.


                                       By: /s/ Vera S. Porter
                                          --------------------------------------
                                          Name: Vera S. Porter
                                          Title: Senior Vice President

                                       MORTGAGERAMP INC.


                                       By: /s/ D. Keith Gettman
                                          --------------------------------------
                                          Name: D. Keith Gettman
                                          Title: EMD

                                   SCHEDULE I

                             Mortgage Loan Schedule

                      Delivered to Trustee on Closing Date

                                   SCHEDULE II

                       Mortgage Pass-Through Certificates,
                                 Series 2005-FR2

                 Representations and Warranties of the Servicer

The Servicer hereby makes the representations and warranties set forth in this
Schedule II to the Depositor and the Trustee, as of the Closing Date.

            (1) The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas and is duly authorized and qualified to transact any and all business contemplated by this Pooling and Servicing Agreement to be conducted by the Servicer in any state in which a Mortgaged Property is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such State, to the extent necessary to ensure its ability to enforce each Mortgage Loan and to service the Mortgage Loans in accordance with the terms of this Pooling and Servicing Agreement;

            (2) The Servicer has the full power and authority to service each Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Pooling and Servicing Agreement and has duly authorized by all necessary action on the part of the Servicer the execution, delivery and performance of this Pooling and Servicing Agreement; and this Pooling and Servicing Agreement, assuming the due authorization, execution and delivery thereof by the Depositor and the Trustee, constitutes a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, except to the extent that (a) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

            (3) The execution and delivery of this Pooling and Servicing Agreement by the Servicer, the servicing of the Mortgage Loans by the Servicer hereunder, the consummation by the Servicer of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of the Servicer and will not (A) result in a breach of any term or provision of the organizational documents of the Servicer or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which the Servicer is a party or by which it may be bound, or any law, statute, rule, order, regulation, judgment or decree applicable to the Servicer of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Servicer; and the Servicer is not a party to, bound by, or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any law, statute, rule, order, regulation, judgment or decree of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or, to the Servicer's knowledge, would in the future materially and adversely affect, (x) the ability of the Servicer to perform its obligations under this Pooling and Servicing Agreement or (y) the business, operations, financial condition, properties or assets of the Servicer taken as a whole;

            (4) The Servicer is an approved seller/servicer for Fannie Mae or Freddie Mac and is a HUD-approved mortgagee pursuant to Section 203 and
      Section 211 of the National Housing Act;

            (5) No litigation is pending against the Servicer that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of the Servicer to service the Mortgage Loans or to perform any of its other obligations hereunder in accordance with the terms hereof;

            (6) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of, or compliance by the Servicer with, this Pooling and Servicing Agreement or the consummation by the Servicer of the transactions contemplated by this Pooling and Servicing Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date;

            (7) The Servicer covenants that its computer and other systems used in servicing the Mortgage Loans operate in a manner such that the Servicer can service the Mortgage Loans in accordance with the terms of this Pooling and Servicing Agreement; and

            (8) With respect to each Mortgage Loan, to the extent the Servicer serviced such Mortgage Loan and to the extent the Servicer provided monthly reports to the three credit repositories, the Servicer has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

                                  SCHEDULE III

                       Mortgage Pass-Through Certificates,
                                 Series 2005-FR2

    Representations and Warranties of the Responsible Party as to the Fremont
                                 Mortgage Loans

            The Responsible Party hereby makes the representations and warranties set forth in this Schedule III as to the Fremont Mortgage Loans only, to the Depositor and the Trustee, as of the Closing Date or such other date as may be specified below.

            (a) Mortgage Loans as Described. The information set forth in the Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. As of the Cut-off Date, except with respect to the Mortgage Loans identified on Schedule III-A, (i) all payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited, and (ii) no payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan;

            (c) No Outstanding Charges. As of the Cut-off Date, except as described in paragraph (b) above with respect to the Mortgage Loans identified on Schedule III-A, (i) except for payments due but not yet 30 days delinquent, there are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Responsible Party has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Trustee, as custodian (in such capacity, the "Custodian"), under the Custodial Agreement, dated as of November 1, 2004, among the Purchaser, the Responsible Party and the Custodian (the "Custodial Agreement"), and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian and the terms of which are reflected in the Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for generally in the secondary market, as well as all additional requirements set forth in
      Section 2.10 of the Fremont Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect, as well as all additional requirements set forth in Section 2.10 of the Fremont Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Responsible Party and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Responsible Party has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Responsible Party;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to Prepayment Charges and the Illinois Interest Act, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Responsible Party shall maintain in its possession, available for the Purchaser's or the Trustee's inspection, and shall deliver to the Purchaser or the Trustee upon demand, evidence of compliance with all such requirements;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Responsible Party has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Responsible Party waived any default resulting from any action or inaction by the Mortgagor;

            (i) Type of Mortgaged Property. With respect to a Mortgage Loan that is not a Co-op Loan, the Mortgaged Property is a fee simple estate or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely accepted practice that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. No portion of the Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op Loan) is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office or other business shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are manufactured homes, log homes, mobile homes, geodesic domes or other unique property types;

            (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                  (i) with respect to a Second Lien Loan only, the lien of the first mortgage on the Mortgaged Property;

                  (ii) the lien of current real property taxes and assessments not yet due and payable;

                  (iii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (iv) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

            Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Responsible Party has full right to sell and assign the same to the Purchaser.

            (k) Valid First or Second Priority Security Interest. With respect to any Co-op Loan, the related Mortgage is a valid, subsisting, enforceable and perfected, first priority security interest (with respect to a First Lien Loan) or second priority security interest (with respect to a Second Lien Loan) on the related cooperative shares securing the Mortgage Note, subject only to (a) liens of the related residential cooperative housing corporation for unpaid assessments representing the Mortgagor's pro rata share of the related residential cooperative housing corporation's payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security interest intended to be provided by the related Security Agreement;

            (l) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Responsible Party has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (m) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions relating to Prepayment Charges). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Responsible Party in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence in connection with the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved with such actions. The Responsible Party has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (n) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (o) Ownership. As of the applicable Original Sale Date, the Responsible Party was the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Responsible Party retained the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. As of the applicable Original Sale Date, the Mortgage Loan was not assigned or pledged, and the Responsible Party had good, indefeasible and marketable title thereto, and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to the Purchase Agreement and following the sale of each Mortgage Loan, the Purchaser owned such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Responsible Party intends to relinquish all rights to possess, control and monitor the Mortgage Loan;

            (p) Doing Business. All parties which have had any interest in the Mortgage Loan prior to the applicable Original Sale Date, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (q) LTV. No Mortgage Loan has an LTV greater than 100%;

            (r) Title Insurance. With respect to a Mortgage Loan which is not a Co-op Loan, the Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance and each such title insurance policy is issued by a title insurer acceptable to the Purchaser and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Responsible Party, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien
      Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses
      (i), (ii), (iii) and (iv) of paragraph (j) of this Schedule III, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Responsible Party, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Responsible Party, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Responsible Party;

            (s) No Defaults. As of the Cut-off Date, except as described in paragraphs (b) and (c) above with respect to the Mortgage Loans identified on Schedule III-A, (i) other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Responsible Party nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (t) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (u) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (v) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. The Mortgage Loan does not require a balloon payment on its stated maturity date;

            (w) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and
      (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (x) Conformance with Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and the Responsible Party has not made any representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (y) Occupancy of the Mortgaged Property. The Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (z) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (j) above;

            (aa) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (bb) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that to the best of the Responsible Party's knowledge, can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans originated by the Responsible Party generally;

            (cc) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Responsible Party is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

            (dd) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

            (ee) Transfer of Mortgage Loans. The Assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee) with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

            (ff) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Responsible Party's knowledge, such provision is enforceable;

            (gg) Assumability. With respect to each Adjustable Rate Mortgage Loan, if the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date the related Mortgage Loan is assumable, such Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (hh) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Responsible Party, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (ii) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first (with respect to a First Lien Loan) or second (with respect to a Second Lien
      Loan) lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to the Purchaser. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (jj) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is inhabitable under applicable state and local laws. There have not been any condemnation proceedings with respect to the Mortgaged Property;

            (kk) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Responsible Party and the Interim Servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Responsible Party or the Interim Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Responsible Party have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Responsible Party or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (ll) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from an adjustable rate to a fixed rate;

            (mm) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Responsible Party or by any officer, director, or employee of the Responsible Party or any designee of the Responsible Party or any corporation in which the Responsible Party or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (nn) No Violation of Environmental Laws. To the best of the Responsible Party's knowledge, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (oo) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Responsible Party, and the Responsible Party has no knowledge of any relief requested or allowed to the Mortgagor under the Relief Act, or other similar state statute;

            (pp) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser.

            (qq) Disclosure Materials. The Mortgagor has received all disclosure materials required by, and the Responsible Party has complied with, all applicable law with respect to the making of the Mortgage Loans;

            (rr) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (ss) Escrow Analysis. If applicable, with respect to each Mortgage that provides for an escrow account, the Responsible Party has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (tt) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in compliance with Accepted Servicing Practices;

            (uu) No Default Under First Lien. Except with respect to the Mortgage Loans identified on Schedule III-B, with respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

            (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

            (ww) No Failure to Cure Default. With respect to each Second Lien Mortgage Loan, the Responsible Party has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

            (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Responsible Party to the Purchaser, that Responsible Party has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage;

            (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

            (zz) Prepayment Charge. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note is identified on the Mortgage Loan Schedule. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Charge may be imposed for a term in excess of five (5) years following origination. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Charge may be imposed for a term in excess of three (3) years following origination;

            (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

            (bbb) Single-premium credit life insurance policy. In connection with the origination of any Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

            (ccc) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage under Section 860G(a)(3) of the Code;

            (ddd) Tax Service Contract. Each First Lien Loan is covered by a paid in full, life of loan, tax service contract issued by Lereta Corp., and such contract is transferable;

            (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (fff) Recordation. Except with respect to MERS Designated Mortgage Loans, each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Responsible Party, or is in the process of being recorded;

            (ggg) Co-op Loans. With respect to a Mortgage Loan that is a Co-op Loan, (i) a search for filings of financing statements has been made by a company competent to make the same, which company is acceptable generally in the secondary market and qualified to do business in the jurisdiction where the cooperative unit is located, and such search has not found anything which would materially and adversely affect the Co-op Loan, (ii) the stock that is pledged as security for the Mortgage Loan is held by a person as a "tenant-stockholder" and the related cooperative corporation that owns title to the related cooperative apartment building is a "cooperative housing corporation," each within the meaning of Section 216 of the Code and (iii) there is no prohibition against pledging the shares of the cooperative corporation or assigning the Co-op Lease;

            (hhh) Mortgagor Bankruptcy. The Mortgagor has not filed a bankruptcy petition, has not become the subject of involuntary bankruptcy proceedings or has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (iii) No Prior Offer. The Mortgage Loan has not previously been offered for sale by the Responsible Party;

            (jjj) [reserved];

            (kkk) Credit Reporting. The Responsible Party has, in its capacity as servicer for each Mortgage Loan, caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

            (lll) [reserved];

            (mmm) [reserved];

            (nnn) [reserved];

            (ooo) Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) a mortgage loan without such a premium was available to the Mortgagor at an interest rate and/or fee structure higher than that of the Mortgage Loan, (ii) prior to the Mortgage Loan's funding, the related Mortgagor had the option of obtaining the Mortgage Loan without a requirement for payment of such a premium, and
      (iii) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law;

            (ppp) Purchase of Insurance. No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

            (qqq) [reserved];

            (rrr) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation; and

            (sss) No Arbitration. No Mortgage Loan originated on or after August 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction.

                                 SCHEDULE III-A

                       Mortgage Loan Identification Number
                                   1000204518
                                   1000210712
                                   1000217468
                                   5000129084
                                   5000131242
                                   5000131400
                                   6000136131

                                 SCHEDULE III-B

                       Mortgage Loan Identification Number
                                   5000131913
                                   6000133635
                                   1000219063
                                   1000219601
                                   1000223889
                                   6000133129
                                   6000135626
                                   7000132662
                                   6000133263
                                   7000130479

                                   SCHEDULE IV


                       Mortgage Pass-Through Certificates,
                                 Series 2005-FR2


           Representations and Warranties as to the Responsible Party


            The Responsible Party hereby makes the representations and warranties set forth in this Schedule IV to the Depositor and the Trustee, as of the Closing Date:

            (a) Due Organization and Authority. The Responsible Party is a corporation, validly existing, and in good standing under the laws of the State of California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Responsible Party. The Responsible Party has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Responsible Party and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Responsible Party, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by the Responsible Party to make this Agreement valid and binding upon the Responsible Party in accordance with its terms;

            (b) No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Responsible Party is required or, if required, such consent, approval, authorization or order has been or will, prior to the Closing Date, be obtained;

            (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Responsible Party, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Responsible Party pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Responsible Party, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Responsible Party's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Responsible Party is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Responsible Party or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Responsible Party, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Responsible Party, or in any material impairment of the right or ability of the Responsible Party to carry on its business substantially as now conducted, or in any material liability on the part of the Responsible Party, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Responsible Party contemplated herein, or which would be likely to impair materially the ability of the Responsible Party to perform under the terms of this Agreement;

            (f) Ability to Perform; Solvency. The Responsible Party does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Responsible Party is solvent and the sale of the Mortgage Loans will not cause the Responsible Party to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Responsible Party's creditors;

            (g) Responsible Party's Origination. The Responsible Party's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

            (h) Anti-Money Laundering Laws. The Responsible Party has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Responsible Party has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

            (i) Financial Statements. The Responsible Party has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of the Purchase Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Responsible Party and its subsidiaries and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Responsible Party has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and such mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Responsible Party since the date of the Responsible Party's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement;

            (j) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Responsible Party's portfolio at the Closing Date as to which the representations and warranties set forth in Schedule III could be made and such selection was not made in a manner so as intentionally to affect adversely the interests of the Purchaser;

            (k) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, have been delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Responsible Party or its designee will be in possession of a complete Mortgage File, except for such documents as will be delivered to the Trustee; and

            (l) Sale Treatment. With respect to each Original Sale Date, the Responsible Party reflected the transfer of the Mortgage Loans as a sale on its books and records.

                                    EXHIBIT A

To be added to the Class A-1A Certificates, Class A-1B Certificates and the Class B-4 Certificates while such Certificates remain Private Certificates. [IF THIS CERTIFICATE IS A PHYSICAL CERTIFICATE, NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE TRUSTEE A TRANSFEROR LETTER (THE "TRANSFEROR LETTER") IN THE FORM OF EXHIBIT H TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE TRUSTEE RECEIVES A RULE 144A LETTER (THE "144A LETTER") IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE TRUSTEE RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

IF THIS CERTIFICATE IS A BOOK-ENTRY CERTIFICATE, THE PROPOSED TRANSFEROR WILL BE DEEMED TO HAVE MADE EACH OF THE CERTIFICATIONS SET FORTH IN THE TRANSFEROR LETTER AND THE PROPOSED TRANSFEREE WILL BE DEEMED TO HAVE MADE EACH OF THE CERTIFICATIONS SET FORTH IN THE RULE 144A LETTER, in each case as if such Certificate were evidenced by a Physical Certificate.

In the event that a transfer of a Private Certificate which is a Book-Entry Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer will be deemed to have made as of the transfer date each of the certifications set forth in the Transferor Certificate in respect of such Certificate and the transferee will be deemed to have made as of the transfer date each of the certifications set forth in the Rule 144A Letter in respect of such Certificate, in each case as if such Certificate were evidenced by a Physical Certificate.]

Unless this Certificate is presented by an authorized representative of the Depository Trust Company, a New York corporation ("DTC"), to Issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

[To be added to the Class B-4 Certificates: NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE EITHER A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE, OR A PLAN SUBJECT TO APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN, OR, IF THE TRANSFEREE IS AN INSURANCE COMPANY, A REPRESENTATION LETTER THAT IT IS USING THE ASSETS OF ITS GENERAL ACCOUNT AND THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE ARE COVERED UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR AN OPINION OF COUNSEL SATISFACTORY TO THE TRUSTEE, TO THE EFFECT THAT THE PURCHASE OR HOLDING OF THIS CERTIFICATE WILL NOT CONSTITUTE OR RESULT IN A PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE DEPOSITOR OR THE SERVICER TO ANY OBLIGATION IN ADDITION TO THOSE EXPRESSLY UNDERTAKEN IN THIS AGREEMENT OR TO ANY LIABILITY. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY HEREIN, ANY PURPORTED TRANSFER OF THIS CERTIFICATE TO OR ON BEHALF OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW WITHOUT THE REPRESENTATION LETTER OR OPINION OF COUNSEL SATISFACTORY TO THE TRUSTEE AS DESCRIBED ABOVE SHALL BE VOID AND OF NO EFFECT.]

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS AN INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), AND CERTAIN OTHER ASSETS.

Certificate No:                          A-1A-[  ]
                                         A-1B-[  ]
                                         A-2A-[  ]
                                         A-2B-[  ]
                                         A-2C-[  ]
                                         M-1-[  ]
                                         M-2-[  ]
                                         M-3-[  ]
                                         B-1-[  ]
                                         B-2-[  ]
                                         B-3-[  ]
                                         B-4-[  ]

Cut-off Date:                            May 1, 2005

First Distribution Date:                 June 27, 2005

Initial Certificate Balance
of this Certificate
("Denomination"):                        $[     ]

Initial Certificate
Balances of all
Certificates of this Class:              [A-1A] [$480,732,000]
                                         [A-1B] [$120,183,000]
                                         [A-2A] [$140,054,000]
                                         [A-2B] [$55,243,000]
                                         [A-2C] [$46,517,000]
                                         [M-1] [$92,428,000]
                                         [M-2] [$59,263,000]
                                         [M-3] [$17,399,000]
                                         [B-1] [$16,311,000]
                                         [B-2] [$13,592,000]
                                         [B-3] [$11,961,000]
                                         [B-4] [$11,418,000]

CUSIP:                                   [A-1A] [81375W EL 6]
                                         [A-1B] [81375W EM 4]
                                         [A-2A] [81375W EB 8]
                                         [A-2B] [81375W EC 6]
                                         [A-2C] [81375W ED 4]
                                         [M-1] [81375W EE 2]
                                         [M-2] [81375W EF 9]
                                         [M-3] [81375W EG 7]
                                         [B-1] [81375W EH 5]
                                         [B-2] [81375W EJ 1]
                                         [B-3] [81375W EK 8]
                                         [B-4] [81375W EN 2]

ISIN:                                    [A-1A] [US81375WDEL63]
                                         [A-1B] [US81375WDEM47]
                                         [A-2A] [US81375WDEB81]
                                         [A-2B] [US81375WDEC64]
                                         [A-2C] [US81375WDED48]
                                         [M-1] [US81375WDEE21]
                                         [M-2] [US81375WDEF95]
                                         [M-3] [US81375WDEG78]
                                         [B-1] [US81375WDEH51]
                                         [B-2] [US81375WDEJ18]
                                         [B-3] [US81375WDEK80]
                                         [B-4] [US81375WDEN20]

                    SECURITIZED ASSET BACKED RECEIVABLES LLC

                               SABR Trust 2005-FR2
               Mortgage Pass-Through Certificates, Series 2005-FR2
                         [Class A-][Class M-][Class B-]

      evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Balance at any time may be less than the Certificate Balance as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Responsible Party, the Servicer or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that CEDE & CO. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Securitized Asset Backed Receivables LLC, as depositor (the "Depositor"), Saxon Mortgage Services, Inc., as servicer (the "Servicer"), MortgageRamp Inc., as loan performance advisor, Fremont Investment & Loan, as responsible party (the "Responsible Party"), and Wells Fargo Bank, National Association, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

                                      * * *

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:


                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          not in its individual capacity, but
                                          solely as
                                          Trustee



                                       By
                                         -------------------------------------

Authenticated:



By
  ------------------------------------
   Authorized Signatory of
   WELLS FARGO BANK, NATIONAL ASSOCIATION,
   not in its individual capacity,
   but solely as Trustee

                    SECURITIZED ASSET BACKED RECEIVABLES LLC

             Securitized Asset Backed Receivables LLC Trust 2005-FR2
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as Securitized Asset Backed Receivables LLC Trust 2005-FR2 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the Business Day immediately preceding such Distribution Date; provided, however, that for any Definitive Certificates, the Record Date shall be the last Business Day of the month next preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes, or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Responsible Party, the Servicer and the Trustee with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, the Majority Class X Certificateholder in the aggregate will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section
9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

--------------------------------------------------------------------------------

Dated:



                                       -----------------------------------------
                                       Signature by or on behalf of assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________,
_______________________________________________________________________________,
for the account of ____________________________________________________________,
account number __________, or, if mailed by check, to _________________________.
Applicable statements should be mailed to _____________________________________,
________________________________________________________________________________

            This information is provided by ___________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                    EXHIBIT B

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE TRUSTEE A TRANSFEROR LETTER IN THE FORM OF EXHIBIT H TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE TRUSTEE RECEIVES A RULE 144A LETTER IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE TRUSTEE RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN. IN THE EVENT THAT SUCH REPRESENTATION IS VIOLATED, OR ANY ATTEMPT IS MADE TO TRANSFER TO A PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO SIMILAR LAW, OR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT OR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT, SUCH ATTEMPTED TRANSFER OR ACQUISITION SHALL BE VOID AND OF NO EFFECT.

Certificate No.           :           P-1

Cut-off Date              :           May 1, 2005

First Distribution Date   :           June 27, 2005

Percentage Interest of
this Certificate
("Denomination")          :           [___]%

                    SECURITIZED ASSET BACKED RECEIVABLES LLC

                               SABR Trust 2005-FR2
               Mortgage Pass-Through Certificates, Series 2005-FR2

                                     Class P

      evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Distributions in respect of this Certificate are distributable monthly as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Responsible Party, the Servicer or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that __________________ is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Securitized Asset Backed Receivables LLC, as depositor (the "Depositor"), Saxon Mortgage Services, Inc., as servicer (the "Servicer"), MortgageRamp Inc., as loan performance advisor, Fremont Investment & Loan, as responsible party (the "Responsible Party"), and Wells Fargo Bank, National Association, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            This Certificate does not have a Pass-Through Rate and will be entitled to distributions only to the extent set forth in the Agreement. In addition, any distribution of the proceeds of any remaining assets of the Trust will be made only upon presentment and surrender of this Certificate at the offices designated by the Trustee for such purpose, or the office or agency maintained by the Trustee.

            No transfer of a Certificate of this Class shall be made unless such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws or is made in accordance with the 1933 Act and such laws. In the event of any such transfer, the Trustee shall require the transferor to execute a transferor certificate (in substantially the form attached to the Pooling and Servicing Agreement) and deliver either (i) a Rule 144A Letter, in either case substantially in the form attached to the Agreement, or (ii) a written Opinion of Counsel to the Trustee that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from the 1933 Act or is being made pursuant to the 1933 Act, which Opinion of Counsel shall be an expense of the transferor.

            No transfer of a Certificate of this Class shall be made unless the Trustee shall have received a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Trustee, to the effect that such transferee is not an employee benefit plan subject to Section 406 of ERISA, Section 4975 of the Code or any materially similar provisions of applicable federal, state or local law ("Similar Law"), or a person acting on behalf of or investing plan assets of any such plan, which representation letter shall not be an expense of the Trustee.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

                                      * * *

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:


                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          not in its individual capacity, but
                                          solely as
                                          Trustee



                                       By
                                         -------------------------------------

Authenticated:



By
  ------------------------------------
   Authorized Signatory of
   WELLS FARGO BANK, NATIONAL ASSOCIATION,
   not in its individual capacity,
   but solely as Trustee

                    SECURITIZED ASSET BACKED RECEIVABLES LLC

             Securitized Asset Backed Receivables LLC Trust 2005-FR2
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as Securitized Asset Backed Receivables LLC Trust 2005-FR2 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer, the Responsible Party and the Trustee with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes or the office or agency maintained by the Trustee in Minnesota, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, the Majority Class X Certificateholder will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

--------------------------------------------------------------------------------

Dated:


                                       -----------------------------------------
                                       Signature by or on behalf of assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________,
_______________________________________________________________________________,
for the account of ____________________________________________________________,
account number __________, or, if mailed by check, to _________________________.
Applicable statements should be mailed to _____________________________________,
________________________________________________________________________________

            This information is provided by ___________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                    EXHIBIT C

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN TWO "REAL ESTATE MORTGAGE INVESTMENT CONDUITS," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEREE DELIVERS TO THE TRUSTEE A TRANSFER AFFIDAVIT IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED (I) TO A PERSON OTHER THAN A PERMITTED TRANSFEREE IN COMPLIANCE WITH SECTION 5.02(C) OF THE AGREEMENT OR (II) UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN. IN THE EVENT THAT SUCH REPRESENTATION IS VIOLATED, OR ANY ATTEMPT IS MADE TO TRANSFER TO A PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO SIMILAR LAW, OR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT OR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT, SUCH ATTEMPTED TRANSFER OR ACQUISITION SHALL BE VOID AND OF NO EFFECT.

Certificate No.             :         R-1

Cut-off Date                :         May 1, 2005

First Distribution Date     :         June 27, 2005

Percentage Interest of      :
this Certificate
("Denomination") 100%

                    SECURITIZED ASSET BACKED RECEIVABLES LLC

             Securitized Asset Backed Receivables LLC Trust 2005-FR2
               Mortgage Pass-Through Certificates, Series 2005-FR2
                                     Class R

evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Distributions in respect of this Certificate is distributable monthly as set forth herein. This Class R Certificate has no Certificate Balance and is not entitled to distributions in respect of principal or interest. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, the Responsible Party or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that ________________________ is the registered owner of the Percentage Interest specified above of any monthly distributions due to the Class R Certificates pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Securitized Asset Backed Receivables LLC, as depositor (the "Depositor"), Saxon Mortgage Services, Inc., as servicer (the "Servicer"), MortgageRamp Inc., as loan performance advisor, Fremont Investment & Loan, as responsible party (the "Responsible Party"), and Wells Fargo Bank, National Association, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Any distribution of the proceeds of any remaining assets of the Trust Fund will be made only upon presentment and surrender of this Class R Certificate at the offices designated by the Trustee for such purposes or the office or agency maintained by the Trustee in New York, New York.

            No transfer of a Class R Certificate shall be made unless the Trustee shall have received a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Trustee, to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan or arrangement subject to
Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such transfer, which representation letter shall not be an expense of the Trustee, the Servicer or the Trust Fund. In the event that such representation is violated, or any attempt is made to transfer to a plan or arrangement subject to Section 406 of ERISA or a plan subject to Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement, such attempted transfer or acquisition shall be void and of no effect.

            Each Holder of this Class R Certificate shall be deemed by the acceptance or acquisition an Ownership Interest in this Class R Certificate to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in this Class R Certificate are expressly subject to the following provisions: (i) each Person holding or acquiring any Ownership Interest in this Class R Certificate shall be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee, (ii) no Ownership Interest in this Class R Certificate may be registered on the Closing Date or thereafter transferred, and the Trustee shall not register the Transfer of this Certificate unless, in addition to the certificates required to be delivered to the Trustee under Section 5.02(b) of the Agreement, the Trustee shall have been furnished with a Transfer Affidavit of the initial owner or the proposed transferee in the form attached as Exhibit G to the Agreement, (iii) each Person holding or acquiring any Ownership Interest in this Class R Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest this Class R Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of this Class R Certificate, (C) not to cause income with respect to the Class R Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other U.S. Person and (D) not to Transfer the Ownership Interest in this Class R Certificate or to cause the Transfer of the Ownership Interest in this Class R Certificate to any other Person if it has actual knowledge that such Person is a Non-Permitted Transferee and (iv) any attempted or purported Transfer of the Ownership Interest in this Class R Certificate in violation of the provisions herein shall be absolutely null and void and shall vest no rights in the purported Transferee.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

                                      * * *

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:


                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          not in its individual capacity, but
                                          solely as
                                          Trustee



                                       By:
                                         -------------------------------------

Authenticated:



By:
  ------------------------------------
   Authorized Signatory of
   WELLS FARGO BANK, NATIONAL ASSOCIATION,
   not in its individual capacity,
   but solely as Trustee

                    SECURITIZED ASSET BACKED RECEIVABLES LLC

             Securitized Asset Backed Receivables LLC Trust 2005-FR2
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as Securitized Asset Backed Receivables LLC Trust 2005-FR2 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer, the Responsible Party and the Trustee with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes or the office or agency maintained by the Trustee in Minnesota, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, the Majority Class X Certificateholder will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

--------------------------------------------------------------------------------

Dated:



                                       -----------------------------------------
                                       Signature by or on behalf of assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________,
_______________________________________________________________________________,
for the account of ____________________________________________________________,
account number __________, or, if mailed by check, to _________________________.
Applicable statements should be mailed to _____________________________________,
________________________________________________________________________________

            This information is provided by ___________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                    EXHIBIT D

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS AN INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") AND CERTAIN OTHER ASSETS.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE TRUSTEE A TRANSFEROR LETTER IN THE FORM OF EXHIBIT H TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE TRUSTEE RECEIVES A RULE 144A LETTER IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE TRUSTEE RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE EITHER A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE, OR A PLAN SUBJECT TO APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN, OR, IF THE TRANSFEREE IS AN INSURANCE COMPANY, A REPRESENTATION LETTER THAT IT IS USING THE ASSETS OF ITS GENERAL ACCOUNT AND THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE ARE COVERED UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR AN OPINION OF COUNSEL SATISFACTORY TO THE TRUSTEE AND THE SERVICER, TO THE EFFECT THAT THE PURCHASE OR HOLDING OF THIS CERTIFICATE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW AND WILL NOT SUBJECT THE DEPOSITOR, THE TRUSTEE OR THE SERVICER TO ANY OBLIGATION IN ADDITION TO THOSE EXPRESSLY UNDERTAKEN IN THIS AGREEMENT OR TO ANY LIABILITY. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY HEREIN, ANY PURPORTED TRANSFER OF THIS CERTIFICATE TO OR ON BEHALF OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW WITHOUT THE REPRESENTATION LETTER OR OPINION OF COUNSEL AS DESCRIBED ABOVE SHALL BE VOID AND OF NO EFFECT.

Certificate No.              :        X-1

Cut-off Date                 :        May 1, 2005

First Distribution Date      :        June 27, 2005

Percentage Interest of this
Certificate ("Denomination") :        [___]%

                    SECURITIZED ASSET BACKED RECEIVABLES LLC

             Securitized Asset Backed Receivables LLC Trust 2005-FR2
               Mortgage Pass-Through Certificates, Series 2005-FR2
                                     Class X

      evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Distributions in respect of this Certificate are distributable monthly as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Servicer, the Responsible Party or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that ____________________ is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Securitized Asset Backed Receivables LLC, as depositor (the "Depositor"), Saxon Mortgage Services, Inc., as servicer (the "Servicer"), MortgageRamp Inc., as loan performance advisor, Fremont Investment & Loan, as responsible party (the "Responsible Party"), and Wells Fargo Bank, National Association, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            This Certificate does not have a Pass-Through Rate and will be entitled to distributions only to the extent set forth in the Agreement. In addition, any distribution of the proceeds of any remaining assets of the Trust will be made only upon presentment and surrender of this Certificate at the offices designated by the Trustee for such purposes or the office or agency maintained by the Trustee.

            No transfer of a Certificate of this Class shall be made unless such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws or is made in accordance with the 1933 Act and such laws. In the event of any such transfer, the Trustee shall require the transferor to execute a transferor certificate (in substantially the form attached to the Pooling and Servicing Agreement) and deliver either (i) a Rule 144A Letter, in either case substantially in the form attached to the Agreement, or (ii) a written Opinion of Counsel to the Trustee that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from the 1933 Act or is being made pursuant to the 1933 Act, which Opinion of Counsel shall be an expense of the transferor.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

                                      * * *

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:


                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          not in its individual capacity, but
                                          solely as
                                          Trustee



                                       By:
                                         -------------------------------------

Authenticated:



By:
  ------------------------------------
   Authorized Signatory of
   WELLS FARGO BANK, NATIONAL ASSOCIATION,
   not in its individual capacity,
   but solely as Trustee

                    SECURITIZED ASSET BACKED RECEIVABLES LLC

             Securitized Asset Backed Receivables LLC Trust 2005-FR2
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as Securitized Asset Backed Receivables LLC Trust 2005-FR2 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer, the Responsible Party and the Trustee with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the offices designated by the Trustee for such purposes or the office or agency maintained by the Trustee in Minnesota, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to 10% of the Cut-off Date Pool Principal Balance, the Majority Class X Certificateholder will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

--------------------------------------------------------------------------------

Dated:



                                       -----------------------------------------
                                       Signature by or on behalf of assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________,
_______________________________________________________________________________,
for the account of ____________________________________________________________,
account number __________, or, if mailed by check, to _________________________.
Applicable statements should be mailed to _____________________________________,
________________________________________________________________________________

            This information is provided by ___________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                    EXHIBIT E

                    FORM OF INITIAL CERTIFICATION OF TRUSTEE

                                     [date]

Securitized Asset Backed Receivables LLC
200 Park Avenue
New York, New York  10166

Saxon Mortgage Services, Inc.
4708 Mercantile Drive
Fort Worth, TX   76137

      Re: Pooling and Servicing Agreement, dated as of May 1, 2005, among Securitized Asset Backed Receivables LLC, as Depositor, Fremont Investment & Loan, as Responsible Party, Saxon Mortgage Services, Inc., as Servicer, MortgageRamp Inc., as Loan Performance Advisor, and Wells Fargo Bank, National Association, as Trustee, Securitized Asset Backed Receivables LLC Trust, Series 2005-FR2

Ladies and Gentlemen:

            In accordance with Section 2.02 of the above-captioned Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), for each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan listed in the attached schedule), it has received:

            (i) the original Mortgage Note, endorsed as provided in the following form: "Pay to the order of ________, without recourse"; and

            (ii) a duly executed assignment of the Mortgage (which may be included in a blanket assignment or assignments).

            Based on its review and examination and only as to the foregoing documents, such documents appear regular on their face and related to such Mortgage Loan.

            The Trustee has made no independent examination of any documents contained in each Mortgage File beyond the review specifically required in the Pooling and Servicing Agreement. The Trustee makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule, or (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.


                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          as Trustee



                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________

                                    EXHIBIT F

                         FORM OF DOCUMENT CERTIFICATION
                         AND EXCEPTION REPORT OF TRUSTEE

                                     [date]

Securitized Asset Backed Receivables LLC
200 Park Avenue
New York, New York  10166

Saxon Mortgage Services, Inc.
4708 Mercantile Drive
Fort Worth, TX   76137

      Re: Pooling and Servicing Agreement, dated as of May 1, 2005, among Securitized Asset Backed Receivables LLC, as Depositor, Saxon Mortgage Services, Inc., as Servicer, MortgageRamp Inc., as Loan Performance Advisor, Fremont Investment & Loan, as Responsible Party, and Wells Fargo Bank, National Association, as Trustee, Securitized Asset Backed Receivables LLC Trust 2005-FR2 Mortgage Pass-Through Certificates, Series 2005-FR2

Ladies and Gentlemen:

      In accordance with Section 2.02 of the above-captioned Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), the undersigned, as Trustee, hereby certifies that as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or listed on the attached Document Exception Report) it has received:

            (i) The original Mortgage Note, endorsed in the form provided in
      Section 2.01 of the Pooling and Servicing Agreement, with all intervening endorsements showing a complete chain of endorsement from the originator to the last endorsee.

            (ii) The original recorded Mortgage.

            (iii) A duly executed assignment of the Mortgage in the form provided in Section 2.01 of the Pooling and Servicing Agreement; or, if the Responsible Party has certified or the Trustee otherwise knows that the related Mortgage has not been returned from the applicable recording office, a copy of the assignment of the Mortgage (excluding information to be provided by the recording office).

            (iv) The original or duplicate original recorded assignment or assignments of the Mortgage showing a complete chain of assignment from the originator to the last endorsee.

            (v) The original or duplicate original lender's title policy and all riders thereto or, any one of an original title binder, an original preliminary title report or an original title commitment, or a copy thereof certified by the title company.

            Based on its review and examination and only as to the foregoing documents, (a) such documents appear regular on their face and related to such Mortgage Loan, and (b) the information set forth in items (1), (2), (3), (15),
(22) and (30) of the Data Tape Information accurately reflects information set forth in the Custodial File.

            The Trustee has made no independent examination of any documents contained in each Mortgage File beyond the review of the Custodial File specifically required in the Pooling and Servicing Agreement. The Trustee makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule, or
(ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan. Notwithstanding anything herein to the contrary, the Trustee has made no determination and makes no representations as to whether (i) any endorsement is sufficient to transfer all right, title and interest of the party so endorsing, as Noteholder or assignee thereof, in and to that Mortgage Note or
(ii) any assignment is in recordable form or sufficient to effect the assignment of and transfer to the assignee thereof, under the Mortgage to which the assignment relates.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.


                                       WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                          as Trustee



                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________

                                    EXHIBIT G

                           RESIDUAL TRANSFER AFFIDAVIT


            Securitized Asset Backed Receivables LLC Trust 2005-FR2,
               Mortgage Pass-Through Certificates, Series 2005-FR2



STATE OF                )
                        )  ss.:
COUNTY OF               )




            The undersigned, being first duly sworn, deposes and says as follows:

            1. The undersigned is an officer of ___________________, the proposed Transferee of an Ownership Interest in a Class R Certificate (the "Certificate") issued pursuant to the Pooling and Servicing Agreement (the "Agreement"), relating to the above-referenced Series, by and among Securitized Asset Backed Receivables LLC, as depositor (the "Depositor"), Saxon Mortgage Services, Inc., as Servicer, MortgageRamp Inc., as Loan Performance Advisor, Fremont Investment & Loan, as Responsible Party, and Wells Fargo Bank, National Association, as Trustee. Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Agreement. The Transferee has authorized the undersigned to make this affidavit on behalf of the Transferee for the benefit of the Depositor and the Trustee.

            2. The Transferee is, as of the date hereof, and will be, as of the date of the Transfer, a Permitted Transferee. The Transferee is acquiring its Ownership Interest in the Certificate for its own account. The Transferee has no knowledge that any such affidavit is false.

            3. The Transferee has been advised of, and understands that (i) a tax will be imposed on Transfers of the Certificate to Persons that are Non-Permitted Transferees; (ii) such tax will be imposed on the transferor, or, if such Transfer is through an agent (which includes a broker, nominee or middleman) for a Person that is a Non-Permitted Transferee, on the agent; and
(iii) the Person otherwise liable for the tax shall be relieved of liability for the tax if the subsequent Transferee furnished to such Person an affidavit that such subsequent Transferee is a Permitted Transferee and, at the time of Transfer, such Person does not have actual knowledge that the affidavit is false.

            4. The Transferee has been advised of, and understands that a tax will be imposed on a "pass-through entity" holding the Certificate if at any time during the taxable year of the pass-through entity a Person that is a Non-Permitted Transferee is the record holder of an interest in such entity. The Transferee understands that such tax will not be imposed for any period with respect to which the record holder furnishes to the pass-through entity an affidavit that such record holder is a Permitted Transferee and the pass-through entity does not have actual knowledge that such affidavit is false. (For this purpose, a "pass-through entity" includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives and, except as may be provided in Treasury Regulations, persons holding interests in pass-through entities as a nominee for another Person.)

            5. The Transferee has reviewed the provisions of Section 5.02(c) of the Agreement and understands the legal consequences of the acquisition of an Ownership Interest in the Certificate including, without limitation, the restrictions on subsequent Transfers and the provisions regarding voiding the Transfer and mandatory sales. The Transferee expressly agrees to be bound by and to abide by the provisions of Section 5.02(c) of the Agreement and the restrictions noted on the face of the Certificate. The Transferee understands and agrees that any breach of any of the representations included herein shall render the Transfer to the Transferee contemplated hereby null and void.

            6. The Transferee agrees to require a Transfer Affidavit from any Person to whom the Transferee attempts to Transfer its Ownership Interest in the Certificate, and in connection with any Transfer by a Person for whom the Transferee is acting as nominee, trustee or agent, and the Transferee will not Transfer its Ownership Interest or cause any Ownership Interest to be Transferred to any Person that the Transferee knows is a Non-Permitted Transferee. In connection with any such Transfer by the Transferee, the Transferee agrees to deliver to the Trustee a certificate substantially in the form set forth as Exhibit H to the Agreement (a "Transferor Certificate") to the effect that, among other things, such Transferee has no actual knowledge that the Person to which the Transfer is to be made is a Non-Permitted Transferee.

            7. The Transferee does not have the intention to impede the assessment or collection of any tax legally required to be paid with respect to the Certificate. The Transferee has historically paid its debts as they have come due and intends to pay its debts as they come due in the future. The Transferee intends to pay all taxes due with respect to the Certificate as they become due.

            8. The Transferee's taxpayer identification number is __________.

            9. The Transferee is not a Disqualified Non-U.S. Person as defined in the Agreement.

            10. The Transferee is aware that the Certificate may be a "noneconomic residual interest" within the meaning of proposed Treasury regulations promulgated pursuant to the Code and that the transferor of a noneconomic residual interest will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer was to impede the assessment or collection of tax.

            11. The Transferee will not cause income from the Residual Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Transferee or any other U.S. Person.

            12. Check the applicable paragraph:

            |_| The present value of the anticipated tax liabilities associated with holding the Certificate, as applicable, does not exceed the sum of:

            (i) the present value of any consideration given to the Transferee to acquire such Certificate;

            (ii) the present value of the expected future distributions on such Certificate; and

            (iii) the present value of the anticipated tax savings associated with holding such Certificate as the related REMIC generates losses.

            For purposes of this calculation, (i) the Transferee is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Transferee has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Transferee.

            |_| The transfer of the Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

            (i) the Transferee is an "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Certificate will only be taxed in the United States;

            (ii) at the time of the transfer, and at the close of the Transferee's two fiscal years preceding the year of the transfer, the Transferee had gross assets for financial reporting purposes (excluding any obligation of a person related to the Transferee within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

            (iii) the Transferee will transfer the Certificate only to another "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Section 1.860E-1(c)(5) of the U.S. Treasury Regulations; and

            (iv) the Transferee determined the consideration paid to it to acquire the Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Transferee) that it has determined in good faith.

            |_| None of the above.

            13. The Transferee is not an employee benefit plan that is subject to Title I of ERISA or a plan that is subject to Section 4975 of the Code or a plan subject to any Federal, state or local law that is substantially similar to Title I of ERISA or Section 4975 of the Code, and the Transferee is not acting on behalf of or investing plan assets of such a plan.

                                      * * *


            IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its duly authorized officer and its corporate seal to be hereunto affixed, duly attested, this ___ day of _______, 20__.



                                       ---------------------------------------
                                       Print Name of Transferee



                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:

[Corporate Seal]

ATTEST:



---------------------------------------
[Assistant] Secretary

            Personally appeared before me the above-named __________, known or proved to me to be the same person who executed the foregoing instrument and to be the ___________ of the Transferee, and acknowledged that he executed the same as his free act and deed and the free act and deed of the Transferee.

            Subscribed and sworn before me this __ day of ________, 20__.



                                       -----------------------------------------
                                                    NOTARY PUBLIC

                                       My Commission expires the __ day
                                       of _________, 20__

                                    EXHIBIT H

                         FORM OF TRANSFEROR CERTIFICATE


                                                                __________, 20__



Securitized Asset Backed Receivables LLC
200 Park Avenue
New York, New York  10166
Attention:  [_________]

Wells Fargo Bank, National Association,
  as Trustee
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Attn:  SABR 2005-FR2

      Re: Securitized Asset Backed Receivables LLC Trust 2005-FR2 Mortgage Pass-Through Certificates, Series 2005-FR2, Class [__ ]

Ladies and Gentlemen:

            In connection with our disposition of the above Certificates we certify that (a) we understand that the Certificates have not been registered under the Securities Act of 1933, as amended (the "Act"), and are being disposed by us in a transaction that is exempt from the registration requirements of the Act, (b) we have not offered or sold any Certificates to, or solicited offers to buy any Certificates from, any person, or otherwise approached or negotiated with any person with respect thereto, in a manner that would be deemed, or taken any other action which would result in, a violation of Section 5 of the Act and
(c) to the extent we are disposing of a Residual Certificate, (i) we have no knowledge the Transferee is a Non-Permitted Transferee and (ii) after conducting a reasonable investigation of the financial condition of the Transferee, we have no knowledge and no reason to believe that the Transferee will not pay all taxes with respect to the Residual Certificates as they become due and (iii) we have no reason to believe that the statements made in paragraphs 7, 10 and 11 of the Transferee's Residual Transfer Affidavit are false.

                                       Very truly yours,


                                       ---------------------------------------
                                       Print Name of Transferor



                                       By:
                                          ------------------------------------
                                                 Authorized Officer

                                    EXHIBIT I

                            FORM OF RULE 144A LETTER



                                                              ____________, 20__



Securitized Asset Backed Receivables LLC
200 Park Avenue
New York, New York 10166
Attention:  [_________]

Wells Fargo Bank, National Association,
  as Trustee
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Attn:  SABR 2005-FR2

      Re: Securitized Asset Backed Receivables LLC Trust 2005-FR2 Mortgage Pass-Through Certificates, Series 2005-FR2 [__ ]

Ladies and Gentlemen:

            In connection with our acquisition of the above Certificates we certify that (a) we understand that the Certificates are not being registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws and are being transferred to us in a transaction that is exempt from the registration requirements of the Act and any such laws, (b) we have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of investments in the Certificates,
(c) we have had the opportunity to ask questions of and receive answers from the Depositor concerning the purchase of the Certificates and all matters relating thereto or any additional information deemed necessary to our decision to purchase the Certificates, (d) either we are purchasing a Class A-1A, Class A-1B, Class A-2A, Class A-2B, Class A-2C, Class M-1, Class M-2, Class M-3, Class B-1, Class B-2 or Class B-3 Certificate or we are not an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a plan or arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or a plan subject to materially similar provisions of applicable federal, state or local law, nor are we acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such acquisition or, with respect to a Class B-4 or Class X Certificate, the purchaser is an insurance company that is purchasing this certificate with funds contained in an "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 ("PTCE 95-60")) and that the purchase and holding of such Certificates are covered under Sections I and III of PTCE 95-60,
(e) we have not, nor has anyone acting on our behalf offered, transferred, pledged, sold or otherwise disposed of the Certificates, any interest in the Certificates or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Certificates, any interest in the Certificates or any other similar security from, or otherwise approached or negotiated with respect to the Certificates, any interest in the Certificates or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action, that would constitute a distribution of the Certificates under the Securities Act or that would render the disposition of the Certificates a violation of Section 5 of the Securities Act or require registration pursuant thereto, nor will act, nor has authorized or will authorize any person to act, in such manner with respect to the Certificates, and (f) we are a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act and have completed either of the forms of certification to that effect attached hereto as Annex 1 or Annex 2. We are aware that the sale to us is being made in reliance on Rule 144A. We are acquiring the Certificates for our own account or for resale pursuant to Rule 144A and further, understand that such Certificates may be resold, pledged or transferred only (i) to a person reasonably believed to be a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the Securities Act.

                                                            ANNEX 1 TO EXHIBIT I

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

          [For Transferees Other Than Registered Investment Companies]

            The undersigned (the "Buyer") hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

            1. As indicated below, the undersigned is the President, Chief Financial Officer, Senior Vice President or other executive officer of the Buyer.

            2. In connection with purchases by the Buyer, the Buyer is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because (i) the Buyer owned and/or invested on a discretionary basis $ (1) in securities (except for the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A and (ii) the Buyer satisfies the criteria in the category marked below.

            ____ Corporation, etc. The Buyer is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or charitable organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

            ____ Bank. The Buyer (a) is a national bank or banking institution organized under the laws of any State, territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

            ____ Savings and Loan. The Buyer (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

            ____  Broker-dealer. The Buyer is a dealer registered pursuant to
                  Section 15 of the Securities Exchange Act of 1934.

--------
(1) Buyer must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Buyer is a dealer, and, in that case, Buyer must own and/or invest on a discretionary basis at least $10,000,000 in securities.

            ____ Insurance Company. The Buyer is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, territory or the District of Columbia.

            ____ State or Local Plan. The Buyer is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

            ____ ERISA Plan. The Buyer is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

            ____ Investment Advisor. The Buyer is an investment advisor registered under the Investment Advisors Act of 1940.

            ____ Small Business Investment Company. Buyer is a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

            ____ Business Development Company. Buyer is a business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940.

            3. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Buyer, (ii) securities that are part of an unsold allotment to or subscription by the Buyer, if the Buyer is a dealer, (iii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iv) bank deposit notes and certificates of deposit,
(v) loan participations, (vi) repurchase agreements, (vii) securities owned but subject to a repurchase agreement and (viii) currency, interest rate and commodity swaps.

            4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Buyer, the Buyer used the cost of such securities to the Buyer and did not include any of the securities referred to in the preceding paragraph, except (i) where the Buyer reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market. Further, in determining such aggregate amount, the Buyer may have included securities owned by subsidiaries of the Buyer, but only if such subsidiaries are consolidated with the Buyer in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Buyer's direction. However, such securities were not included if the Buyer is a majority-owned, consolidated subsidiary of another enterprise and the Buyer is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

            5. The Buyer acknowledges that it is familiar with Rule 144A and understands that the seller to it and other parties related to the Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer may be in reliance on Rule 144A.

            6. Until the date of purchase of the Rule 144A Securities, the Buyer will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Buyer's purchase of the Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Buyer is a bank or savings and loan is provided above, the Buyer agrees that it will furnish to such parties updated annual financial statements promptly after they become available.



                                       ---------------------------------------
                                       Print Name of Transferee



                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:



                                       Date:
                                            ----------------------------------

                                                            ANNEX 2 TO EXHIBIT I

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

           [For Transferees That Are Registered Investment Companies]

            The undersigned (the "Buyer") hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

            1. As indicated below, the undersigned is the President, Chief Financial Officer or Senior Vice President of the Buyer or, if the Buyer is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because Buyer is part of a Family of Investment Companies (as defined below), is such an officer of the Adviser.

            2. In connection with purchases by Buyer, the Buyer is a "qualified institutional buyer" as defined in SEC Rule 144A because (i) the Buyer is an investment company registered under the Investment Company Act of 1940, as amended, and (ii) as marked below, the Buyer alone, or the Buyer's Family of Investment Companies, owned at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year. For purposes of determining the amount of securities owned by the Buyer or the Buyer's Family of Investment Companies, the cost of such securities was used, except (i) where the Buyer or the Buyer's Family of Investment Companies reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market.

            ____ The Buyer owned $_______ in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            ____ The Buyer is part of a Family of Investment Companies which owned in the aggregate $_______ in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

            4. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Buyer or are part of the Buyer's Family of Investment Companies, (ii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements,
(vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

            5. The Buyer is familiar with Rule 144A and understands that the parties listed in the Rule 144A Transferee Certificate to which this certification relates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer will be in reliance on Rule 144A. In addition, the Buyer will only purchase for the Buyer's own account.

            6. Until the date of purchase of the Certificates, the undersigned will notify the parties listed in the Rule 144A Transferee Certificate to which this certification relates of any changes in the information and conclusions herein. Until such notice is given, the Buyer's purchase of the Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.




                                       ---------------------------------------
                                       Print Name of Transferee



                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:


                                       IF AN ADVISER:



                                       ---------------------------------------
                                       Print Name of Buyer



                                       Date:
                                            ----------------------------------

                                    EXHIBIT J

                           FORM OF REQUEST FOR RELEASE
                                  (for Trustee)

To:   Wells Fargo Bank, National Association
      1015 10th Avenue S.E.
      Minneapolis, MN 55415-0031
      Attn:  Inventory Control - SABR 2005-FR2

      Re: Pooling and Servicing Agreement dated May 1, 2005 Securitized Asset Backed Receivables LLC, as Depositor, Saxon Mortgage Services, Inc., as Servicer, MortgageRamp Inc., as Loan Performance Advisor, Fremont Investment & Loan, as Responsible Party, and Wells Fargo Bank, National Association, as Trustee

            In connection with the administration of the Mortgage Loans held by you as the [Trustee] on behalf of the Certificateholders, we request the release, and acknowledge receipt, of the (Custodial File/[specify documents]) for the Mortgage Loan described below, for the reason indicated.

Mortgagor's Name, Address & Zip Code:

Mortgage Loan Number:

Send Custodial File to:

Delivery Method (check one)

____1.      Regular mail

____2.      Overnight courier (Tracking information: )

            If neither box 1 nor 2 is checked, regular mail shall be assumed.

            Reason for Requesting Documents (check one)

____1. Mortgage Loan Paid in Full. (The Company hereby certifies that all amounts received in connection therewith have been credited to the Collection Account as provided in the Pooling and Servicing Agreement.)

____2. Mortgage Loan Repurchase Pursuant to Section 2.03 of the Pooling and Servicing Agreement. (The Company hereby certifies that the repurchase price has been credited to the Collection Account as provided in the Pooling and Servicing Agreement.)

____3. Mortgage Loan Liquidated by _________________. (The Company hereby certifies that all proceeds of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to the Collection Account pursuant to the Pooling and Servicing Agreement.)

____4.      Mortgage Loan in Foreclosure.

____5.      Other (explain).

            If box 1, 2 or 3 above is checked, and if all or part of the Custodial File was previously released to us, please release to us our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Mortgage Loan.

            If box 4 or 5 above is checked, upon our return of all of the above documents to you as the Trustee, please acknowledge your receipt by signing in the space indicated below, and returning this form if requested by us.


                                       SAXON MORTGAGE SERVICES, INC.



                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:
                                          Date:

[ACKNOWLEDGED AND AGREED:


WELLS FARGO BANK, NATIONAL ASSOCIATION



By:
   -----------------------------------
   Name:
   Title:
   Date:                                                   ]

                                    EXHIBIT K

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and which shall be retained by the Servicer or delivered to and retained by the Trustee, as applicable:

            (a) The documents or instruments set forth as items (i) to (ix) in
Section 2.01(b) of the Agreement.

            (b) Residential loan application.

            (c) Mortgage Loan closing statement.

            (d) Verification of employment and income, if applicable.

            (e) Verification of acceptable evidence of source and amount of down payment.

            (f) Credit report on Mortgagor.

            (g) Residential appraisal report.

            (h) Photograph of the Mortgaged Property.

            (i) Survey of the Mortgaged Property.

            (j) Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

            (k) All required disclosure statements.

            (l) If required in an appraisal, termite report, structural engineer's report, water potability and septic certification.

            (m) Sales contract, if applicable.

            Evidence of payment of taxes and insurance, insurance claim files, correspondence, current and historical computerized data files (which include records of tax receipts and payment history from the date of origination), and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

                                    EXHIBIT L

                           FORM OF CERTIFICATION TO BE
                             PROVIDED WITH FORM 10-K

      Re: Securitized Asset Backed Receivables LLC Trust 2005-FR2 (the "Trust"), Mortgage Pass-Through Certificates, Series 2005-FR2, issued pursuant to the Pooling and Servicing Agreement, dated as May 1, 2005 (the "Pooling and Servicing Agreement"), by and among Securitized Asset Backed Receivables LLC, as depositor, Wells Fargo Bank, National Association, as trustee (the "Trustee"), Saxon Mortgage Services, Inc., as servicer (the "Servicer"), MortgageRamp Inc., as loan performance advisor, and Fremont Investment & Loan, as responsible party___________________________________

            I, [identify the certifying individual], certify that:

            1. I have reviewed this annual report on Form 10-K (the "Annual Report"), and all reports on Form 8-K containing distribution reports (collectively with this Annual Report, the "Reports") filed in respect of periods included in the year covered by this Annual Report, of the Trust;

            2. Based on my knowledge, the information in the Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this Annual Report;

            3. Based on my knowledge, the distribution or servicing information required to be provided to the Trustee by the Servicer under the Pooling and Servicing Agreement, for inclusion in the Reports is included in the Reports;

            4. Based on my knowledge and upon the annual compliance statement included in this Annual Report and required to be delivered to the Trustee in accordance with the terms of the Pooling and Servicing Agreement, and except as disclosed in the Reports, the Servicer has fulfilled its obligations under the Pooling and Servicing Agreement; and

            5. The Reports disclose all significant deficiencies relating to the Servicer's compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the Pooling and Servicing Agreement, that is included in such report.

            In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: the Trustee and the Servicer.

Date:
     ----------------------------------


---------------------------------------
[Signature]
[Title]

                                    EXHIBIT M

                         FORM OF TRUSTEE'S CERTIFICATION
                           TO BE PROVIDED TO DEPOSITOR

      Re: Securitized Asset Backed Receivables LLC Trust 2005-FR2 (the "Trust"), Mortgage Pass-Through Certificates, Series 2005-FR2, issued pursuant to the Pooling and Servicing Agreement, dated as May 1, 2005 (the "Pooling and Servicing Agreement"), by and among Securitized Asset Backed Receivables LLC, as depositor (the "Depositor"), Wells Fargo Bank, National Association, as trustee (the "Trustee"), Saxon Mortgage Services, Inc., as servicer (the "Servicer"), MortgageRamp Inc., as loan performance advisor, and Fremont Investment & Loan, as responsible party__

            I, [identify the certifying individual], certify to the Depositor and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

            1. I have reviewed the annual report on Form 10-K for the fiscal year [___] (the "Annual Report"), and all reports on Form 8-K containing distribution reports filed in respect of periods included in the year covered by the Annual Report (collectively with the Annual Report, the "Reports"), of the Trust;

            2. Based on my knowledge, the information in the Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by the Annual Report; and

            3. Based on my knowledge, the distribution or servicing information required to be provided to the Trustee by the Servicer under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports.

Date:


__________________________________
Name: ____________________________
Title: ___________________________

                                    EXHIBIT N

                        FORM OF SERVICER'S CERTIFICATION
                           TO BE PROVIDED TO DEPOSITOR

      Re: Securitized Asset Backed Receivables LLC Trust 2005-FR2 (the "Trust"), Mortgage Pass-Through Certificates, Series 2005-FR2, issued pursuant to the Pooling and Servicing Agreement, dated as May 1, 2005 (the "Pooling and Servicing Agreement"), by and among Securitized Asset Backed Receivables LLC, as depositor (the "Depositor"), Wells Fargo Bank, National Association, as trustee (the "Trustee"), Saxon Mortgage Services, Inc., as servicer (the "Servicer"), MortgageRamp Inc., as loan performance advisor, and Fremont Investment & Loan, as responsible party

            I, [identify the certifying individual], certify to the Depositor and the Trustee, and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

            1. The servicing information required to be provided to the Trustee by the Servicer under the Pooling and Servicing Agreement for the period covered in the annual report on Form 10-K for the fiscal year [___] of the Trust, has been so provided;

            2. I am responsible for reviewing the activities performed by the Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance review for the fiscal year [___] required under the Pooling and Servicing Agreement, and except as disclosed in the annual compliance statement for the fiscal year [___] required to be delivered to the Trustee in accordance with the terms of the Pooling and Servicing Agreement (which has been so delivered to the Trustee), the Servicer has fulfilled its obligations under the Pooling and Servicing Agreement; and

            3. All significant deficiencies relating to the Servicer's compliance with the minimum servicing standards for purposes of the report for the fiscal year [___] provided by an independent public accountant, after conducting a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the Pooling and Servicing Agreement, have been disclosed to such accountant and are included in such report.

Date:


[Signature]
[Title]

                                    EXHIBIT O

EOM CUT OFF                    INVESTOR ________________________   PREPARED: _______________
REPORTING STYLE: ___________   INVESTOR NAME
REMITTANCE METHOD:  ________   P&I                                 APPROVED: _______________
                               BANK ACCOUNT #: _________________
                                                                   DATE: ___________________
                               MONTH/YEAR


                                                 BEGINNING                               ENDING
DESCRIPTION                                       BALANCE     DEPOSITS   DISBURSEMENTS   BALANCE
-----------------------                          ---------    --------   -------------   -------
BANK BALANCE              LOAN #     CUR                                                  0.00


DEPOSIT IN TRANSIT                  MONTH/YEAR                                            0.00
INTEREST ON CURTAILMENT             MONTH/YEAR                                            0.00(1)
INTEREST DIFF ON PAYOFF             MONTH/YEAR                                            0.00(1)
CASH ADJUSTMENT                     MONTH/YEAR                                            0.00(1)
CORP P&I ADVANCE                    MONTH/YEAR                                            0.00
ADJUSTED BALANCE                                  0.00       0.00        0.00             0.00
COMPOSITION OF FUNDS                                                                      0.00
                                                  0.00       0.00        0.00             0.00
                                                             TEST OF EXPECTED - P&I       0.00
                                                             CASH TO TEST DIFFERENCE:     0.00


------------------
(1) Auto T-29.

                                   EXHIBIT P

                      ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated May 31, 2005 ("Agreement"), among Barclays Bank PLC ("Assignor"), Securitized Asset Backed Receivables LLC ("Assignee") and Countrywide Home Loans, Inc. (the "Company"):

            In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            Assignment and Conveyance

            1. (a) The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor in, to and under (1) those certain Mortgage Loans listed on the schedule (the "Decision One Mortgage Loan Schedule") attached hereto as Exhibit A (the "Decision One Mortgage Loans"), which were purchased by the Assignor from Decision One Mortgage Company, LLC ("Decision One") on March 30, 2004 (the "Decision One Original Sale Date") and (2) except as described below, that certain Mortgage Loan Purchase Agreement, dated as of March 1, 2004, as amended by Amendment No. 1, dated as of July 30, 2004 (as so amended, the "Decision One Purchase Agreement"), between the Assignor, as purchaser, and Decision One, as seller, solely insofar as the Decision One Purchase Agreement relates to the Decision One Mortgage Loans.

            (b) The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor in, to and under (1) those certain Mortgage Loans listed on the schedule (the "First Franklin Mortgage Loan Schedule" and, together with the Decision One Mortgage Loan Schedule, the "Mortgage Loan Schedule") attached hereto as Exhibit B (the "First Franklin Mortgage Loans" and, together with the Decision One Mortgage Loans, the "Mortgage Loans"), which were purchased by the Assignor from First Franklin Financial Corp. ("First Franklin") on March 30, 2004 and August 30, 2004 (together, the "First Franklin Original Sale Date" and, together with the Decision One Original Sale Date, the "Original Sale Date") and (2) except as described below, that certain Mortgage Loan Purchase Agreement, dated as of March 1, 2004, as amended by Amendment No. 1, dated as of August 30, 2004 (as so amended, the "First Franklin Purchase Agreement" and, together with the Decision One Purchase Agreement, the "Purchase Agreements"), between the Assignor, as purchaser, and the First Franklin, as seller, solely insofar as the Purchase Agreement relates to the First Franklin Mortgage Loans.

            (c) The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, in, to and under that certain Servicing Rights Purchase and Servicing Agreement, dated as of April 1, 2004 (the "Servicing Agreement"), by and between the Assignor and the Company, solely in so far as it relates to the Mortgage Loans, except for Sections 2.01, 2.02, 9.01 through 9.12, 12.01, 13.11 and 13.12, which
(solely in so far as they relate to the Mortgage Loans) are not being assigned to the Assignee but are being retained by the Assignor.

            (d) Notwithstanding Section 6.01 of the Servicing Agreement, the Company shall continue to service the Mortgage Loans until servicing of the Mortgage Loans is transferred by the Company to the Servicer (expected to be in June 2005) (the "Servicing Transfer Date") in accordance with the servicing transfer provisions set forth in the Servicing Agreement. The Company shall not be entitled to a termination fee in connection with such servicing transfer, except that the Assignor shall repay on the Servicing Transfer Date to the Company the amount which the Company paid the Assignor for the servicing rights related to the Mortgage Loans, which rights the Company hereby releases as of the Servicing Transfer Date.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the applicable Purchase Agreement or the Servicing Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the First Franklin Purchase Agreement with respect to the First Franklin Mortgage Loans or Section 9.05 of the Decision One Purchase Agreement with respect to the Decision One Mortgage Loans.

            Recognition of the Company

            2. From and after the date hereof, the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreements and the Servicing Agreement (in each case, solely to the extent set forth herein) and this Agreement to Securitized Asset Backed Receivables LLC Trust 2005-FR2 (the "Trust") created pursuant to the Pooling and Servicing Agreement, dated as of May 1, 2005 (the "Pooling Agreement"), among the Assignee, Fremont Investment & Loan, MortgageRamp Inc. and Wells Fargo Bank, National Association, as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Saxon Mortgage Services, Inc., as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement and the Servicing Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, (iv) all references to the Purchaser or the Custodian under the Servicing Agreement and the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf), and (v) the Mortgage Loans will be part of a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code ("REMIC"), and the Company shall service the Mortgage Loans and any real property acquired upon default thereof (including, without limitation, making or permitting any modification, waiver or amendment of any term of any Mortgage Loan) in accordance with the Servicing Agreement but in no event in a manner that would (i) cause the REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code, the tax on contributions to a REMIC set forth in
Section 860G(d) of the Internal Revenue Code of 1986, as amended (the "Code"), and the tax on "net income from foreclosure property" as set forth in Section 860G(c) of the Code). Neither the Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Purchase Agreements or the Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreements or the Servicing Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

            3. From and after the date hereof (the "Securitization Closing Date") until the Servicing Transfer Date, the Assignor shall make all P&I Advances (as defined in the Pooling Agreement) with respect to the Mortgage Loans in the same manner and to the same extent as if the Assignor were the servicer of the Mortgage Loans under the terms of the Pooling Agreement. The Assignor shall be entitled to the same right of reimbursement with respect to such P&I Advances as the Servicer is entitled to with respect to P&I Advances made by the Servicer pursuant to the terms of the Pooling Agreement.

            Representations and Warranties of the Company

            4. The Company warrants and represents to, and agrees with, the Assignor, the Assignee and the Trust as of the date hereof that:

      (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

      (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Servicing Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a material breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement or if required, such consent, approval, authorization or order has been obtained prior to the date hereof;

      (d) The Company shall establish, at the expense of the Assignor (but not to exceed $1,000 in the aggregate), a Custodial Account and an Escrow Account under the Servicing Agreement in favor of the Trust with respect to the Mortgage Loans, each titled "Countrywide Home Loans, Inc. in trust for Securitized Asset Backed Receivables LLC Trust 2005-FR2", separate from the Custodial Account and Escrow Account previously established under the Servicing Agreement in favor of the Assignor; and

      (e) There is no action, suit, proceeding or investigation pending or, to the best of the Company's knowledge, threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Servicing Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            Representations and Warranties of the Assignor

            5. The Assignor hereby represents and warrants, for the benefit of the Assignee and the Trust, that as to each Mortgage Loan:

      (a) to the Assignor's knowledge, no event has occurred from the applicable Original Sale Date to the Securitization Closing Date that would render the representations and warranties as to such Decision One Mortgage Loan or such First Franklin Mortgage Loan, made by Decision One or First Franklin, respectively, to be untrue in any material respect;

      (b) the requirements of any applicable federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure and all predatory and abusive lending laws have been complied with in all material respects;

      (c) no such Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act and no such Mortgage Loan is (a) covered by the Home Ownership and Equity Protection Act of 1994, (b) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under an applicable law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees), (c) categorized as High Cost or (d) categorized as Covered;

      (d) no payment required under the Mortgage Loan is more than 30 days delinquent; and

      (e) other than payments due but not yet 30 days or more delinquent, there is no material default, breach, violation or event which would permit acceleration existing under the mortgage or the mortgage note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event which would permit acceleration, and neither the Assignee, as depositor, nor any of its affiliates have waived any default, breach, violation or event which would permit acceleration.

      For the purposes of this Section 5:

      "Covered" means a Mortgage Loan categorized as Covered pursuant to Appendix E of the Standard & Poor's Glossary.

      "High Cost" means a Mortgage Loan Mortgage Loan categorized as High Cost pursuant to Appendix E of the Standard & Poor's Glossary.

      "Standard & Poor's Glossary" means the Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.

            Remedies for Breach of Representations and Warranties

            6. In the event of any breach of the representations and warranties made by the Assignor set forth in Section 5 hereof, the Assignor shall be obligated to either cure such breach or repurchase the applicable Mortgage Loan in the manner set forth in Subsection 9.03 of the related Purchase Agreement, but at the Repurchase Price (as defined in the Pooling Agreement). If any such breach is also a breach by Decision One or First Franklin, as applicable, of any of its representations and warranties set forth in the applicable Purchase Agreement, the Assignee shall first proceed against Decision One or First Franklin, as applicable, to enforce the rights and remedies it may have against Decision One or First Franklin, as applicable (and the Assignee shall give prompt written notice to the Assignor of such enforcement). If Decision One or First Franklin, as applicable, fails to cure, repurchase or substitute for the affected Mortgage Loan within the time permitted under the applicable Purchase Agreement, the Trustee shall then enforce the obligations of the Assignor hereunder to cure such breach or to repurchase the Mortgage Loan from the Trust, and the Assignor shall be obligated to cure such breach or repurchase the affected Mortgage Loan within 30 days after notice by the Assignee to the Assignor of Decision One's or First Franklin's, as applicable, failure to perform as aforesaid. In the event of a repurchase of any Mortgage Loan by the Assignor, the Assignee shall promptly deliver to the Assignor or its designee the related Mortgage File and shall assign to the Assignor all of the Assignee's rights under the related Purchase Agreement, insofar as they relate to such Mortgage Loan.

            Miscellaneous

            7. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            8. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            9. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            10. Each of this Agreement, the Purchase Agreements and the Servicing Agreements shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreements and the Servicing Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreements or the Servicing Agreement.

            11. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            12. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreements or the Servicing Agreement with respect to the related Mortgage Loans, the terms of this Agreement shall control.

            13. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the related Purchase Agreement or Servicing Agreement, as applicable.

            14. Any notices under the Servicing Agreement to the Trust from the Company shall be sent to the Servicer, the Assignee and the Trustee pursuant to the notice requirements set forth in the Pooling Agreement.



                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                       COUNTRYWIDE HOME LOANS, INC.



                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:


                                       BARCLAYS BANK PLC



                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:


                                       SECURITIZED ASSET BACKED RECEIVABLES
                                          LLC



                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                       Decision One Mortgage Loan Schedule

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

                      First Franklin Mortgage Loan Schedule

                                   EXHIBIT Q

================================================================================


                          SERVICING RIGHTS PURCHASE AND
                               SERVICING AGREEMENT




                                     between




                               BARCLAYS BANK, PLC
                                    Purchaser




                                       and




                          COUNTRYWIDE HOME LOANS, INC.
                                    Servicer




                            Dated as of April 1, 2004


================================================================================

                                TABLE OF CONTENTS

                                                                            Page


                                    ARTICLE I

                                   DEFINITIONS

Section 1.01  Definitions..................................................


                                   ARTICLE II

                                    SERVICING

Section 2.01  Conveyance from Purchaser to Servicer and Assumption by
               Servicer....................................................
Section 2.02  Purchase Price...............................................
Section 2.03  Servicer to Act as Servicer..................................
Section 2.04  Liquidation of Mortgage Loans................................
Section 2.05  Collection of Mortgage Loan Payments.........................
Section 2.06  Establishment of and Deposits to Custodial Account...........
Section 2.07  Permitted Withdrawals from Custodial Account.................
Section 2.08  Establishment of and Deposits to Escrow Account..............
Section 2.09  Permitted Withdrawals from Escrow Account....................
Section 2.10  Payment of Taxes, Insurance and Other Charges................
Section 2.11  Protection of Accounts.......................................
Section 2.12  Maintenance of Hazard Insurance..............................
Section 2.13  Maintenance of Mortgage Impairment Insurance.................
Section 2.14  Maintenance of Fidelity Bond and Errors and Omissions
               Insurance...................................................
Section 2.15  Inspections..................................................
Section 2.16  Restoration of Mortgaged Property............................
Section 2.17  Title, Management and Disposition of REO Property............
Section 2.18  Permitted Withdrawals with Respect to REO Property...........
Section 2.19  Real Estate Owned Reports....................................
Section 2.20  Liquidation Reports..........................................
Section 2.21  Reports of Foreclosures and Abandonments of Mortgaged
               Property....................................................
Section 2.22  Notification of Adjustments..................................


                                   ARTICLE III

                              PAYMENTS TO PURCHASER

Section 3.01  Remittances..................................................
Section 3.02  Statements to Purchaser......................................
Section 3.03  Advances by Servicer.........................................


                                   ARTICLE IV

                          GENERAL SERVICING PROCEDURES

Section 4.01  Transfers of Mortgaged Property..............................
Section 4.02  Satisfaction of Mortgages and Release of Mortgage Files......
Section 4.03  Servicing Compensation.......................................
Section 4.04  Annual Statement as to Compliance............................
Section 4.05  Annual Independent Public Accountants' Servicing Report......
Section 4.06  Right to Examine Servicer Records............................
Section 4.07  Compliance with Gramm-Leach-Bliley Act of 1999...............


                                    ARTICLE V

                              SERVICER TO COOPERATE

Section 5.01  Provision of Information.....................................
Section 5.02  Financial Statements; Servicing Facilities...................


                                   ARTICLE VI

                                   TERMINATION

Section 6.01  Termination..................................................
Section 6.02  Transfer Procedures..........................................


                                   ARTICLE VII

                                BOOKS AND RECORDS

Section 7.01  Possession of Servicing Files Prior to the Related
               Subsequent Transfer Date....................................


                                  ARTICLE VIII

                         INDEMNIFICATION AND ASSIGNMENT

Section 8.01  Indemnification..............................................
Section 8.02  Limitation on Liability of Servicer and Others...............
Section 8.03  Limitation on Resignation and Assignment by Servicer.........
Section 8.04  Assignment by Purchaser......................................
Section 8.05  Merger or Consolidation of the Servicer......................


                                   ARTICLE IX

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

Section 9.01  Authority and Capacity.......................................
Section 9.02  Organization and Existence...................................
Section 9.03  Ownership....................................................
Section 9.04  Ordinary Course of Business..................................
Section 9.05  No Conflicts.................................................
Section 9.06  Ability to Perform...........................................
Section 9.07  No Litigation Pending........................................
Section 9.08  No Consent Required..........................................
Section 9.09  Solvent......................................................
Section 9.10  Sale Treatment and Fair Market Value.........................
Section 9.11  No Broker Fees...............................................
Section 9.12  Repurchase Rights............................................


                                    ARTICLE X

                   REPRESENTATIONS AND WARRANTIES OF SERVICER

Section 10.01 Due Organization and Authority...............................
Section 10.02 Ordinary Course of Business..................................
Section 10.03 No Conflicts.................................................
Section 10.04 Ability to Service...........................................
Section 10.05 Ability to Perform...........................................
Section 10.06 No Litigation Pending........................................
Section 10.07 No Consent Required..........................................
Section 10.08 Reasonable Servicing Fee.....................................


                                   ARTICLE XI

                                     DEFAULT

Section 11.01 Events of Default............................................
Section 11.02 Waiver of Defaults...........................................


                                   ARTICLE XII

                                     CLOSING

Section 12.01 Closing Documents............................................


                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

Section 13.01 Notices......................................................
Section 13.02 Waivers......................................................
Section 13.03 Entire Agreement; Amendment..................................
Section 13.04 Execution; Binding Effect....................................
Section 13.05 Headings.....................................................
Section 13.06 Relationship of Parties......................................
Section 13.07 Severability of Provisions...................................
Section 13.08 Recordation of Assignments of Mortgage.......................
Section 13.09 Exhibits.....................................................
Section 13.10 Counterparts.................................................
Section 13.11 No Solicitation..............................................
Section 13.12 Cooperation of Servicer with a Reconstitution................
Section 13.13 Governing Law Jurisdiction; Consent to Service of Process....
Section 13.14 Waiver of Trial by Jury......................................

                                    EXHIBITS

EXHIBIT 1         FORM OF TRIAL BALANCE
EXHIBIT 2         FORM OF CUSTODIAL ACCOUNT CERTIFICATION
EXHIBIT 3         FORM OF CUSTODIAL ACCOUNT LETTER AGREEMENT
EXHIBIT 4         FORM OF ESCROW ACCOUNT CERTIFICATION
EXHIBIT 5         FORM OF ESCROW ACCOUNT LETTER AGREEMENT
EXHIBIT 6         FORM OF MONTHLY REO PROPERTY STATEMENT
EXHIBIT 7         FORM OF LIQUIDATION REPORT
EXHIBIT 8         FORM OF MONTHLY REMITTANCE REPORT
EXHIBIT 9         FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT
EXHIBIT 10        FORM OF LETTER OF SELLER
EXHIBIT 11        FORM OF ANNUAL CERTIFICATION
EXHIBIT 12        FORM OF ASSIGNMENT AND CONVEYANCE
EXHIBIT 13        FORM OF OPINION OF COUNSEL
EXHIBIT 14        FORM OF OFFICER'S CERTIFICATE
EXHIBIT 15        MORTGAGE LOAN DOCUMENTS

                SERVICING RIGHTS PURCHASE AND SERVICING AGREEMENT

            This Servicing Rights Purchase and Servicing Agreement ("Servicing Agreement" or "Agreement") is entered into as of April 1, 2004, by and between COUNTRYWIDE HOME LOANS, INC., a New York corporation (the "Servicer"), and BARCLAYS BANK, PLC, a public limited company registered in England and Wales under company number 1026167 (the "Purchaser").

            WHEREAS, the Purchaser and the related Seller (as defined below) entered into the related Purchase Agreement (as defined below) pursuant to which the Purchaser has agreed to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate residential mortgage loans (the "Mortgage Loans") to be delivered as whole loans (each, a "Mortgage Loan Package") on a servicing released basis; and

            WHEREAS, the Purchaser desires to sell, transfer and assign to the Servicer all of its right, title and interest in and to the Servicing Rights (as defined below) for each Mortgage Loan Package and the Servicer desires to purchase and assume all right, title and interest in and to such Servicing Rights from the Purchaser, and the parties desire to provide the terms and conditions of such servicing by the Servicer.

            NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and for other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                   DEFINITIONS

            Section 1.01 Definitions.

            The following terms are defined as follows:

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to the related Purchase Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Ancillary Income: All late charges, assumption fees, escrow account benefits, reinstatement fees, and similar types of fees arising from or in connection with any Mortgage Loan to the extent not otherwise payable to the Mortgagor under applicable law or pursuant to the terms of the related Mortgage Note.

            Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the related Mortgaged Property.

            Assignment and Conveyance: As defined in Section 2.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Best's: As defined in Section 2.12 hereof.

            BIF: The Bank Insurance Fund, or any successor thereto.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in (a) the State of New York, (b) the state in which the Servicer's servicing operations are located or
(c) the state in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed.

            CHL Servicing: Countrywide Home Loans Servicing LP, a Texas limited partnership.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the related Seller from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package. The Closing Dates for each Mortgage Loan Package shall be as respectively set forth on the related Mortgage Loan Schedule.

            CLTV: As of any date and as to any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value as determined pursuant to the Underwriting Guidelines of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Code: Internal Revenue Code of 1986, as amended.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Co-op: A private, cooperative housing corporation, having only one class of stock outstanding, which owns or leases land and all or part of a building or buildings, including apartments, spaces used for commercial purposes and common areas therein and whose board of directors authorizes the sale of stock and the issuance of a Co-op Lease.

            Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

            Co-op Loan: A Mortgage Loan secured by a first lien against the Co-op Ownership Interests in a Co-op including the pledge of stock allocated to a dwelling unit in a residential Co-op and a collateral assignment of the related Co-op Lease.

            Co-op Ownership Interests: With respect to any Co-op, the ownership interest in a single Co-op, including (i) the shares issued by the cooperative housing corporation, (ii) the leasehold interest in the Co-op and (iii) all attendant right, title and interest thereto.

            Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.06.

            Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents.

            Custodian: The custodian designed as such in the related Custodial Agreement, or any successor to the custodian under the Custodial Agreement as therein provided.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Determination Date: With respect to each Remittance Date, the 15th day (or, if such 15th day is not a Business Day, the following Business Day) of the month in which such Remittance Date occurs.

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Due Period: With respect to each Remittance Date and any Mortgage Loan, the prior calendar month.

            Errors and Omissions Insurance Policy: An errors and omissions insurance policy to be maintained by the Servicer pursuant to Section 2.14.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.08.

            Escrow Payment: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Event of Default: Any one of the conditions or circumstances enumerated in Section 11.01.

            Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13.12 hereof.

            FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

            Fidelity Bond: A fidelity bond to be maintained by the Servicer pursuant to Section 2.14.

            First Lien Loan: A Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc., or its successor in interest.

            Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

            Freddie Mac Transfer: As defined in Section 13.12 hereof.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994 or (b) a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees). For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Servicing Agreement: As defined in the related Assignment and Conveyance.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

            MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors in interest.

            MERS Designated Loan: Mortgage Loans for which (a) the related Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the related Seller, in accordance with MERS Procedure Manual and (b) the related Seller has designated or will designate the Purchaser as the investor on the MERS System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Monthly Remittance Report: As described in Section 3.01.

            Moody's: Moody's Investors Service, Inc., and any successor thereto.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create, with respect to a First Lien Loan, a first lien, and with respect to a Second Lien Loan, a second lien, in each case, upon a leasehold estate of the Mortgagor; with respect to a Co-op Loan, the security agreement creating a First Lien Loan on the related Co-op Ownership Interests, in each case, including any riders, addenda, assumption agreements, or modifications relating thereto.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit 15 annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as described in Section 2.13.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Interest Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents listed on Exhibit 15 attached hereto pertaining to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans identified on a Mortgage Loan Schedule for which Servicing Rights are to be purchased by the Servicer pursuant to this Agreement and the related Assignment and Conveyance.

            Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package, a copy of which is attached to the related Assignment and
Conveyance: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied; (5) the number and type of residential units constituting the Mortgaged Property; (6) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (7) with respect to each First Lien Loan, the Loan-to-Value Ratio at origination, and with respect to each Second Lien Loan, the CLTV at origination; (8) the Mortgage Interest Rate as of the related Cut-off Date; (9) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (10) the stated maturity date; (11) the amount of the Monthly Payment as of the related Cut-off Date; (12) the last payment date on which a payment was actually applied to the outstanding principal balance; (13) the original principal amount of the Mortgage Loan; (14) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date; (15) with respect to each Adjustable Rate Mortgage Loan, the Interest Rate Adjustment Date; (16) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin; (17) with respect to each Adjustable Rate Mortgage Loan, the Lifetime Rate Cap under the terms of the Mortgage Note; (18) with respect to each Adjustable Rate Mortgage Loan, a code indicating the type of Index; (19) the type of Mortgage Loan (i.e., Fixed Rate Mortgage Loan or Adjustable Rate Mortgage Loan, First Lien Loan or Second Lien
Loan); (20) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (21) a code indicating the documentation style (i.e., full, alternative or reduced); (22) the loan credit classification (as described in the Underwriting Guidelines); (23) whether such Mortgage Loan provides for a prepayment penalty and, if applicable, the prepayment penalty period; (24) the Mortgage Interest Rate as of origination;
(25) the credit risk score (FICO score); (26) the date of origination; (27) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate adjustment period; (28) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate adjustment percentage; (29) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate floor; (30) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate Cap as of the first Interest Rate Adjustment Date; (31) a code indicating whether the Mortgage Loan is a High Cost Loan; (32) a code indicating whether the Mortgage Loan is a balloon Mortgage Loan; (33) the Due Date for the first Monthly Payment; (34) the original Monthly Payment due; and (35) with respect to the related Mortgagor, the debt-to-income ratio. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans;
(2) the current aggregate outstanding principal balance of the Mortgage Loans;
(3) the weighted average Mortgage Interest Rate of the Mortgage Loans; (4) the weighted average maturity of the Mortgage Loans; (5) the applicable Cut-off Date; and (6) the applicable Closing Date.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

            Mortgagor: The obligor on a Mortgage Note.

            Nonrecoverable Advance: Any advance previously made or proposed to be made in respect of a Mortgage Loan which, in the good faith judgment of the Servicer, will not or, in the case of a proposed advance, would not, be ultimately recoverable from related Insurance Proceeds, Liquidation Proceeds or otherwise. The determination by the Servicer that it has made a Nonrecoverable Advance or that any proposed advance of principal and interest, if made, would constitute a Nonrecoverable Advance, shall be evidenced by an Officer's Certificate delivered to the Purchaser.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the party issuing such certificate.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Servicer or the Purchaser, as applicable, reasonably acceptable to the recipient.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Prime Rate: The prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal (Northeast edition).

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Principal Prepayment Period: With respect to any Remittance Date, the period commencing on the day after the Determination Date in the month immediately preceding the month of such Remittance Date, and ending on the Determination Date related to such Remittance Date.

            Purchase Agreement: As defined in the related Assignment and Conveyance.

            Purchase Price: The price paid on the related Transfer Date by the Servicer to the Purchaser in consideration for the Purchaser selling the related Servicing Rights as calculated in Section 2.02 of this Agreement.

            Purchase Price and Terms Agreement: Those certain letter agreements setting forth the general terms and conditions of the transactions contemplated therein and identifying the Mortgage Loans to be purchased by the Purchaser from the related Seller from time to time, by and between the related Seller and the Purchaser. All of the individual Purchase Price and Terms Agreements (if there are more than one) shall collectively be referred to as the "Purchase Price and Terms Agreement."

            Purchase Price Percentage: With respect to any Servicing Rights to be purchased under this Agreement, the Purchase Price Percentage as defined in the related Servicing Rights Terms Agreement.

            Qualified Depository: A commercial bank, a savings bank or a savings and loan association (which may be a depository affiliate of the Servicer) which meets the guidelines set forth by Fannie Mae or Freddie Mac as an eligible depository institution for custodial accounts. In any case, the Custodial Account shall be insured by the FDIC in a manner which shall provide maximum available insurance thereunder and which may be drawn on by the Servicer.

            Qualified Depository: A depository the accounts of which are insured by the FDIC through the BIF or the SAIF.

            Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae and Freddie Mac and whose claims paying ability is rated in the highest rating category by any of the Rating Agencies with respect to primary mortgage insurance and in one of the two highest rating categories by Best's with respect to hazard and flood insurance (or such other rating as may be required by a Rating Agency in connection with a Securitization Transfer in order to achieve the desired ratings for the securities to be issued in connection with such Securitization Transfer).

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: As defined in Section 13.12 hereof.

            Reconstitution Agreements: As defined in Section 13.12 hereof.

            Reconstitution Date: As defined in Section 13.12 hereof.

            Record Date: The close of business of the last Business Day of the month preceding the month of the related Remittance Date.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The 18th day of any month (or, if such 18th day is not a Business Day, the following Business Day).

            REO Property: A Mortgaged Property acquired by the Servicer on behalf of the Purchaser through foreclosure or by deed in lieu of foreclosure, as described in Section 2.17.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            SAIF: The Savings Association Insurance Fund, or any successor thereto.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Seller: The originator of the Mortgage Loans and as further defined in the related Assignment and Conveyance.

            Securitization Transfer: The sale or transfer of some or all of the Mortgage Loans to a trust or other entity as part of a publicly-issued or privately-placed, rated or unrated mortgage pass-through or other mortgage-backed securities transaction.

            Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Servicer of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage and (d) compliance with the obligations set forth in this Agreement.

            Servicing Agreement: This Servicing Rights Purchase and Servicing Agreement, including all exhibits and supplements hereto, and all amendments hereof.

            Servicing Fee: With respect to each Mortgage Loan subject to this Agreement, the amount of the annual fee the Purchaser shall pay to the Servicer, which shall, for each month, be equal to one-twelfth of (i) the product of the Servicing Fee Rate and (ii) the unpaid principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed, and shall be pro rated (based upon the number of days of the related month the Servicer so acted as Servicer relative to the total number of days in that month) for each part thereof.

            Servicing Fee Rate: 50 basis points (0.50%) per annum.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Servicer, during the period in which the Servicer is acting as servicer pursuant to the Servicing Agreement, consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser, its designee or the Custodian and copies of the Mortgage Loan Documents.

            Servicing Officer: Any officer of the Servicer involved in or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Servicer to the Purchaser upon request, as such list may from time to time be amended.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Servicer for servicing the Mortgage Loans; (c) any Ancillary Income with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Servicing Rights Repurchase Price: With respect to any Servicing Right, a price equal to the sum of (a) during the first year immediately following the related Transfer Date, an amount equal to the sum of (i) the product of (A) the applicable Purchase Price Percentage multiplied by (B) the outstanding principal balance of the related Mortgage Loan as of the date of such repurchase (including, without duplication, the amount of any related outstanding advances owed to Servicer and any other servicer), plus (ii) without duplication, any related outstanding and unreimbursed Servicing Fee, escrow advances, and any related outstanding Servicing Advances, and any reasonable out-of-pocket costs and expenses incurred in the enforcement of the Purchaser's repurchase obligation hereunder and the Seller's repurchase obligation under the Purchase Agreement with respect to such Mortgage Loan; (b) during the second year following the related Transfer Date, an amount equal to the sum of (i) the product of (A) the related Purchase Price Percentage, multiplied by (B) a fraction, whose numerator is equal to 12 less the number of months since the first anniversary of the related Transfer Date and whose denominator is equal to 12, multiplied by (C) the outstanding principal balance of the related Mortgage Loan as of the date of such repurchase (including, without duplication, the amount of any related outstanding advances owed to Servicer and any other servicer), plus (ii) without duplication, all costs and expenses incurred by Servicer on account of such Mortgage Loan, including without limitation, any related outstanding and unreimbursed Servicing Fees, escrow advances, and any outstanding Servicing Advances and any costs and expenses incurred in the enforcement of the Purchaser's and the Seller's repurchase obligation under the Purchase Agreement with respect to such Mortgage Loan; and (c) after the second year following the related Transfer Date, an amount equal to any related outstanding and unreimbursed Servicing Fee, escrow advances, and any related outstanding Servicing Advances.

            Servicing Rights Terms Agreement: Those certain letter agreements setting forth the general terms and conditions of the transactions contemplated therein and identifying the Servicing Rights to be purchased by the Servicer from the Purchaser from time to time, by and between the Servicer and the Purchaser. All of the individual Servicing Rights Terms Agreements (if there are more than one) shall collectively be referred to as the "Servicing Rights Terms Agreement."

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and any successor thereto.

            Stated Principal Balance: As to each Mortgage Loan, (i) the principal balance of the Mortgage Loan as of any date of determination after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the related Seller with respect to the related Mortgage Loan representing payments or recoveries of principal.

            Subsequent Transfer Date: As defined in Section 6.02 hereof.

            Transfer Date: With respect to a Mortgage Loan Package, the date on which (i) the Servicer from time to time shall purchase and the Purchaser from time to time shall sell the Servicing Rights related to such Mortgage Loans, and
(ii) the physical servicing of the Mortgage Loans in such Mortgage Loan Package is transferred to the Servicer pursuant to this Agreement.

            Underwriting Guidelines: The underwriting guidelines of the related Seller, a copy of which is attached to the related Purchase Agreement.

            Whole Loan Transfer: The sale or transfer by Purchaser of some or all of the Mortgage Loans in a whole loan or participation format pursuant to a Reconstitution Agreement.

                                   ARTICLE II

                                    SERVICING

            Section 2.01 Conveyance from Purchaser to Servicer and Assumption by Servicer.

            The Purchaser does hereby sell, transfer, assign, set over and convey to the Servicer from and after the related Transfer Date, without recourse, but subject to the terms of this Agreement, all right, title and interest of the Purchaser in and to the related Servicing Rights. The Purchaser, simultaneously with the sale of the related Servicing Rights, shall execute and deliver an Assignment and Conveyance in the form attached hereto as Exhibit 12 (the "Assignment and Conveyance").

            The Purchaser agrees to act reasonably, in good faith and in accordance with all applicable laws and regulations and to do all things necessary to effect the transfer of the Servicing Rights to the Servicer on the related Transfer Date including, without limitation, complying with all reasonable instructions provided by the Servicer relating to the transfer of the Servicing Rights.

            The Servicer does hereby assume from and after the related Transfer Date, without recourse, but subject to the terms of this Agreement, all right, title and interest of the Purchaser in and to the related Servicing Rights. In addition, the Servicer assumes all obligations of the Purchaser with respect to the related Servicing Rights excluding any obligations related to payment for such Servicing Rights under the Purchase Agreement.

            Section 2.02 Purchase Price.

            The Purchase Price for the related Servicing Rights shall be equal to the product of (i) the Purchase Price Percentage set forth in the related Servicing Rights Terms Agreement and (ii) the Stated Principal Balance of the Mortgage Loans in the related Mortgage Loan Package as of the related Transfer Date. It is understood and agreed that the Purchase Price shall be paid by the Servicer to the Purchaser in consideration for the Purchaser selling the related Servicing Rights.

            On the related Transfer Date or such other date as may be mutually agreed upon by the Purchaser and the Servicer, the Servicer shall pay to the Purchaser an amount equal to the Purchaser Price by wire transfer of immediately available funds to an account designated by the Purchaser.

            Section 2.03 Servicer to Act as Servicer.

            (a) From and after the related Transfer Date, the Servicer, as an independent contractor, shall service and administer each Mortgage Loan and shall have full power and authority, acting alone, to do any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable, consistent with the terms of this Agreement and with Accepted Servicing Practices. Except as set forth in this Agreement, the Servicer shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth herein); provided, however, that in the event that the Servicer continues to service a Mortgage Loan after the time when such Mortgage Loan is sold or transferred pursuant to a Securitization Transfer, the Servicer shall, at the Purchaser's option, service the Mortgage Loans on a "scheduled/scheduled" basis. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement shall control and be binding upon the Purchaser and the Servicer.

            Consistent with the terms of this Agreement, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Servicer's reasonable and prudent determination such waiver, modification, postponement or indulgence is in the best interest of the Purchaser, provided, however, that unless the Servicer has obtained the prior written consent of the Purchaser, the Servicer shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer or forgive the payment of principal or interest or any penalty or premium on the prepayment of principal, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. Without limiting the generality of the foregoing, the Servicer may permit forbearance or allow for suspension of Monthly Payments for up to one hundred and eighty (180) days if the Mortgagor is in default or the Servicer determines in its reasonable discretion, that default is imminent and if the Servicer determines that granting such forbearance or suspension is in the best interest of the Purchaser; furthermore, the Servicer shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. If reasonably required by the Servicer, the Purchaser shall furnish the Servicer as soon as practicable with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement.

            In servicing and administering the Mortgage Loans, the Servicer shall employ procedures (including collection procedures) and exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account, giving due consideration to Accepted Servicing Practices where such practices do not conflict with the requirements of this Agreement, and the Purchaser's reliance on the Servicer. In addition, the Servicer shall retain adequate personnel to effect such servicing and administration of the Mortgage Loans.

            The Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Servicer shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Servicer shall be under no obligation to deal with any Person with respect to this Agreement or the Mortgage Loans unless the Servicer has been notified of such transfers as provided in this Section 2.03. The Purchaser may sell and transfer, in whole or in part, the Mortgage Loans (exclusive of the related Servicing Rights purchased by the Servicer hereunder), provided that (a) the Servicer receives notice of such transfer at least five
(5) Business Days prior thereto and (b) in connection with a Whole Loan Transfer, no such sale and transfer shall be binding upon the Servicer unless such transferee shall agree in writing to be bound by the terms of this Agreement and the Purchase Agreement pursuant to an Assignment, Assumption and Recognition Agreement in a form agreed to by the Purchaser and the Servicer, and a properly executed copy of the same shall have been approved, signed and delivered to and by the Servicer. Upon receipt thereof, the Servicer shall mark its books and records to reflect the ownership of the Mortgage Loans by such assignee, and the previous Purchaser shall be released from its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Purchaser and the Servicer and their permitted successors, assignees and designees.

            The Servicing File maintained by the Servicer pursuant to this Agreement shall be appropriately marked and identified in the Servicer's computer system to clearly reflect the ownership of the related Mortgage Loan by the Purchaser. The Servicer shall release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to the related Purchase Agreement.

            The Servicer shall forward to the Custodian or, at the request of the Purchaser, to the Purchaser or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution; provided, however, that the Servicer shall provide the Custodian with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within five (5) Business Days of its receipt from such public recording office.

            The Servicer shall have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the overall quality of its servicing activities. The program is to ensure that the Mortgage Loans are serviced in accordance with Accepted Servicing Practices; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            (b) In addition to the Servicer's servicing obligations as set forth herein, with respect to the First Lien Loans, the Servicer shall not without the prior consent of the Purchaser consent to the placement of a lien on the Mortgaged Property senior to that of the related Mortgage unless such placement of a senior lien is required by applicable law.

            Section 2.04 Liquidation of Mortgage Loans.

            In the event that any payment due under any Mortgage Loan and not postponed pursuant to Section 2.03 is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Servicer shall take such action as (1) the Servicer would take under similar circumstances with respect to a similar mortgage loan held for its own account for investment, (2) shall be consistent with Accepted Servicing Practices, (3) the Servicer shall determine prudently to be in the best interest of Purchaser and (4) is consistent with any related PMI Policy. In the event that any payment due under any Mortgage Loan is not postponed pursuant to Section 2.03 and remains delinquent for a period of sixty (60) days or any other default continues for a period of sixty (60) days beyond the expiration of any grace or cure period (or such other period as is required by law in the jurisdiction where the related Mortgaged Property is located), the Servicer shall commence foreclosure proceedings in accordance with the Fannie Mae Guides to the extent permitted by applicable law. In such connection, the Servicer shall from its own funds make all necessary and proper Servicing Advances, provided, however, that the Servicer shall not be required to expend its own funds in connection with any foreclosure or towards the restoration or preservation of any Mortgaged Property, unless it shall determine (a) that such preservation, restoration and/or foreclosure will increase the proceeds of liquidation of the Mortgage Loan to Purchaser after reimbursement to itself for such expenses and (b) that such expenses will be recoverable by it either through Liquidation Proceeds (respecting which it shall have priority for purposes of withdrawals from the Custodial Account pursuant to Section 2.07) or through Insurance Proceeds (respecting which it shall have similar priority).

            Notwithstanding anything to the contrary contained herein, in connection with a foreclosure, in the event that the Servicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property to be conducted by a qualified inspector the Servicer shall cause the Mortgaged Property to be so inspected at the sole cost and expense of the Purchaser. Upon completion of the inspection, the Servicer shall promptly provide the Purchaser with a written report of the environmental inspection.

            After reviewing the environmental inspection report, the Purchaser shall determine how the Servicer shall proceed with respect to the Mortgaged Property, provided that any costs and expenses incurred related thereto shall be at the sole cost and expense of the Purchaser. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Purchaser directs the Servicer to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse the Servicer, the Servicer shall be entitled to be reimbursed from amounts in the Custodial Account pursuant to Section 2.07 hereof and if such funds in the Custodial Account are insufficient, the Servicer shall be entitled to be reimbursed from the Purchaser. In the event the Purchaser directs the Servicer not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed for all Servicing Advances made with respect to the related Mortgaged Property from the Custodial Account pursuant to Section 2.07 hereof and if such funds in the Custodial Account are insufficient, the Servicer shall be entitled to be reimbursed from the Purchaser.

            Section 2.05 Collection of Mortgage Loan Payments.

            Following the related Transfer Date, the Servicer shall proceed diligently to collect all payments due under each of the related Mortgage Loans when the same shall become due and payable and shall take special care in ascertaining and estimating Escrow Payments, to the extent applicable, and all other charges that will become due and payable with respect to the Mortgage Loans and each related Mortgaged Property, to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

            Section 2.06 Establishment of and Deposits to Custodial Account.

            The Servicer shall segregate and hold all funds collected and received pursuant to the Mortgage Loans separate and apart from any of its own funds and general assets and shall establish one or more Custodial Accounts, in the form of time deposit or demand accounts, to be titled "Countrywide Home Loans, Inc., in trust for Barclays Bank, PLC as Purchaser of Mortgage Loans and various Mortgagors." The Custodial Account shall be established with a Qualified Depository. Any funds deposited in the Custodial Account shall at all times be insured by the FDIC through the BIF or the SAIF to the full extent permitted by the FDIC. The creation of any Custodial Account shall be evidenced by a certification in the form of Exhibit 2 hereto, in the case of an account established with the Servicer, or by a letter agreement in the form of Exhibit 3 hereto, in the case of an account held by a depository other than the Servicer. A copy of such certification or letter agreement shall be furnished to the Purchaser and, upon request, to any subsequent purchaser.

            The Servicer shall deposit in the Custodial Account within two (2) Business Days following receipt thereof, the following collections received by the Servicer and payments made by the Servicer after the related Transfer Date:

            (i) all payments on account of principal on the Mortgage Loans, including all Principal Prepayments;

            (ii) all payments on account of interest on the Mortgage adjusted for the Mortgage Loan Remittance Rate;

            (iii) all Liquidation Proceeds and any amount received with respect to REO Property;

            (iv) all Insurance Proceeds including amounts required to be deposited pursuant to Section 2.12 (other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 2.16),
      Section 2.12 and 2.17;

            (v) all Condemnation Proceeds which are not applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 2.16;

            (vi) any amount required to be deposited in the Custodial Account pursuant to Section 2.04, 2.11, 2.17, 3.01, 4.01 or 4.02;

            (vii) any prepayment penalties received with respect to any Mortgage Loan; and

            (viii) any amounts required to be deposited by the Servicer pursuant to Section 2.13 in connection with the deductible clause in any blanket hazard insurance policy.

            The foregoing requirements for deposit into the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, unless otherwise provided herein, Ancillary Income need not be deposited by the Servicer into the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Servicer and the Servicer shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to
Section 2.07.

            Section 2.07 Permitted Withdrawals from Custodial Account.

            Subject to Section 3.01, on each Remittance Date, the Servicer shall be entitled to funds from the Custodial Account for the following purposes:

            (i) to pay to itself the Servicing Fee;

            (ii) to reimburse itself for unreimbursed Servicing Advances, any accrued but unpaid Servicing Fees and for unreimbursed advances of Servicer funds made pursuant to this Agreement, the Servicer's right to reimburse itself pursuant to this subclause (ii) with respect to any Mortgage Loan being limited to except as otherwise provided for herein, the related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Servicer from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Servicer's right thereto shall be prior to the rights of the Purchaser;

            (iii) to pay itself any interest earned on funds deposited in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date);

            (iv) to reimburse itself for any deposits made by mistake or in error; and

            (v) to clear and terminate the Custodial Account upon the termination of this Agreement.

            Section 2.08 Establishment of and Deposits to Escrow Account.

            The Servicer shall segregate and hold all funds collected and received pursuant to a Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts, titled, "Countrywide Home Loans, Inc., in trust for Barclays Bank, PLC as Purchaser of Mortgage Loans and various Mortgagors." The Escrow Account shall be established with a Qualified Depository, in a manner which shall provide maximum available insurance by the FDIC through the BIF or the SAIF. Funds deposited in the Escrow Accounts may be drawn on by the Servicer in accordance with Section 2.09. The creation of any Escrow Account shall be evidenced by a certification in the form of Exhibit 4 hereto, in the case of an account established with the Servicer, or by a letter agreement in the form of Exhibit 5 hereto, in the case of an account held by a depository other than the Servicer. A copy of such certification shall be furnished to the Purchaser and, upon request, to any subsequent Purchaser.

            The Servicer shall deposit in the Escrow Account or Accounts within two (2) Business Days of receipt, and retain therein:

            (i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement; and

            (ii) all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property.

            The Servicer shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, as set forth in
Section 2.09. The Servicer shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution, other than interest on escrowed funds required by law or the applicable mortgage loan documents to be paid to the Mortgagor. To the extent required by law, the Servicer shall pay from its own funds interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes.

            Section 2.09 Permitted Withdrawals from Escrow Account.

            Withdrawals from the Escrow Account or Accounts may be made by the Servicer only:

            (i) to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage;

            (ii) to reimburse the Servicer for any Servicing Advance made by the Servicer pursuant to Section 2.10 with respect to a related Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

            (iii) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan or applicable federal or state law or judicial or administrative ruling;

            (iv) for transfer to the Custodial Account and application to reduce the principal balance of the Mortgage Loan in accordance with the terms of the related Mortgage and Mortgage Note;

            (v) for application to restoration or repair of the Mortgaged Property in accordance with the procedures outlined in Section 2.16;

            (vi) to pay to the Servicer, or any Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

            (vii) to reimburse itself for any deposits made by mistake or in error; and

            (viii) to clear and terminate the Escrow Account on the termination of this Agreement.

            Section 2.10 Payment of Taxes, Insurance and Other Charges.

            With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents, and other charges which are or may become a lien upon the Mortgaged Property and the status of fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage. To the extent that a Mortgage does not provide for Escrow Payments, the Servicer shall determine that any such payments are made by the Mortgagor at the time they first become due. The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payment of all such charges irrespective of each Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments, and the Servicer shall make Servicing Advances to effect such payments within such time period as will avoid the loss of the related Mortgaged Property by foreclosure of a tax or other lien.

            Section 2.11 Protection of Accounts.

            The Servicer may transfer the Custodial Account and/or the Escrow Account to a different Qualified Depository from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent shall not be withheld unreasonably; provided, however, in the event that the Escrow Account and/or Custodial Account must be transferred to a Qualified Depository to insure such funds, the Servicer may transfer such Escrow Accounts and/or Custodial Accounts without the Purchaser's prior written consent if the Servicer provides notice of such transfer to the Purchaser promptly thereafter.

            The Servicer shall bear any expenses, losses or damages sustained by the Purchaser because the Custodial Account and/or Escrow Account are not time deposit or demand deposit accounts in compliance with this Agreement.

            Section 2.12 Maintenance of Hazard Insurance.

            The Servicer shall cause to be maintained for each Mortgage Loan, hazard insurance such that all buildings upon the Mortgaged Property are insured by a generally acceptable insurer rated A:VI or better in the current Best's Key Rating Guide ("Best's") against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located that conforms to the requirements of Fannie Mae or Freddie Mac.

            If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is, and shall continue to be, covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect with a generally acceptable insurance carrier rated A:VI or better in Best's in an amount representing coverage not less than the lesser of (i) the aggregate unpaid principal balance of the related Mortgage Loan and of any mortgage loan senior to such Mortgage Loan,
(ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended (regardless of whether the area in which such Mortgaged Property is located is participating in such program), or (iii) the full replacement value of the improvements which are part of such Mortgaged Property. If a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the National Flood Insurance Act of 1968, as amended, the Servicer shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty five (45) days after such notification, the Servicer shall immediately force place the required flood insurance on the Mortgagor's behalf.

            If a Mortgage is secured by a unit in a condominium project, the Servicer shall verify that the coverage required of the owner's association, including hazard, flood, liability, and fidelity coverage, is being maintained in accordance with then current Fannie Mae requirements, and secure from the owner's association its agreement to notify the Servicer promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security.

            The Servicer shall cause to be maintained on each Mortgaged Property such other or additional insurance as may be required pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance, or pursuant to the requirements of any private mortgage guaranty insurer, or as may be required to conform with Accepted Servicing Practices.

            In the event that the Purchaser or the Servicer shall determine that the Mortgaged Property should be insured against loss or damage by hazards and risks not covered by the insurance required to be maintained by the Mortgagor pursuant to the terms of the Mortgage, the Servicer shall communicate and consult with the Mortgagor with respect to the need for such insurance and bring to the Mortgagor's attention the desirability of protection of the Mortgaged Property.

            All policies required hereunder shall name the Servicer and its successors and assigns as a mortgagee and loss payee and shall be endorsed with non contributory standard or New York mortgagee clauses which shall provide for at least 30 days' prior written notice of any cancellation, reduction in amount or material change in coverage.

            The Servicer shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies are rated A:VI or better in Best's and are licensed to do business in the jurisdiction in which the Mortgaged Property is located. The Servicer shall determine that such policies provide sufficient risk coverage and amounts as required pursuant to the Fannie Mae Guides, that they insure the property owner and that they properly describe the property address. The Servicer shall furnish to the Mortgagor a formal notice of expiration of any such insurance in sufficient time for the Mortgagor to arrange for renewal coverage by the expiration date; provided, however, that in the event that no such notice is furnished by the Servicer, the Servicer shall ensure that replacement insurance policies are in place in the required coverages and the Servicer shall be solely liable for any losses in the event coverage is not provided.

            Pursuant to Section 2.06, any amounts collected by the Servicer under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the related Mortgaged Property, or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor, in accordance with the Servicer's normal servicing procedures as specified in Section 2.16) shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 2.07.

            Section 2.13 Maintenance of Mortgage Impairment Insurance.

            In the event that the Servicer shall obtain and maintain, at its own expense, a blanket policy insuring against losses arising from fire and hazards covered under extended coverage on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 2.12 and otherwise complies with all other requirements of
Section 2.12, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 2.12. Any amounts collected by the Servicer under any such policy relating to a Mortgage Loan shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 2.07. Such policy may contain a deductible clause, in which case, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with Section 2.12, and there shall have been a loss which would have been covered by such policy, the Servicer shall deposit in the Custodial Account at the time of such loss the amount not otherwise payable under the blanket policy because of such deductible clause, such amount to be deposited from the Servicer's funds, without reimbursement therefor. Upon request of the Purchaser, the Servicer shall cause to be delivered to the Purchaser a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without 30 days' prior written notice to the Purchaser.

            Section 2.14 Maintenance of Fidelity Bond and Errors and Omissions Insurance.

            The Servicer shall maintain with responsible companies, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all directors, officers, or other employees including full-time and part-time employees acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans. These policies shall insure the Servicer against losses resulting from dishonest or fraudulent acts committed by the Servicer's directors, officers or employees. The Fidelity Bond shall also protect and insure the Servicer against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 2.14 requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Servicing Guide or by Freddie Mac in the Freddie Mac Servicers' Guide or in an amount as may be permitted to the Servicer by express waiver of Fannie Mae or Freddie Mac. Upon the request of the Purchaser, the Servicer shall cause to be delivered to the Purchaser a certified true copy of such Fidelity Bond and Errors and Omissions Insurance Policy and a statement from the surety and the insurer that such Fidelity Bond and Errors and Omissions Insurance Policy shall in no event be terminated or materially modified without 30 days' prior written notice to the Purchaser.

            Section 2.15 Inspections.

            The Servicer shall inspect the Mortgaged Property as often as is deemed necessary by the Servicer to assure itself that the value of the Mortgaged Property is being preserved and shall conduct subsequent inspections in accordance with Accepted Servicing Practices. The Servicer shall keep a written report of each such inspection.

            Section 2.16 Restoration of Mortgaged Property.

            The Servicer need not obtain the approval of the Purchaser prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices and the terms of this Agreement. At a minimum, the Servicer shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation
Proceeds:

            (i) the Servicer shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

            (ii) the Servicer shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics' and materialmen's liens;

            (iii) the Servicer shall verify that the Mortgage Loan is not in default; and

            (iv) pending repairs or restoration, the Servicer shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.

            If the Purchaser is named as an additional loss payee, the Servicer is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

            Section 2.17 Title, Management and Disposition of REO Property.

            In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued in the name of the Servicer or its designee, on behalf of the Purchaser, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be issued in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by the Servicer from any attorney duly licensed to practice law in the state where the REO Property is located. The Person or Persons holding such title other than the Servicer shall acknowledge in writing that such title is being held as nominee for the Servicer, on behalf of the Purchaser.

            The Servicer shall manage, conserve, protect and operate each REO Property for the Purchaser solely for the purpose of its prompt disposition and sale. The Servicer, either itself or through an agent selected by the Servicer, shall manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Servicer shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as the Servicer deems to be in the best interest of the Purchaser. The Servicer shall notify the Purchaser from time to time as to the status of each REO Property.

            The Servicer shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Servicer determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a period longer than one year is permitted under the foregoing sentence and is necessary to sell any REO Property, (i) the Servicer shall report monthly to the Purchaser as to the progress being made in selling such REO Property and (ii) if, with the written consent of the Purchaser, a purchase money mortgage is taken in connection with such sale, such purchase money mortgage shall name the Servicer as mortgagee, and such purchase money mortgage shall not be held pursuant to this Agreement, but instead a separate participation agreement among the Servicer and Purchaser shall be entered into with respect to such purchase money mortgage.

            The Servicer shall also maintain on each REO Property fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the National Flood Insurance Act of 1968, as amended, flood insurance in the amount required in Section 2.11 hereof.

            Each REO disposition shall be carried out by the Servicer at such price and upon such terms and conditions as the Servicer reasonably determines to be in the best interest of the Purchaser. If, as of the date title to any REO Property was acquired by the Servicer, there were outstanding unreimbursed Servicing Advances, Monthly Advances or Servicing Fees with respect to the REO Property or the related Mortgage Loan, the Servicer, upon an REO disposition of such REO Property, shall be entitled to reimbursement for any related unreimbursed Servicing Advances, Monthly Advances and Servicing Fees from proceeds received in connection with such REO disposition. The proceeds of sale of the REO Property, net any payment to the Servicer as provided above, shall be promptly deposited in the Custodial Account. On the Remittance Date immediately following the Principal Prepayment Period in which such sale proceeds are received, the net cash proceeds of such sale deposited in the Custodial Account shall be distributed to the Purchaser; provided that such distribution shall, in any event, be made within ninety (90) days from and after the closing of the sale of such REO Property.

            With respect to each REO Property, the Servicer shall hold all funds collected and received in connection with the operation of the REO Property in the Custodial Account. The Servicer shall cause to be deposited within two (2) Business Days from the receipt thereof in each Custodial Account all revenues received with respect to the conservation and disposition of the related REO Property.

            Section 2.18 Permitted Withdrawals with Respect to REO Property.

            The Servicer shall withdraw funds on deposit in the Custodial Account with respect to each related REO Property necessary for the proper operation, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 2.12 and the fees of any managing agent acting on behalf of the Servicer. The Servicer shall make monthly distributions on each Remittance Date to the Purchaser of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described in Section 2.17 and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

            Section 2.19 Real Estate Owned Reports.

            Together with the statement furnished pursuant to Section 2.21, the Servicer shall furnish to the Purchaser on or before the 6th Business Day of each month a statement in the form of Exhibit 6 hereto with respect to any REO Property covering the operation of such REO Property for the previous month and the Servicer's efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month. That statement shall be accompanied by such other information as the Purchaser shall reasonably request.

            Section 2.20 Liquidation Reports.

            Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed in lieu of foreclosure, the Servicer shall submit to the Purchaser a liquidation report in the form of
Exhibit 7 hereto with respect to such Mortgaged Property.

            Section 2.21 Reports of Foreclosures and Abandonments of Mortgaged Property.

            Following the foreclosure sale or abandonment of any Mortgaged Property, the Servicer shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code or any successor provision thereof.

            Section 2.22 Notification of Adjustments.

            With respect to each Adjustable Rate Mortgage Loan, the Servicer shall adjust the Mortgage Interest Rate on the related Interest Rate Adjustment Date and shall adjust the Monthly Payment accordingly in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. If, pursuant to the terms of the Mortgage Note, another index is selected for determining the Mortgage Interest Rate, the same index will be used with respect to each Mortgage Note which requires a new index to be selected, provided that such selection does not conflict with the terms of the related Mortgage Note. The Servicer shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. The Servicer shall promptly upon written request thereof, deliver to the Purchaser such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by the Servicer, or any Purchaser that the Servicer has failed to adjust a Mortgage Interest Rate or a Monthly Payment pursuant to the terms of the related Mortgage Note and Mortgage, the Servicer shall immediately deposit in the Custodial Account from its own funds the amount of any interest loss caused the Purchaser thereby.


                                  ARTICLE III

                              PAYMENTS TO PURCHASER

            Section 3.01 Remittances.

            Not later than on each Determination Date, the Servicer shall submit to the Purchaser the monthly remittance report required by Section 3.02 of this Agreement in the form set forth in Exhibit 8 attached hereto and with any additional information requested by the Purchaser (the "Monthly Remittance Report"). On each Remittance Date the Purchaser shall cause all amounts deposited in the Custodial Account as of the close of business on the immediately preceding Determination Date, minus any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the first day of the month of the Remittance Date (which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts) to be remitted as follows: (i) to the Servicer, amounts due to the Servicer pursuant to Section 2.07, and (ii) to the Purchaser, all funds remaining in the Custodial Account.

            With respect to any funds deposited in the Custodial Account after the second Business Day following the Business Day on which such deposit was required to be made, the Servicer shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus two percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be deposited in the Custodial Account by the Servicer on the date such late payment is made and shall cover the period commencing with the day following such second Business Day and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding Remittance Date. The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver by the Purchaser of any Event of Default.

            Section 3.02 Statements to Purchaser.

            Not more than 60 days after the end of each calendar year, commencing with the first December 31 following the initial Cut-off Date, the Servicer shall furnish to each Person who was a Purchaser of the Mortgage Loans at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year, provided that such information is readily available.

            Such obligation of the Servicer shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Servicer pursuant to any requirements of the Code as from time to time are in force.

            The Servicer shall prepare and file any and all tax returns, information statements or other filings for the previous tax year and subsequent tax years required to be delivered to any governmental taxing authority or to the Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Servicer shall provide the Purchaser with such information concerning the Mortgage Loans as is necessary for the Purchaser to prepare its federal income tax return as the Purchaser may reasonably request from time to time and which may be reasonably available to the Servicer.

            Section 3.03 Advances by Servicer.

            Except as otherwise provided herein, the Servicer shall be entitled to first priority reimbursement pursuant to Section 2.07 hereof for Servicing Advances from recoveries from the related Mortgagor or from all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds and Condemnation Proceeds) with respect to the related Mortgage Loan.


                                   ARTICLE IV

                          GENERAL SERVICING PROCEDURES

            Section 4.01 Transfers of Mortgaged Property.

            Except as otherwise set forth herein, the Servicer shall be required to enforce any "due-on-sale" provision contained in any Mortgage or Mortgage Note and to deny assumption by the person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage or the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Servicer shall, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause applicable thereto, provided, however, that the Servicer shall not exercise such rights if prohibited by law from doing so.

            If the Servicer reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Servicer will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 4.01, the Servicer, with the prior written consent of the primary mortgage insurer, if any, and to the extent required by the applicable insurance agreement, is authorized to prepare substitution of liability agreement and any other document required in connection therewith to be entered into by the Purchaser and the person to whom the Mortgaged Property has been conveyed or is to be proposed to be conveyed pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the related Mortgage Note. If an assumption fee is collected by the Servicer for entering into an assumption agreement, any assumption fee shall be retained by the Servicer as additional servicing compensation. In connection with any such assumption, neither the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan nor the outstanding principal amount of the Mortgage Loan shall be changed.

            To the extent that any Mortgage Loan is assumable, the Servicer shall inquire diligently into the creditworthiness of the proposed transferee, and shall use the Underwriting Guidelines for approving the credit of the proposed transferee. If the credit of the proposed transferee does not meet such Underwriting Guidelines, the Servicer diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan.

            Section 4.02 Satisfaction of Mortgages and Release of Mortgage
Files.

            Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer shall notify the Purchaser in the Monthly Remittance Report as provided in Section 3.02, and may request the release of any Mortgage Loan Documents from the Purchaser in accordance with this Section 4.02 hereof. Such Mortgage Note shall be held by the Servicer, in trust, for the purpose of canceling such Mortgage Note and delivering the cancelled Mortgage Note to the Mortgagor in a timely manner as and to the extent provided under applicable state law. If the Mortgage has been recorded in the name of MERS or its designee, the Servicer shall take all necessary action to effect the release of the Mortgage Loan on the records of MERS.

            If the Servicer satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage or should the Servicer otherwise prejudice any rights the Purchaser may have under the mortgage instruments, upon written demand of the Purchaser, the Servicer shall purchase the related Mortgage Loan at the unpaid principal balance, together with accrued and unpaid interest thereon, by deposit thereof in the Custodial Account within two (2) Business Days of receipt of such demand by the Purchaser. The Servicer shall maintain a Fidelity Bond and Errors and Omissions Insurance Policy as provided for in Section 2.14 insuring the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

            Section 4.03 Servicing Compensation.

            As consideration for servicing the Mortgage Loans following the related Transfer Date, the Servicer shall withdraw the Servicing Fee with respect to each Mortgage Loan from the Custodial Account pursuant to Section
2.07 hereof. Such Servicing Fee shall be payable monthly, computed on the basis of the Stated Principal Balance of the Mortgage Loans subject to this Agreement. The Servicing Fee shall be pro rated when servicing is for less than one month. The obligation of the Purchaser to pay, and the Servicer's right to withdraw, the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by Section 2.09) of such Monthly Payment collected by the Servicer, or as otherwise provided under Section 2.07.

            Additional servicing compensation in the form of Ancillary Income shall be retained by the Servicer to the extent not required to be deposited in the Custodial Account. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement thereof except as specifically provided for herein.

            Section 4.04 Annual Statement as to Compliance.

            The Servicer shall deliver to the Purchaser, on or before March 15th of each year beginning March 15, 2005, and on the final Transfer Date an Officer's Certificate, stating that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officer's supervision, and (ii) the Servicer has complied fully with the provisions of Article II and Article IV, and (iii) to the best of such officer's knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by the Servicer to cure such default.

            Section 4.05 Annual Independent Public Accountants' Servicing
Report.

            On or before March 15th of each year beginning March 15, 2005, the Servicer, at its expense, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to each Purchaser to the effect that such firm has examined certain documents and records relating to the servicing of the Mortgage Loans and this Agreement and that such firm is of the opinion that the provisions of
Article II and Article III have been complied with, and that, on the basis of such examination conducted substantially in compliance with the Single Audit Program for Mortgage Bankers, nothing has come to their attention which would indicate that such servicing has not been conducted in compliance therewith, except for such exceptions as such firm shall believe to be immaterial.

            Section 4.06 Right to Examine Servicer Records.

            The Purchaser shall have the right to examine and audit at the Purchaser's sole cost and expense any and all of the books, records, or other information of the Servicer, whether held by the Servicer or by another on its behalf, with respect to or concerning this Agreement or the Mortgage Loans, during business hours or at such other times as may be reasonable under applicable circumstances, upon reasonable advance notice.

            Section 4.07 Compliance with Gramm-Leach-Bliley Act of 1999.

            With respect to each Mortgage Loan and the related Mortgagor, the Servicer shall comply with Title V of the Gramm-Leach-Bliley Act of 1999 and all applicable regulations promulgated thereunder, and shall provide all notices required thereunder.


                                    ARTICLE V

                              SERVICER TO COOPERATE

            Section 5.01 Provision of Information.

            During the term of this Agreement, the Servicer shall furnish to the Purchaser such periodic, special, or other reports or information, whether or not provided for herein, as shall be necessary, reasonable, or appropriate with respect to the Purchaser or the purposes of this Agreement subject to the Purchaser reimbursing the Servicer for any "out-of-pocket" costs and expenses incurred in compliance herewith. All such reports or information shall be provided by and in accordance with all reasonable instructions and directions which the Purchaser may give.

            Subject to the Servicer's reasonable discretion, the Servicer shall execute and deliver all such instruments and take all such action as the Purchaser may reasonably request from time to time, in order to effectuate the purposes and to carry out the terms of this Agreement, provided that the Servicer has the right and opportunity to review, analyze and negotiate any and all such instruments prior to their execution.

            Section 5.02 Financial Statements; Servicing Facilities.

            In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the corporate group that includes the Servicer for the most recently completed five fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two fiscal years covered by any Consolidated Statement of Operations. The Servicer also shall make available any comparable interim statements to the extent any such statements have been prepared by or on behalf of the corporate group that includes the Servicer (and are available upon request to members or stockholders of the corporate group that includes the Servicer or to the public at large). The Servicer shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

            With written advance notice given to the Servicer at least five (5) Business Days prior thereto, the Servicer shall make available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting the Servicer or the financial statements of the corporate group that includes the Servicer, and to permit any prospective purchaser to inspect the Servicer's servicing facilities for the purpose of satisfying such prospective purchaser that the Servicer has the ability to service the Mortgage Loans as provided in this Agreement.


                                   ARTICLE VI

                                   TERMINATION

            Section 6.01 Termination.

            The respective obligations and responsibilities of the Servicer shall terminate upon a Securitization Transfer, pursuant to Section 13.12. Notwithstanding the foregoing sentence, the Purchaser shall have the right to terminate the Servicer hereunder pursuant to Section 8.03 and 11.01 without compensation.

            Section 6.02 Transfer Procedures.

            (a) Termination Procedures. In the event that the Servicer is replaced pursuant to the terms of this Agreement, the Servicer agrees to cooperate with the Purchaser and with any party designated as the successor servicer or subservicer in transferring the servicing to such successor servicer. In addition, the Servicer shall be responsible for notifying the related mortgagors of any transfer of servicing in accordance with the requirements of the RESPA and the Cranston Gonzalez National Affordable Housing Act of 1990. On or before the date upon which servicing is transferred from the Servicer to any successor servicer (the "Subsequent Transfer Date") the Servicer shall prepare, execute and deliver to the successor servicer any and all documents and other instruments in its possession, place in such successor's possession all Mortgage Loan Documents in its possession which are necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the related Mortgage Loans and related documents, if applicable, at the Servicer's sole expense (in the event that the Purchaser terminates the Servicer pursuant to Sections 8.03 or 11.01). The Servicer shall cooperate fully with the Purchaser and such successor in effecting the termination of the Servicer's responsibilities and rights hereunder.

            (b) Transfer Procedures. On or prior to the applicable Subsequent Transfer Date, the Servicer shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (i) Notice to Mortgagors. The Servicer shall mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Servicer shall provide the Purchaser with copies of all such related notices no later than the Subsequent Transfer Date.

            (ii) Notice to Taxing Authorities and Insurance Companies. The Servicer shall transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Subsequent Transfer Date. The Servicer shall provide the Purchaser with copies of all such notices no later than the Subsequent Transfer Date.

            (iii) Delivery of Servicing Records. The Servicer shall forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Servicer's possession relating to each related Mortgage Loan.

            (iv) Escrow Payments. The Servicer shall provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Servicer shall provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Servicer shall wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Servicer.

            (v) Payoffs and Assumptions. The Servicer shall provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Servicer on the related Mortgage Loans from the related Cut-off Date to the Subsequent Transfer Date.

            (vi) Mortgage Payments Received Prior to Subsequent Transfer Date. Prior to the Subsequent Transfer Date all payments received by the Servicer on each related Mortgage Loan shall be properly applied to the account of the particular Mortgagor.

            (vii) Mortgage Payments Received after Subsequent Transfer Date. The amount of any related Monthly Payments received by the Servicer after the Subsequent Transfer Date shall be forwarded to the Purchaser by overnight mail within two (2) Business Days from the date of receipt or by wire transfer within two (2) Business Days from the date of receipt. The Servicer shall provide any endorsement of a Monthly Payment (to the extent necessary for the Purchaser to process such payment), and shall notify the Purchaser of the particulars of the payment, such as the account number, dollar amount, date received and any special Mortgagor application instructions, which notification requirement shall be satisfied if the Servicer forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser.

            (viii) Misapplied Payments. Misapplied payments shall be processed as follows:

                  (A) All parties shall cooperate in correcting misapplication errors;

                  (B) The party receiving notice of a misapplied payment
            occurring prior to the applicable Subsequent Transfer Date and discovered after the Subsequent Transfer Date shall immediately notify the other party;

                  (C) If a misapplied payment which occurred prior to the
            Subsequent Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Servicer shall be liable for the amount of such shortage. The Servicer shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

                  (D) Any check issued hereunder shall be accompanied by a
            statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (ix) Books and Records. On the Subsequent Transfer Date, the books, records and accounts of the Servicer with respect to the related Mortgage Loans shall be in accordance with Accepted Servicing Practices.

            (x) Reconciliation. The Servicer shall, on or before the Subsequent Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Servicer and the Purchaser as appropriate.

            (xi) IRS Forms. If required by applicable law, the Servicer shall file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Subsequent Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Servicer shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Servicer's failure to comply with this paragraph.

            On the related Subsequent Transfer Date, the Servicer shall comply with all the provisions of this Agreement to effect a complete transfer of the servicing with respect to the Mortgage Loans. Except as otherwise provided in this Agreement, on the related Subsequent Transfer Date for each Mortgage Loan, this Agreement, except for Articles VI, VIII, IX and X which shall survive the related Subsequent Transfer Date, shall terminate with respect to such Mortgage Loan.

            (c) Mortgage Loans in Foreclosure. The servicing with respect to Mortgage Loans in foreclosure on or before the related Subsequent Transfer Date shall not be transferred from the Servicer to the Purchaser or the successor servicer, as the case may be, and such Mortgage Loans shall continue to be serviced by the Servicer pursuant to the terms of this Agreement, including without limitation, the rights of the Servicer to receive reimbursement with respect to such Mortgage Loans pursuant to this Agreement. However, if the Purchaser so elects, the Purchaser may waive the provisions of this paragraph
(c) and accept transfer of servicing of such Mortgage Loans and all amounts received by the Servicer thereunder.

            (d) Servicing Advances. The Servicer shall be entitled to be reimbursed for all unreimbursed Servicing Advances and/or advances of principal and interest in relation to any Mortgage Loan on or before the related Subsequent Transfer Date, but only if the servicer after the related Subsequent Transfer Date is not the Servicer.


                                  ARTICLE VII

                                BOOKS AND RECORDS

            Section 7.01 Possession of Servicing Files Prior to the Related Subsequent Transfer Date.

            Prior to the related Subsequent Transfer Date, the contents of each Servicing File are and shall be held in trust by the Servicer for the benefit of the Purchaser as the owner thereof. The Servicer shall maintain in the Servicing File a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The possession of the Servicing File by the Servicer is at the will of the Purchaser for the sole purpose of servicing the related Mortgage Loan, pursuant to this Agreement, and such retention and possession by the Servicer is in its capacity as Servicer only and at the election of the Purchaser. The Servicer shall release its custody of the contents of any Servicing File only in accordance with written instructions from the Purchaser, unless such release is required as incidental to the Servicer's servicing of the Mortgage Loans pursuant to this Agreement, or is in connection with a repurchase of any Mortgage Loan pursuant to the related Purchase Agreement.

            The Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Servicer shall maintain in its possession, available for inspection by the Purchaser or its designee, and upon receipt of prior written notice, shall deliver to the Purchaser or its designee upon reasonable demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Fannie Mae and periodic inspection reports as required by Section 2.15, provided, however, any reasonable and necessary "out-of-pocket" costs and expenses incurred by the Servicer in complying herewith shall be reimbursed by the Purchaser.

            The Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Servicer shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Servicer shall be under no obligation to deal with any person with respect to this Agreement or the Mortgage Loans unless the books and records show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement specifically Section 2.03(a), sell or transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Servicer unless (a) such transferee shall agree in writing to be bound by the terms of this Agreement and the Purchase Agreement; (b) in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement in a form agreed to by the Purchaser and the Servicer is properly executed by the Purchaser, the Servicer and the transferee; (c) such Assignment, Assumption and Recognition Agreement shall have been delivered to the Servicer; and (d) the Servicer receives notice of such transfer at least five (5) Business Days prior thereto. The Purchaser also shall advise the Servicer of the transfer. Upon receipt of notice of the transfer, the Servicer shall cause its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Purchaser from its obligations hereunder with respect to the Mortgage Loans sold or transferred.


                                  ARTICLE VIII

                         INDEMNIFICATION AND ASSIGNMENT

            Section 8.01 Indemnification.

            The Servicer agrees to indemnify and hold the Purchaser and any successor servicer and their respective present and former directors, officers, employees and agents harmless from any and all claims, losses, damages, penalties, fines, forfeitures (including, without limitation, any reasonable legal fees and expenses, judgments or expenses relating to such liability, claim, loss or damage) and related costs, judgments, and any other costs, fees and expenses that such parties sustain in any way related to the Servicer's failure:

            (a) to observe and perform any or all of Servicer's duties, obligations, covenants, agreements, warranties or representations contained in this Agreement; or

            (b) to comply with all applicable requirements contained in this Agreement with respect to the servicing of the Mortgage Loans and the transfer of Servicing Rights.

            The Servicer immediately shall notify the Purchaser if a claim is made by a third party with respect to this Agreement.

            For purposes of this Section, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            Promptly after receipt by an indemnified party under this Section
8.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 8.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 8.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless
(i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Section 8.02 Limitation on Liability of Servicer and Others.

            Neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment, provided, however, that this provision shall not protect the Servicer or any such person against any breach of warranties or representations made herein, its own negligent actions, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Agreement. The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expense or liability, provided, however, that the Servicer may, with the prior written consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the Servicer shall be entitled to reimbursement from the Purchaser of the reasonable legal expenses and costs of such action.

            Section 8.03 Limitation on Resignation and Assignment by Servicer.

            The Purchaser has entered into this Agreement with the Servicer and subsequent purchasers will purchase the Mortgage Loans in reliance upon the independent status of the Servicer, and the representations as to the adequacy of the Servicer's and Countrywide Home Loans Servicing LP's ("CHL Servicing") servicing facilities, plant, personnel, records and procedures, their integrity, reputation and financial standing, and the continuance thereof. Therefore, the Servicer shall not assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion hereof or sell or otherwise dispose of all or substantially all of its property or assets to any other Person except to CHL Servicing, without the prior written consent of the Purchaser, which consent shall be not be unreasonably withheld.

            The Servicer or CHL Servicing, as applicable, shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicer or CHL Servicing, as applicable, and the Purchaser or upon the determination that the Servicer's or CHL Servicing's duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer or CHL Servicing, as applicable. Any such determination permitting the resignation of the Servicer or CHL Servicing, as applicable, shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Servicer's or CHL Servicing's responsibilities and obligations hereunder in the manner provided in Section 6.02.

            Without in any way limiting the generality of this Section 8.03, in the event that the Servicer either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof or sell or otherwise dispose of all or substantially all of its property or assets to any other Person other than CHL Servicing, without the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement upon notice given as set forth in Section 6.02, without any payment of any penalty or damages and without any liability whatsoever to the Servicer or any third party.

            Section 8.04 Assignment by Purchaser.

            Subject to the terms and conditions set forth in this Agreement, the Purchaser shall have the right, without the consent of the Servicer, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder. The Purchaser shall be limited to three (3) assignments or transfers with respect to any particular Mortgage Loan Package. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Servicer acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Servicer with respect thereto. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee with respect to such Mortgage Loans.

            Section 8.05 Merger or Consolidation of the Servicer.

            The Servicer will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement. Any Person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer, shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution whose deposits are insured by FDIC or a company whose business includes the servicing of mortgage loans and shall have a tangible net worth not less than $30,000,000.


                                   ARTICLE IX

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

            As of the date hereof and each related Transfer Date, the Purchaser warrants and represents to, and covenants and agrees with, the Servicer as follows:

            Section 9.01 Authority and Capacity.

            The execution, delivery and performance by the Purchaser of this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement constitutes a legal, valid, binding and enforceable obligation of the Purchaser and all requisite corporate action has been taken by the Purchaser to make this Agreement valid and binding upon the Purchaser in accordance with its terms.

            Section 9.02 Organization and Existence.

            Purchaser is a public limited company duly organized, validly existing, and in good standing under the laws of England and Wales, has full power and authority to carry on its business as presently conducted, and has the legal right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

            Section 9.03 Ownership.

            Purchaser has good and indefeasible title to all of the Servicing Rights to be sold, transferred, assigned, and conveyed hereunder subject, as of each Transfer Date, to no security interests, liens, encumbrances, claims of third parties, obligations, liabilities of any kind, and has the legal right, power and authority to sell, transfer, assign, and convey all of the Servicing Rights pursuant to this Agreement, free and clear of all security interests, liens, encumbrances, claims of third parties, obligations or liabilities of any kind.

            Section 9.04 Ordinary Course of Business.

            The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Purchaser.

            Section 9.05 No Conflicts.

            Neither the execution and delivery of this Agreement, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject.

            Section 9.06 Ability to Perform.

            The Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.

            Section 9.07 No Litigation Pending.

            There is no action, suit, proceeding or investigation pending or to the best knowledge of the Purchaser, threatened against the Purchaser, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Purchaser, or in any material impairment of the right or ability of the Purchaser to carry on its business substantially as now conducted, or in any material liability on the part of the Purchaser, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Purchaser contemplated herein, or which would be likely to impair materially the ability of the Purchaser to perform under the terms of this Agreement.

            Section 9.08 No Consent Required.

            No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement or the selling of the Servicing Rights as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the date hereof.

            Section 9.09 Solvent.

            The Purchaser is solvent and the sale of the Mortgage Loans by the Purchaser pursuant to the terms of this Agreement will not cause the Purchaser to become insolvent. The sale of the Servicing Rights by the Purchaser pursuant to the terms of this Agreement was not undertaken with the intent to hinder, delay or defraud any of the Purchaser's creditors.

            Section 9.10 Sale Treatment and Fair Market Value.

            The Purchaser will treat the disposition of the Servicing Rights pursuant to this Agreement as a sale for accounting and tax purposes. The consideration received by the Purchaser upon the sale of the Servicing Rights under this Agreement constitutes fair consideration and reasonably equivalent value for the Servicing Rights.

            Section 9.11 No Broker Fees.

            The Purchaser has not dealt with any broker or agent or anyone else that may be entitled to any commission or compensation in connection with the sale of the Servicing Rights to the Servicer other than to the Servicer or an affiliate thereof.

            Section 9.12 Repurchase Rights.

            It is understood and agreed that the representations and warranties set forth in this Article IX shall survive the sale of the Servicing Rights to the Servicer and shall inure to the benefit of the Servicer, notwithstanding the examination or failure to examine any Mortgage File. Upon discovery by either the Purchaser or the Servicer of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other party.

            Within sixty (60) days of the earlier of either discovery by or notice to the Purchaser of any such breach of a representation or warranty which materially and adversely affects the ownership interest of the Servicer in the Servicing Rights related to any Mortgage Loan, the Purchaser shall use its commercially reasonable efforts to cure such breach in all material respects and, if such breach cannot be so cured within such sixty (60) day period, the Purchaser shall, at the Servicer's option, repurchase the Servicing Rights affected by such breach at the Servicing Rights Repurchase Price. In the event of any such repurchase, the Servicer agrees to comply with the transfer procedures set forth in Section 6.02 of this Agreement.

            Any cause of action against the Purchaser relating to or arising out of the breach of any representations and warranties made in this Article IX shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Servicer or notice thereof by the Purchaser to the Servicer, (ii) failure by the Purchaser to cure such breach or repurchase such Servicing Rights related to the affected Mortgage Loan as specified above, and (iii) demand upon the Purchaser by the Servicer for compliance with Section 9.15.

            If a Mortgage Loan is repurchased by the Seller from the Purchaser pursuant to Subsection 9.03 of the Purchase Agreement, the Purchaser shall, within 10 days after such repurchase by the Seller, repurchase the Servicing Rights related to such Mortgage Loan from the Servicer at the Servicing Rights Repurchase Price.

            In addition to the repurchase obligation in this Section 9.12, the Purchaser shall indemnify the Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any claims, losses, damages, penalties, fines, forfeitures, (including without limitation, reasonable and necessary legal fees and expenses) and related costs, judgments, and other costs and expenses resulting from any good faith claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Purchaser's representations and warranties contained in Article IX of this Agreement.


                                   ARTICLE X

                   REPRESENTATIONS AND WARRANTIES OF SERVICER

            As of the date hereof and each related Transfer Date, the Servicer warrants and represents to, and covenants and agrees with, the Purchaser as follows:

            Section 10.01 Due Organization and Authority.

            The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the state of New York and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Servicer, and in any event the Servicer is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan in accordance with the terms of this Agreement; the Servicer has the full corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments or transfer to be delivered pursuant to this Agreement) by the Servicer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action; this Agreement evidences the valid, binding and enforceable obligation of the Servicer; and all requisite corporate action has been taken by the Servicer to make this Agreement valid and binding upon the Servicer in accordance with its terms;

            Section 10.02 Ordinary Course of Business.

            The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Servicer.

            Section 10.03 No Conflicts.

            Neither the execution and delivery of this Agreement, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Servicer's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Servicer is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject, in each case, which would materially impair the ability of the Purchaser to realize on the Mortgage Loans, or materially impair the value of the Mortgage Loans.

            Section 10.04 Ability to Service.

            The Servicer is an approved servicer of conventional residential mortgage loans for Fannie Mae or Freddie Mac, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Servicer is in good standing to enforce service mortgage loans in the jurisdiction wherein the Mortgaged Properties are located and for Fannie Mae or Freddie Mac, and no event has occurred, including but not limited to a change in insurance coverage, which would make the Servicer unable to comply with Fannie Mae or Freddie Mac eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac.

            Section 10.05 Ability to Perform.

            The Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.

            Section 10.06 No Litigation Pending.

            There is no action, suit, proceeding or investigation pending or to the best knowledge of the Servicer, threatened against the Servicer, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Servicer, or in any material impairment of the right or ability of the Servicer to carry on its business substantially as now conducted, or in any material liability on the part of the Servicer, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein, or which would be likely to impair materially the ability of the Servicer to perform under the terms of this Agreement.

            Section 10.07 No Consent Required.

            No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of or compliance by the Servicer with this Agreement or the servicing of the Mortgage Loans as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the date hereof.

            Section 10.08 Reasonable Servicing Fee.

            The Servicer acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement.


                                   ARTICLE XI

                                     DEFAULT

            Section 11.01 Events of Default.

            The following shall constitute an Event of Default under this Agreement on the part of the Servicer:

            (a) any failure by the Servicer to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of two Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Purchaser; or

            (b) the failure by the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer set forth in this Agreement or in the Custodial Agreement which continues unremedied for a period of 30 days (except that such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement and such number of days shall be five Business Days in the case of a failure to deliver any Monthly Remittance Report required to be delivered to the Purchaser hereunder, or if the Servicer does not deliver such Monthly Remittance Report to the Purchaser within two Business Days after the Purchaser notifies the Servicer of the failure to deliver such Monthly Remittance Report); or

            (c) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

            (d) the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or

            (e) the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

            (f) the Servicer receives written notice from Fannie Mae or Freddie Mac that the Servicer ceases to meet the qualifications of a Fannie Mae or Freddie Mac servicer, as applicable, and the Servicer fails to be reinstated as an approved servicer for Fannie Mae or Freddie Mac, as applicable, within fifteen (15) days from the date of receipt of such disqualification; or

            (g) the Servicer attempts to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof in violation of this Agreement; or

            (h) the Servicer fails to maintain its license to do business or service residential mortgage loans in any jurisdiction where the Mortgaged Properties are located and the failure to maintain any such license materially and adversely affects the Servicer's ability to service the Mortgage Loans under this Agreement.

            In each and every such case, so long as an Event of Default shall not have been remedied, in addition to whatsoever rights the Purchaser may have at law or equity to damages, including injunctive relief and specific performance, the Purchaser, by notice in writing to the Servicer, may terminate without compensation all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof.

            Upon receipt by the Servicer of such written notice, all authority and power of the Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 6.02. Upon written request from the Purchaser, the Servicer shall prepare, execute and deliver any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Servicer's sole expense. The Servicer agrees to cooperate with the Purchaser and such successor in effecting the termination of the Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

            Section 11.02 Waiver of Defaults.

            The Purchaser may waive any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.


                                  ARTICLE XII

                                     CLOSING

            Section 12.01 Closing Documents.

            The Closing Documents for the Mortgage Loans to be serviced hereunder on each Transfer Date shall consist of fully executed originals of the following documents:

1.    this Agreement (to be executed and delivered only for the initial Transfer
      Date);

2. with respect to the initial Transfer Date, a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required hereunder, in the form of either Exhibit 2 or 3 hereto;

3. with respect to the initial Transfer Date, an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required hereunder, in the form of either Exhibit 4 or 5 hereto;

4. with respect to the initial Transfer Date, an Officer's Certificate, in the form of Exhibit 14 hereto, with respect to the Servicer and the Purchaser, including all attachments thereto; with respect to subsequent Transfer Dates, an Officer's Certificate upon request of the Purchaser or the Servicer, as applicable;

5. with respect to the initial Transfer Date, an Opinion of Counsel to the Servicer (who may be an employee of the Servicer) and an Opinion of Counsel to the Purchaser (who may be an employee of the Purchaser), in the form of Exhibit 13 hereto ("Opinion of Counsel"); with respect to subsequent Transfer Dates, an Opinion of Counsel of the Servicer or Purchaser upon request of the Purchaser or Servicer, as applicable;

6. an Assignment and Conveyance in the form of Exhibit 12 hereto, including all exhibits thereto, including, without limitation, any applicable Purchase Agreement and Interim Servicing Agreement; and

7.    a letter executed by the Seller in the form of Exhibit 10 hereto.


                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

            Section 13.01 Notices.

            All demands, notices and communications hereunder shall be in writing and shall be given via e-mail, facsimile transmission or registered or certified mail to the person at the address set forth below:

            (i) if to the Servicer:

                Countrywide Home Loans, Inc.
                4500 Park Granada Boulevard
                Calabasas, California  91302
                Attention: Mr. Michael W. Schloessmann, Vice President With copy to: General Counsel

            (ii) if to the Purchaser:

                 Barclays Bank PLC
                 222 Broadway
                 New York, New York  10038
                 Attention:  Glenn Pearson
                 Fax:  212-412-1006
                 Email:  glenn.pearson@barclayscapital.com

                 with a copy to:

                 Barclays Bank PLC
                 200 Park Avenue
                 New York, New York  10166
                 Attention:  Paul Menefee
                 Fax:  212-412-6846
                 E-mail:  paul.menefee@barclayscapital.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            Section 13.02 Waivers.

            Either the Servicer or the Purchaser may upon consent of all parties, by written notice to the others:

            (a) Waive compliance with any of the terms, conditions or covenants required to be complied with by the others hereunder; and

            (b) Waive or modify performance of any of the obligations of the others hereunder.

            The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

            Section 13.03 Entire Agreement; Amendment.

            This Agreement constitutes the entire agreement between the parties with respect to servicing of the Mortgage Loans. This Agreement may be amended, but only in writing signed by the party against whom such enforcement is sought.

            Section 13.04 Execution; Binding Effect.

            This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Sections 8.03 and 8.04, this Agreement shall inure to the benefit of and be binding upon the Servicer and the Purchaser and their respective successors and assigns.

            Section 13.05 Headings.

            Headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

            Section 13.06 Relationship of Parties.

            Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties. The duties and responsibilities of the Servicer shall be rendered by it as an independent contractor and not as an agent of the Purchaser. The Servicer shall have full control of all of its acts, doings, proceedings, relating to or requisite in connection with the discharge of its duties and responsibilities under this Agreement.

            Section 13.07 Severability of Provisions.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            Section 13.08 Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Purchaser or the Purchaser's designee, but in any event, at the Seller's expense pursuant to the Purchase Agreement for a single recordation relating to each Assignment of Mortgage in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

            Section 13.09 Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are integral parts of this Agreement.

            Section 13.10 Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            Section 13.11 No Solicitation.

            From and after the related Transfer Date, the Servicer agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Servicer's behalf, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. From and after the related Transfer Date, the Purchaser agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Purchaser's behalf, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance such Mortgage Loan, in whole or in part, without the prior written consent of the Servicer. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Servicer or any affiliate of the Servicer which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 13.11.

            Section 13.12 Cooperation of Servicer with a Reconstitution.

            The Servicer and the Purchaser agree that with respect to some or all of the Mortgage Loans, after the related Transfer Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

            (a) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

            (b) Freddie Mac (the "Freddie Mac Transfer"); or

            (c) one or more third party purchasers in one or more Whole Loan Transfers; or

            (d) one or more trusts or other entities to be formed as part of one or more Securitization Transfers;

in each case retaining the Servicer to service the Mortgage Loans thereunder; provided, however, no such transfer shall be effective if such transfer was not in compliance with this Agreement or would result in there being more than three
(3) "Purchasers" outstanding hereunder with respect to any Mortgage Loan Package. The Servicer agrees to execute (i) in connection with any Agency Transfer, any and all pool purchase contracts, and/or agreements reasonably acceptable to the Servicer among the Purchaser, the Servicer, Fannie Mae or Freddie Mac (as the case may be) and any other applicable servicer, (ii) in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the Servicer, and (iii) in connection with a Securitization Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the Servicer (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"). Notwithstanding anything to the contrary stated herein, any such Reconstitution Agreements shall not contain or require any substantially greater obligations of, or any substantially lower benefits to, the Servicer than those contained in this Agreement and the Servicing Rights Terms Agreement and the Servicer is given an opportunity to review and reasonably negotiate in good faith the contents of any and all such Reconstitution Agreements and the Purchaser shall not enter into more than three (3) Reconstitution Agreements with respect to any particular Mortgage Loan Package. As compensation therefore, the Servicer shall be entitled to the applicable Servicing Fee.

            With respect to each Whole Loan Transfer and each Securitization Transfer entered into by the Purchaser, the Servicer agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser, provided that any such Reconstitution Agreements shall not contain or require any substantially greater obligations of, or any substantially lower benefits to, the Servicer than those contained in this Agreement and the Servicer is given an opportunity to review and reasonably negotiate in good faith the contents of any and all such Reconstitution Agreements; and (3) to restate the representations and warranties set forth in Article X as of the Reconstitution Date or make the representations and warranties set forth in the related selling/servicing guide of the master servicer or issuer, as the case may be, or such representations or warranties as may be required by any rating agency or prospective purchaser of the related securities or such Mortgage Loans in connection with such Reconstitution, provided that any such representations and warranties shall not contain or require any substantially greater obligations of, or any substantially lower benefits to, the Servicer than those contained in this Agreement and the Servicer is given an opportunity to review and reasonably negotiate in good faith the contents of any and all such Reconstitution Agreements. In that connection, the Servicer shall provide to such master servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Servicer or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall reasonably and necessarily request, provided that any out-of-pocket costs and expenses incurred by the Servicer related to this clause (i) shall be borne by the Purchaser; (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit 9. Moreover, the Servicer agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements.

            In the event the Purchaser has elected to have the Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Servicer shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and the Seller shall pay all preparation and recording costs associated therewith pursuant to the Purchase Agreement. In connection with the Reconstitution, the Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Servicer's receipt thereof. Additionally, the Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if this Agreement shall remain in effect with respect to the Mortgage Loans, shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

            With respect to any Mortgage Loans sold in a Securitization Transfer where the Servicer is the servicer, the Servicer agrees that on or before March 15th of each year beginning March 15, 2005, the Servicer shall deliver to the depositor, the master servicer (if any) and the trustee for the securitization trust in the Securitization Transfer, and their respective officers, directors and affiliates, a certification in the form attached as Exhibit 11 hereto (with such changes as may be necessary or appropriate as a result of changes promulgated by the Securities and Exchange Commission), executed by the Servicer's senior officer in charge of servicing for use in connection with any Form 10-K to be filed with the Securities and Exchange Commission with respect to the securitization trust. The Servicer shall indemnify and hold harmless the depositor, the master servicer (if any) and the trustee, and their respective officers, directors and affiliates, from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses arising out of or based upon any breach of the Servicer's obligations under this paragraph or any material misstatement or omission, negligence, bad faith or willful misconduct of the Servicer in connection therewith. If the indemnification provided for in the preceding sentence is unavailable or insufficient to hold harmless any indemnified party, then the Servicer agrees that it shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities of such indemnified party in such proportion as is appropriate to reflect the relative fault of such indemnified party, on the one hand, and the Servicer, on the other, in connection with a breach of the Servicer's obligations under this paragraph or any material misstatement or omission, negligence, bad faith or willful misconduct of the Servicer in connection therewith.

            Section 13.13 Governing Law Jurisdiction; Consent to Service of Process.

            THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SERVICER IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            Section 13.14 Waiver of Trial by Jury.

            THE SERVICER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date and year first above written.

                                       BARCLAYS BANK, PLC


                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:

                                       COUNTRYWIDE HOME LOANS, INC.


                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:

                                    EXHIBIT 1

                              FORM OF TRIAL BALANCE

                                    EXHIBIT 2

                     FORM OF CUSTODIAL ACCOUNT CERTIFICATION

                                          ------- --, ----

            The Servicer hereby certifies that it has established the account described below as a Custodial Account pursuant to Section 2.06 of the Servicing Rights Purchase and Servicing Agreement, dated as of April 1, 2004, between the Servicer and Barclays Bank, PLC.

            All initially capitalized terms used herein shall have the meanings ascribed to them in the above-referenced Servicing Agreement.

Title of Account:           "Countrywide Home Loans, Inc., in trust for Barclays
                            Bank, PLC as Purchaser of Mortgage Loans and various
                            Mortgagors."

Account Number:             __________________________________

Address of office or
branch of the Servicer
at which Account is
maintained:                 __________________________________



                                            -----------------------------
                                                      Servicer


                                       By:____________________________________

                                       Name:__________________________________

                                       Title:_________________________________

                                       Date:__________________________________

                                    EXHIBIT 3

                   FORM OF CUSTODIAL ACCOUNT LETTER AGREEMENT

                                                             ------- --, -----

To:
   ------------------------------

   ------------------------------

   ------------------------------
   (the "Depository")

            As Servicer under the Servicing Rights Purchase and Servicing Agreement, dated as of April 1, 2004, (the "Agreement"), between the Servicer and Barclays Bank, PLC, we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 2.06 of the Agreement, to be designated "Countrywide Home Loans, Inc., in trust for Barclays Bank, PLC as Purchaser of Mortgage Loans and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in violation of the requirement that the account be insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

            All initially capitalized terms used herein shall have the meanings ascribed to them in the above-referenced Agreement.


                                         ----------------------------------
                                                      Servicer

                                       By:____________________________________

                                       Name:__________________________________

                                       Title:_________________________________

                                       Date:__________________________________

            The undersigned, as Depository, hereby certifies that the above described account has been established under Account Number __________, at the office of the Depository indicated above, and agrees to honor withdrawals on such account as provided above. The amount deposited at any time in the account will be insured to the full extent permitted by the Federal Deposit Insurance Corporation.


                                           ------------------------------
                                                     Depository

                                       By:____________________________________

                                       Name:__________________________________

                                       Title:_________________________________

                                       Date:__________________________________

                                    EXHIBIT 4

                      FORM OF ESCROW ACCOUNT CERTIFICATION

                                                           --------- ---, ----

            ________________________ hereby certifies that it has established the account described below as an Escrow Account pursuant to Section 2.08 of the Servicing Rights Purchase and Servicing Agreement, dated as of April 1, 2004, between the Servicer and Barclays Bank, PLC.

            All initially capitalized terms used herein shall have the meanings ascribed to them in the above-referenced Servicing Agreement.

Title of Account:           "Countrywide Home Loans, Inc., in trust for Barclays
                            Bank, PLC as Purchaser of Mortgage Loans and various
                            Mortgagors."

Account Number:             _______________________________

Address of office or
branch of the Servicer
at which Account is
maintained:                 _______________________________


                                          ---------------------------------
                                                      Servicer


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                    EXHIBIT 5

                     FORM OF ESCROW ACCOUNT LETTER AGREEMENT

                                                             ------- ---, ----

To:
   --------------------------------

   --------------------------------

   --------------------------------

   (the "Depository")

            As Servicer under the Servicing Rights Purchase and Servicing Agreement, dated as of April 1, 2004, (the "Agreement"), between the Servicer and Barclays Bank, PLC, we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 2.08 of the Agreement, to be designated as "Countrywide Home Loans, Inc., in trust for Barclays Bank, PLC as Purchaser of Mortgage Loans and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in violation of the requirement that the account be insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

            All initially capitalized terms used herein shall have the meanings ascribed to tem in the above-referenced Agreement.


                                           ------------------------------
                                                      Servicer

                                       By:____________________________________

                                       Name:__________________________________

                                       Title:_________________________________

                                       Date:__________________________________

            The undersigned, as Depository, hereby certifies that the above described account has been established under Account Number ______, at the office of the Depository indicated above, and agrees to honor withdrawals on such account as provided above. The amount deposited at any time in the account will be insured to the full extent permitted by the Federal Deposit Insurance Corporation.


                                              -------------------------
                                                     Depository

                                       By:____________________________________

                                       Name:__________________________________

                                       Title:_________________________________

                                       Date:__________________________________

                                    EXHIBIT 6

                     FORM OF MONTHLY REO PROPERTY STATEMENT

                                    EXHIBIT 7

                           FORM OF LIQUIDATION REPORT

                                    EXHIBIT 8

                        FORM OF MONTHLY REMITTANCE REPORT


INVREF   INVBLK    ACCT     INACNU     BEGSCH    SCHPRN   ADDPRN   TADPRN   LIQEPB   AC
------   ------   -------   -------   --------   ------   ------   ------   ------   --
700XXX       36   1234567   1234567   38029.97   104.01        0        0        0    0
700XXX       34   1234568   1234568   28074.43    84.11        0        0        0    0
700XXX       18   1234569   1234569    1998.66   174.19        0        0        0    0
700XXX        9   1234570   1234570   98108.57   177.78        0        0        0    0
700XXX       19   1234571   1234571   48860.47    75.76    16.21     0.12        0    0
700XXX       20   1234572   1234572   34581.95    48.81        0        0        0    0
700XXX       21   1234573   1234573   67330.83   162.35        0        0        0    0
700XXX       22   1234574   1234574   58978.67    80.09        0        0        0    0
700XXX       23   1234575   1234575   64845.22   228.09        0        0        0    0
700XXX        4   1234576   1234576   47046.96    86.62        0        0        0    0
700XXX        2   1234577   1234577   64390.85   124.42        0        0        0    0
700XXX       12   1234578   1234578   30530.39   651.13        0        0        0    0
700XXX       13   1234579   1234579   60833.81    78.88        0        0        0    0
700XXX       16   1234580   1234580    50374.4    58.62        0        0        0    0
700XXX       24   1234581   1234581   145070.7   158.54        0        0        0    0
700XXX       25   1234582   1234582   70975.08    62.26        0        0        0    0
700XXX       15   1234533   1234533   69977.53    73.38        0        0        0    0
700XXX       26   1234584   1234584     142190   112.96        0        0        0    0
700XXX        6   1234585   1234585   82398.95   104.54        0        0        0    0

                                    EXHIBIT 9

               FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

            THIS INDEMNIFICATION AND CONTRIBUTION AGREEMENT dated _________, 200_ ("Agreement") among Securitized Asset Backed Receivables LLC, a Delaware limited liability company (the "Depositor"), [______________], a [______________] (the "Underwriter"), and Countrywide Home Loans, Inc., a New York corporation (the "Indemnifying Party").

                              W I T N E S S E T H:
                              - - - - - - - - - -

            WHEREAS, the Indemnifying Party and the Depositor are parties to the Pooling and Servicing Agreement (as defined herein);

            WHEREAS, the Indemnifying Party also stands to receive substantial financial benefits in its capacity as servicer under the Pooling and Servicing Agreement;

            WHEREAS, as an inducement to the Depositor to enter into the Pooling and Servicing Agreement and the Underwriter to enter into the Underwriting Agreement (as defined herein), the Indemnifying Party wishes to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   DEFINITIONS

            Certain Defined Terms. The following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

            1933 Act: The Securities Act of 1933, as amended.

            1934 Act: The Securities Exchange Act of 1934, as amended.

            Agreement: This Indemnification and Contribution Agreement, as the same may be amended in accordance with the terms hereof.

            Indemnified Parties: As defined in Section 3.1.

            Indemnifying Party Information: All information in the Prospectus Supplement or any amendment or supplement thereto (i) contained under the headings "Summary--Relevant Parties--Servicer," "The Servicer" and (ii) regarding the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties (but in the case of this clause (ii), only to the extent the information concerning the Mortgage Loans, the related mortgagors and/or the related Mortgaged Properties, as applicable, was provided to the Depositor or any affiliate by or on behalf of the Indemnifying Party).

            Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            Pooling and Servicing Agreement: The Pooling and Servicing Agreement, dated as of ___________, 200_, among the Depositor, the Indemnifying Party, as servicer, and [______________].

            Private Placement Memorandum: The private placement memorandum, dated ___________, 200_, relating to the offering of the Privately Offered Certificates.

            Privately Offered Certificates: SABR Trust [_______], Mortgage Pass-Through Certificates, Series [_______], Class [__] issued pursuant to the Pooling and Servicing Agreement.

            Prospectus Supplement: The preliminary prospectus supplement, dated ___________, 200_, together with the final prospectus supplement, dated
___________, 200_, relating to the offering of the Publicly Offered
Certificates.

            Publicly Offered Certificates: SABR Trust [_______], Mortgage Pass-Through Certificates, Series [_______], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__] and Class [__] issued pursuant to the Pooling and Servicing Agreement.

            Underwriting Agreement: The Underwriting Agreement, dated ___________, 200_, among the Depositor and the Underwriter, relating to the sale of the Publicly Offered Certificates.

            Other Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

                         REPRESENTATIONS AND WARRANTIES

            Each party hereto represents that:

            (a) it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

            (b) this Agreement has been duly authorized, executed and delivered by such party; and

            (c) assuming the due authorization, execution and delivery by each other party hereto, this Agreement constitutes the legal, valid and binding obligation of such party.

                                 INDEMNIFICATION

            Indemnification by the Indemnifying Party of the Depositor and the Underwriter. (a) The Indemnifying Party shall indemnify and hold harmless the Depositor and the Underwriter and the following affiliates: Barclays Bank PLC, Barclays Capital Inc., Barclays Overnight Management Inc., Barclays Services Corporation and Barclays Group US Inc., and their respective present and former directors, officers, employees, agents and each Person, if any, that controls the Depositor, the Underwriter or such affiliate, within the meaning of either the 1933 Act or the 1934 Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages, penalties, fines, forfeitures or liabilities, joint or several, to which each such Indemnified Party may become subject, under the 1933 Act, the 1934 Act or otherwise, to the extent that such losses, claims, damages, penalties, fines, forfeitures or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement, the Private Placement Memorandum or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information set forth in the Indemnifying Party Information, and the Indemnifying Party shall in each case reimburse each Indemnified Party for any reasonable legal or other costs, fees, or expenses reasonably incurred and as incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, penalty, fine, forfeiture, liability or action. The Indemnifying Party's liability under this Section 3.1 shall be in addition to any other liability that the Indemnifying Party may otherwise have.

            If the indemnification provided for in this Section 3.1 shall for any reason be unavailable to an Indemnified Party under this Section 3.1 (other than due to indemnification not being applicable under Section 3.1(a)), then the party which would otherwise be obligated to indemnify with respect thereto, on the one hand, and the parties which would otherwise be entitled to be indemnified, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages, penalty, fine, forfeiture, costs, fees and expenses of the nature contemplated herein and incurred by the parties hereto in such proportions that are appropriate to reflect the relative fault of the Depositor or the Underwriter, on the one hand, and the Indemnifying Party, on the other hand, in connection with the applicable misstatements or omissions as well as any other relevant equitable considerations. Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation. For purposes of this Section 3.1, each director of a party to this Agreement and each Person, if any, that controls a party to this Agreement within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such party.

            Notification; Procedural Matters. Promptly after receipt by an Indemnified Party under Section 3.1 of notice of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party (or if a claim for contribution is to be made against another party) under Section 3.1, notify the Indemnifying Party (or other contributing party) in writing of the claim or the commencement of such action; provided, however, that the failure to notify the Indemnifying Party (or other contributing party) shall not relieve it from any liability which it may have under Section 3.1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to any Indemnified Party (or to the party requesting contribution) otherwise than under Section 3.1. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that, by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, the Indemnifying Party elects to assume the defense thereof, it may participate with counsel reasonably satisfactory to such Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party or parties shall reasonably have concluded that there may be legal defenses available to it or them and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, or if the use of counsel chosen by the Indemnifying Party to represent the Indemnified Parties would present such counsel with a conflict of interest, the Indemnified Party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or parties. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of such counsel, the Indemnifying Party shall not be liable to such Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed separate counsel (plus any local counsel reasonably necessary for the legal defense) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or (iii) the Indemnifying Party shall have authorized in writing the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. No party shall be liable for contribution with respect to any action or claim settled without its written consent, which consent shall not be unreasonably withheld. In no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (in addition to any local counsel reasonably necessary for the legal defense) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

                                     GENERAL

            Survival. This Agreement and the obligations of the parties hereunder shall survive the purchase and sale of the Publicly Offered Certificates and Privately Offered Certificates.

            Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each Indemnified Party and their respective successors and assigns, and no other Person shall have any right or obligation hereunder.

            Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

            Miscellaneous. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

            Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

            In the case of the Depositor:
                  Barclays Bank PLC
                  222 Broadway
                  New York, New York 10038
                  Attention:  Glenn Pearson
                  Fax:  212-412-1006
                  Email:  glenn.pearson@barclayscapital.com

                  with a copy to:

                  Barclays Bank PLC
                  200 Park Avenue
                  New York, New York 10166
                  Attention:  Paul Menefee
                  Fax:  212-412-6846
                  E-mail:  paul.menefee@barclayscapital.com

            In the case of the Underwriter:

                  [--------------]
                  [--------------]
                  [--------------]
                  Attention:
                  Telephone:

            In the case of the Indemnifying Party:

                  Countrywide Home Loans, Inc.
                  4500 Park Granada Boulevard
                  Calabasas, California 91302
                  Attention:

                            [Signature Page Follows]

            IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.

                                       SECURITIZED ASSET BACKED RECEIVABLES LLC


                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:

                                       [UNDERWRITER]


                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:

                                       COUNTRYWIDE HOME LOANS, INC.


                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT 10

                            FORM OF LETTER OF SELLER

[DATE]

[ADDRESSEE]



            Re: Sale by Barclays Bank, PLC ("Barclays") to Countrywide Home Loans, Inc. ("Countrywide") of certain servicing rights (the "Servicing Rights") in connection with certain mortgage loans set forth on Exhibit A hereto (the "Mortgage Loans") purchased by Barclays from [SELLER] (the "Company") and to be serviced by Countrywide Home Loans Servicing LP (the "Servicer")

Dear [___________]:

            In connection with the above-referenced Mortgage Loans, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the Company hereby agrees as follows:

1. The Mortgage Loans were sold by the Company to Barclays on [DATE] (the "Closing Date") pursuant to the Mortgage Loan Purchase and Warranties Agreement, dated as of [DATE] (the "Purchase Agreement"), between the Company and Barclays.

2. On the date hereof (the "Transfer Date"), Barclays is selling all of its right, title and interest in, to and under the Servicing Rights in connection with the Mortgage Loans and servicing will be transferred from the Company to Countrywide in accordance with the Servicing Rights Purchase and Servicing Agreement entered into by and between Barclays and Countrywide dated as of April 1, 2004 (the "Servicing Rights Purchase Agreement").

3. From and after the Transfer Date, Barclays and the Company hereby agree that, with respect to the Mortgage Loans, the Company shall recognize Countrywide and the Servicer as a "Successor Servicer" in connection with each of the Mortgage Loans in, to and under [Section 8, Section 13, Subsection 9.03, and Subsection 14.01] of the Purchase Agreement, and Countrywide and the Servicer shall be entitled to all of the rights, benefits and indemnities afforded to the Successor Servicer thereunder.

4. The Company hereby represents and warrants to Barclays, Countrywide, and the Servicer as Successor Servicer that, with respect to each of the Mortgage Loans, each representation and warranty set forth in [Subsection 9.01 and 9.02] of the Purchase Agreement is accurate with respect to the period of time following the Closing Date up to and including the Transfer Date. The Company agrees that any breach of a representation and warranty in this Section 4 will entitle Barclays, Countrywide and the Servicer as a Successor Servicer to enforce the remedies for breach under [Subsection 9.03] of the Purchase Agreement, including, but not limited to, the right to repurchase, substitution, and indemnification, with the same effect as if the representations and warranties made under this Section 4 were made in [Subsection 9.01 and Subsection 9.02] of the Purchase Agreement; provided, however, any repurchase or substitution requests imposed by Countrywide or the Servicer as Successor Servicer must be implemented via Barclays, and Barlcays agrees to implement such requests within ten (10) Business Days from receipt thereof from Countrywide or the Servicer.

5. All capitalized terms used herein and not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement or the Servicing Rights Purchase Agreement, as applicable.

6. This agreement shall survive the Transfer Date with respect to any Mortgage Loan and shall not merge into the closing documents but instead shall be independently enforceable by the Servicer.

7. This agreement may be executed in any number of counterparts each of which shall constitute one and the same instrument, and either party hereto may execute this agreement by signing any such counterpart.

8. In the event that any provision of this agreement conflicts with any provision of the Purchase Agreement or the Servicing Rights Purchase Agreement, the terms of this agreement shall control.

9. This agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York except to the extent preempted by federal law.

                            [SIGNATURE PAGE FOLLOWS]

                                         Very truly yours,

                                         BARCLAYS BANK, PLC

                                         By:
                                            ----------------------------------
                                            Name:
                                            Title:

                                         COUNTRYWIDE HOME LOANS, INC.

                                         By:
                                            ----------------------------------
                                            Name:
                                            Title:


Accepted and Agreed:

[SELLER]

By:
   ---------------------------
   Name:
   Title:

                                   EXHIBIT 11

                          FORM OF ANNUAL CERTIFICATION

      Re: [_______________] (the "Trust"), Mortgage Pass-Through Certificates, Series [_____], issued pursuant to the Pooling and Servicing Agreement, dated as of [_____], 200[_] (the "Pooling and Servicing Agreement"), among [_____], as depositor (the "Depositor"), [_____], as trustee (the "Trustee"), [_____], as servicer (the "Servicer"), and [_____], as responsible party

            I, [identify the certifying individual], certify to the Depositor and the Trustee, and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

                  1. The servicing information required to be provided to the
            Trustee by the Servicer under the Pooling and Servicing Agreement has been so provided;

                  2. I am responsible for reviewing the activities performed by the Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance review required under the Pooling and Servicing Agreement, and except as disclosed in the annual compliance statement required to be delivered to the Trustee in accordance with the terms of the Pooling and Servicing Agreement (which has been so delivered to the Trustee), the Servicer has fulfilled its obligations under the Pooling and Servicing Agreement; and

                  3. All significant deficiencies relating to the Servicer's compliance with the minimum servicing standards for purposes of the report provided by an independent public accountant, after conducting a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the Pooling and Servicing Agreement, have been disclosed to such accountant and are included in such report.


                                    Date: _________________________

                                    -------------------------------
                                    [Signature]
                                    [Title]

                                   EXHIBIT 12

                        FORM OF ASSIGNMENT AND CONVEYANCE

            On this ___ day of ______, 200_, Barclays Bank, PLC ("Barclays") as the seller under (i) that certain Servicing Rights Terms Agreement, dated as of _______, 200_ (the "Terms Agreement"), and (ii) that certain Servicing Rights Purchase and Servicing Agreement, dated as of ________, 200_ (the "Servicing Agreement" and, together with the Terms Agreement, the "Agreements"), each between Barclays and Countrywide Home Loans, Inc. ("Countrywide") does hereby sell, transfer, assign, set over and convey to Countrywide as the servicer under the Servicing Agreement, without recourse, but subject to the terms of the Agreements, all right, title and interest of Barclays in and to the Servicing Rights in connection with the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), including all rights and obligations arising under the Agreements. The Mortgage Loans were originally sold to Barclays by ___________ (the "Seller") under that certain Mortgage Loan Purchase Agreement, dated as of ________, 200_, attached hereto as Exhibit B (the "Purchase Agreement"), between the Seller and Barclays, and were previously being serviced by ___________ pursuant to that certain Interim Servicing Agreement, dated as of ________, 200_, attached hereto as Exhibit C (the "Interim Servicing Agreement"), between ___________ and Barclays. The contents of each Servicing File required to be retained by Countrywide to service the Mortgage Loans pursuant to the Servicing Agreement, and thus not delivered to Barclays, are and shall be held in trust by Countrywide in its capacity as servicer for the benefit of Barclays as the owner thereof. Countrywide's possession of any portion of the Servicing File in its capacity as servicer is at the will of Barclays for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Agreements, and such retention and possession Countrywide shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, and the contents of the Mortgage File and Servicing File is vested in Barclays and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of Countrywide shall immediately vest in Barclays and shall be retained and maintained, in trust, by Countrywide at the will of Barclays in such custodial capacity only.

            In accordance with Section 2.01 of the Servicing Agreement, Countrywide accepts the Servicing Rights in connection with the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing Barclays does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Terms Agreement or the Servicing Agreement, as applicable.

                            [SIGNATURE PAGE FOLLOWS]


                                       BARCLAYS BANK, PLC


                                       By:____________________________________

                                          Name:_______________________________

                                          Title:______________________________

Accepted and Agreed:

COUNTRYWIDE HOME LOANS, INC.


By:____________________________________

   Name:_______________________________

   Title:______________________________

                             EXHIBIT A to EXHIBIT 12

                               THE MORTGAGE LOANS

                                   (attached)

                             EXHIBIT B to EXHIBIT 12

                             THE PURCHASE AGREEMENT

                                   (attached)

                             EXHIBIT C to EXHIBIT 12

                         THE INTERIM SERVICING AGREEMENT

                                   (attached)

                                   EXHIBIT 13

                           FORM OF OPINION OF COUNSEL
                   [Under review by Barclays' internal legal]

                                                 (date)
                                                 -----------------

[Company Name]
[Street Address]
[City]. [State] [Zip Code]

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to [Countrywide Home Loans, Inc.][Barclays Bank, PLC] (the "Company"), with respect to certain matters in connection with the execution and delivery of that certain Servicing Rights Purchase and Servicing Agreement, dated as of [___________, 200_], between the Company and [Countrywide Home Loans, Inc.][Barclays Bank, PLC] (the "Servicing Agreement"). Capitalized terms not otherwise defined herein have the meanings set forth in the Servicing Agreement.

            [We] [I] have examined the following documents:

1.    the Servicing Agreement; and

2. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company contained in the Servicing Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

      1. The Company is a ____________ duly organized, validly existing and in good standing under the laws of __________ and is qualified to transact business in, and is in good standing under, the laws of
            _____________.

      2. The Company has the power to engage in the transactions contemplated by the Servicing Agreement to which it is a party and all requisite power, authority and legal right to execute and deliver such Servicing Agreement and to perform and observe the terms and conditions of such Servicing Agreement.

      3. The Servicing Agreement has been duly authorized, executed and delivered by the Company, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder.

      4. The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Servicing Agreement by original [or facsimile] signature.

      5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Servicing Agreement or the consummation of the transactions contemplated by the Servicing Agreement or (ii) any required consent, approval, authorization or order has been obtained by the Company.

      6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound, in each case, which would materially adversely affect the ability of the Company to perform under the terms of the Servicing Agreement.

      7. There is no action, suit, proceeding or investigation pending or, to the best of my knowledge, threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Servicing Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to materially impair the ability of the Company to perform under the terms of the Servicing Agreement.

            The opinions above are subject to the following additional assumptions, exceptions, qualifications and limitations.

            A. I have assumed for purposes of this opinion that (1) the Servicing Agreement correctly and completely set forth the intent of the parties thereto; and (2) the execution and delivery of the Servicing Agreement is free of mutual mistake, fraud, misrepresentation. criminal activity, undue influence or duress.

            B. I have assumed that all parties to the Servicing Agreement. other than the Company, have the requisite power and authority to execute, deliver and perform their respective obligations under the Servicing Agreement, and that the Servicing Agreement has been duly authorized by all necessary corporate action on the part of such parties, has been executed and delivered by such parties and constitutes the legal, valid and binding obligations of such parties.

            C. My opinion expressed in paragraph 3. above is subject to the qualifications that (a) enforceability of the Servicing Agreement may be limited by the effect of laws relating to (i) bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances or preferential transfers, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the discretion of the court before which any proceeding for such enforcement may be brought; and (b) I express no opinion herein with respect to the validity legality, binding effect or enforceability of provisions of indemnification in the Servicing Agreement to the extent such provisions may be held to be unenforceable as contrary to public policy.

            D. I have assumed, without independent check or certification, that there are no agreements or understandings between the Company and any other party to the Servicing Agreement which would expand, modify or otherwise affect the terms of the documents described herein or the respective rights or obligations of the parties hereunder.

            E. I note that the Servicing Agreement by its terms are governed by the laws of the State of New York. I assume for purposes of this opinion that the substantive provisions of New York law are identical to California law, without regard to California's conflict of laws principles.

            I am admitted to practice in the state of California, and, except as set forth below, I render no opinion herein as to matters involving the laws of any jurisdiction other than the State of California and the Federal laws of the United States of America. Insofar as the opinions expressed in paragraph 1. above relate to matters that are governed by the laws of the State of New York, I am generally familiar with the laws of the State of New York as they relate to corporate organization, and for the limited purpose of the opinions set forth in paragraph 1. above, I do not feel it necessary to consult the New York counsel. This opinion is limited to such laws as they presently exist, to present judicial interpretations thereof and to the facts as they presently exist or are contemplated in the Servicing Agreement. In rendering this opinion, I assume no obligation to revise or supplement this opinion should the present laws of the jurisdictions mentioned herein be changed by legislative actions, judicial decisions or otherwise. This opinion is rendered as of the date hereof, and I express no opinion as to, and disclaim any undertaking or obligation to update this opinion in respect of, changes of circumstances or events which occur subsequent to this date.

            This opinion is given to you in connection with the Servicing Agreement and the transactions contemplated thereby for your sole benefit, and may not be relied upon by any other person or entity or by you in any other context, nor may this opinion be included in any other document or quoted or otherwise referred to in whole or in part without my prior written consent. Notwithstanding anything to the contrary in the immediately preceding sentence, [Barclays Bank, PLC][Countrywide Home Loans, Inc.] in its capacity as the [Purchaser][Servicer] of the Mortgage Loans, shall be entitled to rely on this opinion as if it were addressed to them as of its date.

                                       Very truly yours,



                                       ------------------------------------
                                                      [Name]
                                           [Assistant] General Counsel

                                   EXHIBIT 14

                          FORM OF OFFICER'S CERTIFICATE
                   [Under review by Barclays' internal legal]

            I, ____________________, hereby certify that I am the duly elected [Vice] President of [Barclays Bank, PLC][Countrywide Home Loans, Inc.], a ______________ organized under the laws of ____________ (the "Company") and further as follows:

            1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

            2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

            3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

            4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver the Servicing Rights Purchase and Servicing Agreement, dated as of ___________, 200_, between the Company and Barclays Bank, PLC (the "Purchaser"), (the "Servicing Agreement") and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since [_______].

            5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Servicing Agreement, or the consummation of the transactions contemplated by the Servicing Agreement; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound, in each case, which would materially adversely affect the ability of the Company to perform under the terms of the Servicing Agreement.

            7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Servicing Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Servicing Agreement.

            8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Servicing Agreement, and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on
      Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

            9. The Company is duly authorized to engage in the transactions described and contemplated in the Servicing Agreement.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.



Dated:________________________          By:____________________________________
                                           Name:  _____________________________
            [Seal]                         Title: [Vice] President

                                   EXHIBIT 15

                             MORTGAGE LOAN DOCUMENTS

            With respect to each Mortgage Loan, the Servicing File shall include each of the following items, pursuant to the related mortgage loan purchase agreement:

            (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the related Seller that state law so allows. If the Mortgage Loan was acquired by the related Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) with respect to Mortgage Loans that are not Co-op Loans, the original Mortgage with evidence of recording thereon. With respect to any Co-op Loan, an original or copy of the Security Agreement. If in connection with any Mortgage Loan, the related Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the related Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the related Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the related Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) with respect to Mortgage Loans that are not Co-op Loans, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except with respect to MERS Designated Loans). The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the related Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the related Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) with respect to Mortgage Loans that are not Co-op Loans, the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the related Seller to the Last Endorsee (or, in the case of a MERS Designated Loan, MERS) with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the related Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the related Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the related Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) with respect to Mortgage Loans that are not Co-op Loans, the original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company;

            (h) the original or, if unavailable, a copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage;

            (i) with respect to any Co-op Loan: (i) a copy of the Co-op Lease and the assignment of such Co-op Lease, with all intervening assignments showing a complete chain of title and an assignment thereof by the related Seller; (ii) the stock certificate together with an undated stock power relating to such stock certificate executed in blank; (iii) the recognition agreement of the interests of the mortgagee with respect to the Co-op Loan by the residential cooperative housing corporation, the stock of which was pledged by the related Mortgagor to the originator of such Co-op Loan; and (iv) copies of the financial statement filed by the originator as secured party and, if applicable, a filed UCC-3 assignment of the subject security interest showing a complete chain of title, together with an executed UCC-3 assignment of such security interest by the related Seller in a form sufficient for filing; and

            (j) if any of the above documents has been executed by a person holding a power of attorney, an original or photocopy of such power certified by the related Seller to be a true and correct copy of the original.

            In the event an Officer's Certificate of the related Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the related Seller shall deliver to the Purchaser, within 90 days of the related Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in no event be delivered later than one year following the related Closing Date. An extension of the date specified in clause (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                   EXHIBIT R





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                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT



                               -------------------


                               BARCLAYS BANK, PLC,




                                    Purchaser




                       DECISION ONE MORTGAGE COMPANY, LLC,




                                     Seller



                               -------------------


                            Dated as of March 1, 2004




                                  Conventional,
            Fixed and Adjustable Rate, B/C Residential Mortgage Loans


==============================================================================

                                TABLE OF CONTENTS

                                                                            Page

SECTION 1.     DEFINITIONS..................................................

SECTION 2.     AGREEMENT TO PURCHASE........................................

SECTION 3.     PRELIMINARY MORTGAGE SCHEDULES...............................

SECTION 4.     PURCHASE PRICE...............................................

SECTION 5.     EXAMINATION OF MORTGAGE FILES................................

SECTION 6.     CONVEYANCE FROM SELLER TO PURCHASER..........................

SECTION 7.     SERVICING OF THE MORTGAGE LOANS..............................

SECTION 8.     TRANSFER OF SERVICING........................................

SECTION 9.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
               REMEDIES FOR BREACH..........................................

SECTION 10.    CLOSING......................................................

SECTION 11.    CLOSING DOCUMENTS............................................

SECTION 12.    COSTS........................................................

SECTION 13.    RECONSTITUTION OF MORTGAGE LOANS.............................

SECTION 14.    THE SELLER...................................................

SECTION 15.    FINANCIAL STATEMENTS.........................................

SECTION 16.    MANDATORY DELIVERY; GRANT OF SECURITY INTEREST...............

SECTION 17.    NOTICES......................................................

SECTION 18.    SEVERABILITY CLAUSE..........................................

SECTION 19.    COUNTERPARTS.................................................

SECTION 20.    GOVERNING LAW................................................

SECTION 21.    INTENTION OF THE PARTIES.....................................

SECTION 22.    SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT.....

SECTION 23.    WAIVERS......................................................

SECTION 24.    EXHIBITS.....................................................

SECTION 25.    GENERAL INTERPRETIVE PRINCIPLES..............................

SECTION 26.    REPRODUCTION OF DOCUMENTS....................................

SECTION 27.    FURTHER AGREEMENTS...........................................

SECTION 28.    RECORDATION OF ASSIGNMENTS OF MORTGAGE.......................

SECTION 29.    NO SOLICITATION..............................................

SECTION 30.    WAIVER OF TRIAL BY JURY......................................

SECTION 31.    SUBMISSION TO JURISDICTION; WAIVERS..........................

                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

            This MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the "Agreement"), dated as of March 1, 2004, by and between Barclays Bank, PLC, a public limited company registered in England and Wales under company number 1026167, having an office at 200 Park Avenue, New York, New York 10166 (the "Purchaser") and Decision One Mortgage Company, LLC, a North Carolina limited liability company, having an office at 6060 J.A. Jones Boulevard, Suite 1000, Charlotte, North Carolina 28287 (the "Seller").

                              W I T N E S S E T H:
                              - - - - - - - - - -

            WHEREAS, the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain conventional adjustable and fixed rate B/C, residential first mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each a "Closing Date");

            WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

            WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing and control of the Mortgage Loans; and

            WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

            SECTION 1. Definitions.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below. Other capitalized terms used in this Agreement and not defined herein shall have the respective meanings set forth in the Interim Servicing Agreement.

            Accepted Servicing Practices: With respect to any Mortgage Loan those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Mortgage Loan Purchase and Warranties Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association or any successor thereto.

            Ancillary Income: All late charges, assumption fees, escrow account benefits, reinstatement fees, and similar types of fees arising from or in connection with any Mortgage, to the extent not otherwise payable to the Mortgagor under applicable law or pursuant to the terms of the related Mortgage Note.

            Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

            Assignment and Conveyance Agreement: As defined in Section 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser and without recourse except as otherwise set forth herein.

            BIF: The Bank Insurance Fund, or any successor thereto.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in (a) the State of New York, (b) the state in which the Seller's servicing operations are located or
(c) the state in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed., are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase, and the Seller from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Code: Internal Revenue Code of 1986, as amended

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a fixed rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Custodial Account: The separate trust account created and maintained pursuant to Section 2.04 of the Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Custodial Agreement: The agreement(s) governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents. If more than one Custodial Agreement is in effect at any given time, all of the individual Custodial Agreements shall collectively be referred to as the "Custodial Agreement."

            Custodian: Wells Fargo Bank, N.A., a national banking association, or its successor in interest or permitted assigns, or any successor to the Custodian under the Custodial Agreement as therein provided.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, acting as interim servicer, a copy of which is attached to the Interim Servicing Agreement as Exhibit 10.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Escrow Account: The separate account created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Section 13 hereof.

            FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

            Fitch: Fitch, Inc., or its successor in interest.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            FHA Approved Mortgagee: A corporation or institution approved as a mortgagee by the FHA under the Act, and applicable HUD regulations, and eligible to own and service mortgage loans such as the FHA mortgage loans.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

            Freddie Mac Transfer: As defined in Section 13 hereof.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994 or (b) a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees). For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: The index indicated in the related Mortgage Note for each Adjustable Rate Mortgage Loan.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Insured Depository Institution: Insured Depository Institution shall have the meaning ascribed to such term by Section 1813(c)(2) of Title 12 of the United States Code, as amended from time to time.

            Interest Rate Adjustment Date: With respect to each adjustable rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Servicing Agreement: The agreement to be entered into by the Purchaser and the Seller, as interim servicer, providing for the Seller to service the Mortgage Loans as specified by the Interim Servicing Agreement.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the Lifetime Rate Cap set forth as an amount per annum on the related Mortgage Loan Schedule.

            Limited Documentation Program: The guidelines under which the Seller generally originates Mortgage Loans principally on the basis of the Loan-to-Value Ratio of the related Mortgage Loan and the creditworthiness of the Mortgagor.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc., and any successor thereto.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien upon a leasehold estate of the Mortgagor.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Interest Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgagor is self-employed; (5) a code indicating whether the Mortgaged Property is owner-occupied (6) the number and type of residential units constituting the Mortgaged Property; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9) the Mortgage Interest Rate as of the related Cut-off Date; (10) the date on which the first Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, the Due Date; (11) the stated maturity date; (12) the amount of the Monthly Payment as of the related Cut-off Date; (13) the last payment date on which a payment was actually applied to the outstanding principal balance; (14) the original principal amount of the Mortgage Loan; (15) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date; (16) the Interest Rate Adjustment Date; (17) the Gross Margin;
(18) the Lifetime Rate Cap under the terms of the Mortgage Note; (19) with respect to Adjustable Rate Mortgage Loans, a code indicating the type of Index;
(20) the type of Mortgage Loan (i.e., Fixed Rate, Adjustable Rate); (21) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (22) a code indicating the documentation style (i.e. no documents, full, alternative, no income/no asset, stated income, no ratio, reduced or NIV); (23) asset verification (Y/N); (24) the loan credit classification (as described in the Underwriting Guidelines); and (25) whether such Mortgage Loan provides for a Prepayment Penalty as well as the terms of such Prepayment Penalty, if any; (26) the Mortgage Interest Rate as of origination; (27) the credit risk score (FICO score); (28) the date of origination; (29) the Mortgage Interest Rate adjustment period; (30) the Mortgage Interest Rate adjustment percentage; (31) the Mortgage Interest Rate floor; (32) the Mortgage Interest Rate Cap as of the first Interest Rate Adjustment Date; (33) a code indicating whether the Mortgage Loan is a High Cost Loan; (34) a code indicating whether the Mortgage Loan is a balloon Mortgage Loan; (35) the Due Date for the first Monthly Payment; (36) the original Monthly Payment due; (37) the Appraised Value; (38) appraisal verification (Y/N); (39) type of appraisal verification, if any; and (40) the debt-to-income ratio with respect to the Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the related Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans;
(2) the current aggregate outstanding principal balance of the Mortgage Loans;
(3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans; (5) the average principal balance of the Mortgage Loans; (6) the applicable Cut-off Date; and (7) the applicable Closing Date.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

            Mortgagor: The obligor on the related Mortgage Note.

            OCC: Office of the Comptroller of the Currency, and any successor thereto.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any master servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any master servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any master servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            OTS: Office of Thrift Supervision, and any successor thereto.

            Periodic Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Rate Cap for each Adjustable Rate Mortgage Loan is the rate set forth as such on the related Mortgage Loan Schedule.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            Preliminary Mortgage Schedule: As defined in Section 3.

            Prepayment Penalty: With respect to each Mortgage Loan, the penalty if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any Prepayment Penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

            Purchase Price Percentage: As defined in the Purchase Price and Terms Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transactions consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and between the Seller and the Purchaser.

            Purchaser: Barclays Bank, PLC, a public limited company registered in England and Wales under company number 1026167, or its successor in interest or assigns or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Appraiser: An appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan (iv) be of the same type as the deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Mortgage Interest Rate Caps); and
(v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: A Whole Loan Transfer or a Securitization Transfer.

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency Transfer or a Securitization Transfer pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a Whole Loan Transfer, and a pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transfer.

            Reconstitution Date: As defined in Section 13.

            Relief Act: The Servicemembers Civil Relief Act.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Repurchase Price: As defined in the related Purchase Price and Terms Agreement.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Securitization Transfer: The sale or transfer of some or all of the Mortgage Loans to a trust or other entity as part of a publicly-issued or privately-placed, rated or unrated mortgage pass-through or other mortgage-backed securities transaction.

            Seller: Decision One Mortgage Company, LLC, its successors in interest and assigns.

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, a fee payable monthly equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly and shall be pro-rated for any portion of a month during which the Mortgage Loan is serviced by the Seller under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Seller, or as otherwise provided under this Agreement.

            Servicing Fee Rate: An amount per annum as set forth in the Interim Servicing Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Seller consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Seller for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Seller thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Seller with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and any successor thereto.

            Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 9.03 and 14.01.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans, and the Seller shall cease all servicing responsibilities. Such date shall occur on the day indicated by the Purchaser to the Seller in accordance with the Interim Servicing Agreement.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached as an exhibit to the related Assignment and Conveyance.

            Whole Loan Transfer: The sale or transfer by Purchaser of some or all of the Mortgage Loans in a whole loan or participation format pursuant to a Reconstitution Agreement.

            SECTION 2. Agreement to Purchase.

            The Seller agrees to sell, from time to time, and the Purchaser agrees to purchase, from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

            SECTION 3. Preliminary Mortgage Schedule.

            The Seller, from time to time, shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            The Seller is obligated to deliver those Mortgage Loans owned and funded by the Seller pursuant to the original terms of the Seller's commitment to the mortgagor. The Seller shall deliver the related Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The related Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which have not been funded prior to the related Closing Date deleted.

            SECTION 4. Purchase Price.

            The Purchase Price for each Mortgage Loan shall be the Purchase Price Percentage (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, but only to the extent such payments were actually received. The initial principal amount of the related Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately.

            In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the related Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (l) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to such Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to such Cut-off date, but to be applied on a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

            SECTION 5. Examination of Mortgage Files.

            At least ten (10) Business Days prior to the related Closing Date, the Seller shall (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage, pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser. Such examination may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser; provided, however, that the Purchaser and the Seller shall agree in writing on the final pool of Mortgage Loans to be purchased pursuant to this Agreement. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided herein.

            SECTION 6. Conveyance from Seller to Purchaser.

            Subsection 6.01 Conveyance of Mortgage Loans; Possession of Servicing Files.

            The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit G (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by it pursuant to this Agreement to be appropriately identified in its computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. In addition, the Seller shall maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations in connection with the origination and servicing of the Mortgage Loans to the extent required by law to be maintained. The Seller shall release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 9.03.

            Subsection 6.02 Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, an Affiliate of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            Subsection 6.03 Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than ten (10) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto as required by the Custodial Agreement with respect to each Mortgage Loan, as set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Seller shall comply with the terms of the Custodial Agreement and the Purchaser shall pay all fees and expenses of the Custodian.

            The Seller shall forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

            In the event any document required to be delivered to the Custodian in the Custodial Agreement, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection
9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver an original document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording; provided that, upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Subsection 6.04 Quality Control Procedures.

            The Seller shall have an internal quality control program that statistically verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Seller. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with the Underwriting Guidelines and Accepted Servicing Practices, guard against dishonest, fraudulent, or negligent acts, and guard against errors and omissions by officers, employees, or other authorized persons.

            SECTION 7. Servicing of the Mortgage Loans.

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Seller as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). The Purchaser and Seller shall execute the Interim Servicing Agreement on the Closing Date. Pursuant to the Interim Servicing Agreement, the Seller shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to the Servicing Fee with respect to such Mortgage Loans from the initial Closing Date until the termination of the Interim Servicing Agreement as set forth therein.

            SECTION 8. Transfer of Servicing.

            On the related Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cease all servicing responsibilities related to the Mortgage Loans sold to the Purchaser on the related Closing date. The related Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            On or prior to the related Transfer Date, or as otherwise specified below, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (a) Notice to Mortgagors. The Seller shall mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall provide the Purchaser with copies of all such related notices within five (5) Business Days following the related Transfer Date.

            (b) [Reserved.]

            (c) Delivery of Servicing Records. The Seller shall forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Seller's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

            (d) Escrow Payments. The Seller shall provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall provide the Purchaser with an accounting statement of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Seller.

            (e) Payoffs and Assumptions. The Seller shall provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Seller on the related Mortgage Loans from the related Cut-off Date to the related Transfer Date.

            (f) Mortgage Payments Received Prior to the Related Transfer Date. Prior to the related Transfer Date all payments received by the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

            (g) Mortgage Payments Received After the Related Transfer Date. The amount of any related Monthly Payments received by the Seller after the related Transfer Date shall be forwarded to the Purchaser by overnight mail within one
(1) Business Day following the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the related Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall comply with the foregoing requirements with respect to all Monthly Payments received by the it after the related Transfer Date.

            (h) Misapplied Payments. Misapplied payments shall be processed as follows:

                  (1) All parties shall cooperate in correcting misapplication errors;

                  (2) The party receiving notice of a misapplied payment
            occurring prior to the related Transfer Date and discovered after the related Transfer Date shall immediately notify the other party;

                  (3) If a misapplied payment which occurred prior to the
            related Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

                  (4) If a misapplied payment which occurred prior to the
            related Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

                  (5) Any check issued under the provisions of this Section 8(h)
            shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (i) Books and Records. On the related Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements as set forth in this Agreement.

            (j) Reconciliation. The Seller shall, on or before the related Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

            (k) IRS Forms. The Seller shall file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed in accordance with applicable law in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

            SECTION 9. Representations, Warranties and Covenants of the Seller; Remedies for Breach.

            Subsection 9.01 Representations and Warranties Regarding the Seller.

            The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of North Carolina and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite company action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

            (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter or by-laws or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (d) Ability to Service. Seller has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Seller is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by HUD, the OTS, the OCC or the FDIC, if applicable, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in the jurisdiction wherein the Mortgaged Properties are located;

            (e) Reasonable Servicing Fee. The Seller acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Seller, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

            (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the VA is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the Closing Date;

            (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (j) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian;

            (k) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (l) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transfer or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (m) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and such mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (o) Sale Treatment. The Seller intends to reflect the transfer of the Mortgage Loans as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan; and

            (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in now way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated.

            Subsection 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards, if any, as are usually and customarily insured against by prudent mortgage lenders in the community in which the related Mortgaged Property is located. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to the requirements usually and customarily insured against by prudent mortgage lenders in the community in which the related Mortgaged Property is located, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure and all predatory and abusive lending laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to Prepayment Penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII,
Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (i) the related manufactured dwelling is permanently affixed to the land, (ii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee,
(iii) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, and (iv) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

            (j) Valid First Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

                  (1) the lien of current real property taxes and assessments not yet due and payable;

                  (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (3) other matters to which like properties are commonly
            subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser.;

            (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions relating to Prepayment Penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (n) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (o) LTV. No Mortgage Loan has an LTV greater than 100%.

            (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable to the Purchaser and each such title insurance policy is issued by a title insurer acceptable to the Purchaser and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its Affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (t) Origination; Payment Terms. Either (a) the Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority, or (b) the following requirements have been met with respect to the Mortgage Loan: the Seller meets the requirements set forth in clause (a), and (i) such Mortgage Loan was underwritten in accordance with standards established by the Seller, using application forms and related credit documents approved by the Seller, (ii) the Seller approved each application and the related credit documents before a commitment by the correspondent was issued, and no such commitment was issued until the Seller agreed to fund such Mortgage Loan, (iii) the closing documents for such Mortgage Loan were prepared on forms approved by the Seller, and (iv) such Mortgage Loan was actually funded by the Seller and was purchased by the Seller at closing or soon thereafter. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. Principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as the Lifetime Rate Cap and the Periodic Cap, are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. The Mortgage Loan may be payable on a day other than the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note;

            (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (v) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and the Seller has not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

            (w) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

            (x) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (j) above;

            (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (z) [Reserved];

            (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

            (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Underwriting Guidelines;

            (cc) Transfer of Mortgage Loans. The Assignment of Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

            (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

            (ee) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements, if any, stated in the Mortgage Loan Documents;

            (ff) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (gg) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable under the Underwriting Guidelines. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

            (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (jj) Conversion to Fixed Interest Rate. With respect to Adjustable Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

            (kk) Other Insurance Policies. No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable, special hazard insurance policy, or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (ll) No Violation of Environmental Laws. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (mm) Servicemembers Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Relief Act, or other similar state statute;

            (nn) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

            (oo) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

            (pp) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (qq) Value of Mortgaged Property. The Seller has no knowledge of any circumstances existing that could reasonably be expected to adversely affect the value or the marketability of any Mortgaged Property (except as may be expressly shown in the related appraisal) or Mortgage Loan or to cause the Mortgage Loans to prepay during any period materially faster or slower than similar mortgage loans held by the Seller generally secured by properties in the same geographic area as the related Mortgaged Property;

            (rr) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay;

            (ss) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (tt) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

            (uu) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or good faith legitimate prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's good faith legitimate secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto;

            (vv) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

            (ww) Prepayment Penalty. (i) Each Mortgage Loan is subject to a Prepayment Penalty as provided in the related Mortgage Note, except as set forth on the related Mortgage Loan Schedule. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of three (3) years following origination;

            (xx) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

            (yy) Single-premium credit life insurance policy. In connection with the origination of any Mortgage Loan, no proceeds from any Mortgage Loan were used to finance a single-premium credit life insurance policy;

            (zz) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws");

            (aaa) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code;

            (bbb) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract issued by Fidelity National Tax Service, and such contract is transferable;

            (ccc) Georgia Fair Lending Act. There is no Mortgage Loan that was originated on or after October 1, 2002 and on or prior to March 7, 2003, which is secured by property located in the State of Georgia;

            (ddd) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

            (eee) Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) a mortgage loan without such a premium was available to the Mortgagor at an interest rate and/or fee structure higher than that of the Mortgage Loan, (ii) prior to the Mortgage Loan's funding, the related Mortgagor had the option of obtaining the Mortgage Loan without a requirement for payment of such a premium, and (iii) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law;

            (fff) Purchase of Insurance. No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

            (ggg) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation; and

            (hhh) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction.

            Subsection 9.03 Remedies for Breach of Representations and
Warranties.

            It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within 60 days of the earlier of either discovery by or notice to the Seller of any such breach of a representation or warranty, which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, and upon receipt of notice from the Purchaser demanding repurchase within 90 days of such failure to cure after notice of such breach was given by the Purchaser, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, within 60 days of the earlier of either discovery by, or notice to, the Seller of any breach of the representations or warranties set forth in paragraph (ww), (xx), (yy), (aaa),
(ccc), (ddd), (eee), (fff), (ggg) or (hhh) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01 which materially and adversely affects the value of the Mortgage Loans as a whole or the interests of the Purchaser therein, and such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the affected Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (except as provided in the second sentence of this paragraph with respect to certain breaches for which no substitution is permitted) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions. If the Purchaser fails to notify the Seller in writing within 180 days after discovery by the Purchaser of an alleged breach on the basis of which the Purchaser intends to assert a claim under this Agreement, the Purchaser shall be deemed to have waived such alleged breach. For this purpose, the Purchaser shall not be deemed to have discovered such an alleged breach unless such breach has come to the specific attention of an executive officer of the Purchaser or to the specific attention of an employee of the Purchaser whose responsibilities specifically include dealing with problem loans and/or repurchase claims asserted by the Purchaser under agreements similar to this Agreement.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the related Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03 and the Custodial Agreement, with the Mortgage Note endorsed as required by Subsection 6.03 and the Custodial Agreement. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any good faith claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. With the consent of the Purchaser, such consent not to be unreasonably withheld, the Seller shall have the right to defend at its expense any such claim, demand or assertion. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and in Subsection 14.01 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Subsection 9.04 [RESERVED].

            Subsection 9.05 Repurchase of Mortgage Loans With First Payment Defaults.

            If the related Mortgagor is and remains delinquent with respect to the Mortgage Loan's first Monthly Payment either (i) after origination of such Mortgage Loan, or (ii) after the related Closing Date, after giving credit for any payments collected by the Seller and remitted to the Purchaser, and after usual and customary efforts by the Purchaser to collect the delinquent payment(s), the Seller, at the Purchaser's option, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the Purchase Price Percentage (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest and last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan. Notwithstanding the foregoing, the related Mortgagor shall have a period of forty-five (45) days following the related Due Date referenced above to cure any such delinquency. The Purchaser shall notify the Seller and request a repurchase within seventy-five (75) days after the Mortgagor's failure to make such payment (following the cure period referenced in the previous sentence) and the Seller shall repurchase such Mortgage Loan within fifteen (15) days of the receipt of such notice.

            Subsection 9.06 Repurchase of Certain Mortgage Loans That Prepay in Full.

            With respect to Mortgage Loans without prepayment penalties, in the event that any such Mortgage Loan prepays in full during the first three (3) months following the related Closing Date, the Seller shall pay the Purchaser, within three (3) Business Days of such prepayment in full, the Purchase Price for such Mortgage Loan, as set forth herein, less the outstanding principal balance as of the related Cut-off Date.

            SECTION 10. Closing.

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, each Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (i) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on such Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (ii) all of the representations and warranties of the Seller under this Agreement and under the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (iii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (iv) the Seller shall have delivered and released to the Custodian all documents required pursuant to the Custodial Agreement; and

            (v) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with in all material respects.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

            SECTION 11. Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

            1. this Agreement (to be executed and delivered only for the initial Closing Date);

            2. the Interim Servicing Agreement, dated as of the initial Cut-off Date (to be executed and delivered only for the initial Closing Date);

            3. with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

            4. the related Mortgage Loan Schedule (one copy to be attached to the Custodian's counterpart of the Custodial Agreement in connection with the initial Closing Date, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto);

            5. a Custodian's Certification, as required under the Custodial Agreement, in the form of Exhibit 2 to the Custodial Agreement;

            6. a Custodial Account Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

            7. an Escrow Account Letter Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

            8. with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit C hereto with respect to the Seller, including all attachments thereto with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

            9. with respect to the initial Closing Date, an Opinion of Counsel of the Seller (who may be an employee of the Seller), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

            10. with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement(s);

            11. a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

            12. a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

            13. the Underwriting Guidelines, to be attached to the related Assignment and Conveyance; and

            14. Assignment and Conveyance Agreement in the form of Exhibit G hereto, and all exhibits thereto.

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

            SECTION 12. Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

            SECTION 13. Cooperation of Seller with a Reconstitution.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

            (i) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each a "Fannie Mae Transfer"); or

            (ii)  Freddie Mac (the "Freddie Mac Transfer"); or

            (iii) one or more third party purchasers in one or more Whole Loan
                  Transfers; or

            (iv) one or more trusts or other entities to be formed as part of one or more Securitization Transfers.

            The Seller agrees to execute in connection with any Agency Transfer, any and all pool purchase contracts, and/or agreements reasonably acceptable to the Seller among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be) and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the Seller, and in connection with a Securitization Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the Seller (collectively the agreements referred to herein are designated, the "Reconstitution Agreements").

            With respect to each Whole Loan Transfer and each Securitization Transfer entered into by the Purchaser, the Seller agrees (1) to cooperate with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements reasonably required by the Purchaser; and (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the settlement or closing date in connection with such Reconstitution that occurs on or prior to six (6) months following the Closing Date and in connection with any Reconstitution thereafter, to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the Closing Date (each, a "Reconstitution Date"), or make the representations and warranties set forth in the related selling/servicing guide of the master servicer or issuer, as the case may be, in connection with such Reconstitution. The Seller shall use its reasonable best efforts to provide to such master servicer or issuer, as the case may be, and any other participants in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its Affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant. The Seller shall indemnify the Purchaser, each Affiliate designated by the Purchaser and each Person who controls the Purchaser or such Affiliate and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements.

            Notwithstanding the foregoing, the Seller shall not be obligated to any greater extent under any Reconstitution Agreement than it is under this Agreement. In addition, the Purchaser will reimburse to the Seller up to $15,000 of the Seller's out-of-pocket expenses incurred in connection with a Securitization Transfer.

            In the event the Purchaser has elected to have the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Seller, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Seller shall execute each Assignment of Mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Seller's receipt thereof. Additionally, the Seller shall prepare and execute, at the direction of the Purchaser, any note endorsement (consistent with this Agreement) in connection with any and all seller/servicer agreements.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.

            SECTION 14. The Seller.

            Subsection 14.01 Additional Indemnification by the Seller; Third Party Claims.

            The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and expenses (including legal fees and expenses incurred in connection with the enforcement of the Seller's indemnification obligation under this Subsection 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to and caused by the failure of the Seller to perform its duties and to service the Mortgage Loans in compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13. The Seller immediately shall notify the Purchaser if a claim is made by a third party with respect to this Agreement or any Reconstitution Agreement or the Mortgage Loans, assume (with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Purchaser promptly shall reimburse the Seller for all amounts advanced by it pursuant to the preceding sentence, except when the claim is in any way related to the Seller's indemnification pursuant to Section 9, or is in any way related to the failure of the Seller to service and administer the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representation, warranties and covenants set forth in this Agreement. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

            Subsection 14.02 Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a limited liability company under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign limited liability company in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any entity resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a value or net worth of at least $25,000,000.

            SECTION 15. Financial Statements.

            The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            SECTION 16. Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise reasonably acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            SECTION 17. Notices.

            All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

                  (i)  if to the Seller:

                       Decision One Mortgage Company, LLC
                       6060 J.A. Jones Drive, Suite 1000
                       Charlotte, North Carolina  28287
                       Attention:  James C. Tarulli

                       With a copy to:

                       Katten Muchin Zavis Rosenman
                       401 South Tryon Street, Suite 2600
                       Charlotte, North Carolina  28202-1935
                       Attention:  Robert B. Tucker, Jr./Carlton A. Shannon, Jr.

                  (ii) if to the Purchaser:

                       Barclays Bank PLC
                       222 Broadway
                       New York, New York 10038
                       Attention:  Glenn Pearson
                       Fax:  212-412-1006
                       E mail: glenn.pearson@barclayscapital.com

                       With a copy to:

                       Barclays Bank PLC
                       200 Park Avenue
                       New York, New York 10166
                       Attention: Paul Menefee
                       Fax:  212-412-6846
                       E mail: paul.menefee@barclayscapital.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            SECTION 18. Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            SECTION 19. Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            SECTION 20. Governing Law.

            This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by Federal law.

            SECTION 21. Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            SECTION 22. Successors and Assigns; Assignment of Purchase
Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. This Agreement may be assigned, pledged or hypothecated by the Purchaser without the consent of the Seller. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            SECTION 23. Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            SECTION 24. Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            SECTION 25. General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            SECTION 26. Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            SECTION 27. Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            SECTION 28. Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

            SECTION 29. No Solicitation.

            From and after the related Closing Date, the Seller agrees that it will not cause any action to be taken by any of its Affiliates, and that it will not take any action or permit or cause any action to be taken by any of its agents, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without (i) the prior written consent of the Purchaser; or (ii) written notice from the related borrower or obligor under a Mortgage Loan of such party's intention to refinance such Mortgage Loan. It is understood and agreed that all rights and benefits relating to the specific solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any Affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

            SECTION 30. Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            SECTION 31. Submission To Jurisdiction; Waivers.

            The Seller hereby irrevocably and unconditionally:

            (A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

            (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

            (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH THE PURCHASER SHALL HAVE BEEN NOTIFIED; AND

            (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.




                     [Signatures Commence on Following Page]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       BARCLAYS BANK, PLC
                                              (Purchaser)

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________

                                       DECISION ONE MORTGAGE COMPANY, LLC
                                              (Seller)

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________

                                                                       Exhibit A

                                    EXHIBIT A
                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) the original Mortgage with evidence of recording thereon;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon.;

            (e) the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the Seller to the Last Endorsee with evidence of recording thereon;

            (g) the original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

            (h) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

            Notwithstanding the foregoing, in connection with any item described above in clauses (c), (d) or (f), if the Seller cannot deliver or cause to be delivered the original of any such item with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such item has been delivered for recordation or because such item has been lost or because such public recording office retains the original recorded item (each such item, a "Delayed Document"), the Seller shall deliver or cause to be delivered to the Custodian, (i) in the case of a delay caused by the public recording office, a photocopy of such Delayed Document, together with an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) to the effect that such copy is a true and correct copy of the Delayed Document that has been dispatched to the appropriate public recording office for recordation (and the original recorded Delayed Document or a copy of such Delayed Document certified by such public recording office to be a true and complete copy of the original recorded Delayed Document will be promptly delivered to the Custodian upon receipt thereof by the Seller); or (ii) in the case of a Delayed Document where a public recording office retains the original recorded Delayed Document or in the case where a Delayed Document is lost after recordation in a public recording office, a copy of such Delayed Document certified by such public recording office to be a true and complete copy of the original recorded Delayed Document.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the related Closing Date, an Officer's Certificate which shall
(i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document is expected to be delivered to the Custodian. An extension of the date specified in
(iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                                                       Exhibit B

                                    EXHIBIT B

               FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

            This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, among [________________] (the "Depositor"), a
[______________] corporation (the "Depositor"), Barclays Bank, PLC, a public limited company registered in England and Wales under company number 1026167, having an office at 200 Park Avenue, New York, New York 10166 ("Barclays") and [_____________], a [_______________] (the "Seller").

                             W I T N E S S E T H:
                             - - - - - - - - - -

            WHEREAS, the Depositor is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________] Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

            WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            WHEREAS, Barclays purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") pursuant to a Mortgage Loan Purchase and Warranties Agreement, dated as of March 1, 2004 (the "Purchase Agreement"), by and between Barclays and Seller; and

            WHEREAS, pursuant to Section 13 of the Purchase Agreement, the Seller has agreed to provide indemnification for certain information.

            NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Depositor, Barclays and the Seller agree as follows:

            1. Indemnification and Contribution.

            (a) The Seller agrees to indemnify and hold harmless the Depositor, Barclays, the Underwriter[s] and their respective affiliates and their respective present and former directors, officers, employees and agents and each person, if any, who controls the Depositor, Barclays, the Underwriter[s] or such affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages, penalties, fines, forfeitures or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, penalties, fines, forfeitures or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement, the Private Placement Memorandum or in the Comp Materials or any omission or alleged omission to state in the Prospectus Supplement or in the Comp Materials a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement or the Comp Materials and agrees to reimburse the Depositor, Barclays, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information. The foregoing indemnity agreement is in addition to any liability which Seller may otherwise have to the Depositor, Barclays, the Underwriter[s], their affiliates or any such director, officer, employee, agent or controlling person of the Depositor, Barclays, the Underwriter[s] or their respective affiliates.

            As used herein:

            "Pooling and Servicing Agreement" means the Pooling and Servicing Agreement, dated as of _______, 200_, among the Depositor, [___________], as responsible party [and servicer], and [_______________].

            "Private Placement Memorandum" means the private placement memorandum, dated ________, 200_, relating to the offering of the Privately Offered Certificates.

            "Privately Offered Certificates" means SABR Trust 200_-___, Mortgage Pass-Through Certificates, Series 200_-___, Class ___ issued pursuant to the Pooling and Servicing Agreement.

            "Seller Information" means any information provided by Seller relating to Seller, the Mortgage Loans and/or the underwriting guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, the Private Placement Memorandum or the Comp Materials.

            The terms "Collateral Term Sheet" and "Structural Term Sheet" shall have the respective meanings assigned to them in the February 13, 1995 letter (the "PSA Letter") of Cleary, Gottlieb, Steen & Hamilton on behalf of the Public Securities Association (which letter, and the SEC staff's response thereto, were publicly available February 17, 1995). The term "Collateral Term Sheet" as used herein includes any subsequent Collateral Term Sheet that reflects a substantive change in the information presented. The term "Computational Materials" has the meaning assigned to it in the May 17, 1994 letter (the "Kidder letter" and, together with the PSA Letter, the "No-Action Letters") of Brown & Wood on behalf of Kidder, Peabody & Co., Inc. (which letter, and the SEC staff's response thereto, were publicly available May 20, 1994). The term "Comp Materials" as used herein means collectively Collateral Term Sheets, Structural Term Sheet and Computational Materials relating to the Certificates or the transaction contemplated by the Prospectus Supplement.

            (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

            If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

            Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

            Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

            (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, penalties, fines, forfeitures or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages, penalties, fines, forfeitures or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

            (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by the Depositor, Barclays, the Underwriter[s], their respective affiliates, directors, officers, employees or agents or any person controlling the Depositor, Barclays, the Underwriter[s] or any such affiliate, and (iii) acceptance of and payment for any of the Offered Certificates.

            2. Representations and Warranties. Seller represents and warrants that:

            (a) Seller is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller;

            (b) Seller is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

            (c) the execution, delivery and performance of this Agreement by Seller will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller or any provision of the charter or bylaws of Seller, or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller is a party or by which it may be bound;

            (d) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller, threatened against Seller or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller;

            (e) Seller has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder; and

            (f) this Agreement has been duly executed and delivered by Seller.

            3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller, will be mailed, delivered or telegraphed and confirmed [______________________]; if sent to Barclays, will be mailed, delivered or telegraphed and confirmed to Barclays Bank, PLC, 200 Park Avenue, New York, New York 10166, Attention:
      [_________________]; if to the Depositor, will be mailed, delivered or telegraphed and confirmed to [____________________]; or if to the Underwriter[s], will be mailed, delivered or telegraphed and confirmed to [_____________________].

            4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person (other than the persons entitled to indemnification or contribution under this Agreement) shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                    [DEPOSITOR]


                                    By:
                                       ---------------------------------------
                                    Name:
                                    Title:

                                    BARCLAYS BANK, PLC


                                    By:
                                       ---------------------------------------
                                    Name:
                                    Title:

                                    DECISION ONE MORTGAGE COMPANY, LLC


                                    By:
                                       ---------------------------------------
                                    Name:
                                    Title:

                                                                       Exhibit C

                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company") and further as follows:

            1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

            2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

            3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

            4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the resolutions of the managers of the Company authorizing the Company to execute and deliver each of [the Mortgage Loan Purchase and Warranties Agreement, dated as of _______ __, 200_, by and between Barclays Bank, PLC, a public limited company registered in England and Wales under company number 1026167 (the "Purchaser") and the Company (the "Purchase Agreement"),] [the Interim Servicing Agreement, dated as of _______ __, 200_, by and between the Company and the Purchaser (the "Servicing Agreement")] and the Custodial Agreement dated as of _____ __, 200_ by and among the Company, [______________________, as Seller], the Purchaser and ______________[CUSTODIAN] (the "Custodial Agreement") [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature], and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

            5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, the Servicing Agreement, the Custodial Agreement, the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement, the Servicing Agreement and the Custodial Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement, the Servicing Agreement and the Custodial Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement, the Servicing Agreement and the Custodial Agreement.

            8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Servicing Agreement, (c) the Custodial Agreement and
      (d) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on
      Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

            9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement, the Servicing Agreement and the Custodial Agreement.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________    By:___________________________
                              Name:_________________________
[Seal]                        Title: [Vice] President

            I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________    By:___________________________
                              Name:_________________________
                              Title: [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

           NAME                       TITLE                  SIGNATURE

----------------------------   ------------------   ----------------------------

----------------------------   ------------------   ----------------------------

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                                                                       Exhibit D

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER

                                     (date)

Barclays Bank, PLC
200 Park Avenue
New York, New York 10166

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Mortgage Loan Purchase and Warranties Agreement by and between the Company and Barclays Bank, PLC (the "Purchaser"), dated as of _________ __, 200_ (the "Purchase Agreement") which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of _____ __, 200_ among the Purchaser, the Company and ______________________ [CUSTODIAN] (the "Custodial Agreement" and serviced pursuant to an Interim Servicing Agreement dated as of _______ __, 200_ between the Company and the Purchaser (the "Interim Servicing Agreement"), collectively with the Purchase Agreement and the Interim Servicing Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement.

            [We] [I] have examined the following documents:

            1.    the Purchase Agreement;

            2.    the Custodial Agreement;

            3.    the Interim Servicing Agreement;

            4.    the form of Assignment of Mortgage;

            5.    the form of endorsement of the Mortgage Notes; and

            6. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company contained in the Purchase Agreement and the Interim Servicing Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

            Based upon the foregoing, it is [our] [my] opinion that:

            1. The Company is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and is qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

            2. The Company has the power to engage in the transactions contemplated by the Agreements and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

            3. Each of the Agreements has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

            4. The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements.

            [5. The Company has been duly authorized to allow any of its officers to execute by original [or facsimile] signature the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company].

            6. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            7. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            8. There is no action, suit, proceeding or investigation pending or, to the best of [our] [my] knowledge, threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreements.

            9. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Purchase Agreement and the Custodial Agreement is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

            10. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Custodial Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.



                                                Very truly yours,


                                                -----------------------------
                                                     [Name]
                                                     [Assistant] General Counsel

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION



                                                    ___________________, 200__

[Federal Home Loan Bank of
______(the "Association")]
__________________________
__________________________
__________________________

Attention:  _________________________
            _________________________

      Re:   Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that ________________________[COMPANY] a [type of entity], organized pursuant to the laws of [the state of incorporation] (the "Company") has committed to sell to Barclays Bank, PLC under a Mortgage Loan Purchase and Warranties Agreement, dated as of ______ __, 200_, certain mortgage loans originated by the Association. The Company warrants that the mortgage loans to be sold to Barclays Bank, PLC are in addition to and beyond any collateral required to secure advances made by the Association to the Company.

            The Company acknowledges that the mortgage loans to be sold to Barclays Bank, PLC shall not be used as additional or substitute collateral for advances made by the Association. Barclays Bank, PLC understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by the Association, and confirms that it has no interest therein.

            Execution of this letter by the Association shall constitute a full and complete release of any security interest, claim, or lien which the Association may have against the mortgage loans to be sold to Barclays Bank, PLC



                                                Very truly yours,

                                                ----------------------------


                                                By:__________________________
                                                Name:________________________

                                                Title:_______________________
                                                Date:________________________

Acknowledged and approved:

[FEDERAL HOME LOAN BANK OF]

--------------------------

By:_____________________________
Name:___________________________
Title:__________________________
Date:___________________________

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

            Upon receipt of the sum of $_____________ in immediately available funds, the financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by to Barclays Bank, PLC from the Company named below pursuant to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of ______ __, 200_, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to Barclays Bank, PLC

Name and Address of Financial Institution


      --------------------------------
                (name)

      --------------------------------
               (Address)

      By:_____________________________

                          II. Certification of Release

            The Company named below hereby certifies to Barclays Bank, PLC that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Barclays Bank, PLC the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                                -----------------------------

                                                By:__________________________

                                                Title:_______________________
                                                Date:________________________

                                                                       Exhibit G

                                    EXHIBIT G

                   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

            On this ___ day of ____________, 200_, _______________ ("Seller"),
as the Seller under (i) that certain Purchase Price and Terms Agreement, dated as of _________, 200_ (the "PPTA"), and (ii) that certain Mortgage Loan Purchase and Warranties Agreement, dated as of _________, 200_ (the "Purchase Agreement"), does hereby sell, transfer, assign, set over and convey to Barclays Bank, PLC ("Purchaser") as the Purchaser under the Agreements (as defined below) without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and the related Servicing Rights and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement The contents of each Servicing File required to be retained by ______________________ ("Interim Servicer"), as interim servicer under that certain Interim Servicing Agreement, dated as of ________, ____ (the "Servicing Agreement") to service the Mortgage Loans pursuant to the Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Servicing Agreement, and such retention and possession by the Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in a custodial capacity only. The PPTA, the Purchase Agreement and the Servicing Agreement shall collectively be referred to as the "Agreements" herein.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B attached hereto.

            In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                     ------------------------


                                       By:  __________________________________
                                       Name:  ________________________________
                                       Title:  _______________________________

Accepted and Agreed:

BARCLAYS BANK, PLC


   By:________________________________________________________________________
   Name:
   Title:

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

[Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:]

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                 AMENDMENT NO. 1

            AMENDMENT NO. 1, dated as of July 30, 2004 ("Amendment"), to the Mortgage Loan Purchase and Warranties Agreement, dated as of March 1, 2004 (the "Purchase Agreement"), each between BARCLAYS BANK, PLC., a public limited company registered in England and Wales under company number 1026167, and DECISION ONE MORTGAGE COMPANY, LLC, a North Carolina limited liability company.

                                    RECITALS

            WHEREAS, the parties hereto have entered into the Purchase
Agreement;

            WHEREAS, the parties hereto desire to modify the Purchase Agreement as set forth in this Amendment;

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. Defined Terms. Unless otherwise defined herein, terms defined in the Purchase Agreement are used herein as therein defined.

            2. Amendments.

            (i) Section 1 is hereby amended by:

                  (a) inserting the following defined terms in alphabetical order therein:

            "Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary."

            "Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary."

            "Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time."

                  (b) adding the following language to the end of the definition of "High Cost Loan" following the words "and/or fees)" and prior to the ".":

            "or (c) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary"

                  (c) deleting the "and" prior to the "(40)" in the definition of "Mortgage Loan Schedule" and adding the following language immediately following the words "with respect to the Mortgage Loan" and prior to the "." in clause (40) of such definition:

            ", and (41) a code indicating whether the Mortgage Loan is a Home Loan"

            (ii) Subsection 9.02 is hereby amended by:

                  (a) adding the following language to the end of the first sentence of clause (xx) following the word "Loan" and prior to the ".":

            "or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act"

                  (b) deleting clause (ccc) and replacing it with "[Reserved];"

            (iii) Subsection 9.03 is hereby amended by deleting the reference to "(ccc)," in the second sentence of the second paragraph.

            3. Ratification of Agreement. Except as modified and expressly amended by this Amendment, the Purchase Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

            4. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

            5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY NEW YORK LAW WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.



                                       BARCLAYS BANK, PLC


                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:




                                       DECISION ONE MORTGAGE COMPANY, LLC


                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT S

================================================================================




                               BARCLAYS BANK, PLC,

                                    Purchaser




                         FIRST FRANKLIN FINANCIAL CORP.,

                                     Seller









                        MORTGAGE LOAN PURCHASE AGREEMENT




                            Dated as of March 1, 2004




================================================================================

                                TABLE OF CONTENTS

                                                                            Page



                                    ARTICLE I

                                   DEFINITIONS

Section 1.01  Defined Terms.................................................


                                   ARTICLE II

                              AGREEMENT TO PURCHASE

Section 2.01  Agreement to Purchase.........................................


                                   ARTICLE III

                               MORTGAGE SCHEDULES

Section 3.01  Preliminary Mortgage Schedule.................................
Section 3.02  Delivery of Mortgage Loan Schedule............................


                                   ARTICLE IV

                                 PURCHASE PRICE

Section 4.01  Purchase Price................................................


                                    ARTICLE V

                          EXAMINATION OF MORTGAGE FILES

Section 5.01  Examination of Mortgage Files.................................


                                   ARTICLE VI

                       CONVEYANCE FROM SELLER TO PURCHASER

Section 6.01  Conveyance of Mortgage Loans..................................
Section 6.02  Books and Records.............................................
Section 6.03  Delivery of Mortgage Loan Documents...........................
Section 6.04  Quality Control Procedures....................................
Section 6.05  MERS Designated Loans.........................................


                                   ARTICLE VII

                         SERVICING OF THE MORTGAGE LOANS

Section 7.01  Servicing.....................................................


                                  ARTICLE VIII

                REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
                                    PURCHASER

Section 8.01  Representations and Warranties Regarding the Purchaser........


                                   ARTICLE IX

                REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
                           SELLER; REMEDIES FOR BREACH

Section 9.01  Representations and Warranties Regarding the Seller...........
Section 9.02  Representations and Warranties Regarding Individual
               Mortgage Loans...............................................
Section 9.03  Remedies for Breach of Representations and Warranties.........
Section 9.04  Repurchase of Mortgage Loans with First Payment Defaults......
Section 9.05  Premium Recapture.............................................


                                    ARTICLE X

                                     CLOSING

Section 10.01 Conditions to Closing.........................................


                                   ARTICLE XI

                                CLOSING DOCUMENTS

Section 11.01 Required Closing Documents....................................


                                   ARTICLE XII

                                      COSTS

Section 12.01 Costs.........................................................


                                  ARTICLE XIII

                   COOPERATION OF SELLER WITH A RECONSTITUTION

Section 13.01 Reconstitution of Mortgage Loans..............................


                                   ARTICLE XIV

                                   THE SELLER

Section 14.01 Additional Indemnification by the Seller; Third Party
               Claims.......................................................
Section 14.02 Merger or Consolidation of the Seller.........................


                                   ARTICLE XV

                            MISCELLANEOUS PROVISIONS

Section 15.01 Financial Statements..........................................
Section 15.02 Mandatory Delivery; Grant of Security Interest................
Section 15.03 Notices.......................................................
Section 15.04 Severability Clause...........................................
Section 15.05 Counterparts..................................................
Section 15.06 Governing Law.................................................
Section 15.07 Intention of the Parties......................................
Section 15.08 Successors and Assigns; Assignment of Purchase Agreement......
Section 15.09 Waivers.......................................................
Section 15.10 Exhibits......................................................
Section 15.11 General Interpretive Principles...............................
Section 15.12 Reproduction of Documents.....................................
Section 15.13 Further Agreements............................................
Section 15.14 Recordation of Assignments of Mortgage........................
Section 15.15 No Solicitation...............................................
Section 15.16 Waiver of Trial by Jury.......................................
Section 15.17 Governing Law Jurisdiction; Consent to Service of Process.....



                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE
EXHIBIT B   INDEMNIFICATION AND CONTRIBUTION AGREEMENT
EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE
EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER
EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION
EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION
EXHIBIT G   UNDERWRITING GUIDELINES
EXHIBIT H   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT
EXHIBIT I   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

                        MORTGAGE LOAN PURCHASE AGREEMENT

            This MORTGAGE LOAN PURCHASE AGREEMENT (the "Agreement"), dated as of March 1, 2004, by and between Barclays Bank, PLC, a public limited company registered in England and Wales under company number 1026167, having an office at 200 Park Avenue, New York, New York 10166 (the "Purchaser"), and First Franklin Financial Corp., a Delaware corporation, having an office at 2150 No. First Street, Suite 600, San Jose, California 95130 (the "Seller").

                              W I T N E S S E T H:
                              - - - - - - - - - -

            WHEREAS, the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

            WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

            WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage Loans; and

            WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

            NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

            Section 1.01 Defined Terms.

            For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

            Act: The National Housing Act, as amended from time to time.

            Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

            Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Mortgage Loan Purchase Agreement and all amendments hereof and supplements hereto.

            ALTA: The American Land Title Association or any successor thereto.

            Ancillary Income: All late charges, assumption fees, escrow account benefits, reinstatement fees, and similar types of fees arising from or in connection with any Mortgage, to the extent not otherwise payable to the Mortgagor under applicable law or pursuant to the terms of the related Mortgage Note.

            Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

            Assignment and Conveyance Agreement: As defined in Section 6.01.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan which by its original terms or any modifications thereof provides for amortization beyond its scheduled maturity date.

            BIF: The Bank Insurance Fund, or any successor thereto.

            Business Day: Any day other than (i) a Saturday or Sunday, (ii) a day on which banking and savings and loan institutions, in the State of New York or the State in which the Interim Servicer's servicing operations are located or
(iii) the state in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase, and the Seller from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            CLTV: As of any date and as to any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value as determined pursuant to the Underwriting Guidelines of the related Mortgaged Property as of the origination of the Second Lien Loan.

            Code: Internal Revenue Code of 1986, as amended.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

            Co-op: A private, cooperative housing corporation, having only one class of stock outstanding, which owns or leases land and all or part of a building or buildings, including apartments, spaces used for commercial purposes and common areas therein and whose board of directors authorizes the sale of stock and the issuance of a Co-op Lease.

            Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

            Co-op Loan: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.: A private, cooperative housing corporation, having only one class of stock outstanding, which owns or leases land and all or part of a building or buildings, including apartments, spaces used for commercial purposes and common areas therein and whose board of directors authorizes the sale of stock and the issuance of a Co-op Lease.

            Custodial Account: The separate trust account created and maintained pursuant to Subsection 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Custodial Agreement: The agreement(s) governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents. If more than one Custodial Agreement is in effect at any given time, all of the individual Custodial Agreements shall collectively be referred to as the "Custodial Agreement."

            Custodian: Wells Fargo Bank, N.A., a national banking association, and its successors in interest or permitted assigns or any successor to the Custodian under the Custodial Agreement as therein provided.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Determination Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Escrow Account: The separate account created and maintained pursuant to Subsection 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein.

            Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Fannie Mae: Fannie Mae, f/k/a the Federal National Mortgage Association, or any successor thereto.

            Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide, and all amendments or additions thereto.

            Fannie Mae Transfer: As defined in Article XIII.

            FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

            FHA: The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

            First Lien Loan: A Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

            Fitch: Fitch, Inc., or its successor in interest.

            Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

            Freddie Mac: Freddie Mac, f/k/a the Federal Home Loan Mortgage Corporation, or any successor thereto.

            Freddie Mac Transfer: As defined in Article XIII.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994 or (b) a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under an applicable law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

            HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

            Index: The index indicated in the related Mortgage Note for each Adjustable Rate Mortgage Loan.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the interim funder pursuant to the MERS Procedures Manual.

            Interim Servicer: The servicer under the Interim Servicing Agreement, or its successor in interest or assigns, or any successor to the Interim Servicer under the Interim Servicing Agreement, as therein provided.

            Interim Servicing Agreement: The agreement to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans as specified by the Interim Servicing Agreement.

            Investor: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage Interest Rate thereunder. The Mortgage Interest Rate during the terms of each Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the Lifetime Rate Cap set forth as an amount per annum on the related Mortgage Loan Schedule.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the Mortgage Loan as of the related Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

         MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors in interest.

            MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS System.

            MERS Procedure Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS Report: The report from the MERS System listing MERS Designated Mortgage Loans and other information.

            MERS System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Moody's: Moody's Investors Service, Inc., and any successor thereto.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create, with respect to a First Lien Loan, a first lien, and with respect to a Second Lien Loan, a second lien, in each case, upon a leasehold estate of the Mortgagor. With respect to a Co-op Loan, the Security Agreement.

            Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Interest Rate Cap: With respect to an Adjustable Rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

            Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

            Mortgage Loan Documents: The documents required to be delivered to the Custodian pursuant to Section 6.03 with respect to any Mortgage Loan.

            Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing Date.

            Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgagor is self-employed; (5) a code indicating whether the Mortgaged Property is owner-occupied, investment property or a second home; (6) the number and type of residential units constituting the Mortgaged Property (e.g., single family residence, a two- to four-family dwelling, condominium, planned unit development or cooperative); (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) with respect to each First Lien Loan, the Loan-to-Value Ratio at origination, and with respect to each Second Lien Loan, the CLTV at origination; (9) the Mortgage Interest Rate as of the related Cut-off Date; (10) the date on which the first Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, the Due Date; (11) the stated maturity date; (12) the amount of the Monthly Payment as of the related Cut-off Date; (13) the last payment date on which a payment was actually applied to the outstanding principal balance; (14) the original principal amount of the Mortgage Loan; (15) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date; (16) with respect to each Adjustable Rate Mortgage Loan, the Interest Rate Adjustment Date; (17) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin; (18) with respect to each Adjustable Rate Mortgage Loan, the Lifetime Rate Cap under the terms of the Mortgage Note; (19) with respect to each Adjustable Rate Mortgage Loan, a code indicating the type of Index; (20) the type of Mortgage Loan (i.e., Fixed Rate or Adjustable Rate Mortgage Loan, First or Second Lien Loan); (21) a code indicating the purpose of the loan (i.e., purchase, rate/term refinance, equity take-out refinance); (22) a code indicating the documentation style (i.e. no documents, full, alternative, reduced, no income/no asset, stated income, no ratio, reduced or NIV); (23) asset verification (Y/N); (24) the loan credit classification (as described in the Underwriting Guidelines); (25) whether such Mortgage Loan provides for a Prepayment Penalty; (26) the Prepayment Penalty period of such Mortgage Loan, if applicable; (27) the Mortgage Interest Rate as of origination; (28) the credit risk score (FICO score); (29) the date of origination; (30) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate adjustment period; (31) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate adjustment percentage; (32) with respect to each Adjustable Rate Mortgage Loan, the Mortgage Interest Rate floor;
(33) the Mortgage Interest Rate calculation method (i.e., 30/360, simple interest, other); (34) with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap as of the first Interest Rate Adjustment Date; (35) a code indicating whether the Mortgage Loan is a Balloon Mortgage Loan; (36) a code indicating whether the Mortgage Loan is a High Cost Loan; (37) the original Monthly Payment due; (38) the Appraised Value; (39) appraisal verification (Y/N); (40) type of appraisal verification, if any; (41) a code indicating whether the Mortgage Loan is covered by a PMI Policy and, if so, identifying the PMI Policy provider; (42) in connection with a condominium unit, a code indicating whether the condominium project where such unit is located is low-rise or high-rise; (43) a code indicating whether the Mortgaged Property is a leasehold estate; and (44) the MERS Identification Number, if applicable. With respect to the Mortgage Loans in the aggregate, the related Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off
Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; (4) the weighted average maturity of the Mortgage Loans; (5) the average principal balance of the Mortgage Loans; (6) the applicable Cut-off Date; and (7) the applicable Closing Date.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: With respect to a Mortgage Loan that is not a Co-op Loan, the Mortgagor's real property (or leasehold estate, if applicable) securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a Residential Dwelling. With respect to a Co-op Loan, the stock allocated to a dwelling unit in the residential cooperative housing corporation that was pledged to secure such Co-op Loan and the related Co-op Lease.

            Mortgagor: The obligor on the related Mortgage Note.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser in the form attached as Exhibit D hereto.

            Periodic Rate Cap: The provision of each Mortgage Note related to an Adjustable Rate Mortgage Loan which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above or below the Mortgage Interest Rate previously in effect. The Periodic Rate Cap for each Adjustable Rate Mortgage Loan is the rate set forth as such on the related Mortgage Loan Schedule.

            Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

            PMI Policy: A policy of primary mortgage guaranty insurance issued by an insurer acceptable under the Underwriting Guidelines and qualified to do business in the jurisdiction where the Mortgaged Property is located.

            Preliminary Mortgage Schedule: As defined in Article III.

            Prepayment Penalty: With respect to each Mortgage Loan, the penalty if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Purchase Price: The price paid on the related Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Article IV of this Agreement.

            Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transactions consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and between the Seller and the Purchaser.

            Purchaser: Barclays Bank, PLC, a public limited company registered in England and Wales under company number 1026167, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

            Qualified Appraiser: An appraiser, duly appointed by the Seller, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

            Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed rate or adjustable rate with same Mortgage Interest Rate Caps); and
(v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Article IX.

            Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

            Reconstitution: A Whole Loan Transfer or a Securitization Transfer.

            Reconstitution Date: As defined in Article XIII.

            Relief Act: The Servicemembers Civil Relief Act.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The date specified in the Interim Servicing Agreement (with respect to each Mortgage Loan, as specified therein).

            Repurchase Price: As defined in the related Purchase Price and Terms Agreement.

            Residential Dwelling: Any one of the following: (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a condominium project or (iv) a one-family dwelling in a planned unit development, none of which is a dwelling unit in a residential cooperative housing corporation, mobile home or manufactured home.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

            Securitization Transfer: The sale or transfer of some or all of the Mortgage Loans to a trust or other entity as part of a publicly-issued or privately-placed, rated or unrated mortgage pass-through or other mortgage-backed securities transaction.

            Security Agreement: The agreement creating a security interest in the stock allocated to a dwelling unit in the residential cooperative housing corporation that was pledged to secure such Co-op Loan and the related Co-op Lease.

            Seller: As defined in the initial paragraph of the Agreement, together with its successors in interest.

            Servicing Fee: With respect to each Mortgage Loan subject to the Interim Servicing Agreement, a fee payable monthly equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly and shall be pro-rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this Agreement.

            Servicing Fee Rate: An amount per annum as set forth in the Interim Servicing Agreement.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser or the Custodian and copies of the Mortgage Loan Documents set forth in Section 2 of the Custodial Agreement.

            Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Seller for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Seller thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Seller with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

            Standard & Poor's: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies Inc., and any successor thereto.

            Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

            Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached as an exhibit to the related Assignment and Conveyance.

            Whole Loan Transfer: The sale or transfer by Purchaser of some or all of the Mortgage Loans in a whole loan or participation format pursuant to a Reconstitution Agreement.


                                   ARTICLE II

                              AGREEMENT TO PURCHASE

            Section 2.01 Agreement to Purchase.

            The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.


                                   ARTICLE III

                               MORTGAGE SCHEDULES

            Section 3.01 Preliminary Mortgage Schedule.

            The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

            Section 3.02 Delivery of Mortgage Loan Schedule.

            The Seller shall deliver the related Mortgage Loan Schedule for the Mortgage Loans to be purchased on a particular Closing Date to the Purchaser at least five (5) Business Days prior to the related Closing Date. The related Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which have not been funded prior to the related Closing Date deleted.


                                   ARTICLE IV

                                 PURCHASE PRICE

            Section 4.01 Purchase Price.

            The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, but only to the extent such payments were actually received. The initial principal amount of the related Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately.

            In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest from the first day of the month in which the related Closing Date occurs through the day prior to the applicable Closing Date, inclusive, on the current principal amount of the related Mortgage Loans as of the related Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans. The Purchase Price plus accrued interest as set forth in this paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

            The Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage Loans as described above. The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to such Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to such Cut-off Date, but to be applied on a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.


                                    ARTICLE V

                          EXAMINATION OF MORTGAGE FILES

            Section 5.01 Examination of Mortgage Files.

            At least five (5) Business Days prior to the related Closing Date, the Seller shall (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage, pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser. Such examination may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its reasonable discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided herein.


                                   ARTICLE VI

                       CONVEYANCE FROM SELLER TO PURCHASER

            Section 6.01 Conveyance of Mortgage Loans.

            The Seller, simultaneously with the delivery of the Mortgage Loan Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit H (the "Assignment and Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Section 9.03.

            Section 6.02 Books and Records.

            Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, an Affiliate of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

            The Seller shall be or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie Mae Guides.

            The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

            Section 6.03 Delivery of Mortgage Loan Documents.

            The Seller shall deliver and release to the Custodian no later than two (2) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto as required by the Custodial Agreement with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

            The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Seller shall comply with the terms of the Custodial Agreement and the Purchaser shall pay all fees and expenses of the Custodian.

            The Seller shall or shall cause the Interim Servicer to forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

            In the event any document required to be delivered to the Custodian in the Custodial Agreement, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 60 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Section
9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver an original document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording; provided that, upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate.

            The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

            Section 6.04 Quality Control Procedures.

            The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Standards and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            Section 6.05 MERS Designated Loans.

            With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.


                                   ARTICLE VII

                         SERVICING OF THE MORTGAGE LOANS

            Section 7.01 Servicing.

            The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

            The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein). The Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

            The Seller shall cause the Interim Servicer to transfer the servicing of the Mortgage Loans on each Transfer Date in accordance with the terms of the Interim Servicing Agreement.


                                  ARTICLE VIII


                    REPRESENTATIONS, WARRANTIES AND COVENANTS
                                OF THE PURCHASER

            Section 8.01 Representations and Warranties Regarding the Purchaser.

            The Purchaser represents, warrants and covenants to the Seller that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Purchaser is a public limited company registered in England and Wales under company number 1026167 and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or owns mortgage loans, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by Purchaser, and in any event Purchaser is in compliance with the laws of any such state to the extent necessary to carry out its obligations under this Agreement. The Purchaser has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Purchaser, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by the Purchaser to make this Agreement valid and binding upon the Purchaser in accordance with its terms;

            (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Purchaser; and

            (c) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Loans by the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon the Purchaser's ability to consummate the transactions contemplated under this Agreement.


                                   ARTICLE IX

                REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
                           SELLER; REMEDIES FOR BREACH

            Section 9.01 Representations and Warranties Regarding the Seller.

            The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

            (a) Due Organization and Authority. The Seller is a Delaware corporation, validly existing, and in good standing under the laws of the state of Delaware and is an operating subsidiary of National City Bank of Indiana and hall all applicable licenses necessary to carry on its business as now being conducted. As a national bank operating subsidiary, it is regulated by the Office of the Comptroller of the Currency and is subject to applicable laws and regulations. The Seller is duly authorized to originate Mortgage Loans and to carry on its business as now being conducted as an operating subsidiary of a national bank. The Seller has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of the Seller, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by the Seller to make this Agreement valid and binding upon the Seller in accordance with its terms;

            (b) No Consent Required. No consent, approval, authorization or order is required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over the Seller is required or, if required, such consent, approval, authorization or order has been or will, prior to the related Closing Date, be obtained;

            (c) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (d) No Conflicts. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

            (e) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement;

            (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

            (g) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;

            (h) Anti-Money Laundering Laws. The Seller is in compliance with all applicable anti-money laundering laws, including the relevant provisions of the Bank of Secrecy Act, as amended by the USA Patriot Act of 2001 and its implementing regulations, and related government rules and regulations (collectively, the "Patriot Act"); the Seller has established an anti-money laundering compliance program and with respect to the Patriot Act, has (i) developed internal policies, procedures and controls reasonably designed to prevent it from being used for money laundering or the financing of terrorist activities, (ii) designated a compliance officer, (iii) implemented an ongoing employee training program and (iv) developed an independent audit function to test the compliance program;

            (i) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

            (j) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in Section 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

            (k) Delivery to the Custodian. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement, shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian;

            (l) Mortgage Loan Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Article XI on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

            (m) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any Securitization Transfer or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

            (n) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (o) Sale Treatment. The Seller intends to reflect the transfer of the Mortgage Loans as a sale on the books and records of the Seller and the Seller has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (p) Owner of Record. The Seller is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan; and

            (q) Reasonable Purchase Price. The consideration received by the Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans.

            Section 9.02 Representations and Warranties Regarding Individual Mortgage Loans.

            The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

            (a) Mortgage Loans as Described. The information set forth in the related Mortgage Loan Schedule is complete, true and correct;

            (b) Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note, other than payments not yet 30 days delinquent, have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made with respect to the Mortgage Loan on its related Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

            (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the day which precedes by one month the related Due Date of the first installment of principal and interest;

            (d) Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the related Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the issuer of any related PMI Policy and the title insurer, if any, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related Mortgage Loan Schedule;

            (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

            (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to Fannie Mae and Freddie Mac requirements, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (g) Compliance with Applicable Laws. Any and all requirements of any applicable federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory and abusive lending laws, including, without limitation, any applicable provisions relating to Prepayment Penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

            (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

            (i) Type of Mortgaged Property. With respect to a Mortgage Loan that is not a Co-op Loan, the Mortgaged Property is a fee simple estate or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is a widely accepted practice that consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform with the Underwriting Guidelines. No portion of the Mortgaged Property (or underlying Mortgaged Property, in the case of a Co-op Loan) is used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. None of the Mortgaged Properties are manufactured homes, log homes, mobile homes, geodesic domes or other unique property types;

            (j) Valid First or Second Lien. The Mortgage is a valid, subsisting, enforceable and perfected, first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

            (i) with respect to a Second Lien Loan only, the lien of the first mortgage on the Mortgaged Property;

            (ii) the lien of current real property taxes and assessments not yet due and payable;

            (iii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

            (iv) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

            Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien Loan) or second lien (with respect to a Second Lien Loan) and first priority (with respect to a First Lien Loan) or second priority (with respect to a Second Lien Loan) security interest on the property described therein and the Seller has full right to sell and assign the same to the Purchaser.

            (k) Valid First or Second Priority Security Interest. With respect to any Co-op Loan, the related Mortgage is a valid, subsisting, enforceable and perfected, first priority security interest (with respect to a First Lien Loan) or second priority security interest (with respect to a Second Lien Loan) on the related cooperative shares securing the Mortgage Note, subject only to (a) liens of the related residential cooperative housing corporation for unpaid assessments representing the Mortgagor's pro rata share of the related residential cooperative housing corporation's payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security interest intended to be provided by the related Security Agreement;

            (l) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (m) Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, subject to bankruptcy laws and similar laws of general application affecting creditor's rights and subject to the application of the rules of equity, including those respecting the availability of specific performance (including, without limitation, any provisions relating to Prepayment Penalties). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application for any insurance in relation to such Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

            (n) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage, with the exception of proceeds due under Seller's dividend loan program ;

            (o) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the related Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

            (p) Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

            (q) LTV, PMI Policy. No Mortgage Loan has an LTV greater than 100%;

            (r) Title Insurance. With respect to a Mortgage Loan which is not a Co-op Loan, the Mortgage Loan is covered by an ALTA lender's title insurance policy, or with respect to any Mortgage Loan for which the related Mortgaged Property is located in California a CLTA lender's title insurance policy, or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (i), (ii) and (iii) of paragraph (j) of this Section 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and Seller has no knowledge that any prior holder of the related Mortgage, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, and Seller has not done, by act or omission, anything that would impair the coverage of such lender's title insurance policy. Seller has no knowledge that any unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

            (s) No Defaults. Other than payments due but not yet 30 days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor to Seller's knowledge any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration;

            (t) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and to Seller's knowledge no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (u) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. To Seller's knowledge, no improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (v) Origination; Payment Terms. The Mortgage Loan was originated by
(i) a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, an operating subsidiary of a national bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority, or (ii) a mortgage banker or broker licensed or authorized to do business in the jurisdiction in which the related Mortgaged Property is located, applying the same standards and procedures used by the Seller in originating Mortgage Loans directly. The Seller determined that the Mortgage Loans were originated in compliance with such standards prior to purchasing the Mortgage Loans. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month;

            (w) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (x) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to each related Assignment and Conveyance Agreement). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no Seller has made any representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

            (y) Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

            (z) No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (j) above;

            (aa) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (bb) Acceptable Investment. The Seller has no knowledge of circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan;

            (cc) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under the Custodial Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian;

            (dd) Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project such Mortgage Loan was originated in accordance with, and the Mortgaged Property meets the guidelines set forth in the Originator's Underwriting Guidelines;

            (ee) Transfer of Mortgage Loans. The Assignment of Mortgage (except with respect to any Mortgage that has been recorded in the name of MERS or its designee) with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

            (ff) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable to the extent permitted by applicable law;

            (gg) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan Documents;

            (hh) No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

            (ii) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first (with respect to a First Lien Loan) or second (with respect to a Second Lien Loan) lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (jj) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or, to the Seller's knowledge, threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property;

            (kk) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination, servicing and collection practices used by the Seller and the Interim Servicer with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, the Seller or the Interim Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with applicable state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Seller or the Interim Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

            (ll) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from an adjustable rate to a fixed rate;

            (mm) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable hazard insurance policy, PMI Policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

            (nn) No Violation of Environmental Laws. To the best of the Seller's knowledge, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; to the best of Seller's knowledge there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

            (oo) Servicemembers Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Relief Act, or other similar state statute;

            (pp) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, duly appointed by the Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated or pursuant to Seller's automated appraisal methodology as set forth in the Seller's Underwriting Guidelines;

            (qq) Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by, and the Seller has complied with, all applicable law with respect to the making of the Mortgage Loans. The Seller shall maintain such statement in the Mortgage File;

            (rr) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct-to-perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

            (ss) Escrow Analysis. If applicable, with respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

            (tt) Prior Servicing. Each Mortgage Loan has been serviced in all material respects in strict compliance with Accepted Servicing Practices;

            (uu) No Default Under First Lien. With respect to each Second Lien Loan, the related First Lien Loan related thereto is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first Mortgage or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

            (vv) Right to Cure First Lien. With respect to each Second Lien Loan, the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage;

            (ww) No Failure to Cure Default. The Seller has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

            (xx) Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages or Servicing Rights thereto, unless such damage, loss cost and expense arises out of Purchaser's noncompliance with applicable federal or state credit reporting and privacy laws and regulations;

            (yy) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; (6) all ground lease rents, other payments, or assessments that have become due have been paid; and (7) the use of leasehold estates for residential properties is a widely accepted practice in the jurisdiction in which the Mortgaged Property is located;

            (zz) Prepayment Penalty. Each Mortgage Loan that is subject to a prepayment penalty as provided in the related Mortgage Note is identified on the related Mortgage Loan Schedule. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination. With respect to Mortgage Loans originated on or after October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of three (3) years following origination unless otherwise noted on the related Mortgage Loan Schedule.

            (aaa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law;

            (bbb) Single-premium credit life insurance policy. In connection with the origination of any Mortgage Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy;

            (ccc) Qualified Mortgage. The Mortgage Loan is a "qualified mortgage under Section 860G(a)(3) of the Code;

            (ddd) Tax Service Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract issued by a tax service contract provider acceptable to the Purchaser, and such contract is transferable;

            (eee) Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Mortgagor, were employed in the origination of the Mortgage Loan;

            (fff) Recordation. Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

            (ggg) Co-op Loans. With respect to a Mortgage Loan that is a Co-op Loan, (i) a search for filings of financing statements has been made by a company competent to make the same, which company is acceptable to Fannie Mae and qualified to do business in the jurisdiction where the cooperative unit is located, and such search has not found anything which would materially and adversely affect the Co-op Loan, (ii) the stock that is pledged as security for the Mortgage Loan is held by a person as a "tenant-stockholder" and the related cooperative corporation that owns title to the related cooperative apartment building is a "cooperative housing corporation," each within the meaning of
Section 216 of the Code and (iii) there is no prohibition against pledging the shares of the cooperative corporation or assigning the Co-op Lease;

            (hhh) Mortgagor Bankruptcy. On or prior to the date 60 days after the related Closing Date, the Mortgagor has not filed and will not file a bankruptcy petition or has not become the subject and will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

            (iii) No Prior Offer. The Mortgage Loan has not previously been offered for sale;

            (jjj) Georgia Fair Lending Act. There is no Mortgage Loan that was originated on or after October 1, 2002 and on or prior to March 7, 2003, which is secured by property located in the State of Georgia. There is no Mortgage Loan that was originated after March 7, 2003, which is a "high-cost home loan" as defined under the Georgia Fair Lending Act;

            (kkk) Request for Notice; No Consent Required. With respect to any Second Lien Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified the senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

            (lll) Credit Reporting. The Seller has, in its capacity as servicer for each Mortgage Loan, caused to be fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

            (mmm) [Reserved]

            (nnn) Mortgagor Selection. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy mortgagors, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator;

            (ooo).Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the related Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension (other than no documentation Mortgage Loans). Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

            (ppp).Mortgage Loans with Prepayment Premiums. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) a mortgage loan without such a premium was available to the Mortgagor at an interest rate and/or fee structure higher than that of the Mortgage Loan, (ii) prior to the Mortgage Loan's funding, the related Mortgagor had the option of obtaining the Mortgage Loan without a requirement for payment of such a premium, and (iii) the prepayment premium is disclosed to the related Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law;

            (qqq).Purchase of Insurance. No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

            (rrr).Points and Fees. All points and fees related to each Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation;

            (sss) Disclosure of Fees and Charges. All fees and charges (including finance charges), whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan, have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation; and

            (ttt) No Arbitration. No Mortgage Loan originated on or after July 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction.

            Section 9.03 Remedies for Breach of Representations and Warranties.

            It is understood and agreed that the representations and warranties set forth in Sections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

            Within 60 days of the earlier of either discovery by or notice to the Seller of any such breach of a representation or warranty, which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. Notwithstanding the above sentence, within 60 days of the earlier of either discovery by, or notice to, the Seller of any breach of the representations or warranties set forth in clause (zz), (aaa), (bbb), (ccc), (jjj), (kkk), (lll),
(nnn), (ooo), (ppp), (qqq), (rrr), (sss) and (ttt) of Section 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price unless, in the case of clause (ccc), such breach was cured. In the event that a breach shall involve any representation or warranty set forth in Section 9.01, and such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans affected by such breach shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in
Section 9.02 (except as provided in the second sentence of this paragraph with respect to certain breaches for which no substitution is permitted) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan at the Repurchase Price. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Section 9.03 shall be accomplished by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

            At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Section
6.03 and the Custodial Agreement, with the Mortgage Note endorsed as required by
Section 6.03 and the Custodial Agreement. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

            For any month in which the Seller substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

            In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and, in connection with any Reconstitution, the depositor and the trust, including the servicer and the trustee acting on its behalf, and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary out-of-pocket legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement. It is understood and agreed that the obligations of the Seller set forth in this Section 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser as provided in this
Section 9.03 and in Section 14.01 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Sections 9.01 and 9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

            Section 9.04 Repurchase of Mortgage Loans with First Payment Defaults. If the related Mortgagor is delinquent with respect to the Mortgage Loan's first Monthly Payment due to the Purchaser following the related Closing Date, the Seller, at the Purchaser's option, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the Repurchase Price. Notwithstanding the foregoing, the Seller shall have a period of forty-five (45) days following such first Due Date to cure any such delinquency. The Purchaser shall notify the Seller and request a repurchase within sixty (60) days after the Mortgagor's failure to make the first Monthly Payment (including such additional cure period) and the Seller shall repurchase such Mortgage Loan within thirty (30) calendar days of receipt of such notice..

            Section 9.05 Premium Recapture. With respect to any Mortgage Loan without prepayment penalties that prepays in full during the first three months following the related Closing Date, the Seller shall pay the Purchaser, within five (5) Business Days after such prepayment in full or repurchase, an amount equal to the excess of the Purchase Price Percentage for such Mortgage Loan over par, multiplied by the outstanding principal balance of such Mortgage Loan as of the related Cut-off Date.


                                    ARTICLE X

                                     CLOSING

            Section 10.01 Conditions to Closing

            The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, each Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

            The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

            (i) at least two Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on such Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

            (ii) all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

            (iii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Article XI of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

            (iv) the Seller shall have delivered and released to the Custodian all documents required pursuant to the Custodial Agreement; and

            (v) all other terms and conditions of this Agreement and the related Purchase Price and Terms Agreement shall have been complied with.

            Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Article IV of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.


                                   ARTICLE XI

                                CLOSING DOCUMENTS

            Section 11.01 Required Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

                        (1) this Agreement (to be executed and delivered only
                  for the initial Closing Date);

                        (2) the Interim Servicing Agreement, dated as of the
                  initial Cut-off Date (to be executed and delivered only for the initial Closing Date);

                        (3) with respect to the initial Closing Date, the
                  Custodial Agreement, dated as of the initial Cut-off Date;

                        (4) the related Mortgage Loan Schedule (one copy to be
                  attached to the Custodian's counterpart of the Custodial Agreement in connection with the initial Closing Date, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto);

                        (5) a Custodian's Certification, as required under the
                  Custodial Agreement, in the form of Exhibit 2 to the Custodial Agreement;

                        (6) with respect to the initial Closing Date, an
                  Officer's Certificate, in the form of Exhibit C hereto with respect to each of the Seller, including all attachments thereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

                        (7) with respect to the initial Closing Date, an Opinion
                  of Counsel of the Seller (who may be an employee of the Seller), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

                        (8) with respect to the initial Closing Date, an Opinion
                  of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement(s);

                        (9) a Security Release Certification, in the form of
                  Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

                        (10) a certificate or other evidence of merger or change
                  of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

                        (11) with respect to the initial Closing Date, the
                  Underwriting Guidelines to be attached hereto as Exhibit G and with respect to each subsequent Closing Date, the Underwriting Guidelines to be attached to the related Assignment and Conveyance; and

                        (12) Assignment and Conveyance Agreement in the form of
                  Exhibit H hereto, and all exhibits thereto.

            The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.


                                  ARTICLE XII

                                      COSTS

            Section 12.01 Costs.

            The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.


                                  ARTICLE XIII

                   COOPERATION OF SELLER WITH A RECONSTITUTION

            Section 13.01 Reconstitution of Mortgage Loans.

            The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after the related Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

            (i) Fannie Mae under its Cash Purchase Program or MBS Program (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

            (ii) Freddie Mac (the "Freddie Mac Transfer"); or

            (iii) one or more third party purchasers in one or more Whole Loan Transfers; or

            (iv) one or more trusts or other entities to be formed as part of one or more Securitization Transfers.

            With respect to each Whole Loan Transfer and each Securitization Transfer entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures, provided that Purchaser shall give Seller at least fifteen (15) Business Days notice of such proposed Reconstitution and provided further that: (x) Seller shall review and approve any document that Purchaser, any prospective purchaser, rating agency or other party to a Reconstitution request that Seller execute; (y) Seller's obligation under any such document shall not exceed its obligations to Purchaser under the Purchase Agreement; and (z) Purchaser shall reimburse Seller for up to $15,000 of Seller's out-of-pocket expenses incurred in connection with a Securization Transfer.. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; (ii) such additional opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit B. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each Affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such Affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the information provided by or on behalf of the Seller regarding the Seller, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to this Agreement and, if the Interim Servicing Agreement shall remain in effect with respect to the related Mortgage Loan Package, shall continue to be serviced in accordance with the terms of this Agreement and the Interim Servicing Agreement and with respect thereto this Agreement shall remain in full force and effect.


                                  ARTICLE XIV

                                   THE SELLER

            Section 14.01 Additional Indemnification by the Seller; Third Party Claims.

            (a) The Seller shall indemnify the Purchaser and, in connection with any Reconstitution, the depositor and the trust, including the servicer and the trustee acting on its behalf, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, out-of-pocket legal fees and expenses (including reasonable and necessary legal fees and expenses incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties in strict compliance with the terms of this Agreement or any breach of any of Seller's representation, warranties and covenants set forth in this Agreement. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            (b) Promptly after receipt by an indemnified party under this
Section 14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel at the indemnified party's or parties' expense to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Section 14.02 Merger or Consolidation of the Seller.

            The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

            Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.


                                   ARTICLE XV

                            MISCELLANEOUS PROVISIONS

            Section 15.01 Financial Statements.

            The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

            The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

            Section 15.02 Mandatory Delivery; Grant of Security Interest.

            The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (a) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be substituted therefor, and (b) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

            Section 15.03 Notices.

            All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

            (i) if to the Seller:

                  First Franklin Financial Corp.
                  2150 No. First Street, Suite 600
                  San Jose, California  95130
                  Attention:  Mr. Steve Mageras

            (ii) if to the Purchaser:

                  Barclays Bank PLC
                  222 Broadway
                  New York, New York 10038
                  Attention: Glenn Pearson
                  Fax:  212-412-1006
                  E-mail: glenn.pearson@barclayscapital.com

                  with a copy to:

                  Barclays Bank PLC
                  200 Park Avenue
                  New York, New York 10166
                  Attention: Paul Menefee
                  Fax:  212-412-6846
                  E-mail: paul.menefee@barclayscapital.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            Section 15.04 Severability Clause.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            Section 15.05 Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            Section 15.06 Governing Law.

            This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by Federal law.

            Section 15.07 Intention of the Parties.

            It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            Section 15.08 Successors and Assigns; Assignment of Purchase Agreement.

            This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

            Section 15.09 Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            Section 15.10 Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            Section 15.11 General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

            Section 15.12 Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            Section 15.13 Further Agreements.

            The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            Section 15.14 Recordation of Assignments of Mortgage.

            To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

            Section 15.15 No Solicitation.

            From and after the related Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit a Mortgagor under any Mortgage Loan for the purpose of refinancing a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that the Seller, or any of its respective affiliates:

            (i) may advertise its availability for handling refinancings of mortgages in its portfolio, including the promotion of terms it has available for such refinancings, through the sending of letters or promotional material, so long as it does not specifically target Mortgagors and so long as such promotional material either is sent to the mortgagors for all of the mortgages in the servicing portfolio of the Seller and any of its affiliates (those it owns as well as those serviced for others); and

            (ii) may provide pay-off information and otherwise cooperate with individual mortgagors who contact it about prepaying their mortgages by advising them of refinancing terms and streamlined origination arrangements that are available.

            Promotions undertaken by the Seller or by any affiliate of the Seller which are directed to the general public at large (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements), shall not constitute solicitation under this Section 15.15.

            Section 15.16 Waiver of Trial by Jury.

            THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            Section 15.17 Governing Law Jurisdiction; Consent to Service of Process.

            THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

                           [Signature Page Follows]

            IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                       BARCLAYS BANK, PLC
                                              (Purchaser)

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________

                                       FIRST FRANKLIN FINANCIAL CORP.
                                              (Seller)

                                       By:____________________________________
                                       Name:__________________________________
                                       Title:_________________________________

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

            With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Article VI of the Mortgage Loan Purchase Agreement to which this
Exhibit is attached (the "Agreement"):

            (a) the original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of _________, without recourse" and signed in the name of the last endorsee (the "Last Endorsee") by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Last Endorsee], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by "[Last Endorsee], formerly known as [previous name]";

            (b) the original of any guarantee executed in connection with the Mortgage Note;

            (c) with respect to Mortgage Loans that are not Co-op Loans, the original Mortgage with evidence of recording thereon. With respect to any Co-op Loan, an original or copy of the Security Agreement. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

            (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

            (e) with respect to Mortgage Loans that are not Co-op Loans, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except with respect to MERS Designated Loans). The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

            (f) with respect to Mortgage Loans that are not Co-op Loans, the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the Seller to the Last Endorsee (or, in the case of a MERS Designated Loan, MERS) with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

            (g) with respect to Mortgage Loans that are not Co-op Loans, the original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company;

            (h) the original or, if unavailable, a copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage;

            (i) with respect to any Co-op Loan: (i) a copy of the Co-op Lease and the assignment of such Co-op Lease, with all intervening assignments showing a complete chain of title and an assignment thereof by Seller; (ii) the stock certificate together with an undated stock power relating to such stock certificate executed in blank; (iii) the recognition agreement of the interests of the mortgagee with respect to the Co-op Loan by the residential cooperative housing corporation, the stock of which was pledged by the related Mortgagor to the originator of such Co-op Loan; and (iv) copies of the financial statement filed by the originator as secured party and, if applicable, a filed UCC-3 assignment of the subject security interest showing a complete chain of title, together with an executed UCC-3 assignment of such security interest by the Seller in a form sufficient for filing; and

            (j) if any of the above documents has been executed by a person holding a power of attorney, an original or photocopy of such power certified by the Seller to be a true and correct copy of the original.

            In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the related Closing Date, an Officer's Certificate which shall
(i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in no event be delivered later than one year following the related Closing Date. An extension of the date specified in clause (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                    EXHIBIT B

               FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT



            This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, among [________________] (the "Depositor"), a
[______________] corporation (the "Depositor"), Barclays Bank, PLC, a public limited company registered in England and Wales under company number 1026167, having an office at 200 Park Avenue, New York, New York 10166 ("Barclays") and First Franklin Financial Corp., a Delaware corporation, having an office at 2150 No. First Street, Suite 600, San Jose, California 95130 (the "Seller").

                              W I T N E S S E T H:
                              - - - - - - - - - -

            WHEREAS, the Depositor is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________] Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

            WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] and [__________________] (each, an "Underwriter" and together the "Co-Underwriters") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Co-Underwriters, Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            WHEREAS, Barclays purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") pursuant to a Mortgage Loan Purchase Agreement, dated as of March 1, 2004 (the "Purchase Agreement"), by and between Barclays and Seller; and

            WHEREAS, pursuant to Article XIII of the Purchase Agreement, the Seller has agreed to provide indemnification for certain information.

            NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Depositor, Barclays and the Seller agree as follows:

            1. Indemnification and Contribution.

            (a) The Seller agrees to indemnify and hold harmless the Depositor, Barclays, the Co-Underwriters and their respective affiliates and their respective present and former directors, officers, employees and agents and each person, if any, who controls the Depositor, Barclays, the Co-Underwriters or such affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement or in the Comp Materials or any omission or alleged omission to state in the Prospectus Supplement or in the Comp Materials a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement or the Comp Materials and agrees to reimburse the Depositor, Barclays, the Co-Underwriters or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any out-of-pocket legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information.

            As used herein:

            "Seller Information" means and is limited to statements set forth under the headings "[__________________]" and "[__________________]" in the
Prospectus Supplement.

            The terms "Collateral Term Sheet" and "Structural Term Sheet" shall have the respective meanings assigned to them in the February 13, 1995 letter (the "PSA Letter") of Cleary, Gottlieb, Steen & Hamilton on behalf of the Public Securities Association (which letter, and the SEC staff's response thereto, were publicly available February 17, 1995). The term "Collateral Term Sheet" as used herein includes any subsequent Collateral Term Sheet that reflects a substantive change in the information presented. The term "Computational Materials" has the meaning assigned to it in the May 17, 1994 letter (the "Kidder letter" and, together with the PSA Letter, the "No-Action Letters") of Brown & Wood on behalf of Kidder, Peabody & Co., Inc. (which letter, and the SEC staff's response thereto, were publicly available May 20, 1994). The term "Comp Materials" as used herein means collectively Collateral Term Sheets, Structural Term Sheet and Computational Materials relating to the Certificates or the transaction contemplated by the Prospectus Supplement.

            (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

            If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

            Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

            Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested in writing an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel retained pursuant to this Section 1(b), the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed the indemnified party for such reasonable fees and expenses of counsel in accordance with such request prior to the date of such settlement.

            (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

            (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by the Depositor, Barclays, the Co-Underwriters, their respective affiliates, directors, officers, employees or agents or any person controlling the Depositor, Barclays, the Co-Underwriters or any such affiliate, and (iii) acceptance of and payment for any of the Offered Certificates.

            2. Representations and Warranties. Seller represents and warrants that:

            (a) Seller is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller;

            (b) Seller is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

            (c) the execution, delivery and performance of this Agreement by Seller will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller or any provision of the charter or bylaws of Seller, or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller is a party or by which it may be bound;

            (d) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller, threatened against Seller or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller;

            (e) Seller has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder; and

            1. this Agreement has been duly executed and delivered by Seller.

            3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller, will be mailed, delivered or telegraphed and confirmed [______________________]; if sent to Barclays, will be mailed, delivered or telegraphed and confirmed to Barclays Bank, PLC, 200 Park Avenue, New York, New York 10166, Attention: [_________________]; if to the Depositor, will be mailed, delivered or telegraphed and confirmed to [____________________]; or if to the Co-Underwriters, will be mailed, delivered or telegraphed and confirmed to [_____________________].

            4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.


                            [SIGNATURE PAGE FOLLOWS]


            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                       [DEPOSITOR]


                                       By:
                                          -----------------------------------
                                          Name:
                                          Title:

                                       BARCLAYS BANK, PLC


                                       By:
                                          -----------------------------------
                                          Name:
                                          Title:

                                       FIRST FRANKLIN FINANCIAL CORP.


                                       By:
                                          -----------------------------------
                                          Name:
                                          Title:

                                    EXHIBIT C

                         SELLER'S OFFICER'S CERTIFICATE

            I, ____________________, hereby certify that I am the duly elected [Vice] President of First Franklin Financial Corp., a corporation organized under the laws of the state of Delaware (the "Company") and further as follows:

            1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

            2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

            3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

            4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver (a) the Mortgage Loan Purchase Agreement, dated as of March 1, 2004 (the "Purchase Agreement"), by and between Barclays Bank, PLC (the "Purchaser") and the Company (b) the Interim Servicing Agreement, dated as of March 1, 2004 (the "Interim Servicing Agreement"), by and between Barclays Bank, PLC and the Company and (c) the Custodial Agreement, dated as of March 1, 2004 (the "Custodial Agreement"), by and among the Purchaser, the Company and Wells Fargo Bank, N.A. (the "Custodian"), [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature], and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

            5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, the Interim Servicing Agreement, the Custodial Agreement, [the sale of the mortgage loans] or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement, the Interim Servicing Agreement or the Custodial Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement, the Interim Servicing Agreement, the Custodial Agreement or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement, the Interim Servicing Agreement or the Custodial Agreement.

            8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the Interim Servicing Agreement, (c) the Custodial Agreement and (d) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on
      Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

            9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement, the Interim Servicing Agreement and the Custodial Agreement.

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________    By:___________________________
                              Name:_________________________
[Seal]                        Title: [Vice] President

            I, ________________________, an [Assistant] Secretary of First Franklin Financial Corp., hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________    By:___________________________
                              Name:_________________________
                              Title: [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

           NAME                       TITLE                  SIGNATURE

----------------------------   -------------------   ---------------------------

----------------------------   -------------------   ---------------------------

----------------------------   -------------------   ---------------------------

----------------------------   -------------------   ---------------------------

----------------------------   -------------------   ---------------------------

----------------------------   -------------------   ---------------------------

----------------------------   -------------------   ---------------------------

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER

                                     (date)

Barclays Bank, PLC
200 Park Avenue
New York, New York 10166

Dear Sirs:

            You have requested [our] [my] opinion, as [Assistant] General Counsel to First Franklin Financial Corp. (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Mortgage Loan Purchase Agreement by and between the Company and Barclays Bank, PLC (the "Purchaser"), dated as of March 1, 2004 (the "Purchase Agreement") and that certain Interim Servicing Agreement, dated as of March 1, 2004 (the "Interim Servicing Agreement"), by and between Barclays Bank, PLC and the Company; which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of March 1, 2004 among the Purchaser, the Company and ______________________[CUSTODIAN] (the "Custodial Agreement", and collectively with the Purchase Agreement and the Interim Servicing Agreement the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement.

            [We] [I] have examined the following documents:

            1.    the Purchase Agreement;

            2.    the Interim Servicing Agreement

            3.    the Custodial Agreement;

            4.    the form of Assignment of Mortgage;

            5.    the form of endorsement of the Mortgage Notes; and

            6. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

            To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company contained in the Purchase Agreement and the Interim Servicing Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents. As to factual matters, [we][I] have relied upon statements, certificates and other assurances of public officials and/or officers and other representatives of the Company, and upon such other certificates as [I][we] deemed appropriate, which factual matters have not been independently established or verified by [us][me].

            Based upon the foregoing, it is [our] [my] opinion that:

            1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and is an operating subsidiary of National City Bank of Indiana. As a national bank operating subsidiary, it is regulated by the Officer of the Comptroller of the Currency and is subject to applicable laws and regulations.

            2. The Company has the power to engage in the transactions contemplated by the Agreements and all requisite power, authority and legal right to execute and deliver the Agreements and to perform and observe the terms and conditions of the Agreements.

            3. The Agreements have been duly authorized, executed and delivered by the Company, and are the legal, valid and binding agreements enforceable in accordance with its terms against the Company, subject to the additional assumptions, exceptions, qualifications and limitations set forth below. .

            4. The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements.

            5. The Company has been duly authorized to allow any of its officers to execute by original [or facsimile] signature the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

            6. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements or (ii) any required consent, approval, authorization or order has been obtained by the Company.

            7. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements conflict or will conflict with or results or will result in a breach of or constitute or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the material terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

            8. There is no action, suit, proceeding or investigation pending or, to the best of [our] [my] knowledge, threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, would draw into question the validity of the Agreements or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreements.

            9. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

            The opinions above are subject to the following additional assumptions, exceptions, qualifications and limitations:

            1. [I] [we] have assumed that all parties to the Purchase Agreement other than the Company have all requisite power and authority to execute, deliver and perform their respective obligations under each of the Agreements, and that the Agreements have been duly authorized by all necessary corporate action on the part of such parties, have been executed and delivered by such parties and constitute the legal, valid and binding obligations of such parties.

            2. [My] [our] opinion expressed in paragraphs 3 and 8 above is subject to the qualifications that (i) the enforceability of the Purchase Agreement may be limited by the effect of laws relating to (1) bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditor's rights generally, including, preferential transfers, and (2) general principles of equity upon the specific enforceability of any of the remedies, covenants or other provisions of the Purchase Agreement and upon the availability of injunctive relief or other equitable remedies and the application of principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) as such principles relate to, limit or affect the enforcement of creditors' rights generally and the discretion of the court before which any proceeding for such enforcement may be brought; and (ii) [I] [we] express no opinion herein with respect to the validity, legality, binding effect or enforceability of provisions for indemnification in the Agreements to the extent such provisions may be held to be unenforceable as contrary to public policy.

            3. [I] [we] have assumed, without independent check or certification, that there are no agreements or understandings among the Company, the Purchaser and any other party which would expand, modify or otherwise affect the terms of the documents described herein or the respective rights or obligations of the parties thereunder.

            [I] [we] [am] [are] admitted to practice in the State of [_____] and [I] [we] render no opinion herein as to matters involving the laws of the United States of America.

            This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of the date of this opinion.


                                       Very truly yours,


                                       -----------------------------
                                          [Name]
                                          [Assistant] General Counsel

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION



                                                    ___________________, 200__

[Federal Home Loan Bank of
______(the "Association")]
__________________________
__________________________
__________________________

Attention:  ___________________________
            ___________________________

      Re:   Notice of Sale and Release of Collateral

Dear Sirs:

            This letter serves as notice that First Franklin Financial Corp. a corporation, organized pursuant to the laws of the state of Delaware (the "Company") has committed to sell certain mortgage loans to Barclays Bank, PLC under a Mortgage Loan Purchase Agreement, dated as of March 1, 2004. The Company warrants that the mortgage loans to be sold to Barclays Bank, PLC are in addition to and beyond any collateral required to secure advances made by the Association to the Company.

            The Company acknowledges that the mortgage loans to be sold to Barclays Bank, PLC shall not be used as additional or substitute collateral for advances made by the Association. Barclays Bank, PLC understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by the Association, and confirms that it has no interest therein.

            Execution of this letter by the Association shall constitute a full and complete release of any security interest, claim, or lien which the Association may have against the mortgage loans to be sold to Barclays Bank, PLC.

                           [Signature Page Follows]


           Very truly yours,

     ----------------------------


     By:__________________________
     Name:________________________
    Title:________________________
    Date:_________________________

Acknowledged and approved:

[FEDERAL HOME LOAN BANK OF]

--------------------------

By:_____________________________
Name:___________________________
Title:__________________________
Date:___________________________

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title, interest, lien or claim of any kind it may have in all mortgage loans described on the attached Schedule A (the "Mortgage Loans"), to be purchased by Barclays Bank, PLC from the company named on the next page (the "Company") pursuant to that certain Mortgage Loan Purchase Agreement, dated as of March 1, 2004, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company or its designees, as of the date and time of the sale of such Mortgage Loans to Barclays Bank, PLC. Such release shall be effective automatically without any further action by any party upon payment in one or more installments, in immediately available funds, of $_____________, in accordance with the wire instructions set forth below.

Name, Address and Wire Instructions of Financial Institution

      --------------------------------
                (Name)

      --------------------------------
               (Address)


      --------------------------------

      --------------------------------

      --------------------------------




      By:_____________________________

                          II. Certification of Release

            The Company named below hereby certifies to Barclays Bank, PLC that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Barclays Bank, PLC the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                                -----------------------------

                                                By:__________________________

                                                Title:_______________________
                                                Date:________________________

                                    EXHIBIT G

                             UNDERWRITING GUIDELINES

                                    EXHIBIT H

                   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

            On this ___ day of ____________, 200_, First Franklin Financial Corp. ("Seller"), as the Seller under (i) that certain Purchase Price and Terms Agreement, dated as of _________, 200_ (the "PPTA"), and (ii) that certain Mortgage Loan Purchase Agreement, dated as of March 1, 2004 (the "Purchase Agreement"), does hereby sell, transfer, assign, set over and convey to Barclays Bank, PLC ("Purchaser") as the Purchaser under the Agreements (as defined below) without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and the related Servicing Rights and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Article VI of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement. The contents of each Servicing File required to be retained by First Franklin Financial Corp., as servicer ("Servicer"), as interim servicer under that certain Servicing Agreement, dated as of March 1, 2004 (the "Servicing Agreement") to service the Mortgage Loans pursuant to the Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Servicer for the benefit of the Purchaser as the owner thereof. The Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Servicing Agreement, and such retention and possession by the Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in a custodial capacity only. The PPTA, the Purchase Agreement and the Servicing Agreement shall collectively be referred to as the "Agreements" herein.

            The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B attached hereto.

            In accordance with Article VI of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

            Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                       FIRST FRANKLIN FINANCIAL CORP.


                                       By:  __________________________________
                                          Name:  _____________________________
                                          Title:  ____________________________

Accepted and Agreed:

BARCLAYS BANK, PLC


By:__________________________________
   Name:
   Title:

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

[Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:]

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                    EXHIBIT I

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among Barclays Bank, PLC ("Assignor"),
[____________________] ("Assignee") and First Franklin Financial Corp. (the "Company"):

            For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Mortgage Loan Purchase Agreement (the "Purchase Agreement"), dated as of March 1, 2004, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 2004 (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

            3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

      (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

      (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

      (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

            4. Pursuant to Section 13 of the Purchase Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of [__________].

Remedies for Breach of Representations and Warranties

            5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

            10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                       FIRST FRANKLIN FINANCIAL CORP.


                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________


                                       BARCLAYS BANK, PLC


                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________


                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________



                                       [________________________]


                                       By:  __________________________________
                                          Name:_______________________________
                                          Its:________________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                 AMENDMENT NO. 1

            AMENDMENT NO. 1, dated as of August 30, 2004 ("Amendment"), to the Mortgage Loan Purchase Agreement, dated as of March 1, 2004 (the "Purchase Agreement"), each between BARCLAYS BANK, PLC, a public limited company registered in England and Wales under company number 1026167 ("Barclays"), and FIRST FRANKLIN FINANCIAL CORP., a Delaware corporation ("First Franklin").

                                    RECITALS

            WHEREAS, the parties hereto have entered into the Purchase
Agreement;

            WHEREAS, the parties hereto desire to modify the Purchase Agreement as set forth in this Amendment;

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. Defined Terms. Unless otherwise defined herein, terms defined in the Purchase Agreement are used herein as therein defined.

            2. Amendments.

            (i) Section 1 is hereby amended by:

                  (a) inserting the following defined terms in alphabetical order therein:

            "Covered Loan: A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary."

            "Home Loan: A Mortgage Loan categorized as Home Loan pursuant to Appendix E of Standard & Poor's Glossary."

            "Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary, as may be in effect from time to time.."

                  (b) deleting the definition of "High Cost Loan" in its entirety and replacing it with the following:

            "High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 or (b) classified as a "high cost home," "threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under an applicable law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary."

                  (c) deleting the "and" prior to the "(44)" in the definition of "Mortgage Loan Schedule" and adding the following language immediately following the reference to "if applicable" in clause (44) of such definition:

            "and (45) a code indicating whether the Mortgage Loan is a Home
Loan"

            (ii) Subsection 9.02 is hereby amended by:

                  (a) adding the following language to the end of the first sentence of clause (aaa) following the word "Loan" and prior to the ".":

            "or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act"

                  (b) deleting clause (jjj) and replacing it with "[Reserved];"

            (iii) Subsection 9.03 is hereby amended by deleting the reference to clause (jjj) in the second sentence of such Subsection in its entirety.

            3. Ratification of Agreement. Except as modified and expressly amended by this Amendment, the Purchase Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

            4. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

            5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY NEW YORK LAW WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.



                                       BARCLAYS BANK, PLC


                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:




                                       FIRST FRANKLIN FINANCIAL CORP.


                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT T

                      ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated May 31, 2005 ("Agreement"), among Barclays Bank PLC ("Assignor"), Securitized Asset Backed Receivables LLC ("Assignee") and Fremont Investment & Loan (the "Company"):

            In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  Assignment and Conveyance
                  -------------------------

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, in, to and under (1) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (2) solely insofar as it relates to the Mortgage Loans, that certain Interim Servicing Agreement, dated as of November 1, 2004 (the "Servicing Agreement"), by and between the Assignor and the Company.

            The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Servicing Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement.

                  Recognition of the Company
                  --------------------------

            2. From and after the date hereof, the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Servicing Agreement (in each case, solely to the extent set forth herein) and this Agreement to Securitized Asset Backed Receivables LLC Trust 2005-FR2 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2005 (the "Pooling Agreement"), among the Assignee, Fremont Investment & Loan, MortgageRamp Inc. and Wells Fargo Bank, National Association, as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Saxon Mortgage Services, Inc., as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under Servicing Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, (iv) all references to the Purchaser or the Custodian under the Servicing Agreement and the insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf), and (v) the Mortgage Loans will be part of a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code ("REMIC"), and the Company shall service the Mortgage Loans and any real property acquired upon default thereof (including, without limitation, making or permitting any modification, waiver or amendment of any term of any Mortgage Loan) in accordance with the Servicing Agreement but in no event in a manner that would
(i) cause the REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code, the tax on contributions to a REMIC set forth in Section 860G(d) of the Internal Revenue Code of 1986, as amended (the "Code"), and the tax on "net income from foreclosure property" as set forth in Section 860G(c) of the Code). Neither the Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Servicing Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

            3. From and after the date hereof (the "Securitization Closing Date") until servicing of the Mortgage Loans is transferred by the Company to the Servicer (expected to be in June 2005) (the "Servicing Transfer Date"), the Assignor shall make all P&I Advances (as defined in the Pooling Agreement) with respect to the Mortgage Loans in the same manner and to the same extent as if the Assignor were the Servicer of the Mortgage Loans under the terms of the Pooling Agreement. The Assignor shall be entitled to the same right of reimbursement with respect to such P&I Advances as the Servicer is entitled to with respect to P&I Advances made by the Servicer pursuant to the terms of the Pooling Agreement.

                  Representations and Warranties of the Company
                  ---------------------------------------------

            4. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

      (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

      (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Servicing Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

      (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement;

      (d) The Company shall establish a Custodial Account and an Escrow Account under the Servicing Agreement in favor of the Trust with respect to the Mortgage Loans separate from the Custodial Account and Escrow Account previously established under the Servicing Agreement in favor of the Assignor; and

      (e) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Servicing Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Servicing Agreement, and the Company is solvent.

            Miscellaneous
            -------------

            5. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            6. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            7. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

            8. Each of this Agreement and the Servicing Agreements shall survive the conveyance of the Mortgage Loans and the assignment of the Servicing Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Servicing Agreement.

            9. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            10. In the event that any provision of this Agreement conflicts with any provision of the Servicing Agreement with respect to the related Mortgage Loans, the terms of this Agreement shall control.

            11. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Servicing Agreement.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       FREMONT INVESTMENT & LOAN



                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:


                                       BARCLAYS BANK PLC



                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:


                                       SECURITIZED ASSET BACKED RECEIVABLES LLC



                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

                                   EXHIBIT U

================================================================================




                                INTERIM SERVICING
                                    AGREEMENT


                                     between


                                BARCLAYS BANK PLC


                                    Purchaser


                                       and


                            FREMONT INVESTMENT & LOAN


                                Interim Servicer


                          Dated as of November 1, 2004


================================================================================

                                TABLE OF CONTENTS

                                                                            Page


                                    ARTICLE I

                                   DEFINITIONS

Section 1.01  Definitions...................................................


                                   ARTICLE II

                                    SERVICING

Section 2.01  Interim Servicer to Act as Servicer...........................
Section 2.02  Liquidation of Mortgage Loans.................................
Section 2.03  Collection of Mortgage Loan Payments..........................
Section 2.04  Establishment of and Deposits to Custodial Account............
Section 2.05  Permitted Withdrawals from Custodial Account..................
Section 2.06  Establishment of and Deposits to Escrow Account...............
Section 2.07  Permitted Withdrawals from Escrow Account.....................
Section 2.08  Payment of Taxes, Insurance and Other Charges; Tax
               Service Contracts............................................
Section 2.09  Protection of Accounts........................................
Section 2.10  Maintenance of Hazard Insurance...............................
Section 2.11  [reserved]....................................................
Section 2.12  Maintenance of Fidelity Bond and Errors and Omissions
               Insurance....................................................
Section 2.13  Inspections...................................................
Section 2.14  Restoration of Mortgaged Property.............................
Section 2.15  Title, Management and Disposition of REO Property.............
Section 2.16  Permitted Withdrawals with Respect to REO Property............
Section 2.17  Real Estate Owned Reports.....................................
Section 2.18  Liquidation Reports...........................................
Section 2.19  Reports of Foreclosures and Abandonments of Mortgaged
               Property.....................................................
Section 2.20  Notification of Adjustments...................................


                                   ARTICLE III

                              PAYMENTS TO PURCHASER

Section 3.01  Remittances...................................................
Section 3.02  Statements to Purchaser.......................................
Section 3.03  Advances by Interim Servicer..................................


                                   ARTICLE IV

                          GENERAL SERVICING PROCEDURES

Section 4.01  Transfers of Mortgaged Property...............................
Section 4.02  Satisfaction of Mortgages and Release of Mortgage Files.......
Section 4.03  Servicing Compensation........................................
Section 4.04  Annual Statement as to Compliance.............................
Section 4.05  Annual Independent Public Accountants' Servicing Report.......
Section 4.06  Right to Examine Interim Servicer Records.....................
Section 4.07  Compliance with Gramm-Leach-Bliley Act of 1999................


                                    ARTICLE V

                          INTERIM SERVICER TO COOPERATE

Section 5.01  Provision of Information......................................
Section 5.02  Financial Statements; Servicing Facilities....................


                                   ARTICLE VI

                                   TERMINATION

Section 6.01  [reserved]....................................................
Section 6.02  Termination Upon Transfer of Servicing........................


                                   ARTICLE VII

                                BOOKS AND RECORDS

Section 7.01  Possession of Servicing Files Prior to the Related
               Transfer Date................................................


                                  ARTICLE VIII

                         INDEMNIFICATION AND ASSIGNMENT

Section 8.01  Indemnification...............................................
Section 8.02  Limitation on Liability of Interim Servicer and Others........
Section 8.03  Limitation on Resignation and Assignment by Interim
               Servicer.....................................................
Section 8.04  Assignment by Purchaser.......................................
Section 8.05  Merger or Consolidation of the Interim Servicer...............


                                   ARTICLE IX

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

Section 9.01  Authority and Capacity........................................


                                    ARTICLE X

               REPRESENTATIONS AND WARRANTIES OF INTERIM SERVICER

Section 10.01 Due Organization and Authority................................
Section 10.02 Ordinary Course of Business...................................
Section 10.03 No Conflicts..................................................
Section 10.04 Ability to Service............................................
Section 10.05 Ability to Perform............................................
Section 10.06 No Litigation Pending.........................................
Section 10.07 No Consent Required...........................................
Section 10.08 No Untrue Information.........................................
Section 10.09 Reasonable Servicing Fee......................................


                                   ARTICLE XI

                                     DEFAULT

Section 11.01 Events of Default.............................................
Section 11.02 Waiver of Defaults............................................


                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

Section 12.01 Notices.......................................................
Section 12.02 Waivers.......................................................
Section 12.03 Entire Agreement; Amendment...................................
Section 12.04 Execution; Binding Effect.....................................
Section 12.05 Headings......................................................
Section 12.06 Relationship of Parties.......................................
Section 12.07 Severability of Provisions....................................
Section 12.08 Recordation of Assignments of Mortgage........................
Section 12.09 Exhibits......................................................
Section 12.10 Counterparts..................................................
Section 12.11 No Solicitation...............................................
Section 12.12 [reserved]....................................................
Section 12.13 Governing Law Jurisdiction; Consent to Service of Process.....
Section 12.14 Waiver of Trial by Jury.......................................

                                    EXHIBITS

EXHIBIT 1         FORM OF TRIAL BALANCE
EXHIBIT 2         FORM OF CUSTODIAL ACCOUNT CERTIFICATION
EXHIBIT 3         FORM OF CUSTODIAL ACCOUNT LETTER AGREEMENT
EXHIBIT 4         FORM OF ESCROW ACCOUNT CERTIFICATION
EXHIBIT 5         FORM OF ESCROW ACCOUNT LETTER AGREEMENT
EXHIBIT 6         FORM OF MONTHLY REO PROPERTY STATEMENT
EXHIBIT 7         FORM OF LIQUIDATION REPORT
EXHIBIT 8         FORM OF MONTHLY REMITTANCE ADVICE
EXHIBIT 9         FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT
EXHIBIT 10        DELINQUENCY COLLECTION POLICIES AND PROCEDURES

                           INTERIM SERVICING AGREEMENT

            This Interim Servicing Agreement ("Agreement") is entered into as of November 1, 2004, by and between FREMONT INVESTMENT & LOAN, a California corporation (the "Interim Servicer"), and BARCLAYS BANK PLC, a public limited company registered in England and Wales under company number 1026167 (the "Purchaser").

            WHEREAS, the Purchaser and Fremont Investment & Loan, as seller (the "Seller") entered into a Mortgage Loan Purchase and Warranties Agreement dated as of November 1, 2004 (the "Purchase Agreement") pursuant to which the Purchaser has agreed to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate residential mortgage loans (the "Mortgage Loans") to be delivered as whole loans (each, a "Mortgage Loan Package") on a servicing released basis; and

            WHEREAS, the Purchaser desires to have the Interim Servicer service each Mortgage Loan Package on an "actual/actual" basis during the period between the related Closing Date and the related Transfer Date (each, an "Interim Period"), the Interim Servicer desires to service and administer each related Mortgage Loan Package on behalf of the Purchaser during the related Interim Period, and the parties desire to provide the terms and conditions of such interim servicing by the Interim Servicer.

            NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and for other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                   DEFINITIONS

            Section 1.01 Definitions.

            All capitalized terms not otherwise defined herein have the respective meanings set forth in the Purchase Agreement. The following terms are defined as follows:

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

            Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04.

            Cut-off Date: The date or dates designated as such on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

            Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Interim Servicer, a copy of which is attached hereto as Exhibit 10.

            Determination Date: With respect to each Remittance Date, the 15th day (or, if such 15th day is not a Business Day, the preceding Business Day) of the month in which such Remittance Date occurs.

            Errors and Omissions Insurance Policy: An errors and omissions insurance policy to be maintained by the Interim Servicer pursuant to Section 2.12.

            Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06.

            Escrow Payment: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

            Event of Default: Any one of the conditions or circumstances enumerated in Section 11.01.

            Fidelity Bond: A fidelity bond to be maintained by the Interim Servicer pursuant to Section 2.12.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Rate Adjustment Date: With respect to each adjustable rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

            Interim Period: As defined in the recitals.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

            Monthly Remittance Advice: As defined in Section 3.01.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or Vice President and by the Treasurer or the Secretary of the Interim Servicer, and delivered to the Purchaser.

            Prime Rate: The prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal (Northeast edition).

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Principal Prepayment Period: The month preceding the month in which the related Remittance Date occurs.

            Purchase Agreement: The Mortgage Loan Purchase and Warranties Agreement between the Purchaser and the Seller related to the purchase of the Mortgage Loans dated as of the initial Cut-off Date.

            Qualified Depository: A commercial bank, a savings bank or a savings and loan association (which may be a depository affiliate of the Servicer). In any case, the Custodial Account shall be insured by the FDIC in a manner which shall provide maximum available insurance thereunder and which may be drawn on by the Servicer.

            Remittance Date: The 18th day of any month (or, if such 18th day is not a Business Day, the following Business Day).

            REO Property: A Mortgaged Property acquired by the Purchaser or its designee or the Interim Servicer on behalf of the Purchaser through foreclosure or by deed in lieu of foreclosure, as described in Section 2.15.

            Seller: As defined in the recitals to this Agreement.

            Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Interim Servicer of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage and (d) compliance with the obligations under
Section 2.08 (except with respect to any expenses incurred in connection with procuring or transferring Tax Service Contracts as provided therein).

            Servicing Fee: With respect to each Mortgage Loan subject to this Agreement, the amount of the annual fee the Purchaser shall pay to the Servicer, which shall, for each month, be equal to one-twelfth of (i) the product of the Servicing Fee Rate and (ii) the unpaid principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed, and shall be pro rated (based upon the number of days of the related month the Interim Servicer so acted as Interim Servicer relative to the total number of days in that month) for each part thereof.

            Servicing Fee Rate: With respect to each Mortgage Loan, an amount equal to 0.50% per annum.

            Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer, during the period in which the Interim Servicer is acting as servicer pursuant to this Agreement, consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser, its designee or the Custodian and copies of the Mortgage Loan Documents listed on Exhibit A to the Purchase Agreement.

            Tax Service Contract: A paid-in-full, life-of-loan tax service contract with Lareta, as described in Section 2.08 hereof.

            Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan Package, and the Interim Servicer shall cease all servicing responsibilities. Such date shall occur on the 90th day following the related Closing Date or such other day to be mutually agreed to by the Purchaser and the Interim Servicer in accordance with Section 6.02 hereof.


                                   ARTICLE II

                                    SERVICING

            Section 2.01 Interim Servicer to Act as Servicer.

            (a) From and after the related Closing Date to and including the related Transfer Date, the Interim Servicer, as an independent contractor, shall service and administer each Mortgage Loan and shall have full power and authority, acting alone, to do any and all things in connection with such servicing and administration which the Interim Servicer may deem necessary or desirable, consistent with the terms of this Agreement and with Accepted Servicing Practices. Except as set forth in this Agreement, the Interim Servicer shall service the Mortgage Loans on an "actual/actual" basis.

            Consistent with the terms of this Agreement, the Interim Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Interim Servicer's reasonable and prudent determination such waiver, modification, postponement or indulgence is not individually or in the aggregate materially adverse to the Purchaser, provided, however, that unless the Interim Servicer has obtained the prior written consent of the Purchaser, the Interim Servicer shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer or forgive the payment of principal or interest or any penalty or premium on the prepayment of principal, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. Without limiting the generality of the foregoing, the Interim Servicer shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. If reasonably required by the Interim Servicer, the Purchaser shall furnish the Interim Servicer with any powers of attorney and other documents necessary or appropriate to enable the Interim Servicer to carry out its servicing and administrative duties under this Agreement.

            In servicing and administering the Mortgage Loans, the Interim Servicer shall employ procedures (including collection procedures) and exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account, giving due consideration to Accepted Servicing Practices where such practices do not conflict with the requirements of this Agreement, and the Purchaser's reliance on the Interim Servicer. In addition, the Interim Servicer shall retain adequate personnel to effect such servicing and administration of the Mortgage Loans.

            The Interim Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Interim Servicer shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, Interim Servicer shall be under no obligation to deal with any Person with respect to this Agreement or the Mortgage Loans unless the Interim Servicer has been notified of such transfers as provided in this Section 2.01. The Purchaser may sell and transfer, in whole or in part, the Mortgage Loans, provided that no such sale and transfer shall be binding upon Interim Servicer unless such transferee shall agree in writing to be bound by the terms of this Agreement and the Purchase Agreement. Upon the execution of such writing, the Interim Servicer shall mark its books and records to reflect the ownership of the Mortgage Loans by such assignee, and the previous Purchaser shall be released from its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Purchaser and the Interim Servicer and their permitted successors, assignees and designees.

            The Servicing File retained by the Interim Servicer pursuant to this Agreement shall be appropriately marked and identified in the Interim Servicer's computer system to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The Interim Servicer shall release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Section 9 of the Purchase Agreement.

            The Interim Servicer shall forward to the Custodian or, at the request of the Purchaser, to the Purchaser or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution; provided, however, that the Interim Servicer shall provide the Custodian with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 180 days of its submission for recordation.

            In the event that such original or copy of any document submitted for recordation to the appropriate public recording office is not so delivered to the Custodian within 180 days of the related Closing Date, and in the event that the Interim Servicer does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Interim Servicer at the price and in the manner specified in Section 9 of the Purchase Agreement. The foregoing repurchase obligation shall not apply in the event that the Interim Servicer cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Interim Servicer shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an Officer's Certificate of the Interim Servicer, which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in no event be delivered later than one year following the related Closing Date.

            The Interim Servicer shall have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are serviced in accordance with Accepted Servicing Practices; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

            (b) In addition to the Interim Servicer's servicing obligations as set forth herein, the Interim Servicer shall not consent to the placement of a lien on the Mortgaged Property senior to that of the related Mortgage.

            Section 2.02 Liquidation of Mortgage Loans.

            In the event that any payment due under any Mortgage Loan and not postponed pursuant to Section 2.01 is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Interim Servicer shall take such action as (1) the Interim Servicer would take under similar circumstances with respect to a similar mortgage loan held for its own account for investment, (2) shall be consistent with Accepted Servicing Practices, and (3) the Interim Servicer shall determine prudently to be in the best interest of Purchaser. Notwithstanding the foregoing, the Interim Servicer acknowledges that certain of the Mortgage Loans have certain characteristics which may increase the likelihood of defaults under the Mortgage Notes. Therefore, the Interim Servicer shall strictly comply with the Delinquency Collection Policies and Procedures in connection with, among other things, delinquencies and environmental concerns.

            Section 2.03 Collection of Mortgage Loan Payments.

            Continuously from the related Closing Date until the related Transfer Date the Interim Servicer shall proceed diligently to collect all payments due under each of the related Mortgage Loans when the same shall become due and payable and shall take special care in ascertaining and estimating Escrow Payments and all other charges that will become due and payable with respect to the Mortgage Loans and each related Mortgaged Property, to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

            Section 2.04 Establishment of and Deposits to Custodial Account.

            The Interim Servicer shall segregate and hold all funds collected and received pursuant to the Mortgage Loans separate and apart from any of its own funds and general assets and shall establish one or more Custodial Accounts, in the form of time deposit or demand accounts, titled "Fremont Investment & Loan, in trust for Barclays Bank PLC as Purchaser of Mortgage Loans and various Mortgagors." The Custodial Account shall be established with a Qualified Depository acceptable to the Purchaser. Any funds deposited in the Custodial Account shall at all times be fully insured to the full extent permitted under applicable law. The creation of any Custodial Account shall be evidenced by a certification in the form of Exhibit 2 hereto, in the case of an account established with the Interim Servicer, or by a letter agreement in the form of
Exhibit 3 hereto, in the case of an account held by a depository other than the Interim Servicer. A copy of such certification or letter agreement shall be furnished to the Purchaser and, upon request, to any subsequent purchaser.

            The Interim Servicer shall deposit in the Custodial Account on a daily basis on or before the second Business Day following receipt thereof, the following collections received by the Interim Servicer and payments made by the Interim Servicer after the related Cut-off Date:

            (i) all payments on account of principal on the Mortgage Loans, including all Principal Prepayments;

            (ii) all payments on account of interest on the Mortgage net of the Servicing Fee;

            (iii) all Liquidation Proceeds and any amount received with respect to REO Property;

            (iv) all Insurance Proceeds including amounts required to be deposited pursuant to Section 2.10 (other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 2.14),
      Section 2.11 and 2.15;

            (v) all Condemnation Proceeds which are not applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 2.14;

            (vi) any amount required to be deposited in the Custodial Account pursuant to Section 2.01, 2.09, 2.16, 3.01, 4.01 or 4.02;

            (vii) any amounts payable in connection with the repurchase of any Mortgage Loan pursuant to Section 9 of the Purchase Agreement;

            (viii) any prepayment penalties received with respect to any Mortgage Loan; and

            (ix) any amounts required to be deposited by the Interim Servicer pursuant to Section 2.11 in connection with the deductible clause in any blanket hazard insurance policy.

            The foregoing requirements for deposit into the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, unless otherwise provided herein, payments in the nature of late payment charges and assumption fees, to the extent permitted by
Section 4.01, need not be deposited by the Interim Servicer into the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Interim Servicer and the Interim Servicer shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 2.05.

            Section 2.05 Permitted Withdrawals from Custodial Account.

            Subject to Section 3.01, on each Remittance Date, the Interim Servicer shall be entitled to funds from the Custodial Account for the following purposes:

            (i) to pay to the Interim Servicer the Servicing Fee;

            (ii) to reimburse the Interim Servicer for unreimbursed Servicing Advances (except to the extent reimbursed pursuant to Section 2.07), any accrued but unpaid Servicing Fees and for unreimbursed advances of Interim Servicer funds made pursuant to Sections 2.16 or 3.03, the Interim Servicer's right to reimburse itself pursuant to this subclause (ii) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Interim Servicer from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Interim Servicer's right thereto shall be prior to the rights of the Purchaser, except that where the Interim Servicer is required to purchase a Mortgage Loan pursuant to Section 4.02 of this Agreement, the Interim Servicer's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

            (iii) to pay the Interim Servicer any interest earned on funds deposited in the Custodial Account (all such interest to be paid monthly not later than each Remittance Date); and

            (iv) to clear and terminate the Custodial Account upon the termination of this Agreement.

            Section 2.06 Establishment of and Deposits to Escrow Account.

            The Interim Servicer shall segregate and hold all funds collected and received pursuant to a Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts, titled, "Fremont Investment & Loan, in trust for Barclays Bank PLC as Purchaser of Mortgage Loans and various Mortgagors." The Escrow Account shall be established with a Qualified Depository, in a manner which shall provide maximum available insurance thereunder. Funds deposited in the Escrow Accounts may be drawn on by the Interim Servicer in accordance with Section 2.07. The creation of any Escrow Account shall be evidenced by a certification in the form of
Exhibit 4 hereto, in the case of an account established with the Interim Servicer, or by a letter agreement in the form of Exhibit 5 hereto, in the case of an account held by a depository other than the Interim Servicer. A copy of such certification shall be furnished to the Purchaser and, upon request, to any subsequent Purchaser.

            The Interim Servicer shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

            (i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement; and

            (ii) all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property.

            The Interim Servicer shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, as set forth in Section 2.07. The Interim Servicer shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution, other than interest on escrowed funds required by law or the applicable mortgage loan documents to be paid to the Mortgagor. To the extent required by law, the Interim Servicer shall pay from its own funds interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes.

            Section 2.07 Permitted Withdrawals from Escrow Account.

            Withdrawals from the Escrow Account or Accounts may be made by the Interim Servicer only:

            (i) to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage;

            (ii) to reimburse the Interim Servicer for any Servicing Advance made by the Interim Servicer pursuant to Section 2.08 (except with respect to any expenses incurred in procuring or transferring Tax Service Contracts) with respect to a related Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

            (iii) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan or applicable federal or state law or judicial or administrative ruling;

            (iv) for transfer to the Custodial Account and application to reduce the principal balance of the Mortgage Loan in accordance with the terms of the related Mortgage and Mortgage Note;

            (v) for application to restoration or repair of the Mortgaged Property in accordance with the procedures outlined in Section 2.14;

            (vi) to pay to the Interim Servicer, or any Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

            (vii) to clear and terminate the Escrow Account on the termination of this Agreement; and

            (viii) to withdraw funds deposited in error.

            Section 2.08 Payment of Taxes, Insurance and Other Charges; Tax Service Contracts.

            With respect to each Mortgage Loan, the Interim Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents, and other charges which are or may become a lien upon the Mortgaged Property and the status of fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Interim Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage. To the extent that a Mortgage does not provide for Escrow Payments, the Interim Servicer shall determine whether any such payments are made by the Mortgagor at the time they first become due. The Interim Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payment of all such charges irrespective of each Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments, and the Interim Servicer shall make Servicing Advances to effect such payments within such time period as will avoid the loss of the related Mortgaged Property by foreclosure of a tax or other lien.

            The Interim Servicer shall ensure that each of the First Lien Loans shall be covered by a Tax Service Contract which shall be assigned to the Purchaser or the Purchaser's designee at the Interim Servicer's expense in the event that the Interim Servicer is terminated as interim servicer of the related Mortgage Loan(s) hereunder. To the extent that a First Lien Loan does not have a Tax Service Contract, the Interim Servicer shall pay the Purchaser the cost to procure a Tax Service Contract for such Mortgage Loan on the applicable Closing Date.

            Section 2.09 Protection of Accounts.

            The Interim Servicer may transfer the Escrow Account to a different Qualified Depository from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent shall not be withheld unreasonably.

            The Interim Servicer shall bear any expenses, losses or damages sustained by the Purchaser because the Escrow Account are not demand deposit accounts.

            Section 2.10 Maintenance of Hazard Insurance.

            The Interim Servicer shall cause to be maintained for each Mortgage Loan, hazard insurance such that all buildings upon the Mortgaged Property are insured by a generally acceptable insurer rated A:VI or better in the current Best's Key Rating Guide ("Best's") against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located.

            If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is, and shall continue to be, covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration as in effect with a generally acceptable insurance carrier rated A:VI or better in Best's in an amount representing coverage not less than the lesser of (i) the aggregate unpaid principal balance of the related Mortgage Loan and of any mortgage loan senior to such Mortgage Loan,
(ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended (regardless of whether the area in which such Mortgaged Property is located is participating in such program), and (iii) the full replacement value of the improvements which are part of such Mortgaged Property. If a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the National Flood Insurance Act of 1968, as amended, the Interim Servicer shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty five (45) days after such notification, the Interim Servicer shall immediately force place the required flood insurance on the Mortgagor's behalf.

            If a Mortgage is secured by a unit in a condominium project, the Interim Servicer shall verify that the coverage required of the owner's association, including hazard, flood, liability, and fidelity coverage, is being maintained in accordance with the related Underwriting Guidelines, and secure from the owner's association its agreement to notify the Interim Servicer promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security.

            The Interim Servicer shall cause to be maintained on each Mortgaged Property such other or additional insurance as may be required pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance, or as may be required to conform with Accepted Servicing Practices.

            In the event that the Purchaser or the Interim Servicer shall determine that the Mortgaged Property should be insured against loss or damage by hazards and risks not covered by the insurance required to be maintained by the Mortgagor pursuant to the terms of the Mortgage, the Interim Servicer shall communicate and consult with the Mortgagor with respect to the need for such insurance and bring to the Mortgagor's attention the desirability of protection of the Mortgaged Property.

            All policies required hereunder shall name the Interim Servicer and its successors and assigns as a mortgagee and loss payee and shall be endorsed with non contributory standard or New York mortgagee clauses which shall provide for at least 30 days prior written notice of any cancellation, reduction in amount or material change in coverage.

            The Interim Servicer shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Interim Servicer shall not accept any such insurance policies from insurance companies unless such companies are rated A:VI or better in Best's and are licensed to do business in the jurisdiction in which the Mortgaged Property is located. The Interim Servicer shall determine that such policies provide sufficient risk coverage and amounts, that they insure the property owner and that they properly describe the property address. The Interim Servicer shall furnish to the Mortgagor a formal notice of expiration of any such insurance in sufficient time for the Mortgagor to arrange for renewal coverage by the expiration date; provided, however, that in the event that no such notice is furnished by the Interim Servicer, the Interim Servicer shall ensure that replacement insurance policies are in place in the required coverages and the Interim Servicer shall be solely liable for any losses in the event coverage is not provided.

            Pursuant to Section 2.04, any amounts collected by the Interim Servicer under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the related Mortgaged Property, or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor, in accordance with the Interim Servicer's normal servicing procedures as specified in Section 2.14) shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 2.05.

            Section 2.11 [reserved].

            Section 2.12 Maintenance of Fidelity Bond and Errors and Omissions Insurance.

            The Interim Servicer shall maintain with responsible companies, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans. These policies shall insure the Interim Servicer against losses resulting from dishonest or fraudulent acts committed by the Interim Servicer's personnel, any employees of outside firms that provide data processing services for the Interim Servicer, and temporary contract employees or student interns. The Fidelity Bond shall also protect and insure the Interim Servicer against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 2.12 requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve the Interim Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Bond and insurance policy shall be at least equal to the corresponding amounts required by Accepted Servicing Practices. Upon the request of the Purchaser, the Interim Servicer shall cause to be delivered to the Purchaser a certified true copy of such Fidelity Bond and Errors and Omissions Insurance Policy and a statement from the surety and the insurer that such Fidelity Bond and Errors and Omissions Insurance Policy shall in no event be terminated or materially modified without 30 days' prior written notice to the Purchaser.

            Section 2.13 Inspections.

            The Interim Servicer shall inspect the Mortgaged Property as often as is deemed necessary by the Interim Servicer to assure itself that the value of the Mortgaged Property is being preserved. The Interim Servicer shall keep a written report of each such inspection.

            Section 2.14 Restoration of Mortgaged Property.

            The Interim Servicer need not obtain the approval of the Purchaser prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices and the terms of this Agreement. At a minimum, the Interim Servicer shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

            (i) the Interim Servicer shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

            (ii) the Interim Servicer shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics' and materialmen's liens;

            (iii) the Interim Servicer shall verify that the Mortgage Loan is not in default; and

            (iv) pending repairs or restoration, the Interim Servicer shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.

            If the Purchaser is named as an additional loss payee, the Interim Servicer is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

            Section 2.15 Title, Management and Disposition of REO Property.

            In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued in the name of the Interim Servicer or its designee, on behalf of the Purchaser, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be issued in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by the Interim Servicer from any attorney duly licensed to practice law in the state where the REO Property is located. The Person or Persons holding such title other than the Interim Servicer shall acknowledge in writing that such title is being held as nominee for the Interim Servicer, on behalf of the Purchaser.

            The Interim Servicer shall manage, conserve, protect and operate each REO Property for the Purchaser solely for the purpose of its prompt disposition and sale. The Interim Servicer, either itself or through an agent selected by the Interim Servicer, shall manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Interim Servicer shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as the Interim Servicer deems to be in the best interest of the Purchaser. The Interim Servicer shall notify the Purchaser from time to time as to the status of each REO Property.

            The Interim Servicer shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Interim Servicer determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a period longer than one year is permitted under the foregoing sentence and is necessary to sell any REO Property, (i) the Interim Servicer shall report monthly to the Purchaser as to the progress being made in selling such REO Property and (ii) if, with the written consent of the Purchaser, a purchase money mortgage is taken in connection with such sale, such purchase money mortgage shall name the Interim Servicer as mortgagee, and such purchase money mortgage shall not be held pursuant to this Agreement, but instead a separate participation agreement among the Interim Servicer and Purchaser shall be entered into with respect to such purchase money mortgage.

            The Interim Servicer shall also maintain on each REO Property fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the National Flood Insurance Act of 1968, as amended, flood insurance in the amount required in Section 2.10 hereof.

            Each REO disposition shall be carried out by the Interim Servicer at such price and upon such terms and conditions as the Interim Servicer reasonably determines to be in the best interest of the Purchaser and provided the sales price and the related terms and conditions are results of arm's-length negotiation. No REO disposition shall be effected without the prior written consent of the Purchaser. The proceeds of sale of the REO Property shall be promptly deposited in the Custodial Account. As soon as practical thereafter the expenses of such sale shall be paid and the Interim Servicer shall reimburse itself pursuant to Section 2.05 (ii) hereof, for any related unreimbursed Servicing Advances, unpaid Servicing Fees and unreimbursed advances made pursuant to this Section, and on the Remittance Date immediately following the Principal Prepayment Period in which such sale proceeds are received, the net cash proceeds of such sale remaining in the Custodial Account shall be distributed to the Purchaser; provided that such distribution shall, in any event, be made within ninety (90) days from and after the closing of the sale of such REO Property.

            With respect to each REO Property, the Interim Servicer shall hold all funds collected and received in connection with the operation of the REO Property in the Custodial Account. The Interim Servicer shall cause to be deposited on a daily basis upon the receipt thereof in each Custodial Account all revenues received with respect to the conservation and disposition of the related REO Property.

            Section 2.16 Permitted Withdrawals with Respect to REO Property.

            The Interim Servicer shall withdraw funds on deposit in the Custodial Account with respect to each related REO Property necessary for the proper operation, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 2.10 and the fees of any managing agent acting on behalf of the Interim Servicer. The Interim Servicer shall make monthly distributions on each Remittance Date to the Purchaser of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described in Section 2.15 and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

            Section 2.17 Real Estate Owned Reports.

            Together with the statement furnished pursuant to Section 2.19, the Interim Servicer shall furnish to the Purchaser on or before the Remittance Date a statement in the form of Exhibit 6 hereto with respect to any REO Property covering the operation of such REO Property for the previous month and the Interim Servicer's efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month. That statement shall be accompanied by such other information as the Purchaser shall reasonably request.

            Section 2.18 Liquidation Reports.

            Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed in lieu of foreclosure, the Interim Servicer shall submit to the Purchaser a liquidation report in the form of Exhibit 7 hereto with respect to such Mortgaged Property.

            Section 2.19 Reports of Foreclosures and Abandonments of Mortgaged Property.

            Following the foreclosure sale or abandonment of any Mortgaged Property, the Interim Servicer shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code or any successor provision thereof.

            Section 2.20 Notification of Adjustments.

            With respect to each Adjustable Rate Mortgage Loan, the Interim Servicer shall adjust the Mortgage Interest Rate on the related Interest Rate Adjustment Date and shall adjust the Monthly Payment accordingly in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. If, pursuant to the terms of the Mortgage Note, another index is selected for determining the Mortgage Interest Rate, the same index will be used with respect to each Mortgage Note which requires a new index to be selected, provided that such selection does not conflict with the terms of the related Mortgage Note. The Interim Servicer shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. The Interim Servicer shall promptly upon written request thereof, deliver to the Purchaser such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by the Interim Servicer, or any Purchaser that the Interim Servicer has failed to adjust a Mortgage Interest Rate or a Monthly Payment pursuant to the terms of the related Mortgage Note and Mortgage, the Interim Servicer shall immediately deposit in the Custodial Account from its own funds the amount of any interest loss caused the Purchaser thereby.


                                   ARTICLE III

                              PAYMENTS TO PURCHASER

            Section 3.01 Remittances.

            On or before each Determination Date, the Interim Servicer shall submit to the Purchaser the monthly remittance advice required by Section 3.02 of this Agreement (the "Monthly Remittance Advice"), setting forth the sources and uses of funds deposited by the Interim Servicer into the Custodial Account. If such Monthly Remittance Advice is determined by the Purchaser to be in order, on each Remittance Date the Purchaser shall cause all amounts deposited in the Custodial Account as of the close of business on the immediately preceding Determination Date, minus any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the first day of the month of the Remittance Date (which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts) to be remitted as follows: (i) to the Interim Servicer, amounts due to the Interim Servicer pursuant to Section 2.05, and (ii) to the Purchaser, all funds remaining in the Custodial Account. In accordance with the foregoing, any prepayment in full and any prepayment penalties shall be remitted to the Purchaser on or before the Determination Date for the month immediately following.

            With respect to any funds deposited in the Custodial Account after the second Business Day following the Business Day on which such deposit was required to be made, the Interim Servicer shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus two percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be deposited in the Custodial Account by the Interim Servicer on the date such late payment is made and shall cover the period commencing with the day following such second Business Day and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding Remittance Date. The payment by the Interim Servicer of any such interest shall not be deemed an extension of time for payment or a waiver by the Purchaser of any Event of Default.

            Section 3.02 Statements to Purchaser.

            On or before each Determination Date, the Interim Servicer shall furnish to the Purchaser a Monthly Remittance Advice, in hard copy and electronic format acceptable to the Purchaser, in the form set forth as Exhibit 8 hereto, as to the accompanying remittance and the period ending on such Determination Date and a copy of the bank statement for the Custodial Account for the immediately preceding month.

            In addition, the Interim Servicer shall furnish to Purchaser an individual loan accounting report in hard copy and electronic format, as of the last Business Day of each month, in the Purchaser's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month, which report shall contain the following:

            (i) with respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 3.01);

            (ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest and assumption fees;

            (iii) the amount of servicing compensation received by the Interim Servicer during the prior distribution period;

            (iv) the aggregate Stated Principal Balance of the Mortgage Loans;

            (v) the aggregate of any expenses reimbursed to the Servicer during the prior distribution period pursuant to Section 2.05 or 2.07; and

            (vi) the number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired.

            The Interim Servicer shall also provide a trial balance, sorted in Purchaser's assigned loan number order, in the form of Exhibit 1 hereto, with each such report.

            In addition, not more than 60 days after the end of each calendar year, commencing with the first December 31 following the initial Cut-off Date, the Interim Servicer shall furnish to each Person who was a Purchaser of the Mortgage Loans at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

            Such obligation of the Interim Servicer shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Interim Servicer pursuant to any requirements of the Internal Revenue Code as from time to time are in force.

            The Interim Servicer shall prepare and file any and all tax returns, information statements or other filings for the previous tax year and subsequent tax years required to be delivered to any governmental taxing authority or to the Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Interim Servicer shall provide the Purchaser with such information concerning the Mortgage Loans as is necessary for the Purchaser to prepare its federal income tax return as the Purchaser may reasonably request from time to time and which may be reasonably available to the Interim Servicer.

            Section 3.03 Advances by Interim Servicer.

            Except as otherwise provided herein, the Interim Servicer shall be entitled to first priority reimbursement pursuant to Section 2.05 hereof for Servicing Advances from recoveries from the related Mortgagor or from all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds and Condemnation Proceeds) with respect to the related Mortgage Loan.


                                   ARTICLE IV

                          GENERAL SERVICING PROCEDURES

            Section 4.01 Transfers of Mortgaged Property.

            Except as otherwise set forth herein, the Interim Servicer shall be required to enforce any "due-on-sale" provision contained in any Mortgage or Mortgage Note and to deny assumption by the person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage or the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Interim Servicer shall, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause applicable thereto, provided, however, that the Interim Servicer shall not exercise such rights if prohibited by law from doing so.

            If the Interim Servicer reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Interim Servicer will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 4.01, the Interim Servicer is authorized to prepare substitution of liability agreement and any other document required in connection therewith to be entered into by the Purchaser and the person to whom the Mortgaged Property has been conveyed or is to be proposed to be conveyed pursuant to which the original Mortgagor is released from liability and such Person is substituted as Mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement. If an assumption fee is collected by the Interim Servicer for entering into an assumption agreement, a portion of such fee, up to an amount equal to one-half of one percent (0.5%) of the outstanding principal balance of the related Mortgage Loan, will be retained by the Interim Servicer as additional servicing compensation, and any portion thereof in excess of one-half of one percent (0.5%) shall be deposited in the Custodial Account for the benefit of the Purchaser. In connection with any such assumption, neither the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan nor the outstanding principal amount of the Mortgage Loan shall be changed.

            To the extent that any Mortgage Loan is assumable, the Interim Servicer shall inquire diligently into the creditworthiness of the proposed transferee, and shall use the Underwriting Guidelines for approving the credit of the proposed transferee which are used by the Interim Servicer with respect to underwriting mortgage loans of the same type as the Mortgage Loans. If the credit of the proposed transferee does not meet such Underwriting Guidelines, the Interim Servicer diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan.

            Section 4.02 Satisfaction of Mortgages and Release of Mortgage
Files.

            Upon the payment in full of any Mortgage Loan, or the receipt by the Interim Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Interim Servicer shall notify the Purchaser in the Monthly Remittance Advice as provided in Section 3.02, and may request the release of any Mortgage Loan Documents from the Purchaser in accordance with this Section 4.02 hereof. Such Mortgage Note shall be held by the Interim Servicer, in trust, for the purpose of canceling such Mortgage Note and delivering the cancelled Mortgage Note to the Mortgagor in a timely manner as and to the extent provided under applicable state law. If the Mortgage has been recorded in the name of MERS or its designee, the Interim Servicer shall take all necessary action to effect the release of the Mortgage Loan on the records of MERS.

            If the Interim Servicer satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage or should the Interim Servicer otherwise prejudice any rights the Purchaser may have under the mortgage instruments, upon written demand of the Purchaser, the Interim Servicer shall purchase the related Mortgage Loan at the Repurchase Price by deposit thereof in the Custodial Account within 2 Business Days of receipt of such demand by the Purchaser. The Interim Servicer shall maintain a Fidelity Bond and Errors and Omissions Insurance Policy as provided for in Section 2.12 insuring the Interim Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

            Section 4.03 Servicing Compensation.

            As consideration for servicing the Mortgage Loans during the period from each Closing Date up to but not including the related Transfer Date, the Interim Servicer shall withdraw the Servicing Fee with respect to each Mortgage Loan from the Custodial Account pursuant to Section 2.05 hereof or may retain such amounts from deposits therein. Such Servicing Fee shall be payable monthly on the Mortgage Loans subject to this Agreement. The Servicing Fee shall be pro-rated when servicing is for less than one month. The obligation of the Purchaser to pay, and the Interim Servicer's right to withdraw, the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under Section 2.05. The Interim Servicer recognizes that to the extent it does not recover all accrued but unpaid Servicing Fees under
Section 4.03, the Purchaser shall not have any liability with respect to such shortfalls other then to require payment of such fees by any successor servicer following a servicing transfer.

            Additional servicing compensation in the form of assumption fees, to the extent provided in Section 4.01, and late payment charges shall be retained by the Interim Servicer to the extent not required to be deposited in the Custodial Account. The Interim Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement thereof except as specifically provided for herein.

            Section 4.04 Annual Statement as to Compliance.

            In the event that the Interim Servicer continues to service any Mortgage Loan following a Securitization Transfer, the Interim Servicer shall deliver to the Purchaser, on or before March 10th each year beginning March 10, 2005, and on the final Transfer Date an Officer's Certificate, stating that (i) a review of the activities of the Interim Servicer during the preceding calendar year and of performance under this Agreement has been made under such officer's supervision, and (ii) the Interim Servicer has complied fully with the provisions of Article II and Article IV, and (iii) to the best of such officer's knowledge, based on such review, the Interim Servicer has fulfilled all its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by the Interim Servicer to cure such default.

            Section 4.05 Annual Independent Public Accountants' Servicing
Report.

            In the event that the Interim Servicer continues to service any Mortgage Loan following a Securitization Transfer, on or before March 10th of each year beginning March 10, 2005, the Interim Servicer, at its expense, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to each Purchaser to the effect that such firm has examined certain documents and records relating to the servicing of the Mortgage Loans during the preceding calendar year and this Agreement and that such firm is of the opinion that the provisions of Article II and Article III have been complied with, and that, on the basis of such examination conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers, nothing has come to their attention which would indicate that such servicing has not been conducted in compliance therewith, except for such exceptions as such firm shall believe to be immaterial.

            Section 4.06 Right to Examine Interim Servicer Records.

            The Purchaser shall have the right to examine and audit any and all of the books, records, or other material information of the Interim Servicer, whether held by the Interim Servicer or by another on its behalf, with respect to or concerning this Agreement or the Mortgage Loans, during business hours or at such other times as may be reasonable under applicable circumstances, upon reasonable advance notice.

            Section 4.07 Compliance with Gramm-Leach-Bliley Act of 1999.

            With respect to each Mortgage Loan and the related Mortgagor, the Interim Servicer shall comply with Title V of the Gramm-Leach-Bliley Act of 1999 and all applicable regulations promulgated thereunder, and shall provide all notices required thereunder.


                                   ARTICLE V

                          INTERIM SERVICER TO COOPERATE

            Section 5.01 Provision of Information.

            During the term of this Agreement, the Interim Servicer shall furnish to the Purchaser such periodic, special, or other reports or information, whether or not provided for herein, as shall be necessary, reasonable, or appropriate with respect to the Purchaser or the purposes of this Agreement. All such reports or information shall be provided by and in accordance with all reasonable instructions and directions which the Purchaser may give.

            The Interim Servicer shall execute and deliver all such instruments and take all such action as the Purchaser may reasonably request from time to time, in order to effectuate the purposes and to carry out the terms of this Agreement.

            Section 5.02 Financial Statements; Servicing Facilities.

            In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the corporate group that includes the Interim Servicer for the most recently completed two fiscal years for which such statements are available, as well as an Income Statement at the end of the last two fiscal years. The Interim Servicer also shall make available any comparable interim statements to the extent any such statements have been prepared by or on behalf of the corporate group that includes the Interim Servicer (and are available upon request to the public at large). The Interim Servicer shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

            The Interim Servicer shall make available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting the Interim Servicer or the financial statements of the corporate group that includes the Interim Servicer, and to permit any prospective purchaser to inspect the Interim Servicer's servicing facilities for the purpose of satisfying such prospective purchaser that the Interim Servicer has the ability to service the Mortgage Loans as provided in this Agreement.


                                   ARTICLE VI

                                   TERMINATION

            Section 6.01 [reserved].

            Section 6.02 Termination Upon Transfer of Servicing.

            (a) Termination Procedures. The Purchaser shall terminate this Agreement and transfer the servicing from the Interim Servicer with respect to any Mortgage Loan on such Transfer Date as the Purchaser shall inform the Interim Servicer by providing written notice to the Interim Servicer at least 10 days prior to the related Transfer Date of its intent to transfer the servicing of the related Mortgage Loans from the Interim Servicer on the related Transfer Date, provided that, in any event, the Interim Servicer shall be given timely notice to allow the Interim Servicer to notify the related mortgagors of the transfer of servicing in accordance with the requirements of the RESPA and the Cranston Gonzalez National Affordable Housing Act of 1990. On or before the related Transfer Date specified by the Purchaser in accordance with this paragraph (a) for the transfer of servicing from the Interim Servicer, the Interim Servicer shall prepare, execute and deliver to the successor entity designated by the Purchaser any and all documents and other instruments, place in such successor's possession all Mortgage Loan Documents necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the related Mortgage Loans and related documents, at the Interim Servicer's sole expense. The Interim Servicer shall cooperate fully with the Purchaser and such successor in effecting the termination of the Interim Servicer's responsibilities and rights hereunder.

            (b) Transfer Procedures. On or prior to the applicable Transfer Date, the Interim Servicer shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

            (i) Notice to Mortgagors. The Interim Servicer shall mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Interim Servicer shall provide the Purchaser with copies of all such related notices no later than the Transfer Date.

            (ii) Notice to Taxing Authorities and Insurance Companies. The Interim Servicer shall transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the Transfer Date. The Interim Servicer shall provide the Purchaser with copies of all such notices no later than the Transfer Date.

            (iii) Delivery of Servicing Records. The Interim Servicer shall forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related Mortgage Loan.

            (iv) Escrow Payments. The Interim Servicer shall provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Interim Servicer shall provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Interim Servicer shall wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

            (v) Payoffs and Assumptions. The Interim Servicer shall provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related Cut-off Date to the Transfer Date.

            (vi) Mortgage Payments Received Prior to Transfer Date. Prior to the Transfer Date all payments received by the Interim Servicer on each related Mortgage Loan shall be properly applied to the account of the particular Mortgagor.

            (vii) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Interim Servicer after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt or by wire transfer on the next succeeding Business Day. The Interim Servicer shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Interim Servicer forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Interim Servicer shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Interim Servicer after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Interim Servicer shall comply with the foregoing requirements with respect to all Monthly Payments received after the Transfer Date.

            (viii) Misapplied Payments. Misapplied payments shall be processed as follows:

                  (A) All parties shall cooperate in correcting misapplication errors;

                  (B) The party receiving notice of a misapplied payment
            occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

                  (C) If a misapplied payment which occurred prior to the
            Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Interim Servicer shall be liable for the amount of such shortage. The Interim Servicer shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

                  (D) Any check issued hereunder shall be accompanied by a
            statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

            (ix) Books and Records. On the Transfer Date, the books, records and accounts of the Interim Servicer with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

            (x) Reconciliation. The Interim Servicer shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Interim Servicer and the Purchaser as appropriate.

            (xi) IRS Forms. The Interim Servicer shall file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Interim Servicer shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Interim Servicer's failure to comply with this paragraph.

            Except as otherwise provided in this Agreement, on the related Transfer Date for each Mortgage Loan, this Agreement, except for Articles VI, VIII, IX and X which shall survive the related Transfer Date, shall terminate with respect to such Mortgage Loan.

            (c) Mortgage Loans in Foreclosure. The servicing with respect to Mortgage Loans in foreclosure on or before the related Transfer Date shall not be transferred from the Interim Servicer to the Purchaser or the successor servicer, as the case may be, and such Mortgage Loans shall continue to be serviced by the Interim Servicer pursuant to the terms of this Agreement. However, if the Purchaser so elects, the Purchaser may waive the provisions of this paragraph (b) and accept transfer of servicing of such Mortgage Loans and all amounts received by the Interim Servicer thereunder.

            (d) Servicing Advances. On the related Transfer Date, the Purchaser shall cause the successor servicer to reimburse the Interim Servicer for any unreimbursed Servicing Advances with respect to any Mortgage Loan. This Section 6.02(d) shall survive each Transfer Date.


                                  ARTICLE VII

                                BOOKS AND RECORDS

            Section 7.01 Possession of Servicing Files Prior to the Related Transfer Date.

            Prior to the related Transfer Date, the contents of each Servicing File are and shall be held in trust by the Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer shall maintain in the Servicing File a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The possession of the Servicing File by the Interim Servicer is at the will of the Purchaser for the sole purpose of servicing the related Mortgage Loan, pursuant to this Agreement, and such retention and possession by the Interim Servicer is in its capacity as Servicer only and at the election of the Purchaser. The Interim Servicer shall release its custody of the contents of any Servicing File only in accordance with written instructions from the Purchaser, unless such release is required as incidental to the Interim Servicer's servicing of the Mortgage Loans pursuant to this Agreement, or is in connection with a repurchase of any Mortgage Loan pursuant to Section 9 of the Purchase Agreement.

            The Interim Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Interim Servicer shall maintain in its possession, available for inspection by the Purchaser or its designee, and shall deliver to the Purchaser or its designee upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports as required by Section 2.13.

            The Interim Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Interim Servicer shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Interim Servicer shall be under no obligation to deal with any person with respect to this Agreement or the Mortgage Loans unless the books and records show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell or transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Interim Servicer unless such transferee shall agree in writing to be bound by the terms of this Agreement and of the assignment and assumption of this Agreement executed by the transferee shall have been delivered to the Interim Servicer. The Purchaser also shall advise the Interim Servicer of the transfer. Upon receipt of notice of the transfer, the Interim Servicer shall cause its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Purchaser from its obligations hereunder with respect to the Mortgage Loans sold or transferred.


                                  ARTICLE VIII

                         INDEMNIFICATION AND ASSIGNMENT

            Section 8.01 Indemnification.

            The Interim Servicer agrees to indemnify and hold the Purchaser and any successor servicer and their respective present and former directors, officers, employees and agents harmless from any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses (including, without limitation, any legal fees and expenses, judgments or expenses relating to such liability, claim, loss or damage) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the Interim Servicer's failure:

            (a) to observe and perform any or all of Interim Servicer's duties, obligations, covenants, agreements, warranties or representations contained in this Agreement or in the Purchase Agreement; or

            (b) to comply with all applicable requirements contained in this Agreement or the Purchase Agreement with respect to the servicing of the Mortgage Loan and the transfer of Servicing Rights.

            The Interim Servicer immediately shall notify the Purchaser if a claim is made by a third party with respect to this Agreement. For purposes of this Section, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

            Promptly after receipt by an indemnified party under this Section
8.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 8.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 8.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless
(i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

            Section 8.02 Limitation on Liability of Interim Servicer and Others.

            Neither the Interim Servicer nor any of the directors, officers, employees or agents of the Interim Servicer shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment, provided, however, that this provision shall not protect the Interim Servicer or any such person against any breach of warranties or representations made herein, its own gross negligence, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Agreement. The Interim Servicer and any director, officer, employee or agent of the Interim Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Interim Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expense or liability, provided, however, that the Interim Servicer may, with the prior written consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the Interim Servicer shall be entitled to reimbursement from the Purchaser of the reasonable legal expenses and costs of such action.

            Section 8.03 Limitation on Resignation and Assignment by Interim Servicer.

            The Purchaser has entered into this Agreement with the Interim Servicer and subsequent purchasers will purchase the Mortgage Loans in reliance upon the independent status of the Interim Servicer, and the representations as to the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof. Therefore, the Interim Servicer shall not assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion hereof or sell or otherwise dispose of all or substantially all of its property or assets without the prior written consent of the Purchaser, which consent shall be granted or withheld in the sole discretion of the Purchaser.

            The Interim Servicer shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Interim Servicer and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Interim Servicer. Any such determination permitting the resignation of the Interim Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Interim Servicer's responsibilities and obligations hereunder in the manner provided in Section 6.02.

            Without in any way limiting the generality of this Section 8.03, in the event that the Interim Servicer either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement upon notice given as set forth in Section 6.02, without any payment of any penalty or damages and without any liability whatsoever to the Interim Servicer or any third party.

            Section 8.04 Assignment by Purchaser.

            The Purchaser shall have the right, without the consent of the Interim Servicer, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder; provided, however, the Purchaser shall only be allowed to assign or transfer this Agreement three (3) times per Mortgage Loan Package. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Interim Servicer acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Interim Servicer with respect thereto. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee with respect to such Mortgage Loans.

            Section 8.05 Merger or Consolidation of the Interim Servicer.

            The Interim Servicer will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement. Any Person into which the Interim Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Interim Servicer shall be a party, or any Person succeeding to the business of the Interim Servicer, shall be the successor of the Interim Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution whose deposits are insured by FDIC or a company whose business includes the origination and servicing of mortgage loans and shall have a tangible net worth not less than $30,000,000.


                                   ARTICLE IX

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

            As of each Closing Date, the Purchaser warrants and represents to, and covenants and agrees with, the Interim Servicer as follows:

            Section 9.01 Authority and Capacity.

            The execution, delivery and performance by the Purchaser of this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement constitutes a legal, valid and enforceable obligation of the Purchaser.


                                   ARTICLE X

               REPRESENTATIONS AND WARRANTIES OF INTERIM SERVICER

            As of each Closing Date, the Interim Servicer warrants and represents to, and covenants and agrees with, the Purchaser as follows:

            Section 10.01 Due Organization and Authority.

            The Interim Servicer is a corporation, validly existing and in good standing under the laws of the State of California and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Interim Servicer, and in any event the Interim Servicer is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan in accordance with the terms of this Agreement; the Interim Servicer has the full power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments or transfer to be delivered pursuant to this Agreement) by the Interim Servicer and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of the Interim Servicer; and all requisite corporate action has been taken by the Interim Servicer to make this Agreement valid and binding upon the Interim Servicer in accordance with its terms;

            Section 10.02 Ordinary Course of Business.

            The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Interim Servicer.

            Section 10.03 No Conflicts.

            Neither the execution and delivery of this Agreement, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Interim Servicer's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Interim Servicer is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Interim Servicer or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans, or impair the value of the Mortgage Loans.

            Section 10.04 Ability to Service.

            The Interim Servicer is an approved servicer of residential mortgage loans with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is in good standing to enforce and sell mortgage loans to and service mortgage loans in the jurisdiction wherein the Mortgaged Properties are located.

            Section 10.05 Ability to Perform.

            The Interim Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.

            Section 10.06 No Litigation Pending.

            There is no action, suit, proceeding or investigation pending or to the best of its knowledge threatened against the Interim Servicer, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Interim Servicer, or in any material impairment of the right or ability of the Interim Servicer to carry on its business substantially as now conducted, or in any material liability on the part of the Interim Servicer, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Interim Servicer contemplated herein, or which would be likely to impair materially the ability of the Interim Servicer to perform under the terms of this Agreement.

            Section 10.07 No Consent Required.

            No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Interim Servicer of or compliance by the Interim Servicer with this Agreement or the servicing of the Mortgage Loans as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the Closing Date.

            Section 10.08 No Untrue Information.

            Neither this Agreement nor any statement, report or other document furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of fact.

            Section 10.09 Reasonable Servicing Fee.

            The Interim Servicer acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Purchase Agreement.

            Section 10.10 Credit Reporting.

            The Interim Servicer will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. Additionally, the Interim Servicer agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off for each Mortgage Loan.

            Section 10.11 Mortgage Loans with Prepayment Premiums.

            With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity, notwithstanding any state or federal law to the contrary, the Interim Servicer shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the related Mortgagor's default in making the Mortgage Loan payments.


                                   ARTICLE XI

                                     DEFAULT

            Section 11.01 Events of Default.

            The following shall constitute an Event of Default under this Agreement on the part of the Interim Servicer:

            (a) any failure by the Interim Servicer to remit to the Purchaser any payment required to be made under the terms of this Agreement; or

            (b) the failure by the Interim Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Interim Servicer set forth in this Agreement or in the Custodial Agreement which continues unremedied for a period of 30 days (except that such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement and such number of days shall be five in the case of a failure to deliver any reports required to be delivered to the Purchaser hereunder); or

            (c) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Interim Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

            (d) the Interim Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Interim Servicer or of or relating to all or substantially all of its property; or

            (e) the Interim Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

            (f) the Interim Servicer attempts to assign its right to servicing compensation hereunder or the Interim Servicer attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

            (g) the Interim Servicer fails to maintain its license, if required, to do business or service residential mortgage loans in any jurisdiction where the Mortgaged Properties are located.

            In each and every such case, so long as an Event of Default shall not have been remedied, in addition to whatsoever rights the Purchaser may have at law or equity to damages, including injunctive relief and specific performance, the Purchaser, by notice in writing to the Interim Servicer, may terminate without compensation all the rights and obligations of the Interim Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof.

            Upon receipt by the Interim Servicer of such written notice, all authority and power of the Interim Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 6.02. Upon written request from the Purchaser, the Interim Servicer shall prepare, execute and deliver any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Interim Servicer's sole expense. The Interim Servicer agrees to cooperate with the Purchaser and such successor in effecting the termination of the Interim Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Interim Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

            Section 11.02 Waiver of Defaults.

            The Purchaser may waive any default by the Interim Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.


                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

            Section 12.01 Notices.

            All demands, notices and communications hereunder shall be in writing and shall be given via e-mail, facsimile transmission or registered or certified mail to the person at the address set forth below:

            (i) if to the Interim Servicer:

                 Fremont Investment & Loan
                 2727 East Imperial Highway
                 Brea, Califorinia 92821
                 Attention:  Senior Vice President - Finance
                 Fax:
                 Email:

            (ii) if to the Purchaser:

                 Barclays Bank PLC
                 222 Broadway
                 New York, New York 10038
                 Attention:  Glenn Pearson
                 Fax:  212-412-1006
                 E-mail:  glenn.pearson@barclayscapital.com

                 with a copy to:

                 Barclays Bank PLC
                 200 Park Avenue
                 New York, New York 10166
                 Attention:  Paul Menefee
                 Fax:  212-412-6846
                 E-mail:  paul.menefee@barclayscapital.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            Section 12.02 Waivers.

            Either the Interim Servicer or the Purchaser may upon consent of all parties, by written notice to the others:

            (a) Waive compliance with any of the terms, conditions or covenants required to be complied with by the others hereunder; and

            (b) Waive or modify performance of any of the obligations of the others hereunder.

            The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

            Section 12.03 Entire Agreement; Amendment.

            This Agreement constitutes the entire agreement between the parties with respect to servicing of the Mortgages during the Interim Period. This Agreement may be amended and any provision hereof waived, but, only in writing signed by the party against whom such enforcement is sought.

            Section 12.04 Execution; Binding Effect.

            This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Sections 8.03 and 8.04, this Agreement shall inure to the benefit of and be binding upon the Interim Servicer and the Purchaser and their respective successors and assigns.

            Section 12.05 Headings.

            Headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

            Section 12.06 Relationship of Parties.

            Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties. The duties and responsibilities of the Interim Servicer shall be rendered by it as an independent contractor and not as an agent of the Purchaser. The Interim Servicer shall have full control of all of its acts, doings, proceedings, relating to or requisite in connection with the discharge of its duties and responsibilities under this Agreement.

            Section 12.07 Severability of Provisions.

            Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

            Section 12.08 Recordation of Assignments of Mortgage.

            Other than in connection with a MERS Designated Mortgage Loan, to the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Purchaser or the Purchaser's designee, but in any event, at the Interim Servicer's expense for a single recordation relating to each Assignment of Mortgage in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

            Section 12.09 Exhibits.

            The exhibits to this Agreement are hereby incorporated and made a part hereof and are integral parts of this Agreement.

            Section 12.10 Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            Section 12.11 No Solicitation.

            From and after the Closing Date, the Interim Servicer agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Interim Servicer's behalf, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Interim Servicer shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Interim Servicer or any affiliate of the Interim Servicer which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 12.11.

            Section 12.12 [reserved].

            Section 12.13 Governing Law Jurisdiction; Consent to Service of Process.

            THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE INTERIM SERVICER IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

            Section 12.14 Waiver of Trial by Jury.

            THE INTERIM SERVICER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date and year first above written.

                                       BARCLAYS BANK PLC


                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________

                                       FREMONT INVESTMENT & LOAN


                                       By:____________________________________
                                          Name:
                                          Title:

                                    EXHIBIT 1

                                  TRIAL BALANCE

                                    EXHIBIT 2

                         CUSTODIAL ACCOUNT CERTIFICATION

                                          ------------- -, ----

            The Interim Servicer hereby certifies that it has established the account described below as a Custodial Account pursuant to Section 2.04 of the Interim Servicing Agreement, dated as of November 1, 2004, between the Interim Servicer and Barclays Bank PLC.

            All initially capitalized terms used herein shall have the meanings ascribed to them in the above-referenced Interim Servicing Agreement.

Title of Account:           "Fremont Investment & Loan, in trust for Barclays
                            Bank PLC as Purchaser of Mortgage Loans and various
                            Mortgagors."

Account Number:             ______________________________

Address of office or
branch of the Interim
Servicer at which Account
is maintained:              ______________________________



                                            -----------------------------
                                                  Interim Servicer


                                       By:____________________________________

                                       Name:__________________________________

                                       Title:_________________________________

                                       Date:__________________________________

                                    EXHIBIT 3

                       CUSTODIAL ACCOUNT LETTER AGREEMENT

                                                         ------------- -, ----

To:
   ------------------------------

   ------------------------------

   ------------------------------
   (the "Depository")

            As Interim Servicer under the Interim Servicing Agreement, dated as of November 1, 2004, (the "Agreement"), between the Interim Servicer and Barclays Bank PLC, we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 2.04 of the Agreement, to be designated "Fremont Investment & Loan, in trust for Barclays Bank PLC as Purchaser of Mortgage Loans and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Interim Servicer. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

            All initially capitalized terms used herein shall have the meanings ascribed to them in the above-referenced Agreement.


                                         ----------------------------------
                                                  Interim Servicer

                                       By:____________________________________

                                       Name:__________________________________

                                       Title:_________________________________

                                       Date:__________________________________

            The undersigned, as Depository, hereby certifies that the above described account has been established under Account Number __________, at the office of the Depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured by the Federal Deposit Insurance Corporation.


                                           ------------------------------
                                                     Depository

                                       By:____________________________________

                                       Name:__________________________________

                                       Title:_________________________________

                                       Date:__________________________________

                                    EXHIBIT 4

                          ESCROW ACCOUNT CERTIFICATION

                                                         ------------- -, ----

            ________________________ hereby certifies that it has established the account described below as an Escrow Account pursuant to Section 2.06 of the Interim Servicing Agreement, dated as of November 1, 2004, between the Interim Servicer and Barclays Bank PLC.

            All initially capitalized terms used herein shall have the meanings ascribed to them in the above-referenced Interim Servicing Agreement.

Title of Account:           "Fremont Investment & Loan, in trust for Barclays
                            Bank PLC as Purchaser of Mortgage Loans and various
                            Mortgagors."

Account Number:             ______________________________

Address of office or
branch of the Interim
Servicer at which Account
is maintained:              ______________________________


                                          ---------------------------------
                                                  Interim Servicer


                     By:____________________________________
                                      Name:
                                     Title:

                                    EXHIBIT 5

                         ESCROW ACCOUNT LETTER AGREEMENT

                                                        -------------- -, ----

To:
   ------------------------------

   ------------------------------

   ------------------------------
   (the "Depository")

            As Interim Servicer under the Interim Servicing Agreement, dated as of November 1, 2004, (the "Agreement"), between the Interim Servicer and Barclays Bank PLC, we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 2.06 of the Agreement, to be designated as "Fremont Investment & Loan, in trust for Barclays Bank PLC as Purchaser of Mortgage Loans and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Interim Servicer. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

            All initially capitalized terms used herein shall have the meanings ascribed to tem in the above-referenced Agreement.


                                           ------------------------------
                                                  Interim Servicer

                                       By:____________________________________

                                       Name:__________________________________

                                       Title: ________________________________

                                       Date:__________________________________

            The undersigned, as Depository, hereby certifies that the above described account has been established under Account Number ______, at the office of the Depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured by the Federal Deposit Insurance Corporation.


                                              -------------------------
                                                     Depository

                                       By:____________________________________

                                       Name:__________________________________

                                       Title: ________________________________

                                       Date:__________________________________

                                    EXHIBIT 6

                     FORM OF MONTHLY REO PROPERTY STATEMENT

                                    EXHIBIT 7

                           FORM OF LIQUIDATION REPORT

                                    EXHIBIT 8

                        FORM OF MONTHLY REMITTANCE ADVICE

                                    EXHIBIT 9

               FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

            This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of November 1, 2004, among [________________] (the "Depositor"), a [______________] corporation (the "Depositor"), Barclays Bank PLC, a public limited company registered in England and Wales under company number 1026167, ("Barclays") and Fremont Investment & Loan, a California corporation (the "Servicer").

                             W I T N E S S E T H:
                             - - - - - - - - - -

            WHEREAS, the Depositor is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the Prospectus Supplement to the Prospectus, [________________] (the "Prospectus Supplement"), relating to [________________] Certificates (the "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the "P&S"), among the Depositor, as depositor, [________________], as master servicer (the "Master Servicer"), and [________________], as trustee (the "Trustee");

            WHEREAS, as an inducement to the Depositor to enter into the P&S, and [____________________] (the "Underwriter[s]") to enter into the Underwriting Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

            WHEREAS, Barclays purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") pursuant to a Mortgage Loan Purchase and Warranties Servicing Agreement, dated as of November 1, 2004 (the "Purchase Agreement"), by and between Barclays and Seller; and

            WHEREAS, pursuant to Section 13 of the Purchase Agreement, the Seller has agreed to provide indemnification for certain information.

            NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Depositor, Barclays and the Servicer agree as follows:

            1. Indemnification and Contribution.

            (a) The Servicer agrees to indemnify and hold harmless the Depositor, Barclays, the Underwriter[s] and their respective affiliates and their respective present and former directors, officers, employees and agents and each person, if any, who controls the Depositor, Barclays, the Underwriter[s] or such affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement or in the Comp Materials or any omission or alleged omission to state in the Prospectus Supplement or in the Comp Materials a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement or the Comp Materials and agrees to reimburse the Depositor, Barclays, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Servicer shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Servicer Information. The foregoing indemnity agreement is in addition to any liability which Servicer may otherwise have to the Depositor, Barclays, the Underwriter[s], their affiliates or any such director, officer, employee, agent or controlling person of the Depositor, Barclays, the Underwriter[s] or their respective affiliates.

            As used herein:

            "Servicer Information" means any information relating to Servicer, the Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement or the Computational Materials.

            The terms "Collateral Term Sheet" and "Structural Term Sheet" shall have the respective meanings assigned to them in the February 13, 1995 letter (the "PSA Letter") of Cleary, Gottlieb, Steen & Hamilton on behalf of the Public Securities Association (which letter, and the SEC staff's response thereto, were publicly available February 17, 1995). The term "Collateral Term Sheet" as used herein includes any subsequent Collateral Term Sheet that reflects a substantive change in the information presented. The term "Computational Materials" has the meaning assigned to it in the May 17, 1994 letter (the "Kidder letter" and, together with the PSA Letter, the "No-Action Letters") of Brown & Wood on behalf of Kidder, Peabody & Co., Inc. (which letter, and the SEC staff's response thereto, were publicly available May 20, 1994). The term "Comp Materials" as used herein means collectively Collateral Term Sheets, Structural Term Sheet and Computational Materials relating to the Certificates or the transaction contemplated by the Prospectus Supplement.

            (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

            If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel; or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

            Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

            Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

            (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

            (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by the Depositor, Barclays, the Underwriter[s], their respective affiliates, directors, officers, employees or agents or any person controlling the Depositor, Barclays, the Underwriter[s] or any such affiliate, and (iii) acceptance of and payment for any of the Offered Certificates.

            2. Representations and Warranties. Servicer represents and warrants that:

            (i) Servicer is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Servicer is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Servicer;

            (ii) Servicer is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

            (iii) the execution, delivery and performance of this Agreement by Servicer will not violate any provision of any existing law or regulation or any order decree of any court applicable to Servicer or any provision of the charter or bylaws of Servicer, or constitute a material breach of any mortgage, indenture, contract or other agreement to which Servicer is a party or by which it may be bound;

            (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Servicer, threatened against Servicer or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Servicer;

            (v) Servicer has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Servicer enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder; and

            (vi) this Agreement has been duly executed and delivered by Servicer.

            3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Servicer, will be mailed, delivered or telegraphed and confirmed to Fremont Investment & Loan, 1065 N. Pacificenter Drive, Anaheim, California 92806, Attention: [_____________]; if sent to Barclays, will be mailed, delivered or telegraphed and confirmed to Barclays Bank PLC, 200 Park Avenue, New York, New York 10166, Attention:
[________________]; if to the Depositor, will be mailed, delivered or telegraphed and confirmed to [____________________]; or if to the Underwriter[s], will be mailed, delivered or telegraphed and confirmed to [______________________].

            4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this __th day of [_____________].

                                       [DEPOSITOR]




                                       By:
                                          -----------------------------------
                                       Name:
                                       Title:

                                       BARCLAYS BANK PLC


                                       By:
                                          -----------------------------------
                                          Name:
                                          Title:

                                       FREMONT INVESTMENT & LOAN



                                       By:
                                          -----------------------------------
                                          Name:
                                          Title:

                                   EXHIBIT 10

                  DELINQUENCY COLLECTION POLICIES AND PROCEDURE